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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
--------------------------------X

In re                              :
                                        Chapter 11 Case No.
THE LESLIE FAY COMPANIES,          :    93 B 41724 et seq. (TLB)
INC., et al.,                           Jointly Administered
                                   :
               Debtors.
                                   :

--------------------------------X







                 DISCLOSURE STATEMENT FOR AMENDED JOINT PLAN OF
                REORGANIZATION FOR DEBTORS PURSUANT TO CHAPTER 11
                  OF THE UNITED STATES BANKRUPTCY CODE PROPOSED
                       BY DEBTORS AND CREDITORS' COMMITTEE
                -------------------------------------------------







WEIL, GOTSHAL & MANGES LLP               WACHTELL, LIPTON, ROSEN & KATZ
Attorneys for Debtors and                Attorneys for the Official
  Debtors in Possession                  Committee of Unsecured Creditors
767 Fifth Avenue                           of The Leslie Fay Companies, Inc.
New York, New York  10153                51 West 52nd Street
(212) 310-8000                           New York, New York 10019
                                         (212) 403-1000

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                                TABLE OF CONTENTS

                                                                   Page

         I.    INTRODUCTION........................................   1
               A.   General........................................   1

         II.   OVERVIEW OF PLAN....................................   3
               A.   Summary of Classification and Treatment of
                      Claims and Equity Interests Under the Plan...   5

         III.  GENERAL INFORMATION.................................  10
               A.   Description of the Businesses..................  10
               B.   Description of Businesses......................  12
                    1.   The Debtors' Businesses...................  12
                    2.   Principal Non-Debtor Subsidiaries of
                           The Leslie Fay Companies, Inc...........  13
                    3.   Other Affiliates of The Leslie Fay
                           Companies, Inc..........................  13
               C.   Historical Background..........................  14

         IV.   DEBTORS' CHAPTER 11 CASES...........................  14
               A.   Events Leading to the Filing of the
                      Chapter 11 Cases.............................  14
                    1.   Working Capital Financing and
                           Trade Support...........................  14
                    2.   The Accounting Irregularities and
                           Commencement of the Audit Committee
                           Investigation...........................  15
                    3.   The Liquidity Problem.....................  15
                    4.   The Interim Credit Facility and
                           Liquidity Crisis........................  16
               B.   Events During the Chapter 11 Cases.............  17
                    1.   Appointment of Unsecured Creditors'
                           Committee and Equity Committee..........  17
                    2.   Stabilization of Businesses...............  18
                    3.   International Ladies' Garment Workers
                           Union and Union of Needletrades,
                           Industrial and Textile Employees
                           Matters.................................  22
                    4.   Exclusivity Extensions....................  24
                    5.   Conduct and Completion of Audit
                           Committee Investigation and Issuance
                           of Financial Statements.................  24
                    6.   Appointment of Independent Examiner.......  25
                    7.   Bar Dates and Summary of Claims...........  26
                    8.   Settlement of Claims with Internal
                           Revenue Service and United States
                           Customs Service.........................  27
                    9.   The Leslie Fay Companies, Inc. Retire-
                           ment Plan...............................  28
                    10.  The Development and Implementation
                           of Business Plans and Consolidation
                           of Operations...........................  28
                    11.  Development of Outline of Proposed
                           Reorganization Plan.....................  32
                    12.  Efforts to Market and Sell the Core
                           Businesses and Development of
                           Modified Business Plan..................  32
               C.   Pending Litigation and Other Legal
                      Proceedings..................................  33
                    1.   Class Action..............................  33
                    2.   Derivative Action.........................  33
                    3.   Governmental Investigations...............  33
                    4.   Leslie Fay v. BDO Seidman & Co............  34
                    5.   Leslie Fay v. Corporate Property
                           Associates 3............................  34
                    6.   Civil Rights Actions and Administra-
                           tive Proceedings........................  35
                    7.   Preference Actions........................  35
                    8.   Other Significant Litigation..............  35

         V.    THE JOINT PLAN OF REORGANIZATION....................  36
               A.   Introduction...................................  36
               B.   Analysis of Claims Against the Debtors.........  36
               C.   Transactions Among Intercompany Affiliates.....  39
               D.   Classification and Treatment of Claims
                      and Equity Interests Under the Plan..........  40


                                        i

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                                                                   Page


                    1.   Classification............................  40
                    2.   Administrative Expense Claims.............  41
                    3.   Priority Tax Claims.......................  41
                    4.   Priority Non-Tax Claims (Class 1)
                           -- Unimpaired...........................  42
                    5.   Secured Claims (Class 2) --
                           Unimpaired..............................  42
                    6.   Bank Claims (Class 3) -- Impaired.........  42
                    7.   Senior Note Claims (Class 4) --
                           Impaired................................  43
                    8.   Senior Subordinated Note Claims
                           (Class 5) -- Impaired...................  43
                    9.   General Unsecured Claims (Class 6)
                           -- Impaired.............................  43
                    10.  Convenience Claims (Class 7) --
                           Unimpaired..............................  44
                    11.  Statutorily Subordinated Claims
                           (Class 8) -- Impaired...................  44
                    12.  Leslie Fay Equity Interests
                           (Class 9) -- Impaired...................  44
                    13.  Hue Equity Interests (Class 10)
                           -- Impaired.............................  44
                    14.  Spitalnick Equity Interests
                           (Class 11) -- Impaired..................  45
                    15.  Licensing Equity Interests
                           (Class 12) -- Impaired..................  45
                    16.  Retail Outlets Equity Interests
                           (Class 13) -- Impaired..................  45
                    17.  Retail (Alabama) Equity Interests
                           (Class 14) -- Impaired..................  45
                    18.  Retail (California) Equity Interests
                           (Class 15) -- Impaired..................  45
                    19.  Retail (Iowa) Equity Interests
                           (Class 16) -- Impaired..................  45
                    20.  Retail (Tennessee) Equity Interests
                           (Class 17) -- Impaired..................  45
               E.   Substantive Consolidation and Merger
                      of Corporate Entities........................  46
               F.   Disbursing Agent...............................  47
               G.   Restructuring Transactions --
                      Separation of Sassco and Leslie Fay..........  48
                    1.   Formation of New Sassco and Transfer
                           of Leslie Fay Assets....................  48
                    2.   New Sassco Matters........................  49
                    3.   Reorganized Leslie Fay Matters............  50
                    4.   Appointment of Plan Administrator.........  51
               H.   Securities to Be Issued Pursuant to Plan.......  52
                    1.   Reorganized Leslie Fay Common Stock.......  52
                    2.   New Sassco Common Stock...................  52
                    3.   Other Securities..........................  52
                    4.   Securities Law Matters....................  53
                    5.   Hart-Scott-Rodino Act Filing
                           Requirements............................  55
               I.   Summary of Other Provisions of the Plan........  56
                    1.   Conditions Precedent to the Confir-
                           mation of Plan and Effective Date.......  56
                    2.   Executory Contracts and Unexpired
                           Leases..................................  57
                    3.   Provisions Governing Distributions........  58
                    4.   Treatment of Disputed Claims..............  60
                    5.   Prosecution of Claims Held by
                           the Debtors.............................  61
                    6.   Powers and Rights of Disbursing Agent.....  61
                    7.   Powers and Rights of Plan Administrator...  62
                    8.   Dissolution of the Creditors' Committee...  62
                    9.   Discharge of the Debtors; Injunction......  62
                    10.  Vesting and Liens.........................  63
                    11.  Post-Effective Date Fees and Expenses
                           of Professional Persons.................  63
                    12.  Retention of Jurisdiction.................  63
                    13.  Modification/Revocation of Plan...........  63
                    14.  Management of Reorganized Leslie Fay
                           and New Sassco..........................  64
                    15.  Limited Release of Directors, Officers
                           and Employees by Debtors................  64
                    16.  Exculpation/Limitation of Liability in
                           Connection with the Plan, Disclosure
                           Statement and Related Documents.........  64
                    17.  Preservation of Causes of Action..........  65
                    18.  Supplemental Documents....................  65

                                        ii

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                                                                   Page


         VI.   CERTAIN FACTORS TO BE CONSIDERED....................  65
               A.   Variances from Projections.....................  66
               B.   Lack of Trading Market.........................  66
               C.   High Leverage..................................  66
               D.   Ability to Service Debt........................  66
               E.   Competitive Conditions.........................  67
               F.   Dividend Policies..............................  67
               G.   Certain Tax Matters............................  67

         VII.  VOTING PROCEDURES AND REQUIREMENTS..................  67
               A.   Holders of Claims..............................  67
               B.   Parties in Interest Entitled to Vote...........  68
               C.   Classes Impaired and Entitled to Vote
                      Under the Plan...............................  68
               D.   Vote Required for Acceptance by Class
                      of Claims....................................  68

         VIII. CONFIRMATION OF THE PLAN............................  68
               A.   Confirmation Hearing...........................  68
               B.   Requirements for Confirmation of the Plan......  69
                    1.   Acceptance................................  69
                    2.   Fair and Equitable Test...................  69
                    3.   Feasibility...............................  70
                    4.   "Best Interests" Test.....................  70

         IX.   PROJECTIONS.........................................  71
               A.   Introduction...................................  71
                    1.   Responsibility for and Purpose
                           of the Projections......................  71
                    2.   Summary of Significant Assumptions........  73
               B.   Significant Balance Sheet Adjustments..........  76
               C.   Long-term Debt.................................  76

         X.    FINANCIAL INFORMATION...............................  86
               A.   General........................................  86
               B.   Selected Financial Data........................  86
               C.   Management's Discussion and Analysis
                      of Financial Condition and Results
                      of Operations................................  86

         XI.   VALUATION...........................................  86
               A.   Estimated Liquidation Value of Assets..........  86
               B.   Reorganization Value...........................  88
                    1.   Reorganized Leslie Fay....................  88
                    2.   New Sassco................................  88
                    3.   Reorganized Leslie Fay....................  90

         XII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION
                 OF THE PLAN.......................................  90
               A.   Liquidation Under Chapter 7....................  90
               B.   Alternative Plan of Reorganization.............  90

         XIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                 OF THE PLAN.......................................  91
               A.   Transaction Steps..............................  91
               B.   Consequences to the Debtors....................  92
                    1.   Transfers of Sassco Assets................  92
                    2.   Reorganized Leslie Fay Tax Attributes.....  93
                    3.   Alternative Minimum Tax...................  94
                    4.   Treatment of New Sassco Notes.............  94

                                       iii

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                                                                   Page


               C.   Consequences to Holders of Certain
                      Allowed Unsecured Claims.....................  94
                    1.   Gain or Loss..............................  95
                    2.   Treatment of Accrued Interest.............  96
                    3.   Original Issue Discount on
                           New Sassco Notes........................  96
                    4.   Future Stock Gains........................  96
                    5.   Withholding and Reporting Requirements....  97

         XIV.  CONCLUSION..........................................  98

         EXHIBIT A  Plan of Reorganization

         EXHIBIT B  Form of Disclosure Order

         EXHIBIT C  The Leslie Fay Companies, Inc. Annual Report on Form
                    10-K for the Fiscal Year Ended December 30, 1995

         EXHIBIT D  The Leslie Fay Companies, Inc. Quarterly Report on
                    Form 10-Q for the Fiscal Quarter Ended September 28,
                    1996

         EXHIBIT E  Officers and Directors of Debtors as of November 15,
                    1996












                                        iv

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                                        I.


                                   INTRODUCTION

         A.   GENERAL

                   The Leslie Fay Companies, Inc., Hue, Inc., Spitalnick Corp., Leslie Fay Licensing Corp., Leslie Fay Retail Outlets, Inc., Leslie Fay Factory Outlet (Alabama), Inc., Leslie Fay Factory Outlet (California), Inc., Leslie Fay Factory Outlet (Iowa), Inc. and Leslie Fay Factory Outlet (Tennessee), Inc.(1) submit this Disclosure Statement, dated December 5, 1996, in connection with the solicitation of acceptances and rejections with respect to the Amended Joint Plan of Reorganization for Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated December 5, 1996 (the "Plan"), a copy of which is annexed hereto as Exhibit "A". Unless otherwise defined herein, capitalized terms used herein shall have the same meanings ascribed to them in the Plan.

                   The purpose of this Disclosure Statement is to set forth information (1) regarding the history of the Debtors, their businesses and the Chapter 11 Cases, (2) concerning the Plan and alternatives to the Plan, (3) advising Creditors and Equity Interest holders of their rights under the Plan, (4) assisting Creditors in making an informed judgment regarding whether they should vote to accept or reject the Plan, and (5) assisting the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

                   By order, dated December 9, 1996 (the "Disclosure Order"), a copy of which is annexed hereto as Exhibit "B", the Bankruptcy Court approved this Disclosure Statement as containing "adequate information" in accordance with section 1125 of the Bankruptcy Code, to enable a hypothetical, reasonable investor typical of holders of Claims against the Debtors to make an informed judgment as to whether to accept or reject the Plan, and authorized its use in connection with the solicitation of votes accepting the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, Creditors should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan and all exhibits thereto.

                   THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH HOLDER OF A CLAIM OR EQUITY INTEREST. IT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN IS A SUMMARY ONLY. CREDITORS, EQUITY INTEREST HOLDERS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND ANY RELATED ATTACHMENTS FOR A FULL UNDERSTANDING OF THE PLAN'S PROVISIONS. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN.

                   Pursuant to the provisions of the Bankruptcy Code, only classes of claims or equity interests which are (i) "impaired" by a plan of reorganization and (ii) entitled to receive a distribution under such a plan are entitled to vote on the plan. Only Class 3 (Bank Claims), Class 4 (Senior Note Claims), Class 5 (Senior Subordinated Note Claims) and Class 6 (General Unsecured Claims) are impaired by and entitled to receive a distribution under the Plan, and the holders of Claims in those Classes are the only Entities entitled to vote to accept or reject the Plan. Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims) and Class 7 (Convenience Claims) are unimpaired by the Plan and the holders thereof are conclusively presumed to have accepted the Plan. Class 8 (Statutorily Subordinated Claims), Class 9 (Leslie Fay Equity Interests), Class 10 (Hue Equity Interests), Class 11 (Spitalnick Equity Interests), Class 12 (Licensing Equity Interests), Class 13 (Retail Outlets Equity Interests), Class 14 (Retail (Alabama) Equity Interests), Class 15 (Retail (California) Equity Interests), Class 16 (Retail (Iowa) Equity Interests) and Class 17 (Retail (Tennessee) Equity Interests) are impaired by the Plan, and the holders thereof will not receive any distribution on account of their interests under the Plan and are conclusively presumed to have rejected the Plan.
         --------------------

         (1) Retail Outlets, Retail (Alabama), Retail (California), Retail (Iowa) and Retail (Tennessee) are sometimes hereinafter collectively referred to as the "Retail Debtors".

                                        1
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                   THE RECORD DATE FOR DETERMINING THE HOLDERS OF CLAIMS THAT
         MAY VOTE ON THE PLAN IS DECEMBER 5, 1996.

                   In certain instances, accompanying this Disclosure Statement are a ballot for casting your vote(s) on the Plan and making elections of alternative distributions and a pre-addressed envelope for the return of the ballot. AS NOTED ABOVE, BALLOTS FOR ACCEPTANCE OR REJECTION OF THE PLAN ARE BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN CLASS 3 (BANK CLAIMS), CLASS 4 (SENIOR NOTE CLAIMS), CLASS 5 (SENIOR SUBORDINATED NOTE CLAIMS) and CLASS 6 (GENERAL UNSECURED CLAIMS), BECAUSE THEY ARE THE ONLY HOLDERS OF CLAIMS THAT MAY VOTE TO ACCEPT OR REJECT THE PLAN. If you are the holder of a Claim in Class 3 (Bank Claims), Class 4 (Senior Note Claims), Class 5 (Senior Subordinated Note Claims) or Class 6 (General Unsecured Claims) and did not receive a Ballot, received a damaged or illegible Ballot, or lost your Ballot, or if you are a party in interest and have any questions concerning the Disclosure Statement, any of the Exhibits hereto, the Plan or the voting procedures in respect thereof, please call Mr. John J. Caliolo, c/o The Leslie Fay Companies, Inc., at (212) 221- 4276.

                   THE CREDITORS' COMMITTEE IS A CO-PROPONENT OF THE PLAN WITH THE DEBTORS AND RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

                   After carefully reviewing this Disclosure Statement and the exhibits attached hereto, please indicate your vote with respect to the Plan and, where relevant, your election of distribution, on the enclosed Ballot and return it in the envelope provided. Voting procedures and requirements are explained in greater detail elsewhere in this Disclosure Statement. PLEASE VOTE AND RETURN YOUR BALLOT TO:

         BY MAIL:                 LESLIE FAY PLAN BALLOTS
                                  POST OFFICE BOX 1436
                                  NEW YORK, NEW YORK  10018-1436
                                  ATTN:  JOHN J. CALIOLO

         BY HAND DELIVERY:        LESLIE FAY PLAN BALLOTS
                                  1412 BROADWAY, 2ND FLOOR
                                  NEW YORK, NEW YORK  10018-5281

         IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY 5:00 P.M. (EASTERN STANDARD TIME) ON JANUARY 8, 1997. ANY EXECUTED BALLOTS WHICH ARE TIMELY RECEIVED BUT WHICH DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

                   The Proponents believe that prompt confirmation and implementation of the Plan is in the best interests of the Debtors, all Creditors and Equity Interest holders and the Debtors' chapter 11 estates. Moreover, the Proponents believe that, upon consummation of the Plan, Reorganized Leslie Fay and New Sassco, taken together, will be able to provide a substantial long-term return on Creditors' Claims.

                   In accordance with the Disclosure Order and section 1128 of the Bankruptcy Code, the Bankruptcy Court fixed January 14, 1997, at 2:00 p.m., in the United States Bankruptcy Court, Alexander Hamilton Customs House, Room 723, One Bowling Green, New York, New York 10004, as the date, time and place of a hearing to consider confirmation of the Plan and January 8, 1997, as the last date for filing objections to confirmation of the Plan and voting to accept or reject the Plan, respectively. The hearing on confirmation of the Plan may be adjourned from time to time without further notice except for the announcement of adjourned dates and times at the hearing on confirmation or any adjournment thereof.

                   THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE. THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS IN CONSULTATION WITH THE CREDITORS' COMMITTEE. HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD READ IT CAREFULLY AND IN ITS ENTIRETY, AND WHERE POSSIBLE, CONSULT WITH COUNSEL, PRIOR TO VOTING ON THE PLAN.

                                        2
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                   THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN,
         WHICH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN, AND IF ANY INCONSISTENCY EXISTS BETWEEN THE TERMS AND PROVISIONS OF THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS AND PROVISIONS OF THE PLAN ARE CONTROLLING. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD LOOKING PROJECTIONS AND FORECASTS, BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.(2) ALL HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD READ CAREFULLY AND CONSIDER FULLY SECTION VI BELOW, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED," BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                                       II.

                                 OVERVIEW OF PLAN

                   The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Section V below, The Joint Plan of Reorganization. The Plan is a joint plan of reorganization and provides for the substantive consolidation of the Debtors' chapter 11 estates for the purposes of, among other things, voting and distribution purposes under the Plan. As a result, the Plan is a single plan of reorganization for all Debtors, and may not be confirmed for any Debtor without being confirmed for all Debtors, unless consented to by the Debtors and authorized by the Bankruptcy Court.

                   The Plan will resolve approximately $327 million of Unsecured Claims and all Secured Claims against the Debtors. In addition, all prepetition equity interests in the Debtors will be cancelled. The Plan provides for alternative treatment of certain Classes of Unsecured Claims depending upon the satisfaction of certain conditions precedent and the distribution of New Securities having a reorganization value(3) of approximately Two Hundred Sixty Million ($260,000,000) and a de minimis amount of Cash.

                   The Plan is based on two primary components -- the restructuring of Leslie Fay's core businesses and the transfer of its Sassco division to Leslie Fay's creditors. Under the first component of the Plan, Leslie Fay is to be reorganized as "Reorganized Leslie Fay" on a streamlined basis around its Dress Division and Sportswear Division line of products (traditionally, Leslie Fay's core businesses), and the Debtors' interests in various trademarks, with creditors to receive Reorganized Leslie Fay Common Stock. Under the second component of the Plan, Sassco, a leading producer of women's suits, will be transferred to creditors as a new entity -- "New Sassco" -- with creditors to receive New Sassco Common Stock and New Sassco Notes. In both companies, management will have options to purchase common stock at certain negotiated prices.

                   Under the Plan, on the Effective Date, Reorganized Leslie Fay will sell certain specified assets to New Sassco (the "Special Sassco Assets") for Eight Million Dollars ($8,000,000), plus an additional sum of Cash currently estimated to be approximately Twenty-Two Million Dollars ($22,000,000), which includes Cash necessary to consummate the Plan, including payments to holders of Allowed Priority Claims, Allowed Administrative Claims and other costs and expenses arising from the implementation of the Plan. In addition, Reorganized Leslie Fay will sell and transfer to the Creditor Representative, on behalf

         ---------------------
         (2) This Disclosure Statement may not be relied upon by any persons for any purpose other than by holders of Claims entitled to vote for the purpose of determining whether to vote to accept or reject the Plan, and nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtors or any other party, or be deemed conclusive evidence of the tax or other legal effects of the reorganization on the Debtors or on holders of Claims or Equity Interests.

         (3) "Reorganization value" is a term of art imputing a value to the reorganized entity that may be achieved over time after the impact of the chapter 11 cases on the businesses and results of operations have been overcome, the businesses have been stabilized and have demonstrated their ability to produce results consistent with projections. "Reorganization value" is not intended to mean trading value. There can be no assurances that New Sassco or Reorganized Leslie Fay will achieve their respective "reorganization values." See Section IX below, Valuation.
                                        3
         of the Creditors holding Claims in Class 3 (Bank Claims), Class 4 (Senior Note Claims), Class 5 (Senior Subordinated Note Claims) and Class 6 (General Unsecured Claims), an undivided eighty percent (80%) interest in the Sassco Assets, other than the Special Sassco Assets, (subject to 80% of the outstanding Sassco Liabilities), in exchange for the cancellation of Claims in such Classes in an amount equal to the fair market value of the Sassco Assets. In turn, the Creditor Representative, on behalf of the Creditors holding Claims in Class 3 (Bank Claims), Class 4 (Senior Note Claims), Class 5 (Senior Subordinated Note Claims) and Class 6 (General Unsecured Claims), will contribute to New Sassco such interest in the Sassco Assets, other than the Special Sassco Assets, received by the Creditor Representative (subject to eighty percent (80%) of the outstanding Sassco Liabilities). Reorganized Leslie Fay will sell and transfer to New Sassco, an undivided twenty percent (20%) interest in the Sassco Assets (subject to twenty percent (20%) of the outstanding Sassco Liabilities). New Sassco will assume all of the Sassco Liabilities and issue to the Creditor Representative, on behalf of the Creditors holding Claims in Classes 3, 4, 5 and 6, (i) Five Million Four Hundred Forty Thousand (5,440,000) shares of New Sassco Common Stock and (ii) Eighty-Eight Million Dollars ($88,000,000) in aggregate principal amount of New Sassco Notes. In addition, New Sassco will transfer to the Creditor Representative on behalf of the creditors holding claims in Classes 3, 4, 5 and 6 and at the direction of Reorganized Leslie Fay
         (i) One Million Three Hundred Sixty Thousand (1,360,000) shares of New Sassco Common Stock and (ii) Twenty-Two Million Dollars ($22,000,000) in aggregate principal amount of New Sassco Notes. The Creditor Representative will remit to the Disbursing Agent for distribution to the Creditors holding Claims in Classes 3, 4, 5 and 6 all of the New Sassco Notes and shares of the New Sassco Common Stock received under the Plan.

                   Further, Reorganized Leslie Fay will (a) distribute Three Million Four Hundred Thousand (3,400,000) shares of Reorganized Leslie Fay Common Stock to Creditors holding Claims in Classes 3, 4, 5 and 6 and (b) transfer (i) Eight Million Dollars ($8,000,000) in Cash and all of the Dress and Sportswear Assets to Reorganized Leslie Fay Operating Company, (ii) all of the Leslie Fay Intellectual Property to Reorganized Leslie Fay Licensing Company, and (iii) all of the Castleberry Assets to New Castleberry (subject to the Castleberry Liabilities).

                   For a discussion of the projected financial statements of New Sassco and Reorganized Leslie Fay, see Section IX below, Projections.

                   The Plan provides for the classification and treatment of Claims against and Equity Interests in the Debtors by substantively consolidating each into a single legal entity. See Section V.E. below, The Joint Plan of Reorganization -- Substantive Consolidation and Merger of Corporate Entities. The Plan designates eight (8) Classes of Claims and nine (9) Classes of Equity Interests which classify all Claims against and Equity Interests in the Debtors. These classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Equity Interests. The Plan's classification and treatment of Claims is the same for Claims against all of the Debtors.

                   The Plan provides generally for payment in full, in Cash, of all Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Convenience Claims. Additionally, any holder of an Allowed Unsecured Claim in an amount greater than Two Hundred Fifty Dollars ($250.00) that elects to reduce the amount of such Claim to Two Hundred Fifty Dollars ($250.00) will receive payment in full, in Cash, of such reduced Claim. The Plan further provides for the payment in full, in Cash, of all Allowed Secured Claims, or alternative treatment of such Claims as unimpaired under the Plan.

                   Under the Plan, all holders of Allowed Bank Claims and Allowed Senior Note Claims will receive New Sassco Notes, New Sassco Common Stock, Reorganized Leslie Fay Common Stock, and Cash ratably and concurrently. Additionally, all holders of Allowed General Unsecured Claims which do not elect to reduce their claims in the manner discussed above will receive New Sassco Notes, New Sassco Common Stock, Reorganized Leslie Fay Common Stock, and Cash ratably and concurrently so that all such Claim holders will receive the same percentage distribution with respect to their Allowed Claims. Furthermore, all holders of Allowed Senior Subordinated Note Claims will receive New Sassco Common Stock and Reorganized Leslie Fay Common Stock, ratably and concurrently so that all such Claim holders will receive the same percentage distribution with respect to their Allowed Claims.

         A. SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

                   The following chart(4) summarizes distributions to holders of Allowed Claims and Allowed Equity Interests under the Plan. The recoveries set forth below are projected recoveries based upon assumptions described in Section IX below, Projections. Values for recoveries under the Plan assume that the Reorganized Leslie Fay Common Stock that would be issued and outstanding after giving effect to all distributions under the Plan, but prior to the exercise of management stock options discussed below, see Section V.G.3. below, The Joint Plan of Reorganization -- Restructuring Transactions -- Separation of Sassco and Leslie Fay -- Reorganized Leslie Fay Matters, will have an aggregate reorganization value ranging from $20 million to $30 million. For purposes of illustrating the estimated percentage recovery for each Class in the chart below, the value of the Reorganized Leslie Fay Common Stock to be issued and outstanding after giving effect to all distributions under the Plan was assumed to be $25 million, the approximate midpoint of the range specified above. It is anticipated that approximately three million four hundred thousand (3,400,000) shares of Reorganized Leslie Fay Common Stock will be issued and outstanding as of the Effective Date after giving effect to all distributions under the Plan. One hundred percent (100%) of these shares will be issued to Creditors, subject to dilution upon the exercise of options granted to management.

                   Reorganization values for recoveries under the Plan assume that the New Sassco Common Stock that would be issued and outstanding after giving effect to all distributions under the Plan, but prior to the exercise of management stock options discussed below, see Section V.G.2. below, The Joint Plan of Reorganization -- Restructuring Transactions -- Separation of Sassco and Leslie Fay -- New Sassco Matters, will have an aggregate reorganization value ranging from $220 million to $260 million prior to deducting the $110 million in original principal amount of New Sassco Notes and $5 million of new debt to be issued by New Sassco in connection with the acquisition by New Sassco of a trademark. For purposes of illustrating the estimated percentage recovery for each Class in the chart below, the reorganization value of the New Sassco Common Stock to be issued and outstanding after giving effect to all distributions under the Plan was assumed to be $240 million, the approximate midpoint of the range specified above, less a total of $115 million in new debt to be issued by New Sassco. Accordingly, the reorganization value of the New Sassco Common Stock is $125 million. It is anticipated that approximately six million eight hundred thousand (6,800,000) shares of New Sassco Common Stock will be issued and outstanding as of the Effective Date after giving effect to all distributions under the Plan. One hundred percent (100%) of these shares will be issued to Creditors, subject to dilution upon the exercise of options granted to management.

                   THERE CAN BE NO ASSURANCE THAT THE REORGANIZED LESLIE FAY COMMON STOCK OR NEW SASSCO COMMON STOCK TO BE ISSUED IN ACCORDANCE WITH THE PLAN WOULD ACTUALLY TRADE AT A PRICE PER SHARE WITHIN THESE IMPUTED ESTIMATED RANGES OF REORGANIZATION VALUES OR THAT ANY TRADING MARKET FOR THE REORGANIZED LESLIE FAY COMMON STOCK OR NEW SASSCO COMMON STOCK WILL DEVELOP OR, IF DEVELOPED, THAT IT WOULD BE SUSTAINED. SEE SECTION VI.B., CERTAIN FACTORS TO BE CONSIDERED -- LACK OF TRADING MARKET. SIMILARLY, THERE CAN BE NO ASSURANCE THAT THE NEW SASSCO NOTES WOULD ACTUALLY TRADE AT PAR, THAT ANY MARKET THEREFOR WILL DEVELOP OR, IF DEVELOPED, THAT IT WILL BE SUSTAINED.

                   THE ASSUMED RANGE OF THE REORGANIZATION VALUES AS OF NOVEMBER 15, 1996, REFLECTS WORK PERFORMED BY THE BLACKSTONE GROUP L.P. ("BLACKSTONE") ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO BLACKSTONE AS OF NOVEMBER 15, 1996. NEITHER BLACKSTONE NOR THE PROPONENTS HAVE UPDATED THE ESTIMATED RANGE OF THE REORGANIZATION ENTERPRISE VALUES TO REFLECT INFORMATION AVAILABLE TO THE PROPONENTS OR BLACKSTONE SUBSEQUENT TO NOVEMBER 15, 1996.

         --------------------

         (4) This chart is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

                                                                           Estimated Aggregate       Estimated
            Claim/             Treatment of                                     Amount of       Percentage Recovery
    Class   Interest           Claim/Interest                                Allowed Claims      of Allowed Claims
    -----   --------           --------------                                --------------      -----------------
    --      Administrative     Payment (a) in full, in Cash,                   $2,873,892(5)           100%
            Expense Claim      on the later of the Effective
                               Date and the date such Claim becomes
                               an Allowed Claim, or (b) on such
                               other terms to which the parties agree;
                               provided, however, that Administrative
                               Expense Claims incurred in the ordinary
                               course of business will be paid as such
                               Claims become due and payable in the
                               ordinary course of business.

    --      Priority           At the Debtors' option, payment (a) in          $1,474,129              100%
            Tax Claims         full, in Cash, on the later of the
                               Effective Date and the date such Claim is
                               Allowed, (b) in up to twenty-four (24) equal
                               quarterly Cash installments commencing on the
                               first (1st) Business Day following the date of
                               assessment of such Allowed Priority Tax Claim,
                               together with interest thereon at an annual rate
                               to be established by the Bankruptcy Court at the
                               Confirmation Hearing, or (c) upon such other
                               terms to which the parties agree.

    1       Priority Non-      Unimpaired.  Payment (a) in full, in Cash,      $6,513,200              100%
            Tax Claims         upon the later of the Effective Date and
                               the date on which such Claim becomes an Allowed
                               Claim, or (b) upon such other terms to which the
                               parties agree.

    2       Secured Claims     Unimpaired.  On the later of the Effective          -0-                 100%
                               Date and the date on which such Claim
                               becomes an Allowed Claim, at Debtors'
                               option, an Allowed Claim will be (a) paid in
                               full, in Cash, (b) paid the sale or disposition
                               proceeds of the property securing the Allowed
                               Claim to the extent of the value of the
                               claimant's interest in such property, (c)
                               satisfied by delivery or retention of the
                               property securing such Claim, or (d) paid in such
                               other manner as necessary to satisfy the
                               requirements of chapter 11 of the Bankruptcy
                               Code.

    ----------------------
    (5) Such amount does not include (i) professional fees and expenses which will be paid from and after the date hereof pursuant to further order(s) of the Bankruptcy Court or (ii) holdbacks previously imposed with respect to such professional fees. Such holdbacks are estimated to be approximately $4.8 million.


                                                                             Estimated Aggregate       Estimated
            Claim/             Treatment of                                       Amount of        Percentage Recovery
    Class   Interest           Claim/Interest                                   Allowed Claims      of Allowed Claims
    -----   --------           --------------                                    --------------      -----------------
    3       Bank Claims        Impaired.  Initial distributions on or as          $178,003,850             84.3%
                               soon as reasonably practicable after the later of
                               the Effective Date and the date on which such
                               Claim becomes an Allowed Claim of (a) the
                               aggregate principal amount of New Sassco Notes
                               equal to such holder's Pro Rata Share of the Bank
                               Sassco Note Amount; (b) the aggregate number of
                               shares of New Sassco Common Stock equal to such
                               holder's Pro Rata Share of the Bank Sassco Stock
                               Amount; (c) the aggregate number of shares of
                               Reorganized Leslie Fay Common Stock equal to such
                               holder's Pro Rata Share of the Bank Leslie Fay
                               Stock Amount; and (d) such holder's Pro Rata
                               Share of the Bank Cash Amount, if any.
                               Thereafter, quarterly distributions, commencing
                               on the first (1st) Business Day after the close
                               of the first (1st) full calendar quarter
                               following the date of the initial distributions,
                               of Pro Rata Shares of Cash Available for
                               Distribution, if any, and New Securities
                               Available for Distribution until all Plan Assets
                               have been distributed.

    4       Senior Note Claims Impaired.  Initial distributions on or              $50,052,943             84.3%
                               as soon as reasonably practicable
                               after the later of the Effective Date and the
                               date on which such Claim becomes an Allowed Claim
                               of (a) the aggregate principal amount of New
                               Sassco Notes equal to such holder's Pro Rata
                               Share of the Senior Note Sassco Note Amount; (b)
                               the aggregate number of shares of New Sassco
                               Common Stock equal to such holder's Pro Rata
                               Share of the Senior Note Sassco Common Stock
                               Amount; (c) the aggregate number of shares of
                               Reorganized Leslie Fay Common Stock equal to such
                               holder's Pro Rata Share of the Senior Note Leslie
                               Fay Stock Amount; and (d) such holder's Pro Rata
                               Share of the Senior Note Cash Amount, if any.
                               Thereafter, quarterly distributions commencing on
                               the first (1st) Business Day after the close of
                               the first (1st) full calendar quarter following
                               the date of the initial distributions of Pro Rata
                               Shares of Cash Available for Distribution and New
                               Securities Available for Distribution until all
                               Plan Assets have been distributed.

                                        7

                                                                             Estimated Aggregate       Estimated
            Claim/             Treatment of                                       Amount of       Percentage Recovery
    Class   Interest           Claim/Interest                                   Allowed Claims      of Allowed Claims
    -----   --------           --------------                                   --------------      -----------------
    5       Senior             Impaired.  Commencing on the Effective Date,        $25,029,278             36.0%
            Subordinated       such holder's Pro Rata Share of (a) Four
            Note               Hundred Eight Thousand (408,000) shares of New
                               Sassco Common Stock and (b) Two Hundred Four
                               Thousand (204,000) shares of Reorganized Leslie
                               Fay Common Stock.

    6       General Unsecured  Impaired.  Initial distribution on, or as           $73,983,266(6)          79.5%
            Claims             soon as reasonably practicable after, the
                               later of the Effective Date and the date on which
                               such Claim becomes an Allowed Claim of (a) the
                               aggregate principal amount of New Sassco Notes
                               equal to such holder's Pro Rata Share of the
                               General Unsecured Sassco Note Amount; (b) the
                               aggregate number of shares of New Sassco Common
                               Stock equal to such holder's Pro Rata Share of
                               the General Unsecured Sassco Stock Amount; (c)
                               the aggregate number of shares of Reorganized
                               Leslie Fay Common Stock equal to such holder's
                               Pro Rata Share of the General Unsecured Leslie
                               Fay Stock Amount; and (d) such holder's Pro Rata
                               Share of the General Unsecured Cash Amount, if
                               any. Thereafter, quarterly distributions,
                               commencing on the first (1st) Business Day after
                               the close of the first (1st) full calendar
                               quarter following the date of the initial
                               distribution, of Pro Rata Shares of Cash
                               Available for Distribution, if any, and New
                               Securities Available for Distribution until all
                               Plan Assets have been distributed.

                               Alternative Treatment for Claims in Excess of
                               $250.00. Any holder of an Allowed Unsecured Claim who elects to reduce the amount of such Allowed
                               Claim to Two Hundred Fifty Dollars ($250.00) shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions in Cash, in full settlement, satisfaction, release and discharge of such Allowed Claim.

    -----------------------
    (6) The estimated aggregate amount of Allowed Class 6 (General Unsecured Claims) and estimated percentage recovery assumes holders of $234,750 of Allowed General Unsecured Claims will elect the alternative treatment for "Allowed Claims of Two Hundred Fifty Dollars or More" under Section 14 of the Plan and the estimated figures exclude such assumed amounts. For a full explanation of such alternative treatment, see Section V.D.10. below. Although there can be no assurance that the actual aggregate amount of Allowed General Unsecured Claims will equal such estimated aggregate amount, there is a condition precedent to consummation of the Plan that the Allowed Claims in Class 6, together with the Allowed Claims in Classes 3, 4, 5 and 7, will not exceed Three Hundred Forty Million Dollars ($340,000,000) in aggregate amount.

                                                                        Estimated Aggregate       Estimated
            Claim/             Treatment of                                  Amount of       Percentage Recovery
    Class   Interest           Claim/Interest                             Allowed Claims      of Allowed Claims
    -----   --------           --------------                             --------------      -----------------
    7       Convenience Claim  Unimpaired.  Any holder of an Allowed         $302,596               100%
                               Convenience Claim shall be entitled to
                               receive Cash equal to the amount of such
                               Allowed Convenience Claim.

    8       Statutorily        Impaired.  No distributions.                Unliquidated              0%
            Subordinated       Statutorily Subordinated Claims will be
            Claims             expunged and extinguished as of the
                               Effective Date.

    9       Leslie Fay         Impaired.  No distributions.                     N/A                  0%
            Equity Interests   Equity Interests are deemed to be
                               cancelled and extinguished as of
                               the Effective Date.

    10      Hue Equity         Impaired.  No distributions.                     N/A                  0%
            Interests          Equity Interests are deemed to be
                               cancelled and extinguished as of
                               the Effective Date.

    11      Spitalnick Equity  Impaired.  No distributions.                     N/A                  0%
            Interests          Equity Interests are deemed to be
                               cancelled and extinguished as of
                               the Effective Date.

    12      Licensing Equity   Impaired.  No distributions.                     N/A                  0%
            Interests          Equity Interests are deemed to be
                               cancelled and extinguished as of
                               the Effective Date.

    13      Retail Outlets     Impaired.  No distributions.                     N/A                  0%
            Equity Interests   Equity Interests are deemed to be
                               cancelled and extinguished as of
                               the Effective Date.

    14      Retail (Alabama)   Impaired.  No distributions.                     N/A                  0%
            Equity Interests   Equity Interests are deemed to be
                               cancelled and extinguished as of
                               the Effective Date.

    15      Retail (Cali-      Impaired.  No distributions.                     N/A                  0%
            fornia) Equity     Equity Interests are deemed to be
            Interests          cancelled and extinguished as of
                               the Effective Date.

    16      Retail (Iowa)      Impaired.  No distributions.                     N/A                  0%
            Equity Interests   Equity Interests are deemed to be
                               cancelled and extinguished as of
                               the Effective Date.

    17      Retail (Tennessee) Impaired.  No distributions.                     N/A                  0%
            Equity Interests   Equity Interests are deemed to be
                               cancelled and extinguished as of
                               the Effective Date.

                           ESTIMATED CASH AND SECURITY
                  DISTRIBUTIONS UNDER THE PLAN PER $10,000 CLAIM

                                      Claim of               Estimated
                                      $10,000                Valuation
                                     ---------              ----------
    Bank Claims
      Sassco Notes                       $3732  Face Amount      $3732
      Sassco Stock                         213  Shares            3915
      Leslie Fay Stock                     106  Shares             779
      Cash                                   0                       0
                                                                 -----
                                                                 $8426

    Senior Note Claims
      Sassco Notes                       $3732  Face Amount      $3732
      Sassco Stock                         213  Shares            3915
      Leslie Fay Stock                     107  Shares             786
      Cash                                   0                       0
                                                                ------
                                                                 $8433

    Senior Subordinated Note Claims
      Sassco Notes                          $0                   $   0
      Sassco Stock                         163  Shares            2996
      Leslie Fay Stock                      82  Shares             603
      Cash                                   0                       0
                                                                 -----
                                                                 $3599

    General Unsecured Claims
      Sassco Notes                       $3363  Face Amount      $3363
      Sassco Stock                         208  Shares            3824
      Leslie Fay Stock                     104  Shares             765
      Cash                                   0                       0
                                                                 -----
                                                                 $7952

                   THE TREATMENT AND DISTRIBUTIONS PROVIDED TO HOLDERS OF ALLOWED CLAIMS AND ALLOWED EQUITY INTERESTS PURSUANT TO THE PLAN ARE IN FULL AND COMPLETE SATISFACTION OF THE ALLOWED CLAIMS AND ALLOWED EQUITY INTERESTS, AS THE CASE MAY BE, ON ACCOUNT OF WHICH SUCH TREATMENT IS GIVEN AND DISTRIBUTIONS ARE MADE.


                                       III.

                               GENERAL INFORMATION

         A.   DESCRIPTION OF THE BUSINESSES

                   The following chart illustrates the corporate structure of the Debtors and their non-debtor affiliates (denoted by *), and identifies the inactive entities (denoted by #) as of the date of this Disclosure Statement:

         [Chart Ommitted: The following information was set up as a Corporate Organizational Chart listing the subsidiaries of The Leslie Fay Companies, Inc. and the subsidiaries of the subsidiaries:]

                          THE LESLIE FAY COMPANIES, INC.

              The following are subsidiaries of The Leslie Fay Companies, Inc.:
         Asia Expert Limited*, Leslie Fay Factory Outlet (Maine), Inc.* #, Leslie Fay Britain, Inc.* #, Julie Fashions, Inc. Limited * #, Leslie Fay Factory Outlet (New Hampshire), Inc.* #, Hue, Inc.#, Leslie Fay Factory Outlet (Tennessee), Inc.#, Leslie Fay Factory Outlet (Alabama), Inc.#, Leslie Fay Holdings, Inc.*, Leslie Fay North America, Inc.* #, Leslie Fay Hong Kong Limited* #, Leslie Fay Licensing Corp., Leslie Fay International (S.E.A.) Limited* #, Leslie Fay Factory Outlet (California), Inc.#, Leslie Fay (S) Pte Ltd.* #, Leslie Fay (U.K.) Limited* #, Sassco Europe Ltd*, Leslie Fay Factory Outlet (Iowa), Inc.#, Leslie Fay Systems Corp.*, Spitalnick Corp.#, Tomwell Limited*, A.S.L. Retail Outlets, Inc.*, Leslie Fay Retail Outlets, Inc.#.

              The following are subsidiaries of subsidiaries of The Leslie Fay Companies, Inc.: Viewmon Limited* (subsidiary of Asia Expert Limited*), Leslie Fay Canada, Inc.* #(subsidiary of Leslie Fay North America, Inc.), Hue International, Inc.* # (subsidiary of Leslie Fay North America, Inc.), Leslie Fay Ireland Ltd.* # (subsidiary of Leslie Fay (U.K.) Limited) and Leslie Fay Denmark APS* # (subsidiary of Leslie Fay (U.K.)
         Limited).

         B.   DESCRIPTION OF BUSINESSES

              1.   The Debtors' Businesses

                   The Leslie Fay Companies, Inc. Leslie Fay, a publicly held Delaware corporation, designs, manufactures and distributes the company's apparel products, directs the activities of its direct and indirect domestic and foreign subsidiaries and divisions (collectively, the "Company"), and oversees the collective operations of the Company. Specifically, Leslie Fay and its subsidiaries and divisions, including its Sassco division, as well as its subsidiaries and divisions that are not debtors in the Chapter 11 Cases, operate to design, manufacture, market and sell diversified lines of moderate and better-priced women's dresses, suits and sportswear under well-known brand names such as "Leslie Fay", "Kasper for A.S.L.", "Castleberry", "Outlander" and "Albert Nipon", and under private labels for leading retailers. Leslie Fay is a leading producer of moderate and better-priced women's dresses and suits in the United States and among the major producers of moderate and better-priced women's sportswear, and is considered one of the major resources to retailers of such products. One hundred percent (100%) of the Company's products are manufactured by independent contractors according to the Company's designs, specifications and production schedules, the majority of which are produced and imported into the United States, principally from Hong Kong, Taiwan, China, South Korea, Malaysia, the Philippines, Guatemala and Caribbean basin countries. The Company's products are sold throughout the United States, principally to department and specialty stores, including retailers such as Dillard's Department Stores, J.C. Penney, May Co. and Federated Department Stores, Inc. In addition, the Company's products have been sold through retail outlet stores operated by Leslie Fay and its domestic direct subsidiaries located throughout the United States and by electronic retailing. The Company, through Licensing, also licenses selected brand names to producers of other fine- quality merchandise, such as leather goods, footwear, handbags, women's outerwear, men's apparel and other complementary accessories.

                   As of November 8, 1996, the Company employed approximately 1,199 persons, of which approximately 335 were production and shipping employees. Approximately thirty-six percent (36%) of Leslie Fay's employees are members of unions, primarily the Union of Needletrades, Industrial and Textile Employees ("UNITE"), successor to the International Ladies' Garment Workers' Union (the "ILGWU").

                   For the fiscal year ended December 30, 1995, the Company had consolidated net sales of $445,204,000, a loss from operations before income taxes and reorganization costs of $2,027,000 and a net loss of $17,841,000. For the nine months ended September 28, 1996, the Company had consolidated net sales of $339,050,000, income from operations before income taxes and reorganization costs of $17,266,000 and net income of $14,069,000 (unaudited). The total stockholders' deficit of the Company, on a consolidated basis, was $155,908,000 at December 30, 1995, and $142,057,000 at September 28, 1996 (unaudited).

                   Starting in 1986, Leslie Fay's common stock had been listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbol "LES." However, on June 23, 1995, the NYSE suspended trading in the stock and has stated that it expects to file an application with the Securities and Exchange Commission ("SEC") to delist the stock. As of April 5, 1993, the date on which the first four
         (4) Chapter 11 Cases were commenced (the "Petition Date"), approximately 18,775,836 shares of Leslie Fay's common stock were issued and outstanding and held by approximately 450 stockholders of record.

                   Leslie Fay Licensing Corp. Licensing is a Delaware corporation and wholly owned subsidiary of Leslie Fay. Licensing's principal assets are intellectual property rights in respect of certain of Leslie Fay's trademarks. Licensing licenses certain of the Company's trademarks to manufacturers of specialized products. Licensing has no employees.

                   Hue, Inc. Hue, a New York corporation and a wholly owned subsidiary of Leslie Fay, was a manufacturer of women's socks and hosiery under the "Hue" brand name and employed approximately forty persons as of April 5, 1993. Effective March 3, 1994, Hue and Hue International, Ltd., a non-debtor affiliate, sold substantially all of their physical assets to Kayser-Roth Corporation. Hue retained its trademark for the "Hue" name and, in connection with the sale of its physical assets, Leslie Fay and Hue entered into two license agreements with Kayser-Roth Corporation for the use of the "Hue" name in connection with certain women's legwear products. Additionally, Hue has licensed the "Hue" name to Cricket Hosiery, Inc. in connection with the manufacture of children's legwear. For a discussion of these transactions, see Section IV.B.10. below, Debtors' Chapter 11 Cases -- Events During the Chapter 11 Cases -- The Development and Implementation of Business Plans and Consolidation of Operations.

                   Spitalnick Corp. Spitalnick, a New York corporation and a wholly owned subsidiary of Leslie Fay, was a manufacturer of women's sportswear and employed approximately sixty-three (63) persons as of its Petition Date. In November of 1993, Spitalnick ceased operations and has not had any assets since such time.

                   Leslie Fay Retail Outlets - Leslie Fay Retail Outlets, Inc., a Delaware corporation and a direct subsidiary of Leslie Fay, and four
         (4) additional domestic direct subsidiaries of Leslie Fay are wholly owned subsidiaries of Leslie Fay which were engaged in the operation of retail apparel outlet stores and are organized as part of Leslie Fay's Retail Outlet Division (the "Retail Division").(7) In combination, as of November 15, 1995, the Retail Division operated thirty-four retail apparel outlet stores in twenty-three states around the country, located primarily in major outlet centers. Each of the retail outlet stores primarily marketed products manufactured or licensed by Leslie Fay, including regular, in-season goods, close-outs, seconds and irregulars. As of the date hereof, all of the Retail Debtors' outlet stores have been closed.

              2. Principal Non-Debtor Subsidiaries of The Leslie Fay Companies, Inc.

                   Asia Expert Limited - a Hong Kong company principally engaged in the business of buying raw materials and finished goods on behalf of Sassco.

                   Leslie Fay Hong Kong Limited - a Hong Kong company formerly principally engaged in the business of buying raw materials and finished goods on behalf of Leslie Fay. Daily operations have been terminated and transferred to an independent third party.

                   Leslie Fay Systems Corp. - a Delaware corporation principally engaged in the business of providing payroll and other administrative services on behalf of Leslie Fay's employees.

                   Tomwell Limited - a Hong Kong company principally engaged in the business of buying raw materials and finished goods on behalf of Sassco.

                   Viewmon Limited - a Hong Kong company which is a direct subsidiary of Asia Expert Limited and principally engaged in the business of buying raw materials and finished goods on behalf of Sassco.

                   A.S.L. Retail Outlets, Inc. - a Delaware corporation principally engaged in retail operations on behalf of Sassco. Since 1995, Sassco has opened thirty-four stores under the "Kasper for A.S.L." name.

                   Sassco Europe Ltd. - a Delaware corporation principally engaged in the distribution of Sassco's finished goods throughout Europe.

              3. Other Affiliates of The Leslie Fay Companies, Inc. Other affiliates of Leslie Fay which are not currently actively engaged in business include non-Debtors Leslie Fay North America, Inc., Julie Fashions, Inc., Leslie Fay Holdings, Inc., Leslie Fay International (S.E.A.) Limited, Leslie Fay(s) PTE. Ltd. (and its direct subsidiaries, Hue International, Inc., and Leslie Fay Canada, Inc.), and Leslie Fay (U.K.) Limited (and its direct subsidiaries Leslie Fay Ireland Ltd. and Leslie Fay Denmark APS).

                   Additional information concerning the Debtors and their affiliates, and their respective businesses, financial condition and results of operations, is set forth in The Leslie Fay Companies, Inc. Annual Report on Form 10-K for the fiscal year ended December 30, 1995 (the "10-K"), a copy of which is annexed hereto as Exhibit "C", and in The Leslie Fay Companies, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 1996 (the "10-Q"), a copy of which is annexed hereto as Exhibit "D".

         --------------------
         (7) In addition, Leslie Fay operated certain retail outlet stores which are included in the Retail Division.

         C.   HISTORICAL BACKGROUND

                   The predecessor to Leslie Fay was founded in 1947 by Fred P. Pomerantz, the father of Leslie Fay's current Chairman and Chief Executive Officer, John J. Pomerantz, as part of Valley Fashions, Inc. In 1959, it was organized under the laws of the State of New York as Leslie Fay, Inc. The primary business of the company was the manufacture and sale of women's fashion clothing. To fund its growth and expansion, the company went to the public markets in 1962 with its first common stock offering. The company had approximately $12 million of net sales at that time. By 1980, the company's net sales had grown to $195.6 million.

                   In 1982, the company was taken private in a management-led leveraged buyout that valued the company at $54.5 million. Following the buyout, the company was renamed The Leslie Fay Companies.

                   During 1984, a second leveraged buyout was consummated. The 1984 buyout valued the company at $178.4 million. Following the buyout, the company was reconstituted as a joint venture partnership.

                   In August of 1986, the joint venture partnership was reorganized as The Leslie Fay Companies, Inc. At that time, the Company consummated an initial public offering and sold 5,000,000 shares at $18 per share with a market value of $270 million. John Pomerantz became Chairman of Leslie Fay at that time.


                                       IV.

                            DEBTORS' CHAPTER 11 CASES

         A.   EVENTS LEADING TO THE FILING OF THE CHAPTER 11 CASES

                   Prior to the commencement of Leslie Fay's Chapter 11 Case, Leslie Fay was a party to a financing agreement (which included revolving credit and letter of credit facilities under which an aggregate of $350 million was available for cash borrowings and letters of credit financings), had incurred substantial long-term unsecured debt obligations, and relied on considerable trade credit support. As outlined below, a combination of events which occurred over approximately a two-month span prior to the commencement of Leslie Fay's Chapter 11 Case (a) resulted in the interruption and contraction of Leslie Fay's working capital and letter of credit facilities, (b) precipitated the loss of critical trade credit support, and (c) curtailed Leslie Fay's ability to meet its current and future debt obligations. These factors led to the Debtors' filing for relief under chapter 11 of the Bankruptcy Code.

              1.   Working Capital Financing and Trade Support

                   Pursuant to a Financing Agreement, dated January 15, 1992, as amended (the "Financing Agreement"), among Leslie Fay, Chemical Bank N.A. ("Chemical Bank"), Manufacturers Hanover Trust Company, Marine Midland Bank, National Westminster Bank USA, The Bank of New York (collectively, the "Bank Group") and Chemical Bank as agent, the Bank Group provided Leslie Fay with two separate, but related, unsecured subfacilities: (a) a $150,000,000 revolving credit facility for working capital and general corporate purposes, and (b) a $100,000,000 revolving credit facility for trade letters of credit. The credit facility was due to expire on December 31, 1994, with an option of Leslie Fay to extend the termination date to December 31, 1995. The Financing Agreement also provided separate lines of credit with the individual members of the Bank Group in the aggregate amount of $100,000,000 (collectively, the total $350 million of Bank Group credit facilities are hereinafter referred to as the "Bank Lines"), and were also due to expire on December 31, 1994. Payment of amounts borrowed under the Financing Agreement was guaranteed in full by Spitalnick and Licensing.

                   Pursuant to Senior Note Documents entered into on January 4, 1990, between Leslie Fay and The Prudential Insurance Company of America ("Prudential") and between Leslie Fay and Northwestern Mutual Life Insurance Company ("Northwestern," and together with Prudential, the "Lenders"), Leslie Fay issued $50,000,000 of principal amount of its 9.53% unsecured senior notes due 2000 (the "Senior Notes") and $25,000,000 of principal amount of its 10.54% unsecured senior subordinated notes due 2002 (the "Senior Subordinated Notes"), to the Lenders. The approximate aggregate amount of principal and interest outstanding under the Senior Notes and the Senior Subordinated Notes as of April 5, 1993 was $50 million and $25 million, respectively.

                   In addition to the working capital financing referred to above, the Debtors obtained financial support from suppliers and other trade vendors. For fiscal year 1992, products representing approximately sixty-five percent (65%) of the Company's consolidated sales were manufactured overseas by independent contractors for which Leslie Fay was usually required to provide a letter of credit payable to the overseas contractor when the finished goods were delivered for shipping to the United States. The remainder of the Company's consolidated sales represented goods manufactured in the United States, primarily by independent contractors who maintained open lines of trade credit in respect of orders placed by Leslie Fay.

              2. The Accounting Irregularities and Commencement of the Audit Committee Investigation

                   On February 1, 1993, Leslie Fay publicly announced that it had discovered certain accounting irregularities arising from false entries that had been made in the Company's bookkeeping system. As a result of these false entries, Leslie Fay's reported financial statements were misstated. These irregularities had come to light during the process of the Company's annual audit by the independent accounting firm of BDO Seidman & Co. ("BDO Seidman"). At the time of Leslie Fay's discovery of the accounting irregularities, the magnitude of the false entries and the period affected were not known. The audit committee of Leslie Fay's Board of Directors (the "Audit Committee"), composed entirely of four outside directors, immediately commenced an investigation into the facts and circumstances surrounding these occurrences (the "Audit Committee Investigation"), and retained the law firm of Weil, Gotshal & Manges ("Weil Gotshal")(8) to assist it for these purposes. Weil Gotshal, in turn, retained the accounting firm of Arthur Andersen & Co. ("Arthur Andersen") to assist it in its representation of the Audit Committee.

                   As a result of the announcement of the accounting irregularities, investigations of Leslie Fay and other persons were commenced by the SEC and the United States Department of Justice. Subsequent to these developments, Leslie Fay and its directors were named as defendants in numerous shareholder and other lawsuits. See
         Section IV.C. below, Debtors' Chapter 11 Cases -- Pending Litigation and Other Legal Proceedings. Additionally, the Company was in breach of certain provisions of the Financing Agreement.

              3.   The Liquidity Problem

                   Following the disclosure of the accounting irregularities, during the period from February 1, 1993 to February 25, 1993, Leslie Fay engaged in negotiations with the Bank Group to restructure the terms and conditions of the Bank Lines. During this time, the Bank Group continued to make credit available to Leslie Fay under the Bank Lines pending the results of the Audit Committee Investigation, as an additional $18 million was drawn under the Bank Lines for the Company's working capital needs, and up to $1.5 million in additional letters of credit were issued.

                   On February 25, 1993, BDO Seidman withdrew its opinion on Leslie Fay's consolidated financial statements for fiscal year 1991. The following day, Leslie Fay announced the preliminary financial results of the Audit Committee Investigation, which showed that Leslie Fay had lost $13.7 million on a consolidated basis for 1992 (unaudited), before taking into account restructuring costs, and that 1991's previously announced net income of $29 million had been revised downward to $17 million (unaudited).(9) On February 26, 1993, the Bank Group informed Leslie Fay that no additional revolving borrowings could be made and that no new letters of credit would be issued under the Bank Lines until the negotiations for a revised credit facility were completed. The uncertainty surrounding Leslie Fay's financing quickly spread to trade creditors, most of whom refused to extend further credit to the Debtors. Due to the continued economic distress affecting the retail apparel industry at that time and a resulting diminution in Leslie Fay's liquidity, net sales and income, Leslie Fay was not generating sufficient cash from operations with which to meet its projected working capital needs. Similarly, Leslie Fay's subsidiaries' stand-alone credit was insufficient to enable them, without Leslie Fay's support, to meet such needs.

         ---------------------
         (8) Weil Gotshal subsequently became a limited liability partnership and changed its name to Weil, Gotshal & Manges LLP.

         (9) These preliminary results were subsequently revised following the completion of the Audit Committee Investigation. For a discussion of the Audit Committee Investigation and the results thereof, see Section IV.B.5. below, Debtors' Chapter 11 Cases -- Events During the Chapter 11 Cases -- Conduct and Completion of Audit Committee Investigation and Issuance of Financial Statements.

              4.   The Interim Credit Facility and Liquidity Crisis

                   During the ensuing week, Leslie Fay's management continued its negotiations with the Bank Group in an effort to obtain a revised credit facility. The parties ultimately reached an agreement to satisfy Leslie Fay's short-term financing needs (the "Interim Agreement"), which amended the Financing Agreement and, pursuant to which the Bank Group agreed to extend additional financing and issue letters of credit up to an aggregate principal amount of $35 million for one hundred twenty (120) days. In consideration therefor, and in order to secure any borrowings or commitments in excess of the outstanding obligations under the Financing Agreement at January 31, 1993 -- approximately $232,000,000 (the "Core Obligations") -- Leslie Fay, Hue, Spitalnick and Licensing granted liens to the Bank Group on their foreign inventory and the proceeds therefrom generated from sales occurring from and after March 1, 1993 and to the Bank Group and the Lenders (collectively, the "Institutional Lenders"), on their trademarks, tradenames and trademark licenses. The Interim Agreement also provided that, under certain circumstances and to the extent that the Bank Group's exposure on account of new loans and commitments did not exceed the Core Obligations, the liens granted thereunder would be released.(10)

                   On or about March 25, 1993, an anonymous letter concerning the scope of the accounting irregularities and accusing Leslie Fay's senior management of actively participating in the preparation of such false entries was delivered to certain members of the media, a securities firm which followed Leslie Fay's common stock, and others. The details of the letter were subsequently reproduced in published news articles, increasing the already heightened concerns of Leslie Fay's domestic goods suppliers and the factoring community which reacted by eliminating or reducing critical trade credit for domestic goods production. The unsubstantiated allegations also disturbed the already fragile relationships between Leslie Fay and the Institutional Lenders.

                   Thereafter, Leslie Fay met with factors and its suppliers in an effort to ease their concerns and prevail upon them to reopen credit lines closed as a consequence of the news articles. Certain of such factors and suppliers informed Leslie Fay that they would be unwilling to reopen credit lines or ship goods until (a) Leslie Fay's certified financial statements were issued, (b) the Interim Agreement was extended until year-end 1993 or (c) satisfactory credit support in the form of standby letters of credit or cash deposits was made available.

                   At that time, Leslie Fay determined that approximately $30 million of credit support had to be obtained to replace the support withdrawn by the factoring community and Leslie Fay's piece-good suppliers. Because such need was not anticipated when the Interim Agreement was negotiated, it was not included in the projections presented to the Institutional Lenders in connection with the Interim Agreement. Leslie Fay sought to obtain such additional credit from the Institutional Lenders. However, its request was declined. Furthermore, the Lenders advised Leslie Fay that their consent to Leslie Fay's obtaining such additional credit support and any security granted in connection therewith would be conditioned upon, among other things, Leslie Fay providing additional collateralization of the Institutional Lenders' indebtedness, and a deep subordination of any rights granted any alternative lender in the Institutional Lenders' collateral. Leslie Fay pursued alternative lending sources but was unable to obtain the necessary credit on a sufficiently expedited basis or on terms to which the Institutional Lenders were willing to agree.

                   As a result of the cessation of trade credit support, the Company was placed in an extremely vulnerable and precarious position. In the absence of immediate action on the part of Leslie Fay, the Company would have been unable to obtain piece goods for the production of its Fall lines -- the Company's most profitable season. That scenario would have placed the Company's entire operation and ability to continue to conduct business in extreme jeopardy. Accordingly, the management and Board of Directors of Leslie Fay determined that a chapter 11 filing by it, Hue, Spitalnick and Licensing was necessary to protect the value of such Debtors' assets and to ensure that they would have sufficient financial resources to continue the timely flow of merchandise to their customers. Consequently, on April 5, 1993, those entities filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court.(11) The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         ---------------------
         (10) As of the initial Petition Date, there were no borrowings in excess of the Core Obligations. Thus, all debt outstanding under the Financing Agreement and the Interim Agreement is unsecured.

         (11) As discussed below, on November 15, 1995, each of the Retail Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

         B.   EVENTS DURING THE CHAPTER 11 CASES

                   The Chapter 11 Cases have enabled the Debtors to continue conducting their businesses under the protection of the Bankruptcy Court and ultimately to formulate, negotiate and propose the Plan. The following are certain of the significant events that have occurred during the Chapter 11 Cases.

              1. Appointment of Unsecured Creditors' Committee and Equity Committee

                   On April 15, 1993 and February 8, 1994, respectively, the United States Trustee for the Southern District of New York (the "United States Trustee") appointed an Official Committee of Unsecured Creditors (the "Creditors' Committee") and an Official Committee of Equity Interest Holders (the "Equity Committee")(12) to represent unsecured creditors of the Debtors and Equity Interest holders of Leslie Fay, respectively. During the Chapter 11 Cases, the initial members of the Creditors' Committee (with the exception of UNITE, formerly the ILGWU) transferred beneficial ownership of their Claims to other entities and resigned from the Creditors' Committee. As a result, the United States Trustee has reconstituted the Creditors' Committee from time to time during the Chapter 11 Cases. Following formation of the Committees, the Debtors consulted with the Committees concerning, among other things, the administration of the Chapter 11 Cases, the conduct and prosecution of significant litigation, and strategies for the Debtors' reorganization. In particular, the Debtors have worked closely with the Creditors' Committee towards the development and completion of the Plan. Additionally, throughout the pendency of the Chapter 11 Cases, the Debtors kept the Committees informed concerning their operations and consulted with and sought the concurrence of the Committees for substantially all significant actions and transactions undertaken by the Debtors.

                   Set forth below are the members of, and the attorneys and advisors retained by, the Creditors' Committee as of September 16, 1996:

                          UNSECURED CREDITORS' COMMITTEE

            BALFOUR INVESTMENTS INC.     VEGA PARTNERS, II, L.P.
            45 Rockefeller Plaza         c/o Whippoorwill Associates, Inc.
            Suite 2170                   11 Martine Avenue
            New York, New York  10111    White Plains, New York  10606

            ING CAPITAL                  UNITE
            135 East 57th Street         1710 Broadway
            New York, New York  10022    New York, New York  10019


                                    Attorneys

                          WACHTELL, LIPTON, ROSEN & KATZ
                               51 West 52nd Street
                            New York, New York  10019
                                  (212) 403-1000

         ---------------------
         (12) By motion, dated June 24, 1993, American National Bank and Trust Co. of Chicago ("ANB"), requested the Bankruptcy Court to direct the United States Trustee to appoint an official committee of equity security holders for Leslie Fay. The Debtors, the Creditors' Committee, the United States Trustee, and the Debtors' post-petition date lenders opposed the motion. After conducting an evidentiary hearing on July 27, 1993, the Bankruptcy Court entered an order, dated August 23, 1993, denying the motion without prejudice to the ability of ANB to renew its request for the formation of an official committee of equity security holders following the occurrence of certain conditions. After these conditions were satisfied, ANB renewed its request. The United States Trustee complied with the request and appointed the Equity Committee.

                                FINANCIAL ADVISOR

                              THE ARGOSY GROUP L.P.
                           1325 Avenue of the Americas
                            New York, New York  10019
                                  (516) 664-1400

                   By Notice of Disbandment filed by the United States Trustee on June 12, 1996, the Equity Committee was dissolved. By order, dated July 9, 1996, Lord, Bissell & Brook and Latham & Watkins were granted leave to withdraw as counsel to the Equity Committee. Set forth below are the former members of, and the former attorneys and advisors retained by, the Equity Committee, immediately prior to the dissolution of such committee:

                                 EQUITY COMMITTEE

              AMERICAN NATIONAL BANK             DIMENSIONAL FUND ADVISORS
                AND TRUST COMPANY OF CHICAGO     1800 Sherman Avenue
              33 North LaSalle Street            Evanston, Illinois  60621
              Chicago, Illinois  60602

                                    ATTORNEYS

                              LORD, BISSELL & BROOK
                             115 South LaSalle Street
                             Chicago, Illinois  60603
                                  (312) 443-0700

                                      -and-

                                 LATHAM & WATKINS
                                 885 Third Avenue
                          New York, New York  10022-4802
                                  (212) 906-1200

                                FINANCIAL ADVISOR

                                 ROTHSCHILD, INC.
                           1251 Avenue of the Americas
                            New York, New York  10020
                                  (212) 403-3500

              2.   Stabilization of Businesses

                   (a) Debtor in Possession Financings and Prepetition Lenders Stipulation

                   On April 5, 1993, Leslie Fay, and the other initial Debtors, Hue, Spitalnick and Licensing, as guarantors (collectively, the "Guarantors"), entered into a Post-Petition Credit Agreement (the "Citibank Credit Facility") with the initial lenders named therein (the "Initial Lenders") and Citibank, N.A., as agent (the "Agent"), pursuant to which the Initial Lenders agreed to make post-petition loans to Leslie Fay and issue letters of credit for the account of Leslie Fay. Initially, the Debtors had negotiated the Citibank Credit Facility, obtained interim approval of and requested final Bankruptcy Court approval for a $100 million dollar facility. However, as set forth below, the resolution of a dispute with the Bank Group with respect to discrepant letters of credit issued prior to April 5, 1993 required the Debtors to increase the Citibank Credit Facility to $150 million.

                   Upon the commencement of the Chapter 11 Cases, a dispute arose between the Debtors and the Bank Group concerning the obligation of the members of the Bank Group to honor approximately $57.7 million in undrawn letters of credit issued prior to the Petition Date. The issuance of such letters of credit under the Financing Agreement was the principal means by which the Debtors financed the importation of merchandise manufactured overseas by independent contractors (the "Overseas Contractors"). The viability of Leslie Fay's business was, and remains, dependent upon the availability of letters of credit and the corresponding ability to import merchandise manufactured abroad. Consequently, any disruption of such practices, including any interruption of normal operating relationships with the Overseas Contractors, could have had severe detrimental effects on Leslie Fay's operations.

                   Historically, the vast majority of draw requests by Overseas Contractors were accompanied by documents which contained discrepancies (i.e., the documentation presented did not comply with the documentary requirements contained in the letter of credit or the letters of credit were presented after expiry). Prior to the Petition Date, it was the practice of the Bank Group, through their issuing banks, to honor such discrepant draw requests upon consultation and with the Debtors' consent. Subsequent to the Petition Date, however, Chemical Bank, as Agent, adopted the position that draws on letters of credit containing any discrepancies, however minute, would not be honored. This placed the Debtors in an extremely precarious position as it threatened their ability to timely obtain critical merchandise for the Fall and holiday selling seasons while putting their relationships with their Overseas Contractors at risk.

                   Contemporaneous with the adoption of the Bank Group's letter of credit position, Chemical Bank provided notices to the Debtors' freight forwarders pursuant to which it asserted ownership interest in consigned goods in transit and directed such forwarders to act only upon the direction of Chemical Bank, not the Debtors. By taking such action, the Bank Group denied the Debtors access to manufactured goods, thereby further delaying the delivery of such goods to the Debtors' customers and jeopardizing the Debtors' relationships with customers.

                   Faced with the wholesale loss of suppliers and customers and the resulting cessation of operations, the Debtors negotiated and entered into a stipulated settlement (the "L/C Stipulation") with the Bank Group, approved by the Bankruptcy Court on an interim and final basis on April 14 and April 28, 1993, respectively. The L/C Stipulation provided for (a) the reinstatement of prepetition practices regarding the honoring of discrepant draw requests under outstanding letters of credit and (b) the retraction of all notices delivered by Chemical Bank to freight forwarders. In consideration therefor, the Debtors, among other things, (a) agreed to a limitation on the Bank Group's unsecured obligations for post- Petition Date draws under outstanding letters of credit of approximately $18 million, (b) granted the Bank Group an Administrative Expense Claim in the aggregate approximate amount of $29 million, subject to an upward adjustment in the approximate amount of $10.6 million for post-Petition Date draws under outstanding letters of credit, and (c) granted the Bank Group a junior lien on the Debtors' assets to secure the payment thereof.

                   In order to fund their obligations under the L/C Stipulation, the Debtors needed to increase the available credit under the Citibank Credit Facility. Accordingly, the Debtors negotiated a $50 million increase in the facility, and as set forth above, obtained Bankruptcy Court approval of the increased facility, which became effective April 28, 1993. After the presentment or expiration of all outstanding letters of credit covered by the L/C Stipulation, in accordance with the L/C Stipulation, the Bank Group's aggregate Administrative Expense Claim amounted to approximately $30 million. This claim and all interest thereon was paid in full by the Debtors by September 1993. Under the L/C Stipulation, the Bank Group's aggregate unsecured claims on account of unreimbursed letter of credit obligations are approximately $18 million.(13)

                   In connection with the Citibank Credit Agreement, and as a condition precedent to the loans to be made thereunder, Leslie Fay and the Guarantors entered into a security agreement, dated April 28, 1993, with Citibank, N.A., as collateral agent (the "Collateral Agent"), for the Initial Lenders, pursuant to which Leslie Fay and the Guarantors each granted to Citibank, N.A., as Collateral Agent, for its benefit and for the ratable benefit of the Initial Lenders, a first priority security interest in all of their respective pre- petition and post-petition property and the proceeds and products therefrom, subject only to such valid and enforceable liens and security interests of record existing immediately prior to the bankruptcy filing by the Debtors and certain other permitted liens. In addition, Leslie Fay and the Guarantors entered into a Trademark Security Agreement, dated April 28, 1993, with the Collateral Agent, pursuant to which the Debtors each granted to the Collateral

         ---------------------
         (13) As discussed below, the members of the Bank Group are named as defendants in an action commenced by the Debtors in the Bankruptcy Court by which the Debtors are seeking the recovery of certain transfers made to the Bank Group on and prior to the Petition Date. For a discussion of the pending action, see Section IV.C.7. below, Pending Litigation and Other Legal Proceedings -- Preference Actions.

         Agent, for its benefit and for the ratable benefit of the Initial Lenders, a security interest in all of their respective trademarks and trademark licenses and the proceeds and products therefrom, subject only to such valid and enforceable liens and security interests of record existing immediately prior to the bankruptcy filing by the Debtors.

                   By its terms, the Citibank Credit Facility was to expire on April 26, 1994. Prior thereto, the Debtors and the Agent negotiated and obtained Bankruptcy Court approval of an amendment to the Citibank Credit Facility and the security agreements, effective as of April 28, 1994, which extended the facility through the earlier of April 27, 1995 or July 31, 1995 (depending upon the Debtors' ability to obtain certain financial benchmarks). The Citibank Credit Facility, as amended and extended, provided for post-petition direct borrowings by the Debtors and the issuance of letters of credit on the Debtors' behalf in the reduced aggregate amount of $100,000,000, with a sublimit for direct borrowings of $50,000,000 and a sublimit on the issuance of letters of credit of $85,000,000. Subsequent to the amendment and extension of the Citibank Credit Facility, the Debtors amended the facility on two additional occasions to, among other things, modify certain of the financial and reporting covenants imposed upon the Debtors under the facility.

                   Due to the inability of the Debtors to meet certain financial benchmarks, the Citibank Credit Facility, as amended, was to expire by its terms on April 27, 1995. Prior to such date, the Debtors negotiated and conditionally executed (subject to Bankruptcy Court approval) a further extension and amendment of the facility with the Agent pursuant to Amendment No. 7 to Post-Petition Credit Agreement ("Amendment No. 7"). Amendment No. 7 provided for, among other things, an aggregate availability for direct borrowings and letters of credit of $80 million and the extension of the maturity of the facility to December 15, 1995.

                   Prior to the negotiation and conditional execution of Amendment No. 7, the Debtors had explored the possibility of obtaining replacement financing from other institutional lenders, but were unable to obtain any commitments for such financing on terms equivalent to or more favorable than, those of Amendment No. 7. Consequently, on March 31, 1995, the Debtors filed a motion with the Bankruptcy Court seeking approval of Amendment No. 7. However, as Amendment No. 7 required the payment of substantial fees as a condition to effectiveness, the Debtors, at the urging and with the support of the Creditors' Committee, renewed their efforts to secure a more favorable credit facility prior to obtaining Bankruptcy Court approval of Amendment No.
         7. The Debtors succeeded in obtaining a commitment for a replacement $80 million credit facility (the "FNBB Credit Facility") with The First National Bank of Boston ("FNBB") and BankAmerica Business Credit, Inc. ("BABC"), as Facility Agents (the "Facility Agents"), and FNBB, as Administrative Agent and Collateral Agent (the "Administrative Agent" and collectively, with the Facility Agents, the "Agents"), on terms and conditions which are either identical to or more favorable than Amendment No. 7 and which required the payment of aggregate fees substantially less than those required by Amendment No. 7. Unfortunately, because the Debtors were unable to obtain a written commitment for the replacement facility prior to the then-pending April 27, 1995 expiration of the Citibank Credit Facility, the Debtors were required to proceed and obtained Bankruptcy Court approval of Amendment No. 7 on April 27, 1995. No fees were paid to the Agent or lenders under the Citibank Credit Facility at that time. On that same day, the Debtors secured a written commitment for the FNBB Credit Facility, and informed the Bankruptcy Court of the change of events. As a result, all parties agreed to a limited extension of the Citibank Credit Facility to accommodate the closing of the FNBB Credit Facility in the immediate future. In that regard, on May 1, 1995, the Debtors obtained Bankruptcy Court approval of the FNBB Credit Facility and a short-term extension of Amendment No. 7, in return for the Debtors' agreement to pay Citibank, as Agent, a nominal per diem fee, to afford the Debtors an opportunity to refinance the Citibank Credit Facility and implement the FNBB Credit Facility.

                   The FNBB Credit Facility went into effect on May 2, 1995, and on such date the Debtors satisfied in full their obligations under the Citibank Credit Facility. The FNBB Credit Facility provides for post-petition direct borrowings and letters of credit in the aggregate amount of $80 million, subject to certain reductions for the sale of assets. By its terms, the FNBB Credit Facility was to expire on December 31, 1995, unless sooner terminated in accordance with its terms. Prior thereto, the Debtors and the Agents negotiated and obtained Bankruptcy Court approval of an amendment to the FNBB Credit Facility, which extended the facility through June 30, 1996. Thereafter, the Debtors and the Agents negotiated and obtained Bankruptcy Court approval for two subsequent amendments to the FNBB Credit Facility, which further extended the facility through September 30, 1996 and December 31, 1996, respectively. As security for borrowings under the FNBB Credit Facility, Leslie Fay and the other initial Debtors, as guarantors, granted FNBB in its capacity as Administrative Agent, and for the ratable benefit of the lenders under the FNBB Credit Facility, security interests in substantially all of their assets and the proceeds therefrom and in substantially all of their trademarks and trademark licenses and the proceeds and products therefrom.

                   The availability of adequate financing under the Citibank Credit Facility and the FNBB Credit Facility has enabled the Debtors to purchase and pay for inventory, pay wages of employees and trade creditors on an ongoing basis, provide letters of credit to foreign suppliers for piece goods and finished merchandise and generally enabled the Debtors to maintain the support of their customers, suppliers, vendors, employees and the factoring community during the pendency of the Chapter 11 Cases. As of November 12, 1996, there were outstanding cash borrowings of $4,334,000 under the FNBB Credit Facility, although letters of credit in the approximate amount of $31,354,000 were outstanding. Upon the substantial consummation of a plan of reorganization, the Debtors are obligated to satisfy in full all outstanding cash borrowings under the FNBB Credit Facility and deposit into an account maintained by FNBB in its capacity as Administrative Agent under the FNBB Credit Facility, Cash sufficient to cover the outstanding letters of credit.

                   (b)  Factoring Agreement with Heller Financial, Inc.

                   In an effort to bifurcate the administrative functions of Sassco from the remainder of the Debtors' operations in anticipation of the transfer of Sassco to creditors and Sassco management, many of Sassco's operating functions that were previously performed by Leslie Fay were transferred to Sassco, including accounting and payroll services. As part of this effort, Sassco embarked upon implementing a fully integrated apparel operating system and, as discussed below, an independent facility for factoring accounts receivable. Specifically, Sassco adopted the "Paragon" operating system designed for apparel companies to track all aspects of their businesses, including accounts payable and inventory management. As a necessary complement to the Paragon system, Leslie Fay determined that Sassco would factor its receivables in order to avoid the costs associated with developing a credit approval, accounts receivable and collection department. Accordingly, Leslie Fay commenced negotiations with Heller Financial, Inc. ("Heller"), a nationally recognized factor which has developed an operating system which is fully compatible with the Paragon system. After completion of the negotiations, Leslie Fay agreed to enter into certain Factoring Agreement, dated as of January 28, 1996, between Leslie Fay and Heller (the "Factoring Agreement").

                   The Factoring Agreement impacted, in certain respects, the Debtors' rights and obligations under their Post- Petition Credit Agreement. Specifically, the Factoring Agreement implicated the security interests granted to the Agents in Leslie Fay's accounts. As a result, the Debtors negotiated an agreement with their postpetition lenders which provided for, among other things, the assignment to the lenders of Leslie Fay's rights, title and interest in its right to receive payments under the Factoring Agreement, and an amendment to the Post-Petition Credit Agreement which provided for, among other things, the implementation of the Factoring Agreement and the release of the security interest in Leslie Fay's purchased postpetition receivables. By order, dated June 17, 1996, Leslie Fay was authorized to enter into the Factoring Agreement and the amendment to the FNBB Credit Facility.

                   (c)  Employee and Contractor Related Matters

                   Upon commencement of the Chapter 11 Cases, it was essential to both the efficient operation of the Debtors' businesses and the reorganization effort that the Debtors maintain the support, cooperation and morale of their employees. In furtherance thereof, on the Petition Date, the Debtors obtained authority to pay certain prepetition employee obligations in the nature of wages, salaries and other compensation and to continue to honor and pay all employee benefit plans and policies. Likewise, in order to maintain a stable and motivated sales force, by order, dated June 3, 1993, the Debtors obtained authority to satisfy the prepetition sales commissions due their independent sales representatives and employee commission salespersons.

                   To ensure the Debtors' continued retention of several key employees at the executive levels and provide meaningful incentives for these persons to work towards the Debtors' financial recovery and rehabilitation, the Debtors' management and Board of Directors also developed a comprehensive and integrated program to retain executives at various levels throughout the organization. Following the development of the program, on June 30, 1994, the Debtors obtained Bankruptcy Court authority to implement all aspects of the program. Specifically, the Debtors were authorized to (a) adopt a key employee severance and retention program (the "Key Employee Retention Plan"),
         (b) assume modified employment agreements and enter into new employment agreements with four senior officers, and (c) settle excess incentive compensation claims against certain employees. The Key Employee Retention Plan provides for payments to numerous mid-level and additional executives, equal to either six months (in the case of mid-level executives) or three months (in the case of the additional executives), of their current base salary upon the occurrence of certain events. With respect to executives covered by the Key Employee Retention Plan, (a) those executives receiving payments equal to six months' salary shall receive one-half of such payments on the effective date of a plan of reorganization and the balance ninety (90) days thereafter and (b) those executives receiving payments equal to three months' salary shall receive such payments on the effective date of a plan of reorganization. Alternatively, in the event the executive is terminated prior to the effective date of a plan of reorganization for any reason other than "misconduct" (as such term is defined in the Key Employee Retention Program), such payment is to be made in full upon termination. As of November 12, 1996, the Debtors had made aggregate payments of $1,676,934 under the Key Employee Retention Plan on account of involuntarily terminated executives.

                   (d)  Customer and Supplier Matters

                   In recognizing that the support of the Debtors' vendors, contractors, suppliers and customers was essential to ongoing business operations and the Debtors' reorganization effort, the Debtors implemented several formal initiatives to maintain such support. During the Chapter 11 Cases, the Debtors obtained the authority of the Bankruptcy Court to, among other things, (a) satisfy priority, pre-petition customs duties imposed on imported goods, (b) make certain payments to foreign contractors and suppliers on account of raw material and finished goods furnished to the Debtors prior to the Petition Date which were not covered by letters of credit or for which the underlying letters of credit had expired, and (c) honor customer credits in the ordinary course of business, which accrued as of the Petition Date on account of merchandise returns, discounts, promotional allowances, duplicate payments, advance payments, overpayments and cash deposits. Authority was also obtained to satisfy unpaid wages, accrued as of the Petition Date, due the ILGWU-member employees of Leslie Fay's independent contractors on account of work performed on behalf of the Debtors.

              3. International Ladies' Garment Workers Union and Union of Needletrades, Industrial and Textile Employees Matters

                   (a)  Litigation Between the ILGWU and Leslie Fay

                   Prior to the Petition Date, Leslie Fay and the ILGWU, now known as UNITE, had maintained a collective bargaining relationship for over thirty years. As of the Petition Date, Leslie Fay and the ILGWU were parties to a master collective bargaining agreement, dated June 1, 1991 (the "Master Agreement"), incorporating certain plant supplemental agreements, which governed the terms and conditions of employment of Leslie Fay's ILGWU-member employees. The Master Agreement expired on May 31, 1994. Subsequent to the initial Petition Date, under the Master Agreement, the ILGWU filed several complaints in arbitration (the "Arbitration Claims") in which it alleged that Leslie Fay had violated the Master Agreement in several substantive respects and pursuant to which the ILGWU alleged damages of millions of dollars.

                   Following the commencement of the Chapter 11 Cases, Leslie Fay and the ILGWU executed a Memorandum of Agreement, dated as of July 15, 1993 (the "Memorandum of Agreement"), which purported to modify the Master Agreement in several material respects and compromise and settle the Arbitration Claims. By its terms, certain of the provisions of the Memorandum of Agreement required ratification by the ILGWU membership. Shortly after the ILGWU's presentation of the Memorandum of Agreement to its membership for ratification, a dispute arose between Leslie Fay and the ILGWU as to the effectiveness and validity of that agreement. The ILGWU asserted that the Memorandum of Agreement had been duly ratified by the union membership, was in full force and effect and binding against Leslie Fay. Leslie Fay contended that its ILGWU-member employees had failed to properly ratify the Memorandum of Agreement, and therefore, the ratification dependent provisions of such agreement were not in effect. Further, Leslie Fay asserted that, notwithstanding the validity or invalidity of the ratification process, under the Bankruptcy Code and Bankruptcy Rules, the Memorandum of Agreement required the approval of the Bankruptcy Court as a condition to effectiveness, which approval had not been obtained.

                   After the ILGWU commenced an arbitration proceeding under the Master Agreement concerning the validity of the Memorandum of Agreement -- in which Leslie Fay was contractually bound to participate -- and the conduct of arbitration proceedings before John E. Sands, an arbitrator designated under the Master Agreement, by a final award, dated January 10, 1994, the arbitrator determined the Memorandum of Agreement was in full force and effect and directed the parties to comply with its terms. By a motion, dated February 2, 1994, filed with the Bankruptcy Court, the ILGWU sought an order of the Bankruptcy Court
         (a) confirming the arbitrator's final award and (b) directing Leslie Fay to comply with all of the terms of the Memorandum of Agreement (the "ILGWU Motion"). Based on its contentions that (a) the Memorandum of Agreement was not in effect because it required the prior approval of the Bankruptcy Court and (b) the contract arbitrator had exceeded his authority in rendering his decision, by a response and cross-motion, dated April 4, 1994 (the "Response and Cross- Motion"), Leslie Fay requested that the Bankruptcy Court deny the ILGWU Motion in its entirety, declare the Memorandum of Agreement invalid and of no force and effect, and set aside the arbitrator's final award. After a hearing before the Bankruptcy Court on May 26, 1994, the Bankruptcy Court denied the ILGWU Motion in an opinion, dated June 20, 1994.

                   (b)  ILGWU Strike and New Collective Bargaining
                        Agreement

                   Prior to the expiration of the Master Agreement, and commencing in March of 1994, Leslie Fay and the ILGWU engaged in negotiations in an effort to reach agreement on terms for a successor collective bargaining agreement. Such negotiations continued, without success, through May 31, 1994, the date on which the Master Agreement expired. On June 1, 1994, the ILGWU called a general strike against all of Leslie Fay's domestic production and distribution facilities. Subsequent to the initiation of the strike, both Leslie Fay and the ILGWU filed unfair labor practice complaints against each other with the National Labor Relations Board (the "NLRB Actions"). As discussed below, the strike lasted approximately forty-four (44) days.

                   Following the commencement of the strike, negotiations between Leslie Fay and the ILGWU were recommenced under the auspices of a mediator appointed by the Federal Mediation and Conciliation Service and later under the auspices of a special mediator agreed to by the parties. After several rounds of further negotiations between officials of Leslie Fay and the ILGWU, the principal terms for the settlement of the strike and a new collective bargaining agreement were agreed upon by Leslie Fay and the ILGWU and memorialized in that certain Memorandum of Understanding, dated July 8, 1994 (the "Memorandum").

                   The Bankruptcy Court approved the Memorandum by order, dated July 14, 1994. Thereafter, Leslie Fay and the ILGWU documented a successor collective bargaining agreement (the "New Collective Bargaining Agreement") for the period June 1, 1994 through May 31, 1997, which agreement embodies the terms of the Memorandum. Among other things, the Memorandum contemplated the reduction in force to approximately six hundred (600) of Leslie Fay's ILGWU employees. Additionally, under the Memorandum, the ILGWU consented to Leslie Fay's closure of its (a) Throop Fashion dress production facility located in Throop, Pennsylvania, (b) Morrow, Georgia distribution center, (c) Julie II Sportswear facility located in Minersville, Pennsylvania, and
         (d) Miami, Florida cutting room facility (collectively, the "Closed Facilities"). The Memorandum imposed obligations on Leslie Fay. In particular, Leslie Fay guaranteed production jobs for six hundred (600) ILGWU-member employees in its Pennsylvania dress production facilities for the period August 1, 1994 through July 31, 1995, while the profitability of the domestic manufacturing facilities were examined by an independent third-party, and agreed to make enhanced severance payments aggregating approximately $2.7 million in connection with the termination of personnel from the Closed Facilities and with respect to the contemplated reduction in force.

                   Pursuant to the Memorandum, the Arbitration Claims, the NLRB Actions and claims relating to the payment of liquidated damages were withdrawn with prejudice. In addition, with limited and identified exceptions, all other pending arbitration claims and NLRB actions between the parties were withdrawn with prejudice. The Memorandum further provided for the withdrawal of the ILGWU's liquidated damage claim of approximately $7.9 million filed in Leslie Fay's Chapter 11 Case.

                   Additionally, in furtherance of the parties' commitment to develop the means, if possible, by which Leslie Fay could continue to employ substantial numbers of ILGWU members in its manufacturing plant located in Luzerne County, Pennsylvania (the "Route 315 Facility") during the second and third years of the New Collective Bargaining Agreement, Leslie Fay and the ILGWU established a joint labor-management committee (the "Joint Committee") comprised of two representatives appointed by Leslie Fay and two representatives appointed by the ILGWU. The Joint Committee was chaired by an outside facilitator, Bill Usery Associates, Inc. (the "Facilitator"). Under the provisions of the Memorandum, the Facilitator was authorized to retain a consulting firm to conduct an independent study (the "Independent Study") to determine the conditions under which Leslie Fay could produce dresses domestically and compete successfully in the moderate dress market place, thereby enabling Leslie Fay to continue to employ ILGWU members on a profitable basis. The Memorandum further provided that, upon completion of the Independent Study, the consultant was to submit a report of its findings, together with the comments of the Joint Committee, to the Facilitator. If the Joint Committee's recommendations with respect to the Independent Study were unanimous, the Independent Study would be binding upon Leslie Fay and the ILGWU. If, however, the Joint Committee failed to reach a unanimous agreement as to how Leslie Fay could achieve the stated goals, the parties agreed that the Facilitator's recommendations in this regard would be binding upon both parties.

                   The Facilitator selected the consulting firm of Deloitte & Touche to conduct the Independent Study, which was completed on or about April 7, 1995. The Independent Study concluded that it was not possible for Leslie Fay to profitably produce moderate-priced dresses at the Route 315 Facility. The Joint Committee failed to present a unanimous recommendation to the Facilitator as to the results of the Independent Study. On May 5, 1995, the Facilitator issued his binding recommendation by which the Facilitator concurred with the findings of the Independent Study and relieved Leslie Fay of its obligation to maintain employment at the Route 315 Facility after July 31, 1995. Following the issuance of the Facilitator's ruling, Leslie Fay announced its intention to close the Route 315 Facility as of August 1, 1995. The Route 315 Facility was closed on or about August 4, 1995.

                   In anticipation of the closing of the Route 315 Facility, Leslie Fay and UNITE, as successor to the ILGWU, commenced negotiations to resolve issues arising from the closing of the Route 315 Facility, including the payment of severance claims and liquidated damages, and any unresolved claims arising in connection with the Closed Facilities. As a result of these negotiations, the parties successfully reached a compromise and settlement memorialized in that certain Settlement Agreement, dated August 31, 1995, between Leslie Fay and UNITE. The Settlement Agreement resolved all severance claims that might be asserted against Leslie Fay as a consequence of the closing of the Route 315 Facility and the Closed Facilities, as well as any issues and claims that might arise concerning alleged violations of Leslie Fay's obligations to fully supply the Route 315 Facility employees with work as provided for in the Collective Bargaining Agreement. Pursuant to the Settlement Agreement, Leslie Fay agreed to distribute approximately $4,698,600 to former employees, including the balance of the severance payment fund established in connection with the termination of personnel from the Closed Facilities.

                   (c)  ILGWU National Retirement Fund Claim

                   Pursuant to the Master Agreement and the New Collective Bargaining Agreement, Leslie Fay is obligated to contribute to the ILGWU National Retirement Fund (the "Fund"), a multi-employer pension fund. The Fund has filed a proof of contingent claim with the Bankruptcy Court for Leslie Fay's estimated withdrawal liability representing its allocable share of unfunded vested benefits under the Multi-employer Pension Plan Amendments Act ("MPPA") of the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. Sections 1301 et seq.) ("ERISA"). The Fund's most recent estimate of the Company's withdrawal liability through plan year 1995 is approximately $14,875,721. In filing such claim, the Fund has attempted to preserve its rights, has not claimed that a withdrawal has occurred and is not asserting that Leslie Fay has any current liability to the Fund.

              4.   Exclusivity Extensions

                   During the pendency of the Chapter 11 Cases, the Debtors filed periodic motions with the Bankruptcy Court for extensions of the initial periods under the Bankruptcy Code pursuant to which the Debtors possess the exclusive right to file a plan or plans of reorganization and gain acceptances to such plan[s] (the "Exclusive Periods"). Pursuant to orders of the Bankruptcy Court, the Debtors maintained this exclusive right throughout these cases, subject to the concurrent right of the Creditors' Committee to file a plan of reorganization. By order, dated May 29, 1996, the Court extended the Exclusive Periods through September 30, 1996. The Debtors did not seek an extension of the Exclusive Periods. Accordingly, such periods terminated on September 30, 1996.

              5.   Conduct and Completion of Audit Committee
                   Investigation and Issuance of Financial Statements

                   As set forth above, immediately following the discovery of the accounting irregularities, the Audit Committee commenced an investigation to (a) identify the extent of the irregularities, (b) quantify the impact of the irregularities upon the Debtors' operations and historical financial results and (c) identify the means by which these unsupported entries in the Debtors' general ledger had been accomplished. The Audit Committee Investigation was conducted over a period of approximately eight months. Assisted by its professionals, the Audit Committee conducted extensive interviews of numerous employees and undertook detailed examinations of the Debtors' books and records. In addition, where feasible, the Audit Committee took steps to verify independently the accuracy or credibility of the information that was provided in the interviews and documents.

                   On September 29, 1993, Leslie Fay announced that the Audit Committee had completed the Audit Committee Investigation and presented its findings in a confidential report to the Board of Directors of Leslie Fay. It was the conclusion of the Audit Committee that there was no evidence that then-current members of the senior management of Leslie Fay or the Board of Directors of Leslie Fay knew of, or participated in, the perpetration of the accounting irregularities.

                   Leslie Fay had received unqualified opinions from its former independent auditors, BDO Seidman, that the financial statements for 1990 and 1991 were fairly presented in conformity with GAAP.(14) In September 1993, Leslie Fay announced the revised and restated results which reflected the reversal of the accounting irregularities uncovered by the Audit Committee Investigation for 1990, 1991 and 1992, as well as other adjustments for 1990 through the third quarter of 1992. In all, the Audit Committee Investigation led to the reversal of numerous unsupported accounting entries which aggregated a reduction in pretax income of approximately $81 million for fiscal years 1990, 1991 and 1992. In addition, pretax accounting adjustments aggregating $50 million, but unrelated to the irregularities, were recorded. Leslie Fay's consolidated balance sheet as of January 2, 1993 was audited and reported on by Arthur Andersen. Leslie Fay's fiscal 1992 consolidated income statement and consolidated restated financial statements for 1990 and 1991 were unaudited.(15)

              6.   Appointment of Independent Examiner

                   Following the completion of the Audit Committee's report and the announcement of the results thereof, the Creditors' Committee, whose counsel and members had been furnished with the report under a Bankruptcy Court-approved confidentiality agreement, raised questions as to the scope, quality and depth of the investigation. At the same time, the Creditors' Committee questioned whether the Debtors' counsel, Weil Gotshal, was "disinterested" as required under section 327 of the Bankruptcy Code and, accordingly, whether Weil Gotshal was eligible to represent the Debtors in the Chapter 11 Cases generally and with respect to the Audit Committee Investigation. In order to refocus the parties' attention on the Chapter 11 Cases and address any doubts concerning the scope and thoroughness of the Audit Committee Investigation, Leslie Fay requested that the Bankruptcy Court direct the appointment of an examiner under section 1104(b) of the Bankruptcy Code, which request was supported by the Creditors' Committee.

                   On December 16, 1993, the Court entered an order directing the United States Trustee to appoint an examiner to (a) review and evaluate the Audit Committee Investigation and recommend to the Bankruptcy Court whether the examiner should conduct a further investigation of the accounting irregularities and adjustments to the Debtors' financial statements, (b) evaluate and recommend to the Bankruptcy Court whether any viable claims on behalf of the Debtors' estates arising out of or related to the accounting irregularities existed and the feasibility of prosecuting any such claim or claims, and (c) conduct an investigation and recommend to the Bankruptcy Court whether Weil Gotshal satisfied the disinterestedness and disclosure imposed by the Bankruptcy Code for retained professionals. On January 18, 1994, Charles A. Stillman was appointed as examiner (the "Examiner"). Thereafter, the Examiner retained his own law firm, Friedman, Stillman & Shaw, P.C., and the accounting firm of KPMG Peat Marwick to assist the Examiner in his investigations.

                   On May 27, 1994, the Examiner submitted his findings and recommendations to the Bankruptcy Court in two reports filed with the Bankruptcy Court under seal. The Examiner concluded that the investigative procedures undertaken by the Audit Committee appeared to be thorough and comprehensive and that further substantial investigation into the facts and circumstances surrounding the accounting irregularities was not required. Further, the Examiner concluded that there was no evidence that the outside directors of Leslie Fay who served on Leslie Fay's Audit Committee during the period of the accounting irregularities or the senior management of Leslie Fay (other than its former Chief Financial Officer, Paul Polishan)

         ---------------------
         (14) As of the initial Petition Date, BDO Seidman had not yet completed its annual audit of the Debtors' 1992 consolidated financial statements. Further, as a result of the discovery of the accounting irregularities, BDO was also in the process of reviewing its prior audit of the Debtors' 1991 consolidated financial statements. On or about April 13, 1993, the SEC determined that BDO was no longer considered to be "independent" as that term is used under SEC rules, for purposes of performing the 1992 audit in light of the pending stockholder suits and the pending investigation by the SEC with respect to the accounting irregularities. Consequently, Leslie Fay and BDO Seidman terminated their relationship. Following a search conducted by Leslie Fay's Board of Directors, the Debtors, with the approval of the Bankruptcy Court, retained the accounting firm of Arthur Andersen & Co. as their new independent public accountants effective as of May 6, 1993.

         (15) On September 28, 1993, BDO Seidman withdrew its opinion on Leslie Fay's consolidated financial statements for 1990. It is Leslie Fay's understanding that the audit opinion was withdrawn in view of the restatement of the consolidated financial statements for 1990. As stated above, BDO Seidman had previously withdrawn its opinion on Leslie Fay's consolidated financial statements for 1991.

         had knowledge of or participated in the accounting irregularities.(16) The Examiner did conclude that, in connection with the accounting irregularities, viable claims likely existed against BDO Seidman and that further investigation as to the economic feasibility of pursuing those claims was warranted.(17)

                   The Examiner's report concerning Weil Gotshal concluded that Weil Gotshal had a potential conflict of interest and, therefore, was not disinterested. In light of his findings that Weil Gotshal acted in the best interests of and performed valuable services for the Debtors' estates, the Examiner concluded that disqualification of the firm was not warranted and recommended a limited sanction in the form of a disallowance of future fees based on a portion of the cost of the Examiner's investigations.(18)

                   On October 19, 1994, the United States Trustee filed a motion with the Bankruptcy Court seeking the disqualification of Weil Gotshal as counsel to the Debtors and the imposition of economic sanctions against the firm. The United States Trustee based the motion on the findings of the Examiner. Contrary to the Examiner's report, the United States Trustee alleged that the lack of disinterestedness on the part of Weil Gotshal caused actual harm to the Debtors' estates. On behalf of itself and the Debtors, Weil Gotshal opposed the motion, asserting that it had satisfied both the disinterestedness and disclosure requirements of the Bankruptcy Code and that the disqualification of Weil Gotshal at a point in time approximately twenty months after the Petition Date would result in irreparable harm to the Debtors' estates and the reorganization effort. The Creditors' Committee and Equity Committee agreed with the Debtors and opposed the disqualification of Weil Gotshal asserting that disqualification would impose an unfair burden and expense on the chapter 11 estates. In an opinion, dated December 15, 1994, the Bankruptcy Court concluded that Weil Gotshal was not disinterested under the Bankruptcy Code and that it had failed to make proper disclosure of certain of its preexisting client relationships as mandated by the Bankruptcy Code. The Bankruptcy Court precluded Weil Gotshal from representing the Debtors in new matters with respect to which Weil Gotshal had not previously furnished services on behalf of the Debtors and imposed an economic sanction against the firm. Following this decision, the Debtors' retained the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as special counsel to render legal services in connection with the prosecution and defense of certain litigation, contested matters and claims resolution issues.

              7.   Bar Dates and Summary of Claims

                   On September 30, 1993, the Bankruptcy Court entered an order establishing 5:00 p.m., Eastern Standard Time, on December 10, 1993 (the "Bar Date"), as the time and date by which proofs of claim against the initial Debtors and their estates must be filed. On October 7, 1993 and October 21, 1993, notice of the Bar Date, a proof of claim form and instructions for its completion were served on all known creditors and parties which had conducted business with the Debtors during the one-year period prior to the Petition Date. In addition, the initial Debtors published notice of the Bar Date in accordance with the order establishing the Bar Date. By virtue of the foregoing, all parties listed as a creditor or holder of an interest in the initial Debtors' schedules of liabilities received at least 45 days' notice by first-class mail of the Bar Date. All other persons claiming to be creditors of the initial Debtors' chapter 11 estates were given approximately forty-five (45) days' constructive notice through publication.

                   On November 15, 1995, the Bankruptcy Court entered an order establishing 5:00 p.m., Eastern Standard Time, on December 12, 1995 (the "Retail Bar Date"), as the time and date by which proofs of claim against the Retail Debtors and their estates must be filed. On November 21, 1995, notice of the Retail Bar Date, a proof of claim form and instructions for completion were served on all known creditors and parties which had conducted business with the Retail Debtors during the

         ---------------------
         (16) On or about October 29, 1996, Polishan was indicted by a federal grand jury in the Middle District of Pennsylvania in connection with the accounting irregularities.

         (17) On April 4, 1995, the Equity Committee, on behalf of the Debtors' estates, commenced an adversary proceeding against BDO Seidman. The action is discussed at Section IV.C.4. below, The Debtors' Chapter 11 Cases -- Pending Litigation and Other Legal Proceedings -- Leslie Fay
         v. BDO Seidman & Co.

         (18) Subsequent to the appointment of the Examiner, with the exception of the ILGWU, the entire membership of the Creditors' Committee changed. The newly constituted Creditor's Committee adopted no position with respect to the Examiner's investigation or reports.

         six-month period prior to November 15, 1995. In addition, the Retail Debtors published notice of the Retail Bar Date in the locales where the Retail Debtors do business.

                   On April 8, 1996, the Debtors filed amended schedules of liabilities. On April 12, 1996, the Bankruptcy Court entered an order establishing May 8, 1996, 5:00 p.m., Eastern Daylight Savings Time, as the supplemental bar date (the "Supplemental Bar Date") and established procedures for filing proofs of claims against the Retail Debtors and initial Debtors, where applicable.

                   A discussion of the claims filed against the Debtors' estates and scheduled by the Debtors, and the Debtors' efforts to reconcile and resolve these claims is set forth below at Section V.B., The Joint Plan of Reorganization -- Analysis of
         Claims Against the Debtors.

              8. Settlement of Claims with Internal Revenue Service and United States Customs Service

                   During the Chapter 11 Cases, the Debtors consensually resolved substantial claims among the Debtors, the Internal Revenue Service (the "IRS") and the United States Customs Service ("Customs"), including, without limitation, claims relating to tax refunds, amended tax returns, contingent and unliquidated customs entries, employment taxes and FICA and FUTA liabilities. The compromise and settlement of such claims and the audit process related thereto took approximately two years to accomplish.

                   On or about September 24, 1993, Leslie Fay filed an application with the IRS seeking a tentative refund of federal income taxes of $13,715,955 for the carryback of 1992 losses to prior years (the "1992 Tentative Refund"). On or about December 6, 1993, Leslie Fay filed amended tax returns with the IRS for fiscal years 1989, 1990 and 1991, which reflected the impact of the various adjustments to the Company's financial statements on federal taxable income and related federal income taxes for these years, by which it sought an aggregate refund in the amount of $8,235,447. Additionally, in March of 1994, the Company filed an application with the IRS seeking a tentative refund of federal taxes of $19,312,382, for the carryback of 1993 net operating losses to prior years (the "1993 Tentative Refund").

                   In light of the request for the 1992 Tentative Refund and the filing of the amended tax returns, the IRS informed Leslie Fay that an audit of the Company's tax returns for 1989, 1990, 1991 and 1992 would be necessary and that, as a consequence, it would require an extension of the Bar Date. Pursuant to several stipulations between the Debtors and the IRS, approved by the Bankruptcy Court (the "Prior Stipulations"), the deadline by which the IRS was required to file proofs of claim against the Debtors' estates was extended to March 31, 1995.

                   In August of 1993, Customs filed a proof of claim in the approximate amount of $102,347,000 in connection with the importation of merchandise between July 1984 and December 31, 1987. On or about November 19, 1993, Customs filed an amended and superseding proof of claim in the aggregate amount of $3,964,262.96. Following a review and discussions with Leslie Fay during which Leslie Fay assisted Customs in reconciling its claim, Customs ultimately filed a third amended and superseding claim against the Debtors' estates in the amount of $410,737.88, plus unliquidated and contingent liabilities (the "Customs Claim"). In accordance with the Prior Stipulations, and based upon the reduction of the Customs Claim, with the exception of approximately $410,000 withheld as alleged security for the payment of the Customs Claim, the IRS paid to Leslie Fay the 1992 Tentative Refund and the 1993 Tentative Refund.

                   In March 1995, the IRS completed its field examination of the Company's consolidated tax returns for 1989, 1990, 1991 and 1992. The revenue agent's report prepared by the IRS in connection with the completion of the audit illustrated Leslie Fay's entitlement to a net refund of $7,970,073 (the "IRS Refund"). The IRS also examined excise and payroll tax returns and employee benefit plans for the foregoing years. The excise tax returns and employee benefit plan reports were accepted by the IRS as filed. The IRS proposed certain adjustments to payroll tax returns for taxable years 1990, 1991 and 1992 (the "Pre-1993 Employment Taxes"). As discussed below, the Debtors accepted the results of the audit. However, in order to preserve its rights pending approval of the Revenue Agent Report by the Joint Committee, on March 31, 1995, the IRS filed several proofs of claim against the Debtors' chapter 11 estates.

                   Following the completion of the IRS audit, the Debtors, the IRS and Customs entered into a stipulation, dated August 9, 1995 (the "IRS Stipulation"), approved by the Bankruptcy Court on August 15, 1995, pursuant to which (a) the Customs Claim was allowed in the amount of $401,869.14, satisfied and discharged by Leslie Fay in its entirety,
         (b) the Debtors
         agreed to and satisfied the Pre-1993 Employment Taxes in the amount of $89,173.33 in full satisfaction of those taxes and agreed to pay $331,888.92 to the IRS, upon the Effective Date of a plan of reorganization, less any applicable credits for the Debtors' payments into the unemployment funds of various states in settlement of sums related to employment tax obligations which the Debtors were precluded from paying as a consequence of the Chapter 11 Cases, (c) the balance of the 1992 Tentative Refund and 1993 Tentative Refund were paid to the Debtors, and (d) the Debtors agreed to accept the results of the IRS audit. Additionally, in accordance with the IRS Stipulation, following Leslie Fay's execution of IRS form 870 indicating its acceptance of the adjustments proposed by the IRS, the IRS submitted the Agent Report and the case to the Chairman of the Joint Committee on Taxation (the "Joint Committee") in Washington, D.C. for review and approval. The Joint Committee was asked to approve the IRS Refund, the 1992 Tentative Refund and the 1993 Tentative Refund. The IRS Stipulation further provided for the payment of the IRS Refund shortly after Joint Committee approval was obtained or for the payment of such other amount as may be approved by the Joint Committee. Thereafter, the Joint Committee approved and adopted the Revenue Agent Report, and therefore the IRS Refund, with no exceptions. The IRS subsequently paid the Refund. Accordingly, as a procedural formality, Leslie Fay intends to file an objection to expunge the IRS Claims in their entirety.

              9.   The Leslie Fay Companies, Inc. Retirement Plan

                   The Debtors sponsor and maintain a pension plan for certain of their employees known as the Leslie Fay Companies, Inc. Retirement Plan ("Retirement Plan"). The Retirement Plan is covered by Title IV ("ERISA"). The Debtors intend to terminate the Retirement Plan on or before December 31, 1996. As of the date hereof, the Debtors estimate that the Retirement Plan is underfunded by approximately $900,000. Such underfunding shall be paid from Consummation Cash pursuant to the Plan.

                   The Pension Benefit Guaranty Corporation ("PBGC") is a wholly owned United States Government corporation created under Title IV of ERISA which guarantees the payment of certain pension benefits upon termination of a pension plan. The PBGC has advised the Debtors that, upon termination of the Retirement Plan, the Debtors and all members of their controlled group would be jointly and severally liable for any unfunded benefit liabilities of the Retirement Plan, to the extent allowed under 29 U.S.C. Section 1362(a) and that any future liability that should arise under 29 U.S.C. Section 1362 shall not be affected in any way by the Chapter 11 Cases, including discharge. Thus, neither the Retirement Plan nor the PBGC shall be precluded by confirmation of the Plan from commencing any action, or from taking any other action, to collect, enforce, or recover from the reorganized Debtors, their successors, or their assets or properties, any rights or claims under ERISA or otherwise. However, as noted above, the Debtors intend to fully fund the Retirement Plan from Consummation Cash and believe that no future liability will arise.

              10. The Development and Implementation of Business Plans and Consolidation of Operations

                   (a)  Three and Five Year Business Plans

                   On February 28, 1994, the initial Debtors, with the assistance of their financial advisors, and managerial and operational consultants, completed a comprehensive three-year business plan for fiscal years 1994 through 1996 (the "Business Plan"), which plan was in part based on a one-year operating plan previously developed and implemented by the initial Debtors. The Business Plan encompassed an integrated strategy designed to return the initial Debtors' businesses to financial stability and long-term profitability. The Business Plan addressed all aspects of the Company's operations, and included detailed operating plans and strategies to be implemented by the initial Debtors and their non-debtor affiliates at both the corporate and divisional levels through which to achieve these goals. The Business Plan also included comprehensive financial projections for both the consolidated operations of the Company and for each of its operating divisions. The initial Debtors anticipated that the Business Plan would provide the foundation for any plan of reorganization ultimately proposed by the initial Debtors.

                   In September 1994, and after analyzing their performance under the Business Plan for the first six months of 1994, the initial Debtors updated and modified the Business Plan to take into account the initial Debtors' actual performance for the first half of 1994 and the actual and projected impacts of the ILGWU strike and the New Collective Bargaining Agreement. The initial Debtors made similar adjustments to the Business Plan's financial projections for fiscal years 1995 and 1996, and extended the Business Plan and financial projections contained therein through fiscal year 1999 so that it was a five-year plan.

                   Despite (a) management's continued implementation of the Business Plan during fiscal year 1994, (b) a subsequent revision of the financial projections set forth in the plan to account for the Debtors' poorer than expected performance and (c) the discontinuance of Leslie Fay's THEOmiles division in October of 1994, Leslie Fay's consolidated results of operations for fiscal year 1994 fell short of the revised Business Plan's projections due primarily to unanticipated impacts of the ILGWU strike on operations and sales. Specifically, the ILGWU's activities affected Leslie Fay's ability to manufacture, receive and distribute merchandise during the strike causing late deliveries of its Fall dress and sportswear merchandise. This, in turn, resulted in cancelled orders, increased markdowns and customer allowances, all of which eroded net sales and margins. The delays in shipments of Fall product in the third quarter of 1994 impacted directly on the fourth quarter's results as customers demanded large markdowns and allowances for Holiday shipments in the fourth quarter due to the inability of Leslie Fay to provide its customers with product for the full selling seasons, thus further eroding net sales and margins. The continued impact of a weak economy and lackluster consumer demand at the retail level in all women's apparel categories also played a major role in the decline in net sales. As a consequence, for fiscal year 1994, the initial Debtors on a consolidated basis incurred an operating loss of approximately $27.2 million.

                   Actual operating results for fiscal year 1994 compelled the initial Debtors, their advisors and the Committees to consider alternative strategies for the initial Debtors' reorganization. These efforts led to the development of an outline for a proposed plan of reorganization which is discussed below.

                   (b)  Consolidation of Operations and Asset
         Dispositions

                   Prior to the completion of the Business Plan and in connection with implementation of the Business Plan, during the pendency of the Chapter 11 Cases, the initial Debtors closed and consolidated certain of their divisions and operations which had experienced excessive losses and which were noncompetitive. As a consequence of this consolidation, where feasible, the Debtors have sold certain assets and their interests in certain businesses and have licensed certain of their trademarks.

                   Closure of Spitalnick. In November 1993, Leslie Fay closed and liquidated its Spitalnick division, a wholly owned subsidiary of Leslie Fay and Debtor, which formally designed and sold private label sportswear. As of October 15, 1993, Spitalnick consisted of approximately thirty (30) employees, a showroom/ production facility and a distribution facility.

                   Licensing of Hue Trademark and Sale of Assets. In June, 1992, Leslie Fay acquired all of the issued and outstanding stock and assets, including tradenames and trademarks of Hue and Hue International, Inc. Although Hue generated sales in 1993, net of discounts, markdowns, allowances and returns, in the approximate amount of $22,000,000, due to a multitude of factors, it produced a negative cash flow. In connection with Leslie Fay's strategic restructuring, and in light of the historical and projected weak financial performance of Hue, Leslie Fay and Hue decided to discontinue Hue's manufacturing operations, commence licensing the "HUE" tradename and trademark for women's legwear and sell Hue's physical assets. Since 1992, Hue has licensed the "Hue" trademark for children's socks and legwear to Cricket Hosiery, Inc. under an agreement with an expiration of December 31, 1997. The royalty income from this agreement was $105,100 for 1994, $123,750 for 1995, and is expected to be $60,000 for 1996.

                   By order, dated March 3, 1994, the Bankruptcy Court authorized Leslie Fay and Hue to enter into two license agreements of the "HUE" tradename and trademark with Kayser- Roth Corporation ("Kayser-Roth") covering both domestic and certain international areas, with respect to the manufacturing and sale of casual legwear and sheer hosiery, and to sell Hue's physical assets to Kayser-Roth, free and clear of liens, claims and encumbrances. The license agreements with Kayser-Roth expire on December 31, 1997, unless otherwise renewed pursuant to the terms of the agreements. The guaranteed minimum royalties under the license agreements is approximately $1,200,000 per year. In addition, as part of the overall transaction, Kayser-Roth agreed to purchase the physical assets of Hue and International and ultimately paid approximately $3,000,000 for these assets.

                   Discontinuance of THEOmiles Division. In October 1994, Leslie Fay discontinued its THEOmiles division which it had launched in the Fall of 1993. The division offered a classic line of sportswear and dresses for the better-priced market. The commencement of the Chapter 11 Cases in combination with the publicity surrounding the accounting irregularities and the Audit Committee Investigation and the uncertainty created by these events had a significant negative impact on the performance of THEOmiles, in its infancy at such time. Consequently, Leslie Fay determined that, given the limits of its financial and human resources, those resources should be focused on its businesses with more promising near-term profit potential.

                   Sale of Interest in Next Day Apparel, Inc. In September of 1995, Leslie Fay received authorization from the Bankruptcy Court to sell its fifty-one percent (51%) interest in Next Day Apparel, Inc. ("Next Day") and its interest in certain trademarks to West Union Apparel, Ltd. ("West Union"), Next Day's minority shareholder. In connection with the transaction, Leslie Fay agreed to contribute to the capital of Next Day, $2.2 million of the principal amount of a $5 million subordinated loan previously made by Leslie Fay to Next Day, evidenced by a subordinated note, dated December 21, 1993 (the "Next Day Note"). In connection with the sale of Leslie Fay's interest in Next Day, West Union agreed to purchase the Next Day Note for $2.8 million. The sale of Next Day was consummated in September of 1995, with Leslie Fay realizing approximately $3,486,000.

                   Consolidation of Other Operations/Closure of Outlets. In December 1994, in conjunction with its continuing efforts to eliminate unprofitable business and further streamline operations, Leslie Fay determined to (a) close its two (2) foreign sales subsidiaries, Leslie Fay Canada, Inc. and Leslie Fay U.K. Limited, and (b) close twelve (12) of its retail outlets. In the Second Quarter of 1995, Leslie Fay determined to close four (4) additional retail outlet stores, certain of its sportswear labels and excess office and showroom locations. Leslie Fay has proceeded with the orderly liquidation of these businesses.

                   During the Chapter 11 Cases, with the approval of the Bankruptcy Court, the initial Debtors liquidated other assets and their interests in a certain affiliate. Pursuant to an order, dated July 20, 1993, the Bankruptcy Court approved the sale of substantially all of the assets of Leslie Fay's Lowell Division to ABF Manufacturing Corp in consideration for the sum of approximately $409,000.

                   On or about February 22, 1994, Leslie Fay obtained authority from the Bankruptcy Court to sell its Sabreliner 80SC Aircraft and certain related equipment to NSH Aviation Corp. for approximately $950,000. Additionally, pursuant to an order, dated August 17, 1995, Leslie Fay was authorized to sell certain machinery and equipment which it formerly utilized in its dress and sportswear manufacturing facilities for the sum of approximately $520,000.

                   In March of 1994, Leslie Fay was authorized to sell its fifty percent (50%) interest in Torren Fashion, Inc. ("Torren") to Interamericana Products S.A. ("Interamericana"), the other fifty percent (50%) shareholder, for approximately $350,000. Torren primarily engages in the production and finishing of Leslie Fay's products as well as that of other apparel manufacturers. The purchase price was paid through the issuance of a promissory note which was due and payable in May of 1996. Leslie Fay agreed to allow Torren to produce garments for Leslie Fay to reduce the balance of the promissory note. Through 1995, Torren reduced the note to $15,000. Thereafter, Leslie Fay determined to cease purchasing garments from Torren and wrote off the balance of the note as uncollectible. Since Leslie Fay acquired its interest in Torren in 1989, the company had continually operated at a deficit, and in accordance with a shareholders' agreement, Leslie Fay was obligated to fund Torren's working capital needs. Accordingly, Leslie Fay determined to liquidate its interest in Torren. In connection with the transaction, Leslie Fay released its intercompany receivable against Torren in the amount of $810,651.

                   Consolidation and Sale of Real Property Interests. As of the Petition Date, the Debtors were parties to more than sixty-six (66) unexpired leases and subleases of nonresidential real property and owned approximately four (4) parcels of real property. Leslie Fay's rights in one of these facilities, the Route 315 Facility, was the subject of substantial litigation both prior to, and following the Petition Date. See Section IV.C. below, Debtors' Chapter 11 Cases -- Pending Litigation and Other Legal Proceedings. Additionally, during the pendency of its efforts to expand retail outlet operations under the Business Plan, Leslie Fay entered into, or guaranteed, approximately forty-three (43) leases of retail outlet space.

                   As a result of the discontinuance of certain divisions, manufacturing operations and retail outlet operations during the Chapter 11 Cases, and in conjunction with the Debtors' overall business strategy to substantially streamline operations, the Debtors' office, showroom and related business space needs, as well as their warehouse and distribution requirements, were significantly reduced. Accordingly, the Debtors have either eliminated or consolidated their administrative, production, warehouse and distribution facilities. In particular, pursuant to Bankruptcy Court orders, the Debtors have rejected substantially all leases of premises at which the Debtors are no longer engaged in business and entered into lease termination agreements with respect to substantially all of their retail outlet locations.

                   Prior to determining which leases to reject, the Debtors explored numerous potential scenarios for the reorganization of their businesses and the mechanisms by which such alternatives could be effected. In connection therewith, the Debtors analyzed the feasibility of reorganizing the Retail Division along with Leslie Fay's traditional core businesses, as well as a sale of the Retail Division as a going concern. In furtherance of the Debtors' reorganization proposals, Leslie Fay renewed its effort to market the Retail Division as a going concern in order to realize maximum value therefrom. Although certain parties expressed an interest in purchasing the assets of the Retail Division, Leslie Fay did not receive any suitable proposals. Accordingly, the Debtors determined to pursue an orderly liquidation of the assets of the Retail Division on either a going concern or partial basis.

                   In conjunction with Keen Realty Consultants, Inc. ("Keen Realty"), real estate specialists retained to assist Leslie Fay and the Retail Debtors (the "Outlet Debtors") in marketing and selling their leases, Outlet Debtors evaluated several avenues through which the liquidation value of the Retail Division's assets could be maximized. The Debtors eventually determined that maximum value would be obtained by conducting an auction of the retail outlet store leases and the assets maintained at the retail outlets. After extensive consultation with Keen Realty, the Outlet Debtors determined that certain of the Outlet Debtors' leasehold interests were not marketable and of no value to the Outlet Debtors' estates and creditors. Thereafter, Leslie Fay and the Retail Debtors filed a motion, dated December 18, 1995, seeking approval of the rejection of fourteen unexpired leases of nonresidential real property and related subordination agreements. By order, dated January 10, 1996, the Bankruptcy Court approved the rejection of the fourteen leases.

                   At an auction held on January 10, 1996, the Outlet Debtors
         (a) agreed to sell, and the Bankruptcy Court authorized the sale of two leasehold interests, (b) announced the withdrawal from the auction of leasehold interests for three outlet stores, (c) announced the prospective rejection of three leasehold interests and (d) rejected, with Bankruptcy Court approval, the remaining leasehold interests not previously rejected by the Outlet Debtors. In that regard, the Outlet Debtors stated that three of the retail outlet stores were being utilized for the wind down sale of inventory until February 2, 1996. Additionally, the Outlet Debtors advised the Bankruptcy Court that the leases for two of the retail outlet stores most likely would be assumed and assigned as part of the spinoff of Sassco. With respect to one of the leases for an outlet store located in Woodbury Common Factory Outlets, Woodbury, New York, Leslie Fay and Sassco determined that Sassco could operate more efficiently in a smaller space than the one withdrawn from the auction. Based upon such determination, Leslie Fay and Sassco commenced negotiations with the landlord for Woodbury Common Factory Outlets for the purpose of executing a new lease for smaller premises and lower rental obligations. As a result, Leslie Fay sought and, by order, dated January 18, 1996, obtained Bankruptcy Court approval to reject the lease withdrawn from the auction and to enter into a new lease for the smaller premises and, upon consummation of the Plan, to assign such lease to Sassco.

                   In addition, pursuant to orders of the Bankruptcy Court, Leslie Fay sold certain real property located in (a) Cincinnati, Ohio in which it formerly operated a distribution center for $2,025,000, and
         (b) Throop, Plymouth and Pittston, Pennsylvania where it formerly operated dress manufacturing plants for $135,000, $20,000 and $55,000, respectively. The Debtors' foregoing efforts to eliminate and consolidate real property interests during the Chapter 11 Cases has resulted in substantial savings to their estates.

                   As part of Leslie Fay's downsizing, Leslie Fay determined that it no longer required the amount of space it leased in Hanover, Pennsylvania, where its headquarters historically had been located. By order, dated June 24, 1996, the Bankruptcy Court approved Leslie Fay's rejection of the Hanover Lease and authorized Leslie Fay's entry into a termination agreement with respect thereto. Leslie Fay subsequently relocated its headquarters to its warehouse facilities located in Laflin, Pennsylvania.

                   The Debtors currently are parties to several leases of nonresidential real property of office, warehouse and other facilities, including leased premises in Secaucus, New Jersey which Leslie Fay entered into in July 1995 and September 1996, respectively, which will be the headquarters and warehouse facilities of New Sassco. Under the Plan, these leases either will be expressly assumed by the Debtors and assigned to Reorganized Leslie Fay or New Sassco, as the case may be, or rejected in accordance with section 365 of the Bankruptcy Code and
         Section 34.1 of the Plan.

                   As part of Leslie Fay's continuing efforts to downsize its operations, in August 1995, Leslie Fay commenced negotiations with 1412 Broadway Associates ("Broadway Associates"), the landlord of the premises in which Leslie Fay conducts its New York City operations, to reduce the number of floors Leslie Fay leases and its aggregate rental payments to reflect Leslie Fay's reduced use of space and the current market rents. In February 1996, after negotiations with Broadway Associates collapsed and after evaluating the real estate market within the garment center, Leslie Fay commenced negotiations with 1400 Broadway Associates to lease premises on the sixteenth floor of 1400 Broadway. Sassco currently conducts its New York City operations from the fifteenth floor of 1400 Broadway. On April 22, 1996, after Broadway Associates commenced its own chapter 11 case, Leslie Fay filed a motion for relief from the automatic stay in Broadway Associates' chapter 11 case for permission to file a motion to reject the lease between Leslie Fay and Broadway Associates (the "1412 Lease") in Leslie Fay's chapter 11 case. The Court deferred ruling on Leslie Fay's motion and ordered both parties to mediate a resolution. Thereafter, negotiations were held between Leslie Fay, the landlord for 1412 Broadway, as well as the landlord for 1400 Broadway. During the negotiations, Broadway Associates filed a motion seeking, inter alia, to compel Leslie Fay to assume or reject the 1412 Lease. As a result of the negotiations, Reorganized Leslie Fay and New Sassco have agreed to conduct their respective New York City operations from 1412 Broadway and are in the process of negotiating acceptable lease terms. However, as of the date hereof, Leslie Fay has been informed that the landlord for 1400 Broadway will seek to reverse such decision by providing more favorable terms for both New Sassco and Reorganized Leslie Fay at 1400 Broadway.

              11.  Development of Outline of Proposed Reorganization
                   Plan

                   In light of the Debtors' actual and projected operating results for fiscal year 1994, in December of 1994, the Debtors and their professionals engaged in discussions with the Creditors' Committee and the Equity Committee and their respective professionals regarding potential reorganization alternatives for the Debtors' businesses. These discussions led to the development of a proposed outline for a plan of reorganization (the "Outline") which was delivered to the Committees in mid-January of 1995. Following its review of the Outline, the Creditors' Committee indicated its support for the reorganization proposals set forth therein.

                   The reorganization plan contemplated by the Outline envisioned a smaller, streamlined reorganized Leslie Fay, focusing on Leslie Fay's traditional core businesses, together with its Nipon, Outlander and Castleberry product lines and the Retail Outlets, with Sassco being sold or separated from the rest of Leslie Fay. The Outline proposed a distribution under a plan of reorganization to creditors of
         (a) new equity in Leslie Fay and (b) either the proceeds from the sale of Sassco or equity and debt instruments to be issued by Sassco as a stand-alone entity. At the time the Outline was announced, it was contemplated that Leslie Fay's current stockholders might receive stock and/or warrants in the reorganized entity and warrants to purchase the equity of Sassco in the event it emerged from chapter 11 as a stand-alone entity.

                   Following the announcement of the Outline, discussions and negotiations regarding alternative scenarios for the divestiture of Sassco ensued.

              12. Efforts to Market and Sell the Core Businesses and Development of Modified Business Plan

                   As an alternative to the transactions proposed in the Outline, in March of 1995, the Board of Directors of Leslie Fay determined to investigate whether returns to creditors could be maximized through the sale of Leslie Fay's Dress, Sportswear and Retail Division (collectively, the "Core Businesses") as going concerns. The Board of Directors requested the Debtors' financial advisor, Blackstone, to assist the Debtors in this effort. Over the course of the following months, Blackstone identified potential purchasers, compiled pertinent data regarding the Debtors' businesses which was furnished to interested parties and solicited potential bids from parties in interest.

                   After evaluating the potential for sale developed through Blackstone's efforts, the Board of Directors of Leslie Fay, in consultation with the Creditors' Committee, determined that the reorganization of Leslie Fay on a scaled down basis, combined with the sale of certain non-core assets, would provide the best value to creditors as opposed to a sale of the businesses. In June of 1995, the Board of Directors announced that it elected to pursue (a) the reorganization of Leslie Fay around the Dress and Sportswear Divisions, together with Leslie Fay's Outlander label and (b) the potential sale of the remaining businesses, including Leslie Fay's Castleberry Knits Division, provided an acceptable offer for that division was received, and if not, Castleberry would be retained.

                   The Board of Directors also announced that a tentative agreement had been reached for the sale or spinoff of Sassco under a plan of reorganization to a group led by Arthur Levine and other members of Sassco's senior management.

                   After conducting further analysis, the Debtors and Creditors' Committee determined that the most efficient mechanism through which to restructure the Core Businesses was through the reorganization of these businesses by Reorganized Leslie Fay under a plan of reorganization. The Debtors and the Creditors' Committee believe that the separation of Sassco and Leslie Fay and the related transfer of assets will maximize returns to Creditors from these assets.

                   Accordingly, Leslie Fay has taken significant steps in anticipation of the separation of Sassco and Leslie Fay. Specifically, in an effort to bifurcate the administrative functions of Sassco from the remainder of the Debtors' operations, many of Sassco's operating functions that were previously performed by Leslie Fay have been transferred to Sassco, including accounting, payroll and factory services.

                   In addition, on the Effective Date of the Plan, New Sassco intends to acquire either Forecast Designs, Inc., a company owned by Herbert Kasper ("Kasper") or all of Kasper's trademark rights for a $5 million note, maturing in ten (10) years, bearing an interest rate of eight percent (8%) per annum, secured by a letter of credit.

              C.   PENDING LITIGATION AND OTHER LEGAL PROCEEDINGS

                   1. Class Action. In November 1992, a class action, currently captioned In re: The Leslie Fay Companies, Inc. Securities Litigation, Civil Action No. 92-CIV-8036 (WCC), was instituted in the United States District Court for the Southern District of New York. In January and February 1993, the class action plaintiffs served amended complaints and, thereafter, twelve other similar actions were served against Leslie Fay, certain of its employees and directors and its then auditors, BDO Seidman. These complaints purport to be on behalf of all persons who purchased or acquired stock of Leslie Fay during the period from February 4, 1992 to February 3, 1993, and allege that the defendants knew or should have known material facts relating to sales and earnings that they failed to disclose and that, if these facts had been disclosed, they would have affected the price at which Leslie Fay's common stock was traded. A pre-trial order has been entered consolidating all of these actions, and, in accordance therewith, the plaintiffs served the defendants with a consolidated class action complaint which does not name Leslie Fay as a defendant.

                   In late March of 1994, the class action plaintiffs filed a consolidated and amended class action complaint which adds certain additional parties as defendants and expands the purported class period from March 28, 1991 to and including April 5, 1993. In March of 1995, BDO Seidman filed an answer to the complaint, cross-claims against certain of the officers and directors of Leslie Fay previously named in this action and third-party complaints against Odyssey Partners, L.P., certain current and former division heads of Leslie Fay and certain current and former directors of Leslie Fay. Such cross-claims and third-party complaints allege that Leslie Fay's senior management and certain of its directors engaged in fraudulent conduct and negligent misrepresentation. BDO Seidman seeks contribution from certain of the defendants and each of the third-party defendants if it is found liable in the class action, as well as damages. Defendants have answered and discovery is ongoing.

                   Certain of the defendants and third-party defendants have asserted contingent claims against the Debtors for indemnification in the event they are found liable and ordered to pay damages to the plaintiffs and/or BDO Seidman. The Debtors believe that a significant portion of the claims asserted for indemnification would be covered by insurance. The Debtors dispute their liability to certain of the defendants and will seek to have those claims disallowed and expunged pursuant to section 502(e)(1)(B) of the Bankruptcy Code on the basis that they are contingent claims for reimbursement or contribution. There can be no assurance that the Debtors will be successful in seeking to expunge such claims.

                   2. Derivative Action. In March 1993, a stockholder derivative action captioned Isidore Langer, derivatively on behalf of The Leslie Fay Companies, Inc. v. John J. Pomerantz, et al., Case No. 104544193, was instituted in the Supreme Court of the State of New York, County of New York, against certain officers and directors of Leslie Fay and its then auditors, BDO Seidman. The complaint alleges that the defendants knew or should have known material facts relating to the sales and earnings of Leslie Fay which they failed to disclose. The plaintiff seeks an unspecified amount of monetary damages, together with interest thereon, and costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. Certain of the defendants have asserted contingent claims against the Debtors for indemnification in the event they are found liable and ordered to pay damages to the plaintiffs. These derivative claims constitute property of the estate under the Bankruptcy Code and, if they were viable claims they would be an asset of the estate. However, based upon the Audit Committee Investigation and the Examiner's Investigation, the Debtors do not believe these claims have any value to the estate, other than possibly those claims against Donald Kenia, Leslie Fay's former controller, and Polishan. Any such derivative claims that might be asserted by the Debtors against present and former directors, officers and employees are not waived or released under Section 37.6 of the Plan.

                   3. Governmental Investigations. In February 1993, the SEC obtained an order directing a private investigation of Leslie Fay in connection with, among other things, the filing by Leslie Fay of annual and other reports that may have contained misstatements, and the purported failure of Leslie Fay to maintain books and records that accurately reflected its financial condition and operating results. Similarly, the United States Attorney for the Middle District of Pennsylvania issued a Grand Jury Subpoena seeking the production of documents as a result of Leslie Fay's announcement of the accounting irregularities. Both of these investigations are ongoing and Leslie Fay is continuing to cooperate with these authorities.

                   4. Leslie Fay v. BDO Seidman & Co. In April 1995, an action was commenced in the Bankruptcy Court by the Equity Committee in the name and on behalf of the Debtors against BDO Seidman and certain of its partners, captioned Leslie Fay v. BDO Seidman et al., Adv. No. 95-8940A. The action alleged that BDO Seidman and such partners recklessly and negligently breached their duties to the Debtors in connection with establishing internal controls, auditing their financial statements and providing unqualified certifications of the financial statements. The damages sought are unspecified. On June 2, 1995, jurisdiction of the action was transferred to the United States District Court for the Southern District of New York under Civil Action Number 95 Civ. 3340 (the "District Court"). On March 29, 1995, BDO Seidman filed an answer to the complaint, counterclaims against Leslie Fay and third-party complaints against current and former members of Leslie Fay's management and Board of Directors. The counterclaims and third-party complaints alleged that certain current and former members of Leslie Fay's senior management and certain of its current and former directors engaged in fraudulent conduct and negligent misrepresentation. The counterclaims sought certain damages against Leslie Fay and the third-party claims sought contribution and indemnification in the event BDO Seidman were found liable to Leslie Fay. Following the dissolution of the Equity Committee (see Section IV.B.1. above, Debtors' Chapter 11 Cases -- Events During the Chapter 11 Cases -- Appointment of Unsecured Creditors' Committee and Equity Committee), BDO Seidman filed a motion to dismiss the complaints for want of prosecution under Rule 41(b) of the Federal Rules of Civil Procedure. On or about September 24, 1996, the District Court entered an order granting this motion.

                   5. Leslie Fay v. Corporate Property Associates 3. During the Chapter 11 Cases, Leslie Fay was involved in substantial litigation concerning a lease agreement with Corporate Property Associates 3 ("CPA 3"), the landlord of Leslie Fay's Route 315 Facility (the "315 Lease Agreement"), which agreement provided Leslie Fay with an option to purchase the premises. Specifically, following the commencement of the Chapter 11 Cases, CPA 3 filed a motion in the Bankruptcy Court seeking relief from the automatic stay imposed by section 362 of the Bankruptcy Code to, among other things, proceed with certain arbitrations concerning a purchase option granted to and purportedly exercised by Leslie Fay prior to the commencement of the Chapter 11 Cases. After considering the motion and Leslie Fay's response in opposition, the Bankruptcy Court entered an order which, among other things, (a) stayed certain proceedings involving Leslie Fay and CPA 3, including the arbitration proceeding to determine the fair market value of the leased premises, and (b) required Leslie Fay to continue to pay for the use of the leased premises, in an amount equal to the rent reserved under the 315 Lease Agreement, until further order of the Court, with Leslie Fay and CPA 3 reserving all rights as to their respective legal positions.(19)

                   On June 11, 1993, Leslie Fay commenced an adversary proceeding in the Bankruptcy Court by the filing of a complaint (the "Complaint") against CPA 3, (a) seeking a turnover of funds that Leslie Fay paid to CPA 3 under the order entered by the Court of Common Pleas, Luzerne County, Pennsylvania in excess of the amount allowed pursuant to section 502(b)(6) of the Bankruptcy Code (the "First Claim for Relief") or, in the alternative, (b) seeking (i) a determination that the 315 Lease Agreement was not a true lease, but was, in fact, a component of a secured financing transaction, (ii) a determination of the amount of the unpaid balance of such secured loan, (iii) an order directing that title to the leased premises be reconveyed to Leslie Fay subject to a lien to secure payment of the unpaid balance, if any, of CPA 3's secured loan, and (iv) an order directing a turnover of funds, if any, paid by Leslie Fay to CPA 3 in excess of the allowed interest and principal amounts due under such secured loan (the "Second Claim for Relief").

                   CPA 3 filed a motion to (a) dismiss the Complaint in its entirety and (b) vacate the automatic stay pursuant to section 362(d) of the Bankruptcy Code. The Bankruptcy Court denied CPA 3's motion to dismiss the Second Claim for Relief and CPA 3's motion to vacate the automatic stay. On April 21, 1994, the Bankruptcy Court denied CPA 3's motion to dismiss the First Claim for Relief.

                   On December 23, 1994, the Bankruptcy Court entered an order directing the parties to engage in formal mediation of the issues raised in the Complaint. Thereafter, the parties engaged in mediation and conducted additional

         ---------------------
         (19) On December 10, 1993, CPA 3 filed a proof of claim against Leslie Fay in the approximate amount of $26,000,000. Additionally, on that date, National Union also filed in Leslie Fay's Chapter 11 Case, a claim for indemnification under the surety bond.

         settlement negotiations. Pursuant to a Compromise and Settlement Agreement, dated as of May 1, 1995, the parties resolved all of the issues. The settlement was approved by the Bankruptcy Court on August 7, 1995.

                   The settlement provided for (a) Leslie Fay's release of its interest in the Route 315 Facility, (b) the allowance of CPA 3's claim in the reduced amount of $2,650,000, (c) a cash payment to CPA 3 from National Union Fire Insurance Co ("National Union") which had issued a surety bond for Leslie Fay's benefit in the amount of $5,250,000, (d) the withdrawal of National Union's claim against Leslie Fay related to the surety bond in its entirety, (e) a cash payment of $250,000 from CPA 3 to Leslie Fay upon CPA 3's receipt of payment from National Union, and (f) a short extension of the 315 Lease Agreement through September 30, 1995, at a substantially reduced monthly rent, to permit Leslie Fay to wind down its operations at the facility and sell its equipment located thereon.

                   6. Civil Rights Actions and Administrative Proceedings. The Debtors have civil rights actions pending against them and certain of their officers and directors before certain courts and agencies in various parts of the United States, including the Equal Employment Opportunity Commission and various state and city human rights commissions. The Debtors believe the vast majority of these actions are without merit.

                   Included among the aforementioned proceedings are two actions pending before the United States District Court for the Southern District of New York entitled Jacob v. Falbaum, et al.
         v. John J. Pomerantz, et al., Case No. 94 Civ. 5503 (MGC), and Lee L. Kishbaugh v. John J. Pomerantz, et al., Case No. 94 Civ. 7921 (MGC), and the related claims objection litigation pending before the Bankruptcy Court. The Debtors believe that such claims, asserted in the aggregate amount in excess of $69 million, will be reduced significantly or expunged in their entirety based upon, among other reasons, the execution of releases by four of the five asserted creditors.

                   7. Preference Actions. Pursuant to applicable provisions of the Bankruptcy Code, the Debtors have commenced thirty adversary proceedings in the Bankruptcy Court seeking the avoidance and recovery of preferential transfers and/or payments (collectively, the "Preference Actions"), aggregating approximately $65 million, from the Debtors' prepetition factors, vendors, the Lenders and the individual members of the Bank Group. Among these is an action commenced against Chemical Bank, National Westminster Bank, USA, The Bank of New York, Marine Midland Bank, N.A., Prudential and Northwestern to recover transfers to them in excess of $56 million. In the event the Debtors were to prevail on a significant portion of these claims, substantial funds would be recovered by the Debtors' estates giving rise to unsecured claims for substantially all amounts so recovered. However, the Debtors cannot predict the outcome of these proceedings, nor the amounts that may be realized therefrom either from recoveries on judgments or settlements. See Section V.I.5. and 17., respectively below, The Joint Plan of Reorganization -- Summary of Other Provisions of the Plan -- Prosecution of Claims Held by the Debtors; Preservation of Causes of Action.

                   8.   Other Significant Litigation.

                   Nipon Adversary Proceeding. During 1988, Leslie Fay purchased substantially all of the assets of Albert Nipon, Inc., including, without limitation, the "Nipon" trademarks and tradenames. As part of such transaction, Albert Nipon and Pearl Nipon (collectively, the "Nipons"), each entered into employment contracts with Leslie Fay (the "Employment Contracts"), which contracts were rejected by Leslie Fay during the course of the Chapter 11 Cases. All of the foregoing agreements contain non-competition covenants.

                   On January 4, 1995, the Nipons commenced an adversary proceeding against Leslie Fay in the Bankruptcy Court (the "Nipon Complaint"), pursuant to which the Nipons sought a declaratory judgment that they are not bound or restricted by the non-competition covenants set forth in the Employment Contracts. By motion, dated April 3, 1995, Leslie Fay sought to dismiss the Nipon Complaint pursuant to Rule 7012 of the Federal Rules of Bankruptcy Procedure and Rule 12(b)(1) of the Federal Rules of Civil Procedure for lack of subject matter jurisdiction because insufficient facts were presented to establish a justiciable controversy, and directed the parties to engage in mediation of the issues raised in the Nipon Complaint. After oral argument, the Bankruptcy Court deferred ruling on Leslie Fay's motion and appointed a mediator to attempt to reconcile the parties' differences. The mediation concluded in an impasse and, thereafter, by opinion, dated September 21, 1995, the Bankruptcy Court granted Leslie Fay's motion to dismiss the adversary proceeding pending the Nipons' filing of an amended complaint within thirty (30) days. Because the Nipons failed to file an amended complaint setting forth a justiciable case or controversy, the Nipon Complaint was dismissed on or about October 30, 1995.

                   However, on February 27, 1996, Albert Nipon, together with American Pop Marketing Group, Inc., filed a second complaint against Leslie Fay and The Leslie Fay Licensing Corporation (the "Second Complaint") alleging breach of contract and requesting, inter alia, a declaration that Nipon may use his name in a manner outlined in the Complaint and as contained in Opinion Letters of his special trademark/tradename counsel. The Debtors served an answer to the complaint and simultaneously filed a counterclaim against the Nipon parties for, inter alia, trademark infringement of Leslie Fay's federally registered "NIPON" trademarks. Discovery is ongoing.

                                        V.

                         THE JOINT PLAN OF REORGANIZATION

         A.   INTRODUCTION

                   The Debtors believe that (a) through the Plan, holders of Allowed Unsecured Claims will obtain (i) a substantially greater recovery from the Debtors' chapter 11 estates than the recovery which otherwise would be obtained if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code and (b) the Plan will give Reorganized Leslie Fay and New Sassco the opportunity and ability to continue the Debtors' primary businesses as viable ongoing enterprises.

                   Only Allowed Claims, that is Claims which are not (a) contingent, (b) unliquidated in amount or (c) subject to objection or estimation, are entitled to receive distributions under the Plan. The consideration for all other Claims will be reserved and set aside pending settlement of disputes or allowances by the Bankruptcy Court.

         B.   ANALYSIS OF CLAIMS AGAINST THE DEBTORS

                   As noted above, the Bankruptcy Court established December 10, 1993, December 12, 1995 and May 8, 1996 as the last dates to file proofs of claim in the Chapter 11 Cases. Unless otherwise ordered by the Bankruptcy Court, Claims arising from the rejection of executory contracts and unexpired leases pursuant to the Plan must be filed no later than thirty (30) days after the later to occur of (a) an order authorizing rejection and (b) the Confirmation Date.

                   Subsequent to each Bar Date, the Retail Bar Date and the Supplemental Bar Date, the Debtors (a) proceeded to analyze each filed Claim as against the Schedules and their books and records in order to determine the validity of each such Claim, (b) categorized the Claims and (c) estimated the allowed amount of all Claims for plan negotiation purposes. In connection with the process of reconciling all Claims filed against their estates, the Debtors have filed numerous specific objections and five omnibus objections to Claims. Duplicate and amended claims as well as claims filed after the bar dates are among those which have been addressed in the various objections. The Debtors continue to review the Claims filed and scheduled against their estates and intend to file additional objections to existing Claims or Claims that may be filed subsequently. While the total number of Claims (including Claims listed in the Debtors' Schedules) is approximately 5,600, and asserted claims aggregating $1,546,000,000, the Debtors estimate that, upon resolution of the Claims objection process, there will be approximately 4,200 claimants whose Claims will aggregate approximately $339,000,000 (including Administrative and Priority Claims). The Debtors' objections will be resolved pursuant to the procedures described below, see Section V.I.4. below, The Joint Plan of Reorganization -- Summary of Other Provisions of the Plan -- Treatment of Disputed Claims. Holders of Claims voting on the Plan may receive claims objections prior to the deadline for receipt of Ballots on the Plan by the Debtors.

                   Based upon the Debtors' review and reconciliation of the Claims filed to date, and the Debtors' estimate of rejection damage Claims, the Debtors estimate the Allowed Claims in the Chapter 11 Cases, will be as follows:


                  Administrative      Priority   Priority   Secured     Bank          Senior
    Debtor            Claims             Tax     Non-Tax    Claims     Claims      Note Claims
    -------------     ------             ---      ------    ------     ------      -----------
    Leslie Fay       $2,826,554      $1,417,938 $6,497,945   $-0-     $178,003,850 $50,052,943


    Licensing               -0-             118        -0-    -0-              -0-         -0-

    Hue                  38,280          26,799        -0-    -0-              -0-         -0-

    Spitalnick              -0-          24,038      3,285    -0-              -0-         -0-

    Retail                  -0-             242     11,970    -0-              -0-         -0-
    Outlets

    Retail                  -0-           3,165        -0-    -0-              -0-         -0-
    (Alabama)

    Retail                  -0-             -0-        -0-    -0-              -0-         -0-
    (California)

    Retail                  -0-             -0-        -0-     -0-             -0-         -0-
    (Iowa)

    Retail                9,058           1,829        -0-     -0-             -0-         -0-
    (Tennessee)

    TOTAL:           $2,873,892(22)  $1,474,129 $6,513,200    $-0-    $178,003,850 $50,052,943


                        Senior       General                  Intercompany
                     Subordinated   Unsecured   Convenience     Affiliate
    Debtor           Note Claims      Claims     Claims(20)     Claims(21)
    -------------    -----------      ------      ------         ------
    Leslie Fay       $25,029,2788  $70,230,430   $275,446     $32,010,404

    Licensing                 -0-        1,016        -0-             -0-

    Hue                       -0-    1,301,277     12,894       1,846,111

    Spitalnick                -0-    1,877,637      7,429       6,868,588

    Retail                    -0-      490,337      5,979      11,445,245
    Outlets

    Retail                    -0-          832        453         240,319
    (Alabama)

    Retail                    -0-          977        242       2,379,127
    (California)

    Retail                    -0-          -0-         58         482,124
    (Iowa)

    Retail                    -0-       80,760         95         926,078
    (Tennessee)

    TOTAL:            $25,029,278  $73,983,266   $302,596     $56,197,996

    ---------------------
    (20) Convenience Claims includes approximately $234,750 of General
    Unsecured Claims which, upon election, shall be allowed in the approximate aggregate amount of $156,500.

    (21) The Intercompany Affiliate Claims will be eliminated through the substantive consolidation of the Debtors' estates.

    (22) Such amount does not include (i) professional fees and expenses which will be paid from and after the date hereof pursuant to further order(s) of the Bankruptcy Court or (ii) holdbacks imposed with respect to such professional fees.

                   The holders of Bank Claims and/or their assignees have asserted Claims against Leslie Fay in the amount of $178,003,850. In addition, the holders of Bank Claims have asserted Claims arising from the guarantees issued by Licensing and Spitalnick. Although the full amount of the Bank Claims has been asserted against Licensing and Spitalnick by virtue of the guarantees of payment of Leslie Fay's indebtedness executed by those Debtors, the Claims arising from the guarantees are not reflected in the chart above and are estimated at $0 for purposes of voting on and receiving distributions under the Plan because the Plan provides for substantive consolidation of the Debtors' estates.

                   Many of the scheduled Claims are duplicative of the Claims that have been filed. Any scheduled Claim as to which a proof of claim has been filed is superseded by such proof of claim.

                   The Debtors' objections to the claims of two creditors merit special attention. First, on or about December 8, 1993, Odyssey International Inc., Odyssey Worldwide Holdings, B.V. and Odyssey OHSI, Inc. (collectively, the "Odyssey Group") filed proofs of claim in the Debtors' chapter 11 proceedings (collectively, the "Odyssey Proofs of Claim") alleging that (a) Leslie Fay made material misrepresentations regarding the valuation of inventory in an agreement, dated August 15, 1991, between the Odyssey Group and Leslie Fay (the "Agreement"), concerning the sale of Leslie Fay's Head Sportswear business and (b) such misrepresentations constituted a breach of warranty under the Agreement. The Odyssey Proofs of Claim asserted damages in the amount of $9,334,333 and were subsequently assigned to Chemical Bank, as agent for itself, the FNBB(23) and the Hong Kong and Shanghai Banking Corporation Limited (collectively, the "Chemical Bank Group").

                   The Debtors prepared and filed objections to the Odyssey Proofs of Claim seeking to expunge such claims in their entirety (the "Odyssey Objection"). In addition, the Debtors received and analyzed the Chemical Bank Group's response to the Odyssey Objection. Thereafter, the Debtors filed a reply thereto and participated in a pre-trial conference with the Court during which the parties addressed discovery issues and timetables for discovery and trial.

                   During the period while the parties prepared for discovery and trial, Leslie Fay and the Creditors' Committee also negotiated a proposed settlement with counsel to the Chemical Bank Group. An agreement was reached providing for, among other things, the Chemical Bank Group Claim -- originally filed for $9,334,333 -- would be allowed as three unsecured claims in the aggregate amount of $1,900,000 against Leslie Fay's chapter 11 estate. Leslie Fay then sought an order, pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019(a), (a) approving the compromise and settlement of the litigation brought by the Chemical Bank Group and (b) allowing the claims of the Bank Group in connection therewith, which was granted.

                   The second claim objection worthy of special mention is the objection to the claims of the Nipons arising out of the agreement pursuant to which Leslie Fay purchased substantially all of the assets of Albert Nipon, Inc., including, without limitation, the "Nipon" trademarks and tradenames. As part of that transaction, the Nipons entered into employment contracts with Leslie Fay (the "Employment Contracts"), which contracts were rejected by Leslie Fay early in the Chapter 11 Cases. Each of these agreements contained non-competition covenants.

                   On December 7, 1993, the Nipons filed proofs of claim against Leslie Fay's chapter 11 estate. Subsequent thereto, the Nipons "amended" or "supplemented" such claims to assert damages based upon the Debtors' rejection of the Employment Agreements. Pursuant to such claims, Albert Nipon and Pearl Nipon sought damages in excess of $10.8 million and $12.4 million, respectively, and further sums in an unliquidated amount (collectively, the "Nipon Claims").

                   The Debtors filed objections to the Nipon Claims that sought to reduce the Nipon Claims to the aggregate amount of $68,251.27 and expunge the balance of the claims. Thereafter, the Debtors actively prosecuted the objection to the Nipon Claims and engaged in extensive discovery with the Nipons. After the Court ruled that Leslie Fay could depose Albert Nipon as to his competitive activities from and after April 5, 1993, a key component of Leslie Fay's objection to the Nipon Claims, Leslie Fay and the Nipons were able to reach a tentative settlement of the Nipon Claims.

         ----------------------
         (23) As noted in retention affidavits filed in these cases, The First National Bank of Boston is one of the agents in the Debtors' debtor in possession credit facility.

                   The Debtors negotiated the settlement of the Nipon Claims allowing those of Albert Nipon, Pearl Nipon and Laurence Nipon(24) in the amounts of $100,000, $100,000 and $25,000, respectively. The balance of the proofs of claim were disallowed in their entirety and the Court approved the settlement.

                   Additional Claims may be filed against the Debtors by parties to executory contracts and unexpired leases that are rejected in connection with the Plan and by parties affected by amendments to the Debtors' Schedules. Such parties will be afforded a limited additional period of time to file proofs of claim.

                   The Debtors have used the foregoing estimates of the approximate amount of Allowed Claims to compute anticipated allocations and recovery percentages under the Plan. The actual amount of Allowed Claims in any Class may differ, perhaps materially, from the estimates used by the Debtors to calculate these anticipated distributions and recovery percentages. See Section V.B. above, The Joint Plan of Reorganization -- Analysis of Claims Against the Debtors.

         C.   TRANSACTIONS AMONG INTERCOMPANY AFFILIATES

                   The transactions between and among the Intercompany Affiliates have given rise to the Intercompany Affiliate Claims described below.

                   As of the Petition Date, according to the books and records of the Debtors, the payment of the prepetition liabilities and the prepetition transfer of funds between and among the Intercompany Affiliates created payables to and receivables from the Intercompany Affiliates in the following amounts:



         Debtor              Creditor          Type of Claim      Amount
         ------              --------          -------------      ------
         Leslie Fay          Licensing         Unsecured      $ 28,004,511
                             Leslie Fay        Unsecured      $  3,657,805
                              Hong Kong, Ltd.

                             Leslie Fay        Unsecured      $    348,088
                             International
                             (S.E.A.) Ltd

         Hue                 Leslie Fay        Unsecured      $  1,846,111

         Spitalnick          Leslie Fay        Unsecured      $  6,868,588

         Retail Outlets      Leslie Fay        Unsecured      $ 11,445,245

         Retail (Alabama)    Leslie Fay        Unsecured      $    240,319

         Retail (California) Leslie Fay        Unsecured      $  2,379,127

         Retail (Iowa)       Leslie Fay        Unsecured      $    482,124

         Retail (Tennessee)  Leslie Fay        Unsecured      $    926,078

         ---------------------
         (24) Laurence Nipon, son of Albert and Pearl Nipon, had filed a separate claim against Leslie Fay's chapter 11 estate in the amount of $40,347.00 for amounts allegedly due and owing for profit sharing pursuant to his Employment Agreement with Leslie Fay. Although Leslie Fay had not previously objected to Laurence Nipon's claim, it chose to settle his claim in the same settlement agreement as the other Nipon Claims to save time and further expense to the estate.

                   Under the Plan, upon the Effective Date, the Intercompany Affiliate Claims will be eliminated through the substantive consolidation of the Debtors' estates. See Section V.E. below, The Joint Plan of Reorganization -- Substantive Consolidation and Merger of Corporate Entities.

                   THE PLAN IS ANNEXED HERETO AS EXHIBIT "A" AND IS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT. THE SUMMARY OF THE PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE SUMMARY CONTAINED HEREIN, THE TERMS OF THE PLAN SHALL GOVERN.

         D.   CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY
              INTERESTS UNDER THE PLAN

              1.   Classification

                   The Plan divides the Claims against, and Equity Interests in, the Debtors into the following classes:

                  Unclassified        -    Administrative Expense Claims

                  Unclassified        -    Priority Tax Claims

                  Class 1             -    Priority Non-Tax Claims

                  Class 2             -    Secured Claims

                  Class 3             -    Bank Claims

                  Class 4             -    Senior Note Claims

                  Class 5             -    Senior Subordinated Note Claims

                  Class 6             -    General Unsecured Claims

                  Class 7             -    Convenience Claims

                  Class 8             -    Statutorily Subordinated Claims

                  Class 9             -    Leslie Fay Equity Interests

                  Class 10            -    Hue Equity Interests

                  Class 11            -    Spitalnick Equity Interests

                  Class 12            -    Licensing Equity Interests

                  Class 13            -    Retail Outlets Equity Interests

                  Class 14            -    Retail (Alabama) Equity Interest

                  Class 15            -    Retail (California) Equity Interests

                  Class 16            -    Retail (Iowa) Equity Interests

                  Class 17            -    Retail (Tennessee) Equity Interests

              2.   Administrative Expense Claims

                   Administrative Expense Claims are costs or expenses of administration of the Debtors' Chapter 11 Cases incurred prior to the Effective Date and Allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including any actual and necessary costs and expenses of preserving the Debtors' estates or operating the Debtors' businesses, indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases in connection with the conduct of their businesses, Retiree Administrative Claims, allowances of compensation and reimbursement of expenses to the extent Allowed by Final Orders under section 330 or 503(b) of the Bankruptcy Code, and fees or charges assessed against the Debtors' estates under section 1930, chapter 123, title 28, United States Code.

                   The Debtors estimate that the Allowed amount of Administrative Expense Claims as of the Effective Date will aggregate approximately $2,873,892. Generally, the Plan provides that Allowed Administrative Expense Claims will be paid in full, in Cash, on the later of the Effective Date or the date on which each such Administrative Expense Claim is Allowed. Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors since the Petition Date will be paid in full, in Cash, as they become due and payable or performed by New Sassco, Reorganized Leslie Fay, Reorganized Leslie Fay Operating Company or New Castleberry, as applicable, in the ordinary course of business in accordance with the terms and conditions of the particular transaction and any agreements relating thereto, unless otherwise agreed to by both parties to each such transaction.

                   All interim and final payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee and the Equity Committee will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and any order of the Bankruptcy Court. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses.

                   Section 503(b) of the Bankruptcy Code also provides for payment of compensation to creditors and certain other persons and entities who have made a "substantial contribution" to a reorganization case, and to attorneys and accountants for such persons and entities. Requests for compensation, including requests under section 503(b), must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object. As of the date of this Disclosure Statement, the Debtors have not been apprised of any party's intention to make a request under section 503(b) of the Bankruptcy Code.

                   As of the date of this Disclosure Statement, the Bankruptcy Court has allowed (subject to final allowance), interim professional compensation and reimbursement of expenses in the aggregate approximate amount of $30.7 million, subject to a holdback of $4.8 million. The Debtors estimate that the aggregate amount of compensation and reimbursement of expenses of professionals that ultimately will be allowed by the Bankruptcy Court in the Chapter 11 Cases (other than any compensation for substantial contribution pursuant to section 503(b) of the Bankruptcy Code) will approximate $33.8 million (inclusive of the foregoing interim allowances).

                   Retiree Administrative Claims are entitled to priority as Administrative Expense Claims pursuant to section 507(a)(1) of the Bankruptcy Code. These Claims include any Claim of a retiree under any Retiree Benefit Plan of the Debtors in effect as of the Petition Date which provides retiree benefits consisting of payments or reimbursements for retired employees and their spouses and dependents, for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death, subject to modifications, if any, by the Bankruptcy Court pursuant to section 1114 of the Bankruptcy Code. Any Allowed Retiree Benefit Claim, to the extent not previously paid, will be paid in the ordinary course of business as it becomes due and payable. Participants under each Retiree Benefit Plan, subject to modification in accordance with applicable provisions of the Bankruptcy Code, will continue to receive all benefits provided under each such plan.

                   The Debtors estimate that there are no Allowed
         Retiree Administrative Claims.

              3.   Priority Tax Claims

                   Priority Tax Claims are Allowed Claims of a governmental unit against a Debtor that are entitled to a certain priority in payment pursuant to section 507(a)(7) of the Bankruptcy Code. The Plan provides that each Allowed Priority Tax Claim, at the option and discretion of Reorganized Leslie Fay, will be paid (a) in full, in Cash, on or as soon as reasonably practicable after the later of the Effective Date and the date such Claim becomes Allowed; (b) on such terms as the Debtors and the holder of such Allowed Claim may agree; or (c) in up to twenty-four
         (24) equal quarterly installments commencing on the first (1st) Business Day following the date of assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim at a rate to be fixed or approved by the Bankruptcy Court at the Confirmation Hearing.

                   The Debtors estimate that Allowed Priority Tax Claims will aggregate approximately $1,474,129.

              4.   Priority Non-Tax Claims (Class 1) -- Unimpaired

                   Priority Non-Tax Claims are Unsecured Claims, other than Administrative Expense Claims and Priority Tax Claims, entitled to a priority in payment pursuant to section 507 of the Bankruptcy Code. Each Allowed Priority Non-Tax Claim will be paid either (a) in full, in Cash, on the later of the Effective Date and the date such Claim becomes Allowed, or (b) on such other terms as to which the Debtors and the holder of such Allowed Priority Non-Tax Claim may agree. Class 1 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and may not vote with respect thereto.

                   The Debtors estimate that Allowed Priority Non-Tax Claims will aggregate approximately $6,513,200.

              5.   Secured Claims (Class 2) -- Unimpaired

                   Secured Claims include Claims by Persons or Entities secured by the value of such Persons' or Entities' interest in property of the Debtors' estates or that are subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the property or the amount subject to setoff, as determined in accordance with section 506(a) of the Bankruptcy Code. On the later of the Effective Date and the date such Claim is Allowed, at the Debtors' option, each holder of an Allowed Secured Claim will (a) be paid in full, in Cash; (b) be paid the sale or disposition proceeds of the property securing any Allowed Secured Claim to the extent of the value of such holder's interest in such property; (c) receive the surrender of the property securing such Claim, in which event the value of such holder's interest in that property shall be determined by agreement of the parties or, if they do not agree, by the Bankruptcy Court; (d) receive such other treatment so as to render such Allowed Secured Claim unimpaired pursuant to section 1124(1) of the Bankruptcy Code, and the Plan will leave unaltered the legal, equitable and contractual rights to which such holder is entitled by virtue of its Allowed Secured Claim; or (e) have its Allowed Secured Claim reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, in which event the Debtors will cure any defaults, reinstate the maturity of such Allowed Secured Claim, and compensate the holder of such an Allowed Secured Claim for damages, if any, incurred as a result of reasonable reliance by such holder on its right to accelerate the maturity and payment of any indebtedness under any agreement or applicable law. Class 2 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Secured Claim is conclusively presumed to have accepted the Plan and may not vote with respect thereto.

              The Debtors estimate that there are no Allowed Secured Claims.

              6.   Bank Claims (Class 3) -- Impaired

                   The Bank Claims arise under the Revolving Credit Notes and other documents or interests issued in connection with the Financing Agreement. The Revolving Credit Notes and all guarantees executed by the Debtors in connection therewith will be cancelled and all obligations of the Debtors thereunder will be deemed satisfied in full on the Effective Date. Each holder of an Allowed Bank Claim will receive (a) the aggregate principal amount of New Sassco Notes equal to such holder's Pro Rata Share of the Bank Sassco Note Amount; (b) the aggregate number of shares of New Sassco Common Stock equal to such holder's Pro Rata Share of the Bank Sassco Stock Amount; (c) the aggregate number of shares of Reorganized Leslie Fay Common Stock equal to such holder's Pro Rata Share of the Bank Leslie Fay Stock Amount; and (d) such holder's Pro Rata Share of the Bank Cash Amount.

                   Initial distributions to holders of Allowed Bank Claims of Pro Rata Shares of Cash Available for Distribution and New Securities Available for Distribution will be made as soon as practicable after the later of the Effective Date and the date on which such Claim becomes an Allowed Claim. To the extent and provided the Disbursing Agent holds sufficient levels of Cash Available For Distribution and New Securities Available For Distribution, subsequent Pro Rata distributions of Cash Available for Distribution and New Securities Available for Distribution shall be made quarterly commencing on the first (1st)

         Business Day after the close of the first (1st) full calendar quarter following the date on which the initial distributions are made, and to the extent available, will continue until such time as there are no longer Plan Assets available for distributions. Class 3 is impaired under the Plan and each holder of an Allowed Bank Claim may vote to accept or reject the Plan.

                   The Debtors estimate that Allowed Bank Claims will be in the approximate aggregate amount of $178,003,850.

              7.   Senior Note Claims (Class 4) -- Impaired

                   The Senior Note Documents and Senior Notes executed in connection therewith will be cancelled on the Effective Date and all obligations of the Debtors thereunder will be deemed satisfied in full. Each holder of an Allowed Senior Note Claim will receive (a) the aggregate principal amount of New Sassco Notes equal to such holder's Pro Rata Share of the Senior Note Sassco Note Amount; (b) the aggregate number of shares of New Sassco Common Stock equal to such holder's Pro Rata Share of the Senior Note Sassco Common Stock Amount; (c) the aggregate number of shares of Reorganized Leslie Fay Common Stock equal to such holder's Pro Rata Share of the Senior Note Leslie Fay Stock Amount; and (d) such holder's Pro Rata Share of the Senior Note Cash Amount.

                   Initial distributions to holders of Allowed Senior Note Claims of Pro Rata shares of Cash Available for Distributions and New Securities Available for Distribution will be made as soon as practicable after the later of the Effective Date and the date on which such Claim becomes an Allowed Claim. To the extent and provided the Disbursing Agent holds sufficient levels of Cash Available for Distribution and New Securities Available for Distribution, subsequent Pro Rata distributions of Cash Available for Distribution and New Securities Available for Distribution shall be made quarterly commencing on the first (1st) Business Day after the close of the first
         (1st) full calendar quarter following the date on which the initial distributions are made and, to the extent available, will continue until such time as there are no longer Plan Assets available for distributions. Class 4 is impaired under the Plan, and each holder of an Allowed Senior Note Claim may vote to accept or reject the Plan.

                   The Debtors estimate that Allowed Senior Note Claims will be in the approximate aggregate amount of $50,052,943.

              8.   Senior Subordinated Note Claims (Class 5) -- Impaired

                   On the Effective Date, the Senior Note Documents and Senior Subordinated Notes executed in connection therewith will be cancelled and all obligations of the Debtors thereunder will be deemed satisfied in full. Each holder of an Allowed Senior Subordinated Note Claim will receive its Pro Rata Share of (a) Four Hundred Eight Thousand (408,000) shares of New Sassco Common Stock and (b) Two Hundred Four Thousand (204,000) shares of Reorganized Leslie Fay Common Stock.

                   The Debtors estimate that Allowed Senior Subordinated Note Claims will be in the approximate aggregate amount of $25,029,278.


              9.   General Unsecured Claims (Class 6) -- Impaired

                   General Unsecured Claims consist of all Unsecured Claims against the Debtors except for Bank Claims, Senior Note Claims, Senior Subordinated Note Claims, Intercompany Affiliate Claims, Statutory Subordinated Claims and Convenience Claims. Unless the holder thereto is eligible to, and elects the alternative treatment outlined below, each holder of an Allowed General Unsecured Claim will be entitled to receive (a) the aggregate principal amount of New Sassco Notes equal to such holder's Pro Rata Share of the General Unsecured Sassco Note Amount; (b) the aggregate number of shares of New Sassco Common Stock equal to such holder's Pro Rata Share of the General Unsecured Sassco Stock Amount; (c) the aggregate number of shares of Reorganized Leslie Fay Common Stock equal to such holder's Pro Rata Share of the General Unsecured Leslie Fay Stock Amount; and (d) such holder's Pro Rata Share of the General Unsecured Cash Amount.

                   Initial distributions to holders of Allowed General Unsecured Claims of Pro Rata Shares of Cash Available for Distribution and New Securities Available for Distribution will be made as soon as practicable after the later of the Effective Date and the date on which such Claim becomes an Allowed Claim. To the extent and provided the Disbursing Agent holds sufficient levels of Cash Available for Distribution and New Securities Available for Distribution, subsequent Pro Rata distributions of Cash Available for Distribution and New Securities Available for Distribution shall be made quarterly commencing on the first (1st) Business Day after the close of the first (1st) full calendar quarter following the date on which the initial distributions are made, and, to the extent available, will continue until such time as each holder of an Allowed General Unsecured Claim shall have received distributions equal to one hundred percent (100%) of such Creditor's Allowed Claim or there are no longer Plan Assets available for distributions. Class 7 is impaired under the Plan, and each holder of an Allowed General Unsecured Claim may vote to accept or reject the Plan.

                   The Debtors estimate that Allowed General Unsecured Claims will approximate $73,983,266.

         Alternative Treatment for Allowed General Unsecured Claim in Excess of $250.00

                   Any holder of an Allowed Unsecured Claim may elect on the Ballot to reduce the amount of such Allowed Claim to Two Hundred Fifty Dollars ($250.00) and receive, based on such Allowed Claim as so reduced, distributions in Cash in full settlement, satisfaction, release and discharge of such Allowed Claim. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors.

              10.  Convenience Claims (Class 7) -- Unimpaired

                   A Convenience Class Claim is any General Unsecured Claim against any Debtor in an amount of Two Hundred Fifty Dollars ($250.00) or less; provided, however, that, if the holder of a General Unsecured Claim shall make an election to reduce such Claim to Two Hundred Fifty Dollars ($250.00), such Claim shall be treated as a Convenience Claim for all purposes. On the Effective Date, each holder of an Allowed Convenience Claim shall be entitled to receive Cash equal to the amount of such Allowed Convenience Claim. Class 7 is unimpaired under the Plan and pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Convenience Claim is conclusively presumed to have accepted the Plan on account of such Allowed Convenience Class Claim and may not vote with respect thereto.

                   The Debtors estimate that Allowed Convenience Claims, including, without limitation, Allowed General Unsecured Claims electing to be treated as Allowed Convenience Claims will approximate $349,402.

              11.  Statutorily Subordinated Claims (Class 8) -- Impaired

                   On the Effective Date, all Statutorily Subordinated Claims will be deemed expunged and extinguished. Holders of Statutorily Subordinated Claims shall receive no distributions under the Plan, are impaired by the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, each holder of a Statutorily Subordinated Claim is conclusively presumed to have rejected the Plan.

              12.  Leslie Fay Equity Interests (Class 9) -- Impaired

                   On the Effective Date, all Allowed Leslie Fay Equity Interests will be deemed extinguished and the certificates representing such Equity Interests, including Stock Options and Rights, shall be of no force and effect. Holders of Leslie Fay Equity Interests shall receive no distributions under the Plan, are impaired by the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, each holder of a Leslie Fay Equity Interest is conclusively presumed to have rejected the Plan.

              13.  Hue Equity Interests (Class 10) -- Impaired

                   Hue Equity Interests are Equity Interests in Hue held solely by Leslie Fay. Under the Plan, the substantive consolidation of the Debtors and/or the merger or dissolution of Leslie Fay's Affiliates as provided for under the Plan, such legal and equitable interests shall be deemed extinguished and of no force or effect. As such, Class 10 is unimpaired under the Plan and, pursuant to the section 1126(g) of the Bankruptcy Code, the holder thereof is conclusively presumed to have rejected the Plan.

              14.  Spitalnick Equity Interests (Class 11) -- Impaired

                   Spitalnick Equity Interests are Equity Interests in Spitalnick held solely by Leslie Fay. Under the Plan, the substantive consolidation of the Debtors and/or the merger or dissolution of Leslie Fay's Affiliates as provided for under the Plan, such legal and equitable interests shall be deemed extinguished and of no force or effect. As such, Class 11 is impaired under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the holder thereof is presumed to have rejected the Plan.

              15.  Licensing Equity Interests (Class 12) -- Impaired

                   Licensing Equity Interests are Equity Interests in Licensing held solely by Leslie Fay. Under the Plan, due to the substantive consolidation of the Debtors and/or the merger or dissolution of Leslie Fay's Affiliates as provided for under the Plan, such legal and equitable interests shall be deemed extinguished and of no force and effect. As such, Class 12 is impaired under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the holder thereof is presumed to have rejected the Plan.

              16.  Retail Outlets Equity Interests (Class 13) --
                   Impaired

                   Retail Outlets Equity Interests are Equity Interests in Retail Outlets held solely by Leslie Fay. Under the Plan, due to the substantive consolidation of the Debtors and/or the merger or dissolution of Leslie Fay's Affiliates as provided for under the Plan, such legal and equitable interests shall be deemed extinguished and of no force and effect. As such, Class 13 is impaired under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the holder thereof is presumed to have rejected the Plan.

              17.  Retail (Alabama) Equity Interests (Class 14) --
                   Impaired

                   Retail (Alabama) Equity Interests are Equity Interests in Retail (Alabama) held solely by Leslie Fay. Under the Plan, due to the substantive consolidation of the Debtors and/or the merger or dissolution of Leslie Fay's Affiliates as provided for under the Plan, such legal and equitable interests shall be deemed extinguished and of no force and effect. As such, Class 14 is impaired under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the holder thereof is presumed to have rejected the Plan.

              18.  Retail (California) Equity Interests (Class 15) --
                   Impaired

                   Retail (California) Equity Interests are Equity Interests in Retail (California) held solely by Leslie Fay. Under the Plan, due to the substantive consolidation of the Debtors and/or the merger or dissolution of Leslie Fay's Affiliates as provided for under the Plan, such legal and equitable interests shall be deemed extinguished and of no force and effect. As such, Class 15 is impaired under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the holder thereof is presumed to have rejected the Plan.

              19.  Retail (Iowa) Equity Interests (Class 16) -- Impaired

                   Retail (Iowa) Equity Interests are Equity Interests in Retail
         (Iowa) held solely by Leslie Fay. Under the Plan, due to the substantive consolidation of the Debtors and/or the merger or dissolution of Leslie Fay's Affiliates as provided for under the Plan, such legal and equitable interests shall be deemed extinguished and of no force and effect. As such, Class 16 is impaired under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the holder thereof is presumed to have rejected the Plan.

              20.  Retail (Tennessee) Equity Interests (Class 17) --
                   Impaired

                   Retail (Tennessee) Equity Interests are Equity Interests in Retail (Tennessee) held solely by Leslie Fay. Under the Plan, due to the substantive consolidation of the Debtors and/or the merger or dissolution of Leslie Fay's Affiliates as provided for under the Plan, such legal and equitable interests shall be deemed extinguished and of no force and effect. As such, Class 17 is impaired under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the holder thereof is presumed to have rejected the Plan.

         E.   SUBSTANTIVE CONSOLIDATION AND MERGER OF CORPORATE ENTITIES

                   The Plan provides for the substantive consolidation of the Debtors' estates. The Plan contemplates that Leslie Fay will retain its separate corporate existence on and after the Effective Date and that Hue, Spitalnick, Licensing, Retail Outlets, Retail (Alabama), Retail (California), Retail (Iowa) and Retail (Tennessee) will be merged with and into Leslie Fay.

                   The treatment of Claims proposed by the Debtors involves the pooling of the Debtors' assets and liabilities and distributions to Creditors based upon all pooled assets and liabilities, as if the Debtors were a single legal or other economic entity. The result of this procedure is to treat all Claims of equal priority in payment against all Debtors in the same manner, to eliminate cross-corporate guarantees by one Debtor of the liabilities of other Debtors, to eliminate duplicate Claims against more than one Debtor and Intercompany Affiliate Claims among the Debtors, all of which otherwise would be dilutive of the amounts ultimately payable to holders of Allowed Claims against the Debtors due to a multiplicity of claims based upon the same transaction or obligation or based upon intercompany indebtedness.

                   The Debtors and the Creditors' Committee believe the Debtors are entitled to substantively consolidate their estates in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases. The factors considered in assessing a debtor's entitlement to substantive consolidation are described below.

                   The degree to which the Debtors depend upon the integration of their collective assets and operations is a significant factor warranting substantive consolidation. For example, officers and directors of Leslie Fay simultaneously have been officers and/or directors of each of the Subsidiaries and vice versa. Thus, the Debtors have operated under unified management, direction and control.

                   Corporate policy for all of the Debtors has been established and implemented by Leslie Fay's Officers and Board of Directors. The Boards of Directors of the Subsidiaries have not held regular meetings and their operations were and are regularly discussed at meetings of Leslie Fay's Board of Directors. Significantly, the Board of Directors of Leslie Fay and its officers determined to discontinue the operations of Spitalnick and Hue and license the Hue trademarks. Similarly, prior to the discontinuance of the operations of Spitalnick and Hue, among the significant management decisions historically made by Leslie Fay in relation to the Subsidiaries were: (i) approval of operating budgets and capital expenditures; (ii) approval of terms of leases, employment agreements and other significant contracts; (iii) opening of bank accounts; (iv) decisions to open, expand or close offices, distribution and production facilities; (v) decisions regarding the development, promotion and placement of Product lines; and (vi) selection and fixing compensation of senior and middle management personnel. Furthermore, profitability of each business within the Leslie Fay family historically has been analyzed and planned on a "line of business" or "divisional" basis rather than a "legal entity" basis without regard to the profitability of the latter.

                   Since the Subsidiaries were organized as part of the Leslie Fay enterprise, Leslie Fay and the Subsidiaries have filed only consolidated federal tax returns, disseminated only consolidated financial information to the Debtors' Creditors and other interested parties and submitted only consolidated financial information to the SEC as part of filings made on a regular basis pursuant to applicable laws and regulations.

                   The Debtors operate under a consolidated cash management system pursuant to which the Debtors' funds are collected and transferred on a daily basis to a main concentration account in Leslie Fay's name and, prior to the discontinuance of Spitalnick's and Hue's operations, funds required by the Subsidiaries to cover disbursements and other operating expenses were transferred on a daily basis from the main concentration account to disbursement accounts without regard as to the entity responsible for the generation of such funds, the ability of the user entity to repay such funds, or formal documentation of those transactions by promissory notes.

                   The relationship among the Debtors and their dependency upon the operations and assets of each other is further demonstrated by the business of Licensing and the Company's retail outlet business. For example, certain of the Debtors' trademark and tradenames under which Leslie Fay manufactures and distributes products are owned by Licensing to which no royalties are paid. At the same time, Licensing traditionally has produced revenues from the licensing of the Debtors' intellectual property rights to third parties. However, Licensing has no employees or separate administrative structure and relies exclusively on Leslie Fay for all administrative and managerial functions. Likewise, Licensing has virtually no liabilities other than the guarantees of Leslie Fay's obligations under the Financing Agreement and the FNBB Credit Facility.

                   Leslie Fay has been and is responsible for the performance of numerous business, professional and financial services and functions for each of the Subsidiaries. Prior to the cessation of Spitalnick and Hue's operations, it maintained pension and employee benefit plans and programs on behalf of employees of all of the Debtors and maintained all insurance coverage for the benefit of each of the Subsidiaries. Additionally, through Leslie Fay's legal department, outside counsel and independent certified public accountants, Leslie Fay performed and provided legal, accounting and other professional services on behalf of the Subsidiaries.

                   An additional factor in support of the substantive consolidation of the Debtors' estates is the analysis of Intercompany Affiliate Claims among the Debtors. Such Claims, described in Section V.C. above, The Joint Plan of Reorganization -- Transactions Among Intercompany Affiliates, arose in the ordinary course of business and were based upon Licensing's and Spitalnick's guarantee of the obligations of Leslie Fay under the Financing Agreement, as well as the transfer of moneys, inventory, services and other items among Leslie Fay and the Subsidiaries as, when and where such funds, inventory and services were needed, generally without regard for the legal entity's ability to repay same. Additionally, Leslie Fay has guaranteed certain obligations of the Subsidiaries.

                   As a result of the Debtors' integrated and interdependent current and former operations, intercompany claims and intercorporate guarantees, common officers and directors, common control and decision-making, reliance on a consolidated cash management system, and dissemination of only consolidated financial information to the general public, the Debtors believe that they have operated as and consider themselves to be, a single integrated economic unit and that creditors, for the most part, have dealt with the Debtors on this basis. Further illustrative of Creditors' reliance upon the consolidated credit and creditworthiness of the Debtors as a single economic unit is the fact that the members of the Bank Group (which Entities or their successors, hold the majority of unsecured debt in the Chapter 11 Cases) required the Subsidiaries to execute guarantees of Leslie Fay's obligations under the Financing Agreement and the amendments thereto.

                   In view of the foregoing, the Debtors believe that Creditors would not be prejudiced to any significant degree by the Debtors' substantive consolidation which is consistent with Creditors' having dealt with the Debtors as a single economic entity, and further believe that substantive consolidation will best utilize the Debtors' assets and potential of all of the Debtors to pay to the creditors of each entity the distributions provided under the Plan.

                   MERGER OF CORPORATE ENTITIES. Consistent with the substantive consolidation treatment provided by the Plan and the Debtors' operations as a single economic unit, the Debtors intend to simplify their existing corporate structure to eliminate subsidiaries no longer necessary to Reorganized Leslie Fay's operations. Accordingly, the Plan provides that, on the Effective Date, Hue, Spitalnick, Licensing, Retail Outlets, Retail (Alabama), Retail (California), Retail (Iowa) and Retail (Tennessee) and all other non-Debtor affiliates of the Debtors will be merged with and into Reorganized Leslie Fay or dissolved.

                   Except as otherwise provided by the Plan, upon the occurrence of any such merger, all assets of the merged entities will be transferred to and become the assets of Reorganized Leslie Fay, and all liabilities of the merged entities, except to the extent discharged, released, extinguished or as otherwise provided by the Plan and the Confirmation Order, will be assumed by and will become the liabilities of the surviving corporation. In accordance with the Plan, following the disposition of all assets and completion of final distributions under the Plan, Reorganized Leslie Fay will be dissolved under applicable state law.

         F.   DISBURSING AGENT

                   Under the Plan, Reorganized Leslie Fay, the Plan Administrator or such other Entity as may be designated by the Debtors and the Creditors' Committee, shall serve as Disbursing Agent. All distributions under the Plan shall be made by such designated Entity in its capacity as Disbursing Agent. The Disbursing Agent shall be bonded pursuant to arrangements with a bonding company in the form and substance reasonably satisfactory to the Debtors and the Creditors' Committee. The rights, powers and duties of the Disbursing Agent are discussed at Section V.I.6., The Joint Plan of Reorganization -- Summary of Other Provisions of the Plan -- Powers and Rights of Disbursing Agent.

         G.   RESTRUCTURING TRANSACTIONS -- SEPARATION OF SASSCO AND
              LESLIE FAY

              1.   Formation of New Sassco and Transfer of Leslie Fay
                   Assets

                   On or prior to the Effective Date, New Sassco, a new corporation, will be organized in a jurisdiction within the United States mutually acceptable to the Creditors' Committee and Levine (or, if the same is acceptable to the Creditors' Committee, in a jurisdiction outside the United States). In connection with the formation of New Sassco, the following transactions will be consummated on or prior to the Effective Date:

                   (a) Reorganized Leslie Fay will sell the Special Sassco Assets (identified by the Debtors and the Creditors' Committee on or prior to the Effective Date) to New Sassco for Eight Million Dollars ($8,000,000), plus an additional sum of Cash currently estimated at approximately Twenty-Two Million Dollars ($22,000,000), which includes Cash necessary to consummate the Plan, including payments to holders of Allowed Priority Claims, Allowed Administrative Claims and other costs and expenses arising from the implementation of the Plan.

                   (b) Reorganized Leslie Fay will sell and transfer to the Creditor Representative on behalf of the Creditors holding Claims in Classes 3, 4, 5 and 6, an undivided eighty percent (80%) interest in the Sassco Assets, other than the Special Sassco Assets, (subject to eighty percent (80%) of the outstanding Sassco Liabilities), in exchange for the cancellation of Claims in such Classes in an amount equal to the fair market value of such Sassco Assets (subject to such Sassco Liabilities). Sassco Liabilities consist of the current obligations and liabilities of the Debtors incurred after the Petition Date in connection with the Sassco business and the Nipon Trademarks, all as identified in the Schedule of Sassco Assets and Liabilities, including, without limitation, the following: (i) "accounts payable", "accrued expenses" and "other liabilities" as reflected on Sassco's divisional balance sheet as of the Effective Date and (ii) outstanding pro-rated liabilities attributable to Sassco as of the Effective Date, including without limitation payroll, health insurance payments, workers' compensation payments, 401(k) contributions, audit fees, vacation pay and certain state taxes.

                   (c) Reorganized Leslie Fay will sell and transfer to New Sassco an undivided twenty percent (20%) interest in the Sassco Assets, other than the Special Sassco Assets (subject to twenty percent (20%) of the outstanding Sassco Liabilities);

                   (d) the Creditor Representative, on behalf of the Creditors holding Claims in Classes 3, 4, 5 and 6, will contribute to New Sassco the undivided eighty percent (80%) interest in the Sassco Assets received by the Creditor Representative (subject to eighty percent (80%) of the outstanding Sassco Liabilities);

                   (e) New Sassco will (i) assume all of the Sassco Liabilities and (ii) issue to the Creditor Representative (x) on behalf of the Creditors holding Claims in Classes 3, 4, 5 and 6, (aa) Five Million Four Hundred Forty Thousand (5,440,000) shares of New Sassco Common Stock and (bb) Eighty- Eight Million Dollars ($88,000,000) in aggregate principal amount of New Sassco Notes and (y) on behalf of the Creditors holding Claims in Classes 3, 4, 5 and 6 and at the direction of Reorganized Leslie Fay (aa) One Million Three Hundred Sixty Thousand (1,360,000) shares of New Sassco Common Stock and (bb) Twenty-Two Million Dollars ($22,000,000) in aggregate principal amount of New Sassco Notes;

                   (f) the Creditor Representative will remit, without recourse, all of the New Sassco Notes and shares of the New Sassco Common Stock received under the Plan for distribution to the Creditors holding Claims in Classes 3, 4, 5 and 6 to the Disbursing Agent;

                   (g) Reorganized Leslie Fay shall (i) issue to the Disbursing Agent Three Million Four Hundred Thousand (3,400,000) shares of Reorganized Leslie Fay Common Stock for distribution to Creditors holding Claims in Classes 3, 4, 5 and 6, (ii) execute and deliver the Reorganized Leslie Fay Licensing Agreement and (iii) transfer to (x) Reorganized Leslie Fay Operating Company Eight Million Dollars ($8,000,000) in Cash and all of the Dress and Sportswear Assets, (y) Reorganized Leslie Fay Licensing Company all of the Leslie Fay Intellectual Property (subject to the rights of Reorganized Leslie Fay Operating Company pursuant to the Reorganized Leslie Fay Licensing Agreement) and (z) New Castleberry all of the Castleberry Assets (subject to the Castleberry Liabilities);

                   (h) New Castleberry shall (i) issue to Reorganized Leslie Fay all of the New Castleberry Common Stock and (ii) assume all of the Castleberry Liabilities;

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



                   (i) Reorganized Leslie Fay Operating Company shall (i) assume all of the Reorganized Leslie Fay Operating Company Liabilities, (ii) issue to Reorganized Leslie Fay all of the issued and outstanding shares or Reorganized Leslie Fay Operating Company Common Stock and
         (iii) execute and deliver the Reorganized Leslie Fay Licensing Agreement; and

                   (j) Reorganized Leslie Fay Licensing Company shall issue to Reorganized Leslie Fay all of the issued and outstanding shares of Reorganized Leslie Fay Licensing Company Common Stock.

              2.   New Sassco Matters

                   (a)  New Sassco Notes

                   Under the Plan, on the Effective Date, New Sassco will issue the New Sassco Notes in the principal amount of One Hundred Ten Million Dollars ($110,000,000) in form and substance satisfactory to the Creditors' Committee and Levine and included in the Plan Supplement. The New Sassco Notes will be due on the seventh (7th) anniversary of the Effective Date, bearing an interest rate of twelve and three-quarters percent (12 3/4%) per annum, payable semi-annually in arrears. The New Sassco Notes will be senior unsecured obligations of New Sassco and will rank pari passu with New Sassco's other permitted unsecured indebtedness. The New Sassco Notes may be redeemed after four
         (4) years at New Sassco's option, in whole or in part, at a prepayment premium.

                   (b)  New Sassco Credit Agreement

                   On the Effective Date, New Sassco will execute and deliver the New Sassco Credit Agreement. The Credit Agreement will be between New Sassco and FNBB and/or such other financial institution(s) as may be reasonably acceptable to Levine and the Creditors' Committee and will (i) be in substantially the form included in the Plan Supplement and (ii) contain a three year working capital facility in the amount of One Hundred Million Dollars ($100,000,000) (or such higher amount as may be agreed by Levine and the Creditors' Committee). The New Sassco Credit Agreement will bear initially an interest rate at FNBB's Alternate Rate in effect from time to time plus seventy-five hundredths percent (0.75%) per annum or, at New Sassco's option, as long as no default or event of default has occurred, at the fully reserve adjusted Eurodollar rate plus two and seventy-five hundredths percent (2.75%). The definitive documentation for the New Sassco Credit Agreement is substantially in the form to be included in the Plan Supplement.

                   (c)  New Sassco Registration Rights Agreement

                   On the Effective Date, New Sassco will execute and deliver the New Sassco Registration Rights Agreement which will govern the resale of New Sassco Common Stock by Creditors who may be "affiliates" of New Sassco, which registration rights agreement is substantially in the form to be included in the Plan Supplement.

                   (d)  Sassco Management Matters

                        (i)  Levine and Affiliates

                   On or prior to the Effective Date, Levine will enter into a five-year employment agreement with New Sassco having the principal terms set forth in Exhibit "B" to the Plan, and otherwise being in form and substance reasonably satisfactory to Levine and the Creditors' Committee. On the Effective Date, (i) Levine's Affiliate's Claim will be allowed by an order of the Bankruptcy Court (which may be the Confirmation Order) in full in the aggregate amount of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) as a General Unsecured Claim, (ii) the Debtors' claims against Levine arising prior to the Effective Date will be released in full, and (iii) Levine and his Affiliates will be reimbursed in the aggregate amount of Two Hundred Thousand Dollars ($200,000) for their out-of-pocket expenses in connection with the transactions contemplated herein and their prior efforts to purchase Sassco. The Plan further provides that New Sassco will enter into customary employment contracts with other key New Sassco managers at compensation levels commensurate with the compensation presently paid to such personnel, and with such other provisions satisfactory to Levine and the Creditors' Committee. In addition, all claims against Leonard Feinberg relating to his prior employment with the Debtors will be released.

                       (ii)  New Sassco Management Options

                   On or after the Effective Date, New Sassco will issue to Levine and other members of Sassco's senior management (the "New Sassco Management Recipients") the New Sassco Management Options to purchase up to twenty-two and one-half percent (22.5%) of the New Sassco Common Stock on a fully diluted basis. The New Sassco Management Options will have certain restrictions set forth on Exhibit "A" to the Plan, and such other restrictions as may be mutually satisfactory to the Creditors' Committee (or, after the Effective Date, the New Sassco Board of Directors) and Levine. The definitive documentation for the New Sassco Management Options will be substantially in the form to be set forth in the Plan Supplement, with such modifications, if any, as to which the Creditors' Committee (or, after the Effective Date, the New Sassco Board of Directors) and Levine may agree.

                   The New Sassco Management Recipients will receive New Sassco Management Options to purchase New Sassco Stock on a fully diluted basis, as follows: On the Effective Date, New Sassco Management Options will be granted for ten percent (10%) of the New Sassco Stock. If New Sassco achieves an EBITDA of at least Twenty-Nine Million Dollars ($29,000,000) in the 1997 fiscal year, New Sassco Management Options (the "1997 Options") will be granted for an additional five percent (5%) of the New Sassco Stock. If New Sassco achieves EBITDA of Thirty-Three Million Dollars ($33,000,000) for the 1998 fiscal year, New Sassco Management Options (the "1998 Options") will be granted for an additional five percent (5%) of the New Sassco Stock. If New Sassco achieves an EBITDA of Forty-Four Million Dollars ($44,000,000) in or before the 2001 fiscal year, New Sassco Management Options will be granted for an additional two and one-half percent (2.5%) of the New Sassco Stock. If the 1997 Options and/or 1998 Options are not granted in the manner discussed above, New Sassco Management Options will be granted in equivalent amounts if, in the 1999 fiscal year, New Sassco achieves an EBITDA equal to the lesser of (x) Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000) and (y) the EBITDA target contained in the operating budget for such fiscal year 1999 established by the New Sassco Board of Directors in good faith for New Sassco as a whole.

                   (iii) New Sassco Management Registration Rights
         Agreement

                   New Sassco will enter into a customary registration rights agreement with Levine and other members of Sassco's management in form and substance satisfactory to the Creditors' Committee, pursuant to which the New Sassco Management Recipients will be granted "piggyback" registration rights with respect to New Sassco Common Stock issuable upon exercise of New Sassco Management Options. Such registration rights agreement will contain customary language to the effect that, if the managing underwriter in an offering initiated by New Sassco or a Person holding "demand" registration rights, and with respect to which Levine exercises such "piggyback" rights, believes that the amount of securities to be included in the offering exceeds the amount which can be sold within an acceptable price range, then the offering will include that amount of securities which may be sold within such range, in the following priority: first, all securities proposed to be sold by New Sassco for its own account, or by the Person exercising "demand" rights; and second, securities covered by Levine's "piggyback" rights (pro rata with securities to be sold by other holders, if any, of "piggyback" rights.)

                       (iv)  Certain Transactions

                   The New Sassco Certificate of Incorporation, New Sassco Bylaws and/or Levine Employment Agreement will specify extraordinary transactions as to which (unless otherwise agreed by New Sassco and Levine) Levine's approval will be required, so long as he is employed by New Sassco including, without limitation, a sale or merger of New Sassco, or a material amendment to the New Sassco Certificate of Incorporation or the New Sassco Bylaws.

              3.   Reorganized Leslie Fay Matters

                   (a)  Employment Contracts

                   On or before the Effective Date, Reorganized Leslie Fay will enter into one-year employment contracts with the Reorganized Leslie Fay Senior Managers having the principal terms set forth in Exhibit "C" to the Plan.

                   (b)  Management Stock Options

                   The Plan provides that, on the Effective Date, Reorganized Leslie Fay Senior Managers will receive options to purchase Reorganized Leslie Fay Common Stock ("Reorganized Leslie Fay Stock Options") having the principal terms set forth in Exhibit "D" to the Plan, and such other terms as to which the Debtors and the Creditors' Committee (or, after the Effective Date, the Reorganized Leslie Fay Board of Directors) may agree, such Reorganized Leslie Fay Stock Options to be shared among the Reorganized Leslie Fay Senior Managers as they may agree. The definitive documentation for the Reorganized Leslie Fay Stock Options will be set forth in the Plan Supplement, with such modifications, if any, as to which the Creditors' Committee (or, after the Effective Date, the Reorganized Leslie Fay Board of Directors) and Reorganized Leslie Fay Senior Managers may agree.

                   The Plan further provides Reorganized Leslie Fay Senior Managers will receive nontransferable Reorganized Leslie Fay Stock Options, as follows (to be shared among members of senior management as they may agree):

                        (i) On the Effective Date, Senior Managers will receive options for five percent (5%) of Reorganized Leslie Fay Common Stock. One-third of such options will vest on each of the first three anniversaries of the Effective Date; provided, however, that all options will vest immediately upon a change in control. The strike price for the options will equal a Twenty-One Million Dollar ($21,000,000) Reorganized Leslie Fay valuation (or $6.18 per share based upon 3,400,000 shares); (ii) Senior Managers will receive options for another five percent (5%) of Reorganized Leslie Fay Common Stock (at the same strike price) if Reorganized Leslie Fay's 1996 Target EBITDA is achieved, with one-third of such options vesting on each of first three anniversaries of the grant; (iii) Senior Managers will receive options for between two and one-half percent (2 1/2%) another seven and one-half percent (7.5%) of Reorganized Leslie Fay Common Stock (at the same strike price) if a "Home Run" is achieved. "Home Run" is defined as a business combination, underwritten equity offering or other similar corporate transaction pursuant to which the enterprise value imputed to Reorganized Leslie Fay ranges from $37.5 million to in excess of $100 million.

                   (c)  Reorganized Leslie Fay Credit Agreement

                   On the Effective Date, Reorganized Leslie Fay Operating Company will execute and deliver the Reorganized Leslie Fay Credit Agreement. The Credit Agreement between Reorganized Leslie Fay Operating Company and one or more financial institutions acceptable to the Debtors and the Creditors' Committee will be substantially in the form included in the Plan Supplement, pursuant to which such lender shall have agreed to provide working capital financing to Reorganized Leslie Fay Operating Company on terms and conditions satisfactory to the Debtors and the Creditors' Committee. Reorganized Leslie Fay anticipates entering into a financing arrangement with The CIT Group consisting of a revolving credit facility, including a facility for letters of credit, in the amount of $30 million and a factoring facility. The credit facility will bear an interest rate of one percent (1%) above the prime rate of Chase Manhattan Bank with a maturity of two years.

                   (d)  Reorganized Leslie Fay Registration Rights
         Agreement

                   On the Effective Date, Reorganized Leslie Fay Operating Company will execute and deliver the Reorganized Leslie Fay Registration Rights Agreement which governs the resale of Reorganized Leslie Fay Common Stock by Creditors who may be "affiliates" of Reorganized Leslie Fay, in substantially the form to be included in the Plan Supplement.

              4.   Appointment of Plan Administrator

                   The Plan provides that, following the Effective Date, compliance with the provisions of the Plan will become the general responsibility of the Plan Administrator (subject to the supervision of the Board of Directors of Reorganized Leslie Fay). The Plan Administrator is to be designated by the Debtors and the Creditors' Committee and retained, as of the Effective Date, by Reorganized Leslie Fay, with the approval of the Bankruptcy Court, as the employee or fiduciary responsible for, among other things, implementing the provisions of the Plan. Prior to the Effective Date, the Debtors, the Creditors' Committee and the Plan Administrator will enter into the Plan Administration Agreement, substantially in the form to be included in the Plan Supplement, which will prescribe the powers and duties of the Plan Administrator in administering the Plan. The appointment of the Plan Administrator will terminate on the date set forth in the Plan Administration Agreement. See Section V.I.7. below, The Joint Plan of Reorganization -- Summary of Other Provisions of the Plan -- Powers and Rights of Plan Administrator.

         H.   SECURITIES TO BE ISSUED PURSUANT TO PLAN

              1.   Reorganized Leslie Fay Common Stock

                   The Reorganized Leslie Fay Certificate of Incorporation will authorize the issuance of Three Million Four Hundred Thousand (3,400,000) shares of Reorganized Leslie Fay Common Stock, having a par value of $.01 per share. On the Effective Date, Reorganized Leslie Fay will issue and deliver shares of Reorganized Leslie Fay Common Stock to the Disbursing Agent for distribution in accordance with the provisions of the Plan.

                   In addition, Reorganized Leslie Fay will adopt the Reorganized Leslie Fay Stock Options. See Section V.G.3. below, The Joint Plan of Reorganization -- Restructuring Transactions -- Separation of Sassco and Leslie Fay -- Reorganized Leslie Fay Matters.

                   All holders of Reorganized Leslie Fay Common Stock will be entitled to receive dividends, if, when and as declared by the Board of Directors of Reorganized Leslie Fay, provided that Reorganized Leslie Fay has funds legally available therefor and is not otherwise contractually restricted from the declaration and payment thereof. It is unlikely that dividends will be declared on the Reorganized Leslie Fay Common Stock in the foreseeable future. See Section VI.F. below, Certain Factors To Be Considered -- Dividend Policies. In the event of dissolution, liquidation, or winding up of Reorganized Leslie Fay, the holders of Reorganized Leslie Fay Common Stock will be entitled to receive all assets of Reorganized Leslie Fay available under law for distribution to common stockholders. With respect to voting rights, each share of Reorganized Leslie Fay Common Stock will entitle the holder thereof to one vote, to be cast in person or by proxy, for each share of stock owned. The holders of the Reorganized Leslie Fay Common Stock will have the right to elect the Board of Directors of Reorganized Leslie Fay. The Reorganized Leslie Fay Common Stock will not carry with it any preemptive or preferential rights to purchase or subscribe for any additional shares of capital stock issued in the future by Reorganized Leslie Fay, whether of a presently existing class or series of stock or one that may later be authorized by Reorganized Leslie Fay.

              2.   New Sassco Common Stock

                   The New Sassco Certificate of Incorporation will authorize the issuance of Six Million Eight Hundred Thousand (6,800,000) shares of New Sassco Common Stock, having a par value of $.01 per share. On the Effective Date, New Sassco will issue Six Million Eight Hundred Eighty Thousand (6,800,000) shares of New Sassco Common Stock, which will constitute all issued and outstanding of such shares on the Effective Date. The Disbursing Agent shall distribute such shares of New Sassco Common Stock in accordance with the provisions of the Plan.

                   All holders of New Sassco Common Stock will be entitled to receive dividends, if, when and as declared by the Board of Directors of New Sassco provided that New Sassco has funds legally available therefor and is not otherwise contractually restricted from the payment of dividends. There can be no assurance that dividends will be declared on the New Sassco Common Stock in the foreseeable future. See Section VI.F. below, Certain Factors To Be Considered -- Dividend Policies. In the event of dissolution, liquidation, or winding up of New Sassco, the holders of New Sassco Common Stock will be entitled to receive all assets of New Sassco available under law for distribution to common stockholders. With respect to voting rights, each share of New Sassco Common Stock will entitle the holder thereof to one vote, to be cast in person or by proxy, for each share of stock owned. The holders of the New Sassco Common Stock will have the right to elect the board of directors of New Sassco. The New Sassco Common Stock will not carry with it any preemptive or preferential rights to purchase or subscribe for any additional shares of capital stock issued in the future by New Sassco whether of a presently existing class or series of stock or one that may later be authorized by New Sassco.

              3.   Other Securities

                   Under the Plan, all of the shares of common stock of Reorganized Leslie Fay Operating Company, Reorganized Leslie Fay Licensing Company and New Castleberry will be issued to Reorganized Leslie Fay.

              4.   Securities Law Matters

                   In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, and equivalent state securities laws afforded by section 1145 of the Bankruptcy Code, the Reorganized Leslie Fay Common Stock and New Sassco Common Stock to be issued on the Effective Date as provided in the Plan will be exempt from the registration requirements of the Securities Act and equivalent state securities laws. Section 1145 of the Bankruptcy Code generally exempts from such registration the offer or sale of a debtor's securities or an affiliate of, or a successor to, the debtor under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or interest in, or an administrative expense claim against, such debtor.

                   Leslie Fay believes that the exchange of Reorganized Leslie Fay Common Stock and New Sassco Common Stock for Claims against the Debtors under the circumstances provided in the Plan would satisfy the requirements of section 1145(a). Thus, the shares of Reorganized Leslie Fay Common Stock and New Sassco Common Stock issued pursuant to the Plan on the Effective Date would be deemed to have been issued in a registered public offering under the Securities Act and, therefore, could be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by Section 4(1) thereof, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally could be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

                   Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer (in this case, Reorganized Leslie Fay and New Sassco) of the securities within the meaning of Section 2(11) of the Securities Act.

                   The term "issuer" is defined in Section 2(4) of the Securities Act; however, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy Code) to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor, under a plan of reorganization (i.e., Reorganized Leslie Fay and New Sassco) may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor is a presumptive "control person" of the debtor.

                   To the extent that persons deemed to be "underwriters" receive Reorganized Leslie Fay Common Stock or New Sassco Common Stock pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may, however, be able to sell securities without registration pursuant to the resale provisions of Rule 144A and the resale limitations of Rule 144 under the Securities Act. Each of these provisions as hereafter described permit the resale of securities received pursuant to the Plan by statutory underwriters subject to applicable holding period requirements, volume limitations, notice and manner of sale requirements and certain other conditions.

                   Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (e.g., "dealers" registered as such pursuant to Section 15 of the 1934 Act), an entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least

         $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to Section 6 of the Exchange Act) or quoted in a U.S. automated inter-dealer quotation system. Because the Reorganized Leslie Fay Common Stock and New Sassco Common Stock will not, at the time of issuance under the Plan, be securities then so listed or quoted, holders of such securities who are deemed to be statutory underwriters under the Bankruptcy Code or who otherwise may be deemed to be "affiliates" or "control persons" of Reorganized Leslie Fay or New Sassco within the meaning of Rule 405 under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

                   If Rule 144A is unavailable, such holders may, under certain circumstances, be entitled to resell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act. Under Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the company at the time of such resale, so long as a period of at least three years have elapsed since the later of (i) the Effective Date and
         (ii) the date on which such holder acquired his or its securities from an affiliate of the company.

                   Because Reorganized Leslie Fay and New Sassco will not, on the Effective Date, be subject to the periodic reporting and informational requirements of Sections 13 and 15(d) of the Exchange Act, each of them will undertake in connection with any proposed resale by a holder of Reorganized Leslie Fay Common Stock and New Sassco Common Stock under Rule 144A, to provide such holder and any prospective purchaser (or his or its authorized representative) with current business and financial information prescribed by paragraph
         (d)(4) of Rule 144A. Similarly, Reorganized Leslie Fay and New Sassco will undertake in connection with any proposed resale under Rule 144 (other than pursuant to paragraph (k) of Rule 144) to make available the current information required by paragraph (c)(2) of Rule 144.

                   Whether or not any particular person would be deemed to be an "underwriter" of the Reorganized Leslie Fay Common Stock or New Sassco Common Stock to be issued pursuant to the Plan, or an "affiliate" of Reorganized Leslie Fay or New Sassco, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be such an "underwriter" or an "affiliate".

                   IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED LESLIE FAY OR NEW SASSCO, THE PROPONENTS MAKE NO REPRESENTATIONS OR AGREEMENTS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE REORGANIZED LESLIE FAY COMMON STOCK OR NEW SASSCO COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE PROPONENTS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

                   Pursuant to the Plan, certificates evidencing shares of Reorganized Leslie Fay Common Stock or New Sassco Common Stock received by holders of five percent (5%) or more of the outstanding Reorganized Leslie Fay Common Stock or New Sassco Common Stock or by holders who request legended certificates and who certify that they may be deemed to be underwriters within the meaning of section 1145 of the Bankruptcy Code, will bear a legend substantially in the form below:

                   THE [SHARES OF COMMON STOCK] EVIDENCED BY THIS CERTIFICATE [HAVE] [HAS] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

                   Any Entity that would receive legended securities as provided above may instead receive certificates evidencing Reorganized Leslie Fay Common Stock or New Sassco Common Stock without such legend if, prior to the Effective Date, such Entity delivers to Reorganized Leslie Fay or New Sassco (i) an opinion of counsel reasonably satisfactory to Reorganized Leslie Fay or New Sassco, as the case may be, to the effect that the shares of Reorganized Leslie Fay Common Stock or New Sassco Common Stock to be received by such Entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act, (ii) a certification that it is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code and (iii) a waiver of the registration rights contained in the Registration Rights Agreement.

                   Any holder of a certificate evidencing shares of Reorganized Leslie Fay Common Stock or New Sassco Common Stock bearing such legend may present such certificate to the transfer agent for the shares of Reorganized Leslie Fay Common Stock or New Sassco Common Stock for exchange for one or more new certificates or notes not bearing such legend or for transfer to a new holder without such legend at such time as (a) such shares are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to Reorganized Leslie Fay or New Sassco an opinion of counsel reasonably satisfactory to Reorganized Leslie Fay or New Sassco to the effect that such shares are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend, unless otherwise specified in such opinion.

              5.   Hart-Scott-Rodino Act Filing Requirements

                   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), requires the parties to certain business combination, acquisition and/or change-in- control related transactions to provide the United States Federal Trade Commission and Antitrust Division of the Department of Justice with certain information about the business of the parties involved and the proposed transaction. Any Entity which will receive a distribution of Reorganized Leslie Fay Common Stock or New Sassco Common Stock under the Plan that satisfies the tests outlined below may, prior to the receipt of such shares, be required to file a Premerger Notification and Report pursuant to the HSR Act. In general, in the absence of an available exemption, if (i) an entity entitled to a distribution of Reorganized Leslie Fay Common Stock or New Sassco Common Stock under the Plan would own, at the Effective Date, Reorganized Leslie Fay Common Stock or New Sassco Common Stock that exceeds $15 million in value (i.e., the statutory size of transaction threshold) and (ii) certain jurisdictional tests are satisfied relating to the amount of sales or assets of (i.e., the size of) the acquiring person, the HSR Act would require that such entity file a Premerger Notification and Report Form and delay completion of the acquisition of Reorganized Leslie Fay Common Stock or New Sassco Common Stock pursuant to the Plan until the expiration of the applicable waiting periods under the HSR Act. Based on the projected value of the Reorganized Leslie Fay Common Stock and New Sassco Common Stock anticipated to be issued, the Debtors do not believe that the HSR Act would be applicable to the distribution of Reorganized Leslie Fay Common Stock and New Sassco Common Stock. The staff of the Premerger Notification Office of the Federal Trade Commission has taken the position that the "debt workout" exemption to the HSR Act, codified at 16 C.F.R. Section 802.63(a), is not available to entities who desire to exchange debt claims for voting securities of an issuer if such entities acquired the debt claims after the issuer has filed for bankruptcy or after it otherwise becomes virtually certain that the debt of the issuer would be converted into voting securities. Accordingly, such exemption would not apply to such entities and such entities may be required to observe the notification and waiting period requirements of the HSR Act. If such waiting periods have not expired or been terminated as of the Effective Date with respect to such entities, Reorganized Leslie Fay may retain or be required to deliver such entities' shares of Reorganized Leslie Fay Common Stock or New Sassco Common Stock into an escrow account, pending the expiration or termination of such waiting period. Holders of Bank Claims, Senior Note Claims, Senior Subordinated Note Claims and other creditors that satisfy the test outlined above are urged to consult with their legal counsel to determine whether the requirements of the HSR Act will apply to the distribution to such entities of shares of Reorganized Leslie Fay Common Stock or New Sassco Stock under the Plan.


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



         I.   SUMMARY OF OTHER PROVISIONS OF THE PLAN

              1. Conditions Precedent to the Confirmation of Plan and Effective Date

                   (a)  Conditions Precedent to Confirmation

                   Confirmation of the Plan will not occur unless the Confirmation Order approves in all respects all of the provisions, terms and conditions of the Plan and shall be in form and substance satisfactory to the Debtors and the Creditors' Committee, unless such conditions are waived by the Debtors and the Creditors' Committee.

                   (b)  Conditions Precedent to Effective Date

                   The Plan will be substantially consummated on the Effective Date. The Effective Date will occur on the first (1st) Business Day after each of the following conditions have been satisfied, unless such conditions are waived by the Debtors and Creditors' Committee in the manner set forth below:

                   (i) Entry of the Confirmation Order: The Clerk of the
              Bankruptcy Court shall have entered the Confirmation Order, in form and substance satisfactory to the Debtors and the Creditors' Committee, and the Confirmation Order shall have become a Final Order or such Order shall not have been stayed, enjoined or restrained.

                  (ii) Post-Consummation New Sassco Financing: The closing under the New Sassco Credit Agreement and the New Sassco Indenture will have occurred or will be ready to occur subject only to the occurrence of the Effective Date.

                 (iii) Post-Confirmation Reorganized Leslie Fay Financing: The
              closing under the Reorganized Leslie Fay Credit Agreement will have occurred or will be ready to occur subject only to the occurrence of the Effective Date.

                  (iv) Execution of Documents: All other actions and documents necessary to implement the Plan, including, without limitation, the Sassco Agreement, shall have been effected or executed.

                   (v) Appointment of Plan Administrator: The Plan Administrator
              will have been appointed in accordance with Section 32.1 of the Plan and the Plan Administrator will have executed the Plan Administration Agreement evidencing the Plan Administrator's agreement to serve in that capacity.

                  (vi) Amendment to Reorganized Leslie Fay Certificate of
              Incorporation; Incorporation of Reorganized Leslie Fay Operating Company, Reorganized Leslie Fay Licensing Company and New
              Castleberry: The Amended Certificate of Incorporation of Reorganized Leslie Fay will have become effective, and Reorganized Leslie Fay Operating Company, Reorganized Leslie Fay Licensing Company and New Castleberry will have been incorporated pursuant to the Reorganized Leslie Fay Operating Company Certificate of Incorporation, the Reorganized Leslie Fay Licensing Company Certificate of Incorporation and the New Castleberry Certificate of Incorporation, respectively, and shall be authorized to conduct business.

                 (vii) Incorporation of New Sassco: New Sassco shall have been incorporated pursuant to the New Sassco
              Certificate of Incorporation and shall be authorized to conduct business.

                (viii) Allowed Amount of Claims: The Debtors will have filed with the Bankruptcy Court a statement that the Debtors believe, after conducting an analysis of the Claims in Class 6, that the Allowed Claims in such Class, together with the Allowed Claims in Classes 3, 4, 5 and 7, will not exceed Three Hundred Forty Million Dollars ($340,000,000) in aggregate amount.

                  (ix) Satisfaction of Debtor in Possession Financing: All
              financing provided to the Debtors pursuant to section 364 of the Bankruptcy Code shall have been repaid or replaced or other arrangements satisfactory to the lenders providing such financing, the Debtors and the Creditors' Committee, regarding the payment or refinancing of such financing shall have been made.

                   Each of the foregoing conditions, other than those concerning the entry of the Confirmation Order may be waived, in whole or in part, by the Debtors and the Creditors' Committee in their exclusive and joint discretion. Any such waiver of a condition precedent may be effected at any time, without notice or leave or order of the Bankruptcy Court and without any formal action other than a writing.

              2.   Executory Contracts and Unexpired Leases

                   (a)  Assumed if not Rejected

                   The Bankruptcy Code authorizes the Debtors, subject to the approval of the Bankruptcy Court, to assume, assign or reject executory contracts and unexpired leases. Such assumption, assignment or rejection may be effected during the Chapter 11 Cases or pursuant to a plan of reorganization. All executory contracts and unexpired leases, other than those executory contracts and unexpired leases which (a) have expired by their own terms on or prior to the Effective Date, (b) have been assumed, assigned or rejected pursuant to prior orders of the Bankruptcy Court, or (c) are the subject of a motion to assume, assign or reject that is pending before the Bankruptcy Court on the Effective Date, shall be deemed assumed by the Debtors on the Effective Date. No later than ten (10) days prior to the Confirmation Hearing the Debtors shall file with the Bankruptcy Court a list of executory contracts and unexpired leases to be rejected by the Debtors as of the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving all such assumptions, assignments or rejections as of the Effective Date. Any monetary amounts owed on the executory contracts and unexpired leases to be assumed under the Plan shall constitute Administrative Expense Claims which shall be paid (a) in full, in Cash, on the later of the Effective Date or the date on which such Administrative Expense Claim is Allowed, or (b) as otherwise agreed to by the parties. Any objection to such cure amounts or to such assumption must be filed with the Bankruptcy Court no later than ten
         (10) days after the Confirmation Date or such objection will be forever barred from assertion. In the event of a timely objection to (a) the amount of the cure payment, or (b) any other matter relating to the assumption of an executory contract or unexpired Lease, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such dispute.

                   The Debtors' collective bargaining agreement effective June 1, 1994 through May 31, 1997 with UNITE, the successor to the ILGWU, is binding on its successors, including successors due to a plan of reorganization. New Sassco and Reorganized Leslie Fay are bound by the terms and conditions of the extant collective bargaining agreement between the Debtors and UNITE.

                   (b)  Deadline to File Rejection Damage Claims

                   If an executory contract or unexpired lease is rejected after the Bar Date or the Retail Bar Date, as the case may be, the other party to the agreement may file a Claim for damages incurred by reason of the rejection. In the case of rejection of employment agreements and leases of real property, damages are limited under the Bankruptcy Code. The Plan requires that, unless otherwise ordered by the Bankruptcy Court, any Claims for damages arising from the rejection of an executory contract or unexpired lease pursuant to the Plan be evidenced by a proof of claim that is filed with the Bankruptcy Court and served upon counsel for the Debtors so as to be received no later than fifteen
         (15) days after the later to occur of (i) the date of entry of an order by the Bankruptcy Court authorizing the rejection of a particular executory contract or unexpired lease and (ii) the Confirmation Date. Any Claims not filed and served within such time will forever be barred from assertion against the Debtors, their estates and their property. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims for damages arising from the rejection of executory contracts and unexpired leases shall constitute Class 6 General Unsecured Claims or Class 7 Convenience Claims, as the case may be.

                   (c)  Compensation and Benefit Programs

                   All employment and severance practices and policies and all compensation and benefit plans, policies and programs of the Debtors applicable generally to their directors, officers or employees or applicable to individual current or former directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit policies and practices, incentive plans (as to entitlements earned post-petition), and life, accidental death and dismemberment insurance plans, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors' obligations under such plans, policies and programs will be assumed pursuant to section 365 of the Bankruptcy Code, survive confirmation of the Plan, and remain unaffected thereby and not be discharged in accordance with section 1141 of the Bankruptcy Code, except as otherwise expressly rejected under the Plan or otherwise by order of the Bankruptcy Court. The Plan provides that it should not be construed to affect or limit the right of Reorganized Leslie Fay to amend, modify or terminate, or create any obligation on the part of Reorganized Leslie Fay to maintain, any such policy, plan or program, subject to applicable provisions of the Bankruptcy Code or other applicable law, if any. Assumption of any policy, plan or program under the Plan will not affect or impair the right of any Debtor to object to any Claim filed with the Bankruptcy Court under any such policy, plan or program that arose or is alleged to have arisen prior to the Petition Date.

              3.   Provisions Governing Distributions

                   (a)  Requirement for Allowance of Claims

                   No payments or other distributions will be made on account of any Claim that is not "Allowed."

                   "Allowed Claim" means a Claim, other than a Disputed Claim, which is due and owing and proof of which was timely and properly filed, or if no proof of claim was filed, which has been or hereafter is listed by any of the Debtors on its respective Schedules as liquidated in amount and not disputed or contingent, and in either case, as to which no objection to the allowance thereof has been interposed on or before the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection or request for estimation has been determined by a Final Order to the extent such objection is determined in favor of the respective holder. Unless otherwise specified in the Plan or by order of the Bankruptcy Court, "Allowed Claim" shall not for purposes of computation of distributions under the Plan, include interest on such Claim from the Petition Date, except as provided in section 506(b) of the Bankruptcy Code.

                   (b)  Time and Method of Distribution

                   Payment of Cash and distributions of New Securities under the Plan to holders of Claims in Class 3, (Allowed Bank Claims), Class 4 (Allowed Senior Note Claims), Class 5, (Allowed Senior Subordinated Note Claims) and Class 6 (Allowed General Unsecured Claims) will be made concurrently and ratably among all such holders then entitled to receive payments and distributions under the Plan, so that all such holders shall receive in value, the same percentage distribution with respect to their Allowed Claims.

                   (c)  Date and Delivery of Distribution

                   Distributions of Cash and New Securities to be issued under and distributed pursuant to the Plan will be made by the Disbursing Agent at the discretion of the Plan Administrator. Distributions to be made on the Effective Date shall be deemed as having been made on the Effective Date if such distributions are made on the later of the Effective Date or the date such Claim is Allowed, or as soon thereafter as is practicable.

                   The Disbursing Agent will make all distributions and deliveries to holders of Allowed Claims at the addresses set forth on the Debtors' Schedules filed with the Bankruptcy Court unless superseded by the proofs of claim filed by such holders, at the last known addresses of such holders if no proof of claim is filed, or at the address identified by holders in writing by which the Debtors are notified of a change of address.

                   If any holder's distribution is returned as undeliverable, amounts in respect of any undeliverable distributions made through the Disbursing Agent will be returned to the Disbursing Agent until such distributions are claimed. No further distributions shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder's then-current address, at which time the returned distribution plus any subsequent distributions held for and on account of such holder will be made to such holder, without interest. Neither Reorganized Leslie Fay nor the Disbursing Agent shall have any obligation to attempt to determine the current address of any Claim holder for whom a distribution is returned as undeliverable. Any holder of an Allowed Claim that does not assert its rights pursuant to the Plan within two (2) years from and after the Effective Date shall have its Claim for such undeliverable distributions discharged and will be forever barred from asserting any such Claim. On the Final Distribution Date, any and all undeliverable distributions of Cash and New Sassco Common Stock, shall be distributed to holders of Class 3, 4, 5 and 6 Claims that previously have received such distributions, in accordance with the provisions of the Plan, with such holders to receive their respective Pro Rata distributions, and all unclaimed Reorganized Leslie Fay Common Stock will be cancelled.

                   (d) Termination of Subordination Rights and Settlement of Related Claims and Controversies. The classification and manner of satisfying all Claims under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim may have against other Claim Holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all claims or controversies relating to the termination of all contractual, legal and equitable subordination rights that a holder of a Claim may have with respect to any Allowed Claim, or any distribution to be made on account of an Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, Reorganized Leslie Fay, New Sassco and their respective property and Claim holder of Claims and is fair, equitable and reasonable.

                   (e)  Fractions

                   No fractional shares of Reorganized Leslie Fay Common Stock or New Sassco Common Stock will be distributed under the Plan. Fractional shares of Reorganized Leslie Fay Common Stock or New Sassco Common Stock will be rounded to the next greater or next lower number of shares, as follows: (a) fractions of one-half (1/2) or greater will be rounded to the next higher whole number, and (b) fractions of less than one-half (1/2) will be rounded to the next lower whole number or to zero, as the case may be, without compensation for any such fraction.

                   (f)  Means of Cash Payment and Time Bar

                   Checks issued in respect of distributions under the Plan will be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Any amounts paid to the Disbursing Agent in respect of such a check will be returned promptly to Reorganized Leslie Fay by the Disbursing Agent and such checks shall be voided. Requests for reissuance of any check will be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check must be made before the later of (a) the second anniversary of the Effective Date or (b) ninety (90) days after the date of issuance of such check, if such check represents a final distribution under the Plan on account of such Claim. After such date, all claims in respect of void checks and the underlying distributions will be discharged and forever barred.

                   (g)  Surrender and Cancellation of Instruments

                   The Plan provides that, on the Effective Date, the Revolving Credit Notes, the Senior Notes and the Senior Subordinated Notes (and all related loan and collateral security documents and guaranties) will be cancelled. Except as the Debtors otherwise may agree, (a) each holder of a note or other instrument evidencing a Claim must surrender such note or instrument to the Disbursing Agent, and the Disbursing Agent will then distribute or cause to be distributed to the holder thereof the appropriate distribution under the Plan, (b) no distribution under the Plan will be made to or on behalf of any holder of such a Claim unless and until such note or instrument is received or the unavailability of such note or instrument is reasonably established to the satisfaction of the Disbursing Agent, and (c) in accordance with section 1143 of the Bankruptcy Code, the Plan provides that any holder of a Claim that fails to surrender such note or instrument or to execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent, and in the event that the Disbursing Agent requests, any such holder who fails to furnish a bond in form and substance (including amount) reasonably satisfactory to the Disbursing Agent within two (2) years from and after the Effective Date will be deemed to have forfeited all rights, claims and interests and will not participate in any distribution under the Plan.

              4.   Treatment of Disputed Claims

                   "Disputed Claim" means a Claim against a Debtor, as the case may be, to the extent the allowance of which is the subject of a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

                   (a)  Reserve for Disputed Claims

                   On and after the Effective Date, the Disbursing Agent shall remit to the Plan Administrator, and the Plan Administrator shall reserve and hold in trust for the benefit of each holder of a Disputed Claim, Cash, Reorganized Leslie Fay Common Stock and New Sassco Common Stock, in amounts equal to the Pro Rata distributions which would have been made to the holder of such Disputed Claim on the date of the initial distribution under the Plan and all quarterly distributions thereafter, as if it were an Allowed Claim based upon the lesser of the amount (a) of the Disputed Claim or (b) estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim. Any Cash or New Securities reserved and held for the benefit of a holder of a Disputed Claim shall be treated as a payment and reduction on account of such Disputed Claim for purposes of computing (a) any additional amounts to be paid in Cash or distributed in New Securities in the event the Disputed Claim ultimately becomes an Allowed Claim or (b) any interest payable in accordance with the Plan by the Debtors with respect to such Disputed Claim at the time or times such Cash or interests are reserved.

                   Such Cash reserved for the benefit of holders of Disputed Claims shall be either (a) held by the Plan Administrator in trust for the benefit of such holders in an interest-bearing account or (b) invested in interest-bearing obligations issued by the United States Government, an agency of the United States Government and guaranteed by the United States Government, and having (in either case) a maturity of not more than thirty (30) days, pending determination of their entitlement thereto under the terms of the Plan. No payments or distributions shall be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof by Final Order.

                   At such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Plan Administrator shall remit to the Disbursing Agent for distribution to such holder of such Allowed Claim the payments and distributions to which such holder is then entitled under the Plan, together with any interest which has accrued on the amount of Cash so reserved, but only to the extent that such interest is attributable to the amount payable on account of the Allowed Claim. Such payments shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order and no later than thirty (30) days after the date such order or judgment becomes a Final Order. To the extent that a Disputed Claim ultimately becomes an Allowed Claim in an amount less than the Disputed Claim, the Plan Administrator shall remit to the Disbursing Agent the balance of any Cash and New Securities previously reserved for and on account of a Disputed Claim, for inclusion in Cash Available for Distribution and New Securities Available for Distribution, respectively.

                   (b)  Resolution of Disputed Claims

                   The Plan provides that, unless otherwise ordered by the Bankruptcy Court, objections to the allowance of any Claim shall be filed with the Bankruptcy Court and served upon the holder of such Claim on or before the Effective Date. All such Claims will be treated as Disputed Claims under the Plan. Unless otherwise ordered by the Bankruptcy Court, after the Confirmation Date, only Reorganized Leslie Fay shall have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims. If and when a Disputed Claim is finally resolved by allowance of the Claim in whole or in part, the Disbursing Agent will make any distributions in respect of such Allowed Claim in accordance with the Plan or as may be agreed to by the parties and set forth in the order allowing such Claim.

                   The Debtors or Reorganized Leslie Fay may at any time request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Leslie Fay previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the amount so estimated will constitute either the

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         allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or Reorganized Leslie Fay may pursue supplementary proceedings to object to the allowance of such Claim.

                   From and after the Confirmation Date, Reorganized Leslie Fay may settle or compromise any Disputed Claim without approval of the Bankruptcy Court and all controversies pending before any court other than the Bankruptcy Court shall constitute a class of controversies under Rule 9019(b) of the Bankruptcy Rules and Reorganized Leslie Fay is authorized to compromise or settle any controversies in such class, without further approval by the Bankruptcy Court.

              5.   Prosecution of Claims Held by the Debtors

                   (a) Prosecution of Claims. From and after the Confirmation Date, Reorganized Leslie Fay shall, as a representative of the Debtors' estates, litigate avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, and any other causes of action that belong to the Debtors to a Final Order. Reorganized Leslie Fay may compromise and settle such claims without approval of the Bankruptcy Court (but with approval of, or within the parameters established by, the Board of Directors of Reorganized Leslie
         Fay). The net proceeds of any such litigation or settlement shall be remitted to the Disbursing Agent for inclusion in Cash Available for Distribution.

                   (b) Net Payments by Defendants. In the event that a defendant in a litigation described above is required by a Final Order to make a payment (a "Disgorgement Payment") to Reorganized Leslie Fay, and such Disgorgement Payment (if so made) would give rise to a Claim, (a) such defendant will be required to pay (a "Net Payment") in Cash (and will have no Claim in respect thereof) only the excess, if any, of (i) the amount of such Disgorgement Payment over (ii) the fair market value of the distributions ("Initial Distributions") on such Claim pursuant to the Plan that would have been received by such defendant if such defendant had made such Disgorgement Payment (which fair market value shall be determined as of the date of such Net Payment by agreement between Reorganized Leslie Fay and such defendant, or by Final Order) and (b) if any distributions ("Subsequent Distributions") are made under the Plan after such defendant makes such Net Payment, such defendant shall receive such defendant's Pro Rata Share of such Subsequent Distributions (or, at Reorganized Leslie Fay's election, the fair market value thereof determined as of the date of such Subsequent Distributions by agreement between Reorganized Leslie Fay and such defendant, or by Final Order), which Pro Rata Share shall be calculated as if such defendant had made such Disgorgement Payment and received Initial Distributions in respect thereof.

              6.   Powers and Rights of Disbursing Agent

                   (a) Powers and Responsibilities of Disbursing Agent. Reorganized Leslie Fay shall serve as Disbursing Agent under the Plan and in such capacity will be responsible for effecting distributions under the Plan. Specifically, the Disbursing Agent shall be empowered to (a) take all steps and execute all instruments and documents necessary to effectuate the Plan, (b) make distributions contemplated by the Plan, (c) comply with the Plan and the obligations thereunder,
         (d) employ professionals to represent it with respect to its responsibilities, and (e) exercise such other powers as may be vested in the Disbursing Agent pursuant to order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

                   (b) Exculpation of Disbursing Agent. From and after the Effective Date, the Disbursing Agent shall be exculpated by all Persons and Entities including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence, willful misconduct or breach of fiduciary duty of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance with the Plan or for implementing the provisions of the Plan.

                   (c) Compensation of Disbursing Agent. The amount of any fees and expenses incurred by the Disbursing Agent from and after the Effective Date (including taxes) and any compensation and expense reimbursement claims including, without limitation, reasonable fees and expenses of counsel, made by the Disbursing Agent, shall be paid in Cash by Reorganized Leslie Fay.


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              7.   Powers and Rights of Plan Administrator

                   (a) Powers and Responsibilities of Plan Administrator. Pursuant to the Plan, the Confirmation Order and the Plan Administration Agreement, the Plan Administrator will be vested with powers necessary or appropriate to enable it to carry out its responsibilities in implementing the provisions of the Plan. Such responsibilities will include (a) managing and liquidating Plan Assets,
         (b) facilitating Reorganized Leslie Fay's prosecution or settlement of objections to and estimations of Claims, (c) facilitating Reorganized Leslie Fay's prosecution and/or settlement of claims and causes of action, (d) calculating and assisting the Disbursing Agent in implementing all distributions in accordance with the Plan, (e) filing all required tax returns and paying taxes and all other obligations on behalf of Reorganized Leslie Fay from funds held by Reorganized Leslie Fay, (f) periodic reporting to the Bankruptcy Court of the status of the Claims resolution process, distributions on Allowed Claims and prosecution of causes of action, and (g) such other responsibilities as may be vested in the Plan Administrator pursuant to the Plan, the Plan Administrator Agreement or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

                   The powers of the Plan Administrator shall, without any further Bankruptcy Court approval in each of the following cases, include (a) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by Reorganized Leslie Fay from funds held by the Plan Administrator and/or Reorganized Leslie Fay in accordance with the Plan, (b) the power to engage employees and professional persons to assist the Plan Administrator with respect to its responsibilities, (c) the power to dispose of, and deliver title to others of, Plan Assets on behalf of Reorganized Leslie Fay, (d) the power to compromise and settle claims and causes of action on behalf of or against Reorganized Leslie Fay, and (e) such other powers as may be vested in or assumed by the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or as may be necessary and proper to carry out the provisions of the Plan.

                   (b) Compensation of Plan Administrator. The Plan Administrator shall receive compensation for services rendered and reimbursement of actual out-of-pocket expenses incurred by the Plan Administrator in connection therewith. The amount of compensation will be determined by the Debtors or Reorganized Leslie Fay and the Creditors' Committee, as reflected in the Plan Administration Agreement. Any dispute with respect to such compensation shall be resolved by agreement among the parties or, if the parties are unable to agree, determined by the Bankruptcy Court.

              8.   Dissolution of the Creditors' Committee

                   On the Effective Date, the Creditors' Committee shall be dissolved and the members thereof and the professionals retained by the Creditors' Committee shall be released and discharged from their respective fiduciary obligations.

              9.   Discharge of the Debtors; Injunction

                   The rights afforded in the Plan and the treatment of all holders of Claims or Equity Interests in the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims or Equity Interests of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, against any of the Debtors or any of their respective estates or properties or interests in property. Except as otherwise provided in the Plan, on the Effective Date, all Claims against and Equity Interests in the Debtors will be satisfied, discharged and released in full in exchange for the consideration, if any, provided for in the Plan. All persons and entities will be precluded from asserting against any Debtor, their successors, including Reorganized Leslie Fay, Reorganized Leslie Fay Operating Company, Reorganized Leslie Fay Licensing Company, New Castleberry and New Sassco or their respective assets or properties, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. The Confirmation Order will be a judicial determination of discharge of all liabilities of any and all Debtors.

                   Except as otherwise expressly provided in the Plan, the Confirmation Order will provide, among other things, that all persons and entities who have held, hold or may hold Claims against or Equity Interests in any of the Debtors are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtors, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors, with respect to any such Claims or Equity Interests, and (d) asserting any right of setoff, subrogation, or recoupment

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
         of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors, with respect to any such Claim. Upon confirmation of the Plan, its provisions will bind the Debtors and all of their respective Creditors and Equity Interest holders, whether or not they accept the Plan.

              10.  Vesting and Liens

                   On the Effective Date, Reorganized Leslie Fay will be revested with the Debtors' assets except for those assets which will be transferred or sold to New Sassco, Reorganized Leslie Fay Operating Company, Reorganized Leslie Fay Licensing Company or New Castleberry as expressly provided for in the Plan, subject only to outstanding liens and security interests that are authorized under the Plan. On the Effective Date, all liens against and security interests in any assets and properties of the Debtors, except to the limited extent provided in the Plan, will be extinguished.

              11.  Post-Effective Date Fees and Expenses of Professional
                   Persons

                   From and after the Effective Date, Reorganized Leslie Fay shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the professional persons thereafter incurred by Reorganized Leslie Fay or the Plan Administrator related to implementation and consummation of the Plan.

              12.  Retention of Jurisdiction

                   On the Effective Date, each of the Debtors, its property and its operations will be released from the custody, control and jurisdiction of the Bankruptcy Court. Under the Plan, however, the Bankruptcy Court will retain exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan and for, among other things, the following purposes: (a) to hear and determine pending applications for the assumption or rejection of executory contracts and unexpired leases (including those assumed or rejected under the Plan) and the allowance of Claims resulting therefrom; (b) to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan; (c) to determine any and all adversary proceedings, applications and contested matters; (d) to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan; (e) to hear and determine any timely objections to any Claims filed, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow or disallow any Disputed Claim, in whole or in part; (f) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated; (g) to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (h) to consider any modifications of the Plan, to cure any defects or omissions, or reconcile any inconsistency in the Plan or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order; (i) to hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date; (j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan; (k) to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan, except as otherwise provided in the Plan; (l) to determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any other agreement or document created in connection with the Plan or the Disclosure Statement; (m) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (n) to hear any other matter not inconsistent with the Bankruptcy Code; and
         (o) to enter a final decree closing the Chapter 11 Cases.

              13.  Modification/Revocation of Plan

                   Modifications of the Plan may be proposed in writing by the Proponents at any time before confirmation, provided that the Plan, as modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors have complied with section 1125 of the Bankruptcy Code. The Plan may be modified at any time after confirmation and before substantial consummation, as such term is used in section 1127(b) of the Bankruptcy Code, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified under section 1129 of the Bankruptcy Code and the circumstances warrant such modifications. A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

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
                   The Proponents reserve the right to revoke and withdraw the Plan as to any or all Debtors at any time prior to entry of the Confirmation Order. If the Plan is so revoked or withdrawn as to any or all Debtors, then the Plan will be deemed null and void as it relates to each such Debtor.

              14.  Management of Reorganized Leslie Fay and New Sassco

                   (a)  Board of Directors and Officers

                   Attached hereto as Exhibit "E" is a list of the current directors and executive officers of the Debtors.

                   (i) Board of Directors and Management of Reorganized Leslie
              Fay. From and after the Effective Date, Pomerantz will be the Chairman and Chief Executive Officer of Reorganized Leslie Fay. Reorganized Leslie Fay will continue Pomerantz's existing health insurance coverage for life, so long as the annual cost thereof to Reorganized Leslie Fay is less than or equal to $20,000. The initial board of directors will have seven members, five of whom will be designees of the Creditors' Committee and two of whom will be Pomerantz and a designee of Pomerantz.

                  (ii) Boards of Directors and Management of New Sassco. The
              board of directors of New Sassco will initially have seven members, five of whom will be designees of the Creditors' Committee (in the case of the initial members of the board of directors) or holders of New Sassco Common Stock (in the case of subsequent members) and two of whom, during Levine's term of employment, will be Levine and a designee of Levine. Levine will also have the right, during the term of his employment, to designate at least one observer to the board of directors. If the size of the board of directors is increased, during the term of Levine's employment, Levine will be entitled to designate at least twenty-eight percent (28%) of the members of the board of directors.

                 (iii) Executive Compensation. For a description of the
              compensation paid to, among others, the persons who were, at the end of fiscal year 1995, the Chief Executive Officer and the other four highest paid executive officers of Leslie Fay for services rendered in all capacities to Leslie Fay and its subsidiaries, and a description of the management stock and compensation plans in effect with respect to such persons, reference is made to "Item 11". Executive Compensation" set forth on the Form 10-K annexed hereto as Exhibit "C", and the full text of which is incorporated herein by reference.

              15. Limited Release of Directors, Officers and Employees by Debtors

                   In accordance with Section 37.6 of the Plan, as of the Effective Date, the Debtors shall be deemed to have waived and released their present and former directors, officers and employees who were directors, officers and employees, respectively, during the Chapter 11 Cases and on or before April 5, 1993, from any and all claims of the Debtors, including, without limitation, claims which the Debtors or Debtors in Possession otherwise have legal power to assert, compromise or settle in connection with the Chapter 11 Cases, arising on or prior to the Effective Date; provided, however, that such waiver and release shall not operate as a waiver or release of any claim (a) in respect to any loan, advance or similar payment by any Debtor to any such person,
         (b) in respect of any contractual obligation owed by such person to any Debtor, (c) relating to such person's fraud or gross negligence, or (d) to the extent based upon or attributable to such person gaining in fact a personal profit to which such person was not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Debtors which are recoverable by the Debtors pursuant to Section 16(b) of the Securities Exchange Act, as amended.

              16. Exculpation/Limitation of Liability in Connection with the Plan, Disclosure Statement and Related Documents

                   None of the Debtors, Reorganized Leslie Fay, New Sassco, the Plan Administrator, the Creditor Representative, and their respective present and former directors, officers, employees, advisors and agents (including, without limitation, attorneys, financial advisors, accountants and other professionals) (acting in such capacity), and the Creditors' Committee and the Equity Committee and their respective present and former members, advisors and agents (including, without limitation, attorneys, financial advisors, accountants and other professionals) (acting in such capacity), shall have or incur any liability to any Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation, consummation or administration of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, the property to be distributed under the Plan or any other act taken or omitted to be taken in connection with the Plan; provided, however, that the foregoing provisions shall have no effect on the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted gross negligence, willful misconduct or breach of fiduciary duty.

              17.  Preservation of Causes of Action

                   Any and all rights and causes of action accruing to any of the Debtors, including, but not limited to, the rights and causes of action raised by the Debtors in the Preference Actions, shall remain assets of Reorganized Leslie Fay.

                   Reorganized Leslie Fay intends to pursue those causes of action which, in its business judgment, satisfy a cost-benefit analysis taking into consideration: (a) the litigation costs that would be incurred with a particular action, (b) the range of potential gross recoveries for the Debtors' estates that the Debtors could expect to recover, and the probabilities associated with such recoveries, (c) the amount of any Claims against the estates that would result if the Debtors succeeded in recovering property together with the nature and value of the anticipated distribution in respect of such claims, and
         (d) whether any expected net benefit to the estates would result in a material improvement in the Debtors' financial position or increase in the distribution of the estates' assets to other creditors. Except for those causes of action raised by the Debtors in the Preference Actions and those causes of action pending as of the date of the hearing on this Disclosure Statement, the Debtors believe that there are no such causes of action which would provide the potential for a material net economic benefit to the estates so as to justify prosecution. Reorganized Leslie Fay shall retain the sole and exclusive authority to enforce any claims, rights and causes of action that the Debtors or their chapter 11 estates may hold against any entity, including any claims, rights or causes of action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code. Reorganized Leslie Fay may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Leslie Fay.

              18.  Supplemental Documents

                   Forms of the Amended Bylaws of Reorganized Leslie Fay, Amended Certificate of Incorporation of Reorganized Leslie Fay, Reorganized Leslie Fay Credit Agreement, Reorganized Leslie Fay Operating Company Certificate of Incorporation, Reorganized Leslie Fay Operating Company Bylaws, Reorganized Leslie Fay Licensing Company Certificate of Incorporation, Reorganized Leslie Fay Licensing Company Bylaws, New Castleberry Certificate of Incorporation, New Castleberry Bylaws, New Sassco Certificate of Incorporation, New Sassco Bylaws, New Sassco Credit Agreement, New Sassco Notes, New Sassco Indenture, Schedule of Leslie Fay Assets and Liabilities, Schedule of Sassco Assets and Liabilities, Plan Administration Agreement, Reorganized Leslie Fay Licensing Agreement, New Sassco Registration Rights Agreement, Reorganized Leslie Fay Registration Rights Agreement, the Levine Registration Rights Agreement and the definitive documentation for the New Sassco Management Options and Reorganized Leslie Fay Management Options, all in form and substance satisfactory to the Debtors and the Creditors' Committee will be contained in the Plan Supplement and will be filed (in draft or final form) with the Bankruptcy Court as early as practicable (but in no event later than one (1) Business Day) prior to the Confirmation Hearing, or on such other date as the Bankruptcy Court may establish. The Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during hours established therefor. In addition, holders of Claims and Equity Interests may obtain a copy of the Plan Supplement from the Debtors by contacting The Leslie Fay Companies, Inc., 1412 Broadway, 2nd Floor, New York, New York 10018, Attn: John J. Caliolo.


                                       VI.

                         CERTAIN FACTORS TO BE CONSIDERED

         IMPAIRED CREDITORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.


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         A.   VARIANCES FROM PROJECTIONS

                   The fundamental premises of the Plan are the implementation and realization of Reorganized Leslie Fay's proposed business plan and the proposed business plan prepared and to be implemented by New Sassco, as reflected in the Projections and the assumptions underlying such Projections. The Projections reflect numerous assumptions concerning the anticipated future performance of Reorganized Leslie Fay and New Sassco and with respect to prevailing market and economic conditions, which are beyond the control of Reorganized Leslie Fay and New Sassco and which may not materialize. The Projections include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to increase gross margin and control future operating expenses (including labor costs, bad debts and other operating costs). The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of Reorganized Leslie Fay and New Sassco. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, which variations may be material and adverse.

         B.   LACK OF TRADING MARKET

                   Reorganized Leslie Fay and New Sassco will seek the listing of the Reorganized Leslie Fay Common Stock and New Sassco Common Stock, respectively. There can be no assurance, however, that either the Reorganized Leslie Fay Common Stock or New Sassco Common Stock will be so listed and, if so listed, that an active trading market for such stock will develop, or, if developed, that it will continue. In addition, there can be no assurance as to the degree of price volatility in any market for the Reorganized Leslie Fay Common Stock or New Sassco Common Stock that does develop. Accordingly, no assurance can be given that a holder of Reorganized Leslie Fay Common Stock or New Sassco Common Stock will be able to sell such securities in the future or as to the price at which any such sale may occur. If such markets were to exist, such securities could trade at prices higher or lower than the value ascribed to such securities herein, depending upon many factors, including prevailing interest rates, markets for similar securities, general economic and industry conditions, and the performance of, and investor expectations for, Reorganized Leslie Fay or New Sassco.

                   In addition, holders of Reorganized Leslie Fay Common Stock and New Sassco Common Stock who are deemed to be statutory underwriters pursuant to section 1145(b) of the Bankruptcy Code or who otherwise are deemed to be "affiliates" or "control persons" of Reorganized Leslie Fay and New Sassco Common Stock within the meaning of the Securities Act, will be unable to freely transfer or sell their securities after the Effective Date, except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws.

         C.   HIGH LEVERAGE

                   New Sassco. Based on the Projections and subject to the assumptions and limitations set forth therein, including consummation of the transactions contemplated by the Plan in accordance with its terms, as of the Effective Date, New Sassco will have projected (i) total debt (including current portions) of approximately $147,250,000 and (ii) total shareholders' equity (as determined for financial reporting purposes) of approximately $125 million. Accordingly, New Sassco will be highly leveraged after the Effective Date. This leverage may pose substantial risks to holders of New Sassco Common Stock and could have material adverse effects on the marketability, price and future value of such securities. Among other consequences, the high degree of leverage of New Sassco may result in the impairment of New Sassco's ability to obtain additional financing in the future, to make acquisitions, and to take advantage of significant business opportunities that may arise. In addition, this leverage will increase the vulnerability of New Sassco to adverse general economic and retailing industry conditions and to increased competitive pressures (especially price pressure from competitors).

         D.   ABILITY TO SERVICE DEBT

                   Based on the projected financial information set forth in the Projections, and subject to the assumptions and limitations set forth therein, New Sassco would have a projected ratio of EBITDA to net cash interest charges of 1.47:1 for the fiscal year ended January 3, 1998, the first fiscal year-end following the Effective Date. There will be no cash payments of principal in respect of the long-term indebtedness of $110 million during the five-year period following the Effective Date.

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                   The ability of New Sassco to meet its debt service
         requirements will depend on its future performance, which is subject to financial, economic, competitive and other factors, many of which are beyond its control.

         E.   COMPETITIVE CONDITIONS

                   The apparel industry is highly competitive due to its fashion and designer-orientation, its mix of large and small producers, the flow of imported merchandise and the wide diversity of retailing methods. Reorganized Leslie Fay and New Sassco will have many competitors of all sizes located throughout the United States and abroad, many of which have significantly greater financial resources than are projected for Reorganized Leslie Fay and New Sassco and which may have other competitive advantages over these entities. Reorganized Leslie Fay and New Sassco will be subject to quality and price competition with respect to all of their products which competitors will pursue the same consumer with branded, non- branded, designer and imported products.

         F.   DIVIDEND POLICIES

                   Reorganized Leslie Fay and New Sassco presently intend to retain earnings for working capital and to fund their capital expenditure requirements, if any, and, therefore, do not anticipate paying any cash dividends on their common stock in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized Leslie Fay and New Sassco will be parties will limit their respective ability to pay cash dividends. Certain institutional investors may invest only in dividend-paying or similar current income producing equity securities or may operate under other regulatory or contractual restrictions which may prohibit or limit their ability to invest in Reorganized Leslie Fay Common Stock and/or New Sassco Common Stock and, therefor, adversely impact the market and/or market price for such stock.

         G.   CERTAIN TAX MATTERS

                   For a summary of certain federal income tax consequences of the Plan to holders of Claims and to the Debtors, see Section XIII below, Certain Federal Income Tax
         Consequences of the Plan.


                                       VII.

                        VOTING PROCEDURES AND REQUIREMENTS

         A.   HOLDERS OF CLAIMS

                   IT IS IMPORTANT THAT HOLDERS OF CLAIMS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of Claims entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot (or Ballots) that accompanies this Disclosure Statement.

                   FOR YOUR VOTE TO COUNT, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY LESLIE FAY PLAN BALLOTS, P.O. BOX 1436, NEW YORK, NEW YORK 10018-1436, ATTN: JOHN J. CALIOLO (BY MAIL) OR LESLIE FAY BALLOTS, 1412 BROADWAY, 2ND FLOOR, NEW YORK, NEW YORK 10018-5281, ATTN: JOHN J. CALIOLO (BY HAND), NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 8, 1997. IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK OR BROKER, OR THE AGENT OF EITHER, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO LESLIE FAY PLAN BALLOTS BY THE VOTING DEADLINE.

                   ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED AN ACCEPTANCE OF THE PLAN. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES OR IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT JOHN J. CALIOLO AT THE ADDRESS SPECIFIED ABOVE OR BY TELEPHONING: (212) 221-4276.


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                   Additional copies of this Disclosure Statement are available upon written request to:

                        Mr. John J. Caliolo
                        The Leslie Fay Companies, Inc.
                        1412 Broadway, 2nd Floor
                        New York, New York  10018-5281


         B.   PARTIES IN INTEREST ENTITLED TO VOTE

                   Any holder of a Claim against the Debtors as of December 5, 1996 (the "Record Date"), which Claim has not been disallowed by order of the Bankruptcy Court, and is not a Disputed Claim is entitled to vote to accept or reject the Plan if (a) such Claim is impaired under the Plan and is not of a class that is deemed to have accepted or rejected the Plan pursuant to section 1126(f) and 1126(g) of the Bankruptcy Code and (b) either (i) such holder's Claim has been scheduled by the Debtors (and such Claim is not scheduled as disputed, contingent or unliquidated) or (ii) such holder has filed a proof of claim on or before the Bar Date of December 10, 1993, the Retail Bar Date of December 12, 1995, or the Supplemental Bar Date of May 8, 1996. UNLESS OTHERWISE PERMITTED IN THE PLAN, THE HOLDER OF ANY DISPUTED CLAIM IS NOT ENTITLED TO VOTE WITH RESPECT TO SUCH CLAIM, UNLESS THE BANKRUPTCY COURT, UPON APPLICATION BY SUCH HOLDER, TEMPORARILY ALLOWS SUCH CLAIM FOR THE LIMITED PURPOSE OF VOTING TO ACCEPT OR REJECT THE PLAN. Any such application must be heard and determined by the Bankruptcy Court on or before ten (10) days prior to the Confirmation Hearing. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         C.   CLASSES IMPAIRED AND ENTITLED TO VOTE UNDER THE PLAN

                   Claims in Class 3 (Bank Claims), Class 4 (Senior Note Claims), Class 5 (Senior Subordinated Note Claims) and Class 6 (General Unsecured Claims) are impaired under the Plan and the holders of such Claims are entitled to vote to accept or reject the Plan. Holders of Claims and Equity Interests in Classes 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 are impaired and are deemed to have rejected the Plan under section 1126 of the Bankruptcy Code.

         D.   VOTE REQUIRED FOR ACCEPTANCE BY CLASS OF CLAIMS

                   The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which actually cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of Claims occurs only if at least two-thirds in dollar amount and a majority in number of the holders of Claims voting cast their Ballots in favor of acceptance. The Plan provides that for purposes of calculating the number of Allowed Claims held by holders of Allowed Claims that have voted to accept or reject the Plan, all Allowed Claims held by an Entity or any affiliate (as defined in the rules under the Securities Act) of any Entity that acquired record ownership of such Allowed Claims after the Petition Date will be aggregated and treated as one Allowed Claim. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.


                                      VIII.

                             CONFIRMATION OF THE PLAN

                   Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

         A.   CONFIRMATION HEARING

                   Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the Confirmation Hearing has been scheduled for January 14, 1997, at 2:00 p.m., Eastern Standard Time, in Room 723 of the United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the


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         Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any adjournment thereof.

                   Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, set forth the name of the objectant, the nature and amount of Claims or Equity Interests held or asserted by the objectant against each of the Debtors' estates or property, the basis for the objection and the specific grounds therefor, and be filed with the Bankruptcy Court, with two (2) copies delivered directly to chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, Attention: Alan B. Miller, Esq.; (ii) Wachtell, Lipton, Rosen & Katz, Attorneys for the Official Committee of Unsecured Creditors, 51 West 52nd Street, New York, New York 10019, Attention:
         Chaim J. Fortgang, Esq.; (iii) Bingham, Dana & Gould, Attorneys for the Debtors' Post-Petition Date Lenders, 150 Federal Street, Boston, Massachusetts 02110, Attention: Robert A.J. Barry, Jr., Esq.; and (iv) The United States Trustee for the Southern District of New York, 80 Broad Street, New York, New York 10004, Attention: Diana Adams, Esq., so as to be received no later than 5:00 P.M., Eastern Standard Time, on January 8, 1997.

                   Objections to confirmation of the Plan are governed by Federal Rule of Bankruptcy Procedure 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

         B.   REQUIREMENTS FOR CONFIRMATION OF THE PLAN

                   At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan (a) is accepted by all impaired Classes of Claims and Equity Interests or, if rejected by an impaired Class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such Class, and as to the impaired Classes of Claims and Equity Interests that are deemed to reject the Plan, (b) is feasible and (c) is in the "best interests" of holders of Claims and Equity Interests impaired under the Plan.

              1.   Acceptance

                   Claims in Classes 3, 4, 5 and 6 are impaired under and entitled to vote on the Plan and, therefore, must accept the Plan in order for it to be confirmed without application of the "fair and equitable test," described below, to such Classes. As stated above, Classes 3, 4, 5 and 6 will have accepted the Plan, if the Plan is accepted by at least two-thirds in dollar amount and a majority in number of the Claims of each such Class of such creditors (other than any such creditor designated under section 1126(e) of the Bankruptcy
         Code) that have voted to accept or reject the Plan.

              2.   Fair and Equitable Test

                   The Debtors intend to seek confirmation of the Plan notwithstanding the nonacceptance of the Plan by any impaired Class of Claims entitled to vote on the Plan. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such dissenting impaired Class. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to for its claims or equity interests.

                   The Bankruptcy Code establishes different "fair and equitable" tests for unsecured claims and equity interests, as follows:

                   (a) Unsecured Claims. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan, subject to the applicability of the "new value" exception.


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



                   (b) Equity Interests. Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such stock or (y) the value of the stock, or
              (ii) the holders of interests that are junior to the stock will not receive any property under the plan.

                   The Debtors believe that the Plan may be confirmed on a nonconsensual basis if the holders of any impaired Class of Claims votes to reject the Plan (provided at least one impaired Class of Claims votes to accept the Plan). If appropriate, the Debtors will show at the Confirmation Hearing that the Plan provides recoveries to the holders of such Allowed Claims that satisfy the requirements of section 1129(b) of the Bankruptcy Code.

         THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN IF LESS THAN THE REQUISITE MAJORITIES OF HOLDERS AND CLAIMS AND/OR EQUITY INTERESTS VOTE TO ACCEPT THE PLAN.

              3.   Feasibility

                   The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan and have prepared an analysis of the values of the projected assets of Reorganized Leslie Fay. As a result of this analysis, the Debtors have concluded that Reorganized Leslie Fay will have sufficient assets with which to satisfy its obligations under the Plan.

                   Additionally, the Debtors have prepared projections for Reorganized Leslie Fay and New Sassco (the "Projections"). The Projections, and the significant assumptions on which they are based, are included in Section IX below, Projections. Based upon such Projections, the Debtors believe that the estimated ranges of the value of Reorganized Leslie Fay and New Sassco Common Stock to be issued under the Plan are reasonable.

                   The Projections include:

                        (1)  Significant Assumptions;
                        (2)  Condensed Balance Sheets and
                               Capitalization;
                        (3)  Condensed Statements of Operations and Cash
                               Flows; and
                        (4)  Projected Pro Forma Comparable Statements
                               of Operations.

                   The Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date of the Plan will take place on or about December 30, 1996.

              4.   "Best Interests" Test

                   With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each such holder either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                   This analysis requires the Bankruptcy Court to determine what the holders of Allowed Claims and Allowed Equity Interests in each impaired class would receive from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The cash amount which would be available for the satisfaction of Unsecured Claims and Equity Interests of the Debtors would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation.

                   The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors, accountants and costs and expenses of members of the Creditors' Committee and the Equity Committee that are allowed in the chapter 7 case. In addition,


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         claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by the Debtors during the pendency of the Chapter 11 Cases.

                   The foregoing types of Claims and such other claims which may arise in the liquidation case or result from the pending Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay Unsecured Claims.

                   To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the present value offered to such classes of Claims and Equity Interests under the Plan.

                   In applying the "best interests" test, it is possible that Claims and Equity Interests in the chapter 7 case may not be classified according to the seniority of such Claims and Equity Interests. In the absence of a contrary determination by the Bankruptcy Court, all pre-chapter 11 Unsecured Claims which have the same rights upon liquidation would be treated as one class for the purposes of determining the potential distribution of the liquidation proceeds resulting from the chapter 7 case of the Debtors. The distributions from the liquidation proceeds would be calculated on a Pro Rata basis according to the amount of the Claim held by each creditor. Therefore, creditors, if any, who claim to be third-party beneficiaries of any contractual subordination provisions might have to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. The Debtors believe that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full with interest, and no stockholder receives any distribution until all creditors are paid in full with post-petition interest. Consequently, the Debtors believe that under chapter 7, holders of Equity Interests would receive no distributions.

                   After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the chapter 11 case, including: (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the substantial erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail;
         (c) the adverse effects on the salability of business segments as a result of the departure of key employees, the loss of customers and suppliers; and (d) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors believe that confirmation of the Plan will provide each holder of an Allowed Claim or Allowed Equity Interest with not less than the amount it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

                   The Debtors' Liquidation Analysis is set forth in Section XI, below.

                   The Debtors also believe that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be less than the value of distributions on a consolidated basis under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for at least a year or more after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

                                       IX.

                                   PROJECTIONS

         A.   INTRODUCTION

              1.   Responsibility for and Purpose of the Projections

                   As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. See Section VIII.B. above, Confirmation of the Plan -- Requirements for Confirmation of the Plan. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility


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         standard, Leslie Fay's management has analyzed the ability of the
         Debtors to meet their obligations under the Plan. In this regard, the Debtors prepared an analysis of the value of the assets of Reorganized Leslie Fay as of the Effective Date, after giving effect to the sale or transfer of the Sassco Assets to New Sassco and the transfer of Eight Million Dollars ($8,000,000), Dress and Sportswear Assets, and Leslie Fay Intellectual Property to Reorganized Leslie Fay Operating Company. See Section VIII.B.3 above, Confirmation of the Plan -- Requirements For Confirmation of the Plan -- Feasibility. Additionally, Leslie Fay's management have developed business plans and Projections of earnings, cash flows and financial position for the four-year period beginning December 29, 1996.

                   The Projections should be read in conjunction with the assumptions, qualifications, and the footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in the Annual Report on Form 10-K and the Quarterly Report on Form 10-Q annexed hereto as Exhibits "C" and "D", respectively, the full texts of which are incorporated herein by reference, and the Selected Financial Data appearing in Section X below, Financial Information. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

                   THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT ACCOUNTANTS, ARTHUR ANDERSEN, LLP, HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

                   LESLIE FAY DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, LESLIE FAY DOES NOT INTEND, AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF REORGANIZED LESLIE FAY COMMON STOCK OR NEW SASSCO COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

                   THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED BY LESLIE FAY'S MANAGEMENT, THE PROPOSED MANAGEMENT OF REORGANIZED LESLIE FAY AND THE PROPOSED MANAGEMENT OF NEW SASSCO. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, NECESSARILY ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE PARTIES' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE ABILITY OF NEW SASSCO AND REORGANIZED LESLIE FAY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

                   THE FOREGOING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS. REORGANIZED LESLIE FAY WILL BE REQUIRED TO DETERMINE THE DEBTORS' REORGANIZATION VALUE, THE FAIR VALUE OF THEIR ASSETS, AND THEIR ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING COMPUTATIONS. IN ALL EVENTS, THE REORGANIZATION VALUE, AS WELL AS THE DETERMINATION OF THE FAIR VALUE OF THE REORGANIZED DEBTORS' ASSETS AND THE DETERMINATION OF THEIR ACTUAL LIABILITIES, WILL BE MADE AS OF THE


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         EFFECTIVE DATE. ALTHOUGH LESLIE FAY EXPECTS TO UTILIZE A CONSISTENT
         METHODOLOGY, THE CHANGES BETWEEN THE AMOUNTS OF ANY OR ALL OF THE FOREGOING ITEMS AS ASSUMED IN THE PROJECTIONS AND THE ACTUAL AMOUNTS THEREOF AS OF THE EFFECTIVE DATE MAY BE MATERIAL.

              2.   Summary of Significant Assumptions

                   (a)  Effective Date and Plan Terms

                   The Projections assume an Effective Date of December 30, 1996, with Allowed Claims and Equity Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Equity Interests. The Projections consider the ongoing operations of Reorganized Leslie Fay and New Sassco and their proposed strategies for managing their operations. As the Debtors will not emerge from bankruptcy until January 1997, additional bankruptcy expenses will be incurred. These expenses could impact the Debtors' results of operations and cash flows.

                   (b)  Definitions

                   EBITDA: Earnings before interest, taxes, depreciation and amortization.

                   (c)  Economic Assumptions

                   The overall economic assumptions of the Projections consist of a five percent (5%) non-payroll inflation rate and a five percent (5%) payroll inflation rate for fiscal years 1997 through 2000. Within individual expense categories, assumptions other than a five percent (5%) rate have been employed where appropriate and are identified herein.

                   (d)  Significant Accounting Policies

                        (i)  Basis of Consolidation

                   The consolidated financial statements include the accounts of the Debtors and their direct and indirect subsidiaries, all of which are wholly owned and have not filed for protection under chapter 11 of the Bankruptcy Code. All significant intercompany balances and transactions have been eliminated in consolidation.

                       (ii)  Fiscal Year

                   New Sassco and Reorganized Leslie Fay will have a 52- 53 week fiscal year with the last day of the fiscal year being the Saturday closest to December 31. Each year consists of 52 weeks except fiscal year 1997.

                      (iii)  Inventories

                   Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method or the Retail Inventory method.

                       (iv)  Depreciation and Amortization

                   Plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the useful lives.

                   (e)  Sales Assumptions

                   Sales are assumed to grow between five to ten percent (5-10%) per year depending upon customer and label under which the product is sold.


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                        (i)  Reorganized Leslie Fay

                   Net sales are projected to grow from a projected level of One Hundred Twenty-Three Million Six Hundred Fifty- Five Thousand Dollars ($123,655,000) in 1997 to One Hundred Forty-Four Million Nine Hundred Thirty-Eight Thousand Dollars ($144,938,000) in 2000; a four-year compounded annual growth rate of five and four-tenths percent (5.4%) Net sales growth over the projected period is driven by, but not limited to, the recovery of a portion of the "store" and "door" penetration previously achieved and through the intensification of Special Sizes distribution. No new labels are planned to be introduced during the projection period.

                       (ii)  New Sassco

                   Net sales are projected to grow from a level of Three Hundred Twelve Million Eight Hundred Eighty-Seven Thousand Dollars ($312,887,000) in 1996 to Three Hundred Seventy-Three Million Five Hundred Ninety-Eight Thousand Dollars ($373,598,000) in 2000; a four-year compounded annual growth rate of four and eight-tenths percent (4.8%) Net sales growth over the projected period is driven by, but not limited to, the Sportswear line and the Nina Charles knitwear business (with Fall 1996 as the first season), in addition to expanding the retail segment of the business.

                   (f)  Gross Margin Assumptions

                        (i)  Reorganized Leslie Fay

                   Gross profit is projected to grow from Twenty-Five Million Three Hundred Fifty-Three Thousand Dollars ($25,353,000) in 1997 to Thirty Million Three Hundred Sixteen Thousand Dollars ($30,316,000) in 2000. Accompanying this growth in gross profit, gross margins are expected to increase from twenty-two and six-tenths percent (22.6%) of sales in 1996 to twenty-three and seven-tenths percent (23.7%) of sales in 2000. This increase in profitability is driven by the expansion of each of the business segments, as described above, as well as a number of key factors affecting each business segment including the implementation of a "cut to order" business for the Sportswear Division's customers and the use of shorter production cycles for the manufacture of dresses, thereby allowing for better reaction to changes in the marketplace.

                   Selling, general and administrative expenses ("SG&A") are projected to decrease from a projected level of Twenty-Two Million Three Hundred Fifty-Three Thousand Dollars ($22,353,000) in 1997 to Twenty-Five Million Eight Hundred Twenty-Three Thousand Dollars ($25,823,000) in 2000. Among the key factors affecting this decrease are the strategies implemented in 1995 to reduce headcount, reduce overall occupancy costs through consolidation and through lower lease rates. Following July 1997, fixed SG&A is planned to increase only at the rate of inflation, five percent (5%), as all reductions to achieve the minimum expense level to support the company during the projection period have taken place prior to that date.

                       (ii)  New Sassco

                   Gross profit is projected to grow from Seventy-Five Million Six Hundred Twenty-Two Thousand Dollars ($75,622,000) in 1996 to One Hundred Fourteen Million Four Hundred Thirty- Three Thousand Dollars ($114,433,000) in 2000. Accompanying this growth in gross profit, gross margins are expected to increase from twenty-four and seventeen tenths percent (24.17%) of sales in 1996 to thirty and sixty-three tenths percent (30.63%) of sales in 2000. This increase in profitability is driven by a number of key factors affecting each business segment including the following: increase in the retail segment of the business which carries a higher margin, in addition to reducing wholesale markdowns and allowances due to better management of inventories.

                   SG&A expenses are projected to increase from Fifty Three Million One Hundred Fifty-Three Thousand Dollars ($53,153,000) in 1996 to Sixty-Seven Million One Hundred Forty- Eight Thousand Dollars ($67,148,000) in 2000. The key factors affecting the increase are the growth in the retail store segment of the business and the additional expenses due to the spinoff from Leslie Fay.

                   (g)  Interest Costs (net)

                   Interest costs are related to facility commitment and administrative fees, letter of credit costs, and any seasonal usage of credit facilities. Interest income is offset against interest expense. The average interest rates for Reorganized Leslie Fay are assumed as follows:

                                                 1997               1998
                                                 ----               ----

                                         ($000)       %       ($000)       %
                                          ----      -----      -----     -----
         Interest on Revolver Credit       176      11.0%       152      11.0%

         Factoring Fee                     526       0.4%       559       0.4%

         Commitment Fee Amortization       125        N/A       115        N/A

         L/C Fees                          147       1.5%       148       1.5%

         Other Fees                        107        N/A       102        N/A
                                         -----                -----

         Total Interest Expense          1,081                1,076

         Interest Income                  (165)                 (93)
                                         -----                -----

         Net Interest Expense              915                  983
                                         =====                =====

         The average interest rates for New Sassco are assumed as follows:

                                               1997                 1998
                                               ----                 ----

                                         ($000)        %      ($000)       %
                                         -----     -----      -----     -----
         Interest on Revolver Credit     2,672      9.00%     2,019     9.00%

         Factoring Fee                   1,113      0.40%     1,174     0.40%

         Commitment Fee Amortization       450        N/A       450       N/A

         L/C Fees                          613      1.75%       613     1.75%

         Other Fees                        374        N/A       340       N/A

         Senior Subordinated            14,024     12.75%    14,024    12.75%

         Trademark Note                    400      8.00%       400     8.00%
                                        ------               ------

         Total Interest Expense         19,646               19,020

         Interest Income                     0                    0
                                        ------               ------

         Net Interest Expense           19,646               19,020
                                        ======               ======

         B.   SIGNIFICANT BALANCE SHEET ADJUSTMENTS

                        (i)  Other Current Assets

                   Other current assets consist of piece goods advances, amortized financing commitment fee and other employee related receivables.

                       (ii)  Property, Plant and Equipment

                   The aggregate capital expenditures during the period covered by the Projection amount to Two Million Four Hundred Forty-One Thousand Dollars ($2,441,000) with respect to Reorganized Leslie Fay and Nine Million Six Hundred Fifty-One Thousand Dollars ($9,651,000) with respect to New Sassco, which are principally allocated to facility improvements, information technology enhancements and miscellaneous, respectively.

                      (iii)  Other Noncurrent Assets

                   This asset category includes prepaid pension costs, debt issuance costs and deposits.

                       (iv)  Accounts Payable

                   This liability account represents amounts owing to trade creditors for merchandise purchased and services performed.

                        (v)  Accrued Expenses

                   This liability account includes amounts owing for selling, general and administrative expenses such as supplies, occupancy costs, payroll and payroll taxes as well as accrued interest expense.

                       (vi)  Noncurrent Liabilities

                   This liability account is primarily composed of a liability for post-retirement benefits.

                      (vii)  Liabilities Subject to Compromise

                   Liabilities that are subject to settlement under the Plan.

         C.   LONG-TERM DEBT

                   The Projections assume that, after the Effective Date, the debt portion of Leslie Fay's capital will consist of the Reorganized Leslie Fay Credit Agreement, which would include a sublimit for letters of credit for $17,500,000, in the following table:

         Description     Creditor       Interest Rate       Maturity    Commitment
         -----------     --------       -------------       --------    ----------
       Credit Facility   CIT Group   Chase Prime plus 1.0%  2 years   $30,000,000

                   The Projections assume that, after the Effective Date, the debt portion of New Sassco's capital will consist of the New Sassco Credit Agreement, which would include a sublimit for letters of credit of $50,000,000, in the following table:

         Description     Creditor      Interest Rate      Maturity     Commitment
         -----------     --------      -------------      --------     ----------
       Credit Facility   FNBB       Base Rate plus 0.75%  3 years     $100,000,000

      New Sassco Notes  Classes 3,        12.75%          7 years     $110,000,000
                         4 and 6

                              REORGANIZED LESLIE FAY
                             CONDENSED BALANCE SHEET
                                   (UNAUDITED)
                                  (IN THOUSANDS)

                                         Leslie Fay Co., Inc. Ex. Sassco
                                   ------------------------------------------

                                    Actual    Actual   Projected Consummation
                                   Year End  Year End  Year End   Adjustments
                                   12/31/94  12/30/95  12/28/96    12/28/96
                                   --------  --------  --------    --------

ASSETS:
  Cash and Cash Equivalents        $ 31,339  $ 30,504  $  2,203    $ 30,000
  Receivables, Net                   19,738     7,130    12,992
  Inventories                        56,122    16,790    19,776
  Other Current Assets               12,778    12,653     1,747
                                    -------   -------   -------     -------
    TOTAL CURRENT ASSETS            119,977    67,077    36,718      30,000

  Property, Plant and Equip-
    ment, Net                        16,500     8,203     6,281
  Other Assets                        4,318       964       340
  Goodwill                           12,908     8,672     7,476
                                    -------   -------   -------     -------

    TOTAL ASSETS                   $153,703  $ 84,916  $ 50,815    $ 30,000
                                    =======   =======   =======     =======

LIABILITIES AND STOCKHOLDERS'
  EQUITY

  Accounts Payable                $ 22,361   $ 16,500  $  6,691           0
  Accrued Expenses                  50,414     22,007    23,133       5,779
                                   -------    -------   -------       -----
    TOTAL CURRENT LIABILITIES       72,775     38,507    29,823       5,779

  Liabilities Subject to
    Compromise                     328,315    337,153   336,589    (336,589)
  Other Non-Current Liabilities        111
  Working Capital Facility
  Long-Term Debt
                                   -------    -------   -------     -------

  Stockholders' Equity
  Common Stock                      20,000     20,000    20,000     (19,966)
  Paid in Capital                   49,012     49,012    49,012      (3,831)
  Retained Earnings               (316,510)  (359,756) (384,609)    384,607
                                   -------    -------   -------     -------

  TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY            $153,703   $ 84,916  $ 50,815    $ 30,000
                                   =======    =======   =======     =======

                                                Reorganized Leslie Fay
                                  -----------------------------------------------------
                                   Projected
                                     Post
                                    Consum-
                                    mation   Projected  Projected  Projected  Projected
                                     Ended   Year End   Year End   Year End   Year End
                                   12/28/96  01/03/98   01/02/99   01/01/00   12/31/00
                                   --------  --------   --------   --------   --------

ASSETS:
  Cash and Cash Equivalents       $32,203   $ 4,762     $ 4,986    $ 7,226    $ 8,651
  Receivables, Net                 12,991    16,610      18,650     19,570     20,537
  Inventories                      19,776    19,879      21,010     22,060     23,163
  Other Current Assets              1,748       482         388        476        493
                                   ------    ------      ------     ------     ------
    TOTAL CURRENT ASSETS           66,718    41,734      45,035     49,332     52,844

  Property, Plant and Equip-
    ment, Net                       6,281     5,219       4,204      3,268      2,413
  Other Assets                        341       340         340        340        340
  Goodwill                          7,476     6,957       6,438      5,919      5,400
                                   ------    ------      ------     ------     ------

    TOTAL ASSETS                  $80,816   $54,250     $56,017    $58,860    $60,997
                                   ======    ======      ======     ======     ======

LIABILITIES AND STOCKHOLDERS'
  EQUITY

  Accounts Payable                $ 6,690   $ 4,714     $ 4,827    $ 5,013    $ 5,209
  Accrued Expenses                 28,911     2,871       3,064      4,067      4,214
                                   ------    ------      ------     ------     ------
    TOTAL CURRENT LIABILITIES      35,600     7,584       7,890      9,080      9,423

  Liabilities Subject to
    Compromise                          0         0           0          0          0
  Other Non-Current Liabilities
  Working Capital Facility              0         0           0          0          0
  Long-Term Debt                        0         0           0          0          0
                                    -----    ------      ------     ------     ------

  Stockholders' Equity
  Common Stock                         34        34          34         34         34
  Paid in Capital                  45,181    45,181      45,181     45,181     45,181
  Retained Earnings                     0     1,451       2,911      4,565      6,359
                                   ------    ------      ------     ------     ------

  TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY            $80,816   $54,250     $56,017    $58,860    $60,997
                                   ======    ======      ======     ======     ======




These Projections should be read only in conjunction with the accompanying assumptions and notes.

                                       NEW SASSCO
                                CONDENSED BALANCE SHEET
                                      (UNAUDITED)
                                     (IN THOUSANDS)



                                        Sassco Carve Out from Leslie Fay
                                       ----------------------------------

                                                       Projected
                                                          Pre
                                    Actual    Actual  Consummation Consummation
                                   Year End  Year End   Year End   Adjustments
                                   12/31/94  12/30/95   12/28/96     12/28/96
                                   --------  --------   --------     --------

ASSETS:

  Cash and Cash Equivalents        $  1,374  $  1,820   $  2,000    $      0
  Receivables, Net                   42,259    47,936     24,923           0
  Inventories                        61,546    84,445    124,842           0
  Other Current Assets                  617     1,978      2,138           0
                                    -------   -------    -------     -------
    TOTAL CURRENT ASSETS            105,796   136,179    153,903           0

  Property, Plant and Equip-
    ment, Net                         4,774     6,467     10,815           0
  Other Assets                          326     1,481      1,515       2,250
  Goodwill & Trademarks              17,035    16,937     16,322     110,818
                                    -------   -------    -------     -------

  TOTAL ASSETS                     $127,931  $161,064   $182,555    $113,068
                                    =======   =======    =======     =======

LIABILITIES AND STOCKHOLDERS'
  EQUITY

  Accounts Payable                 $ 12,749  $ 15,351   $ 12,921    $      0
  Accrued Expenses                    5,619    10,877      7,193       3,259
                                     ------    ------    -------     -------
  TOTAL CURRENT LIABILITIES          18,368    26,228     20,114       3,259

  Other Non-Current Liabilities                                0
  Working Capital Facility                                     0      32,250
  Long-Term Debt                                               0     115,000
                                     ------    ------    -------     -------

  Stockholders' Equity
  Common Stock                                                            68
  Paid in Capital                                                    124,932
  Retained Earnings                 109,563   134,836    162,441    (162,441)
                                    -------   -------    -------     -------

  TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY             $127,931  $161,064   $182,555    $113,068
                                    =======   =======    =======     =======


                                                        New Sassco
                                --------------------------------------------------------
                                  Projected
                                    Post
                                Consummation  Projected  Projected  Projected  Projected
                                    Ended     Year End   Year End   Year End   Year End
                                  12/28/96    01/03/98   01/02/99   01/01/00   12/31/00
                                  --------    --------   --------   --------   --------
ASSETS:
  Cash and Cash Equivalents      $  2,000     $  2,000   $  8,151   $ 25,913   $ 38,219
  Receivables, Net                 24,923       26,528     25,020     26,504     29,159
  Inventories                     124,842      107,101    109,664    109,717    118,225
  Other Current Assets              2,138        2,502      2,502      2,502      2,502
                                  -------      -------    -------    -------    -------
    TOTAL CURRENT ASSETS          153,903      138,131    145,337    164,636    188,105

  Property, Plant and Equip-
    ment, Net                      10,815       11,960     11,173     10,135      8,847
  Other Assets                      3,765        3,315      2,865      2,415      1,965
  Goodwill & Trademarks           127,140      123,621    120,102    116,582    113,063
                                  -------      -------    -------    -------    -------

  TOTAL ASSETS                   $295,623     $277,027   $279,477   $293,768   $311,980
                                  =======      =======    =======    =======    =======

LIABILITIES AND STOCKHOLDERS'
  EQUITY

  Accounts Payable               $ 12,921     $ 16,166   $ 23,999   $ 25,655   $ 28,336
  Accrued Expenses                 10,452        5,136      5,265      5,523      5,940
                                  -------      -------    -------    -------    -------
  TOTAL CURRENT LIABILITIES        23,373       21,302     29,264     31,178     34,276

  Other Non-Current Liabilities         0          484      1,474      2,631      3,790
  Working Capital Facility         32,250       13,343         (0)         0         (0)
  Long-Term Debt                  115,000      115,000    115,000    115,000    115,000
                                  -------      -------    -------    -------    -------

  Stockholders' Equity
  Common Stock                         68           68         68         68         68
  Paid in Capital                 124,932      124,932    124,932    124,932    124,932
  Retained Earnings                     0        1,898      8,739     19,959     33,914
                                  -------      -------    -------    -------    -------

  TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY           $295,623     $277,027   $279,477   $293,768   $311,980
                                  =======      =======    =======    =======    =======

These Projections should be read only in conjunction with the accompanying assumptions and notes.

         REORGANIZED LESLIE FAY
         NOTES TO CONDENSED BALANCE SHEET
         (UNAUDITED)
         (DOLLARS IN THOUSANDS)


         BASIS OF PRESENTATION:

                   The unaudited condensed balance sheet is based upon the actual financial statements of the Reorganized Debtors for the four years ending January 3, 1998, January 2, 1999, January 1, 2000 and December 31, 2000, respectively, and should be read in conjunction with the historical financial statements, the related notes and the other information contained in this Disclosure Statement.

         PRO FORMA ADJUSTMENTS:

                   The determination of the fair value of Reorganized Leslie Fay's fixed assets and inventories and the determination of their actual liabilities, will be made as of the Effective Date, and there may be material differences between the amounts of any or all of the foregoing items assumed in preparing the pro forma financial information and the actual amounts thereof as of the Effective Date.

                   a) To record the payment and settlement of liabilities and the write off of associated debt costs in connection with the Plan. The treatment of certain Claims provided for in the Plan takes into account interest accrued on, and payments made on account of, such Claims during the pendency of the Chapter 11 Cases. In addition, the amounts recorded reflect the Debtors' estimates of the amounts of certain Claims that will ultimately be allowed by the Bankruptcy Court. The amounts of such Claims actually allowed could vary materially from such estimated amounts.

                   b) To record payment of the fees associated with the proposed Reorganized Leslie Fay Credit Facility, as well as the professional fees associated with the conclusion of the Chapter 11 Cases.

         NEW SASSCO
         NOTES TO CONDENSED BALANCE SHEET
         (UNAUDITED)
         (DOLLARS IN THOUSANDS)

         BASIS OF PRESENTATION:

                   The unaudited condensed balance sheet is based upon the actual financial statements of the Reorganized Debtors for the four years ending January 3, 1998, January 2, 1999, January 1, 2000 and December 31, 2000, respectively, and should be read in conjunction with the historical financial statements, the related notes and the other information contained in this Disclosure Statement.

         PRO FORMA ADJUSTMENTS:

                   New Sassco will be required to determine the amount by which their Reorganization Value as of the Effective Date actually exceeds, or actually is less than, the fair value of their assets. In all events, such valuation, as well as the determination of the fair value of New Sassco's fixed assets and inventories and the determination of their actual liabilities, will be made as of the Effective Date, and there may be material differences between the amounts of any or all of the foregoing items assumed in preparing the pro forma financial information and the actual amounts thereof as of the Effective Date.

                              REORGANIZED LESLIE FAY
                 CONDENSED STATEMENT OF OPERATIONS AND CASH FLOWS
                                   (UNAUDITED)
                                  (IN THOUSANDS)



                                 Leslie Fay Co., Inc. Ex. Sassco                       Reorganized Leslie Fay
                                 -------------------------------               ---------------------------------------
                                    Actual    Actual  Projected Consummation  Projected  Projected Projected Projected
                                   Year End  Year End  Year End  Adjustments   Year End   Year End  Year End  Year End
                                   12/31/94  12/30/95  12/28/96    12/28/96    01/03/98   01/02/99  01/01/00  12/31/00
                                   --------  --------  --------    --------    --------  --------  --------  --------
STATEMENT OF OPERATIONS:
  Net Sales                      $291,867  $162,110  $119,909                  $123,655  $131,463  $138,036  $144,938
  Cost of Sales                   255,752   138,730    95,340                    98,302   103,965   109,164   114,622
                                  -------   -------   -------                   -------   -------   -------   -------
    GROSS PROFIT                   36,115    23,380    24,569                    25,353    27,498    28,873    30,317

  Royalty Income                    2,457     2,285     2,169                     1,535     1,470     1,470     1,470
  Selling, General and
    Administrative Expenses        81,906    41,357    26,977                    22,353    23,380    24,571    25,823
                                  -------   -------   -------                   -------   -------   -------   -------

    EBRITDA                       (43,334)  (15,692)     (239)                    4,535     5,588     5,772     5,964
      % of Net Sales                -14.8%     -9.7%     -0.2%                     3.7%      4.3%      4.2%      4.1%

  Depreciation and Amortization     9,223     5,083     2,465                     2,169     2,122     2,072     2,022
                                  -------   -------   -------                   -------   -------   -------   -------

    OPERATING PROFIT (LOSS)       (52,557)  (20,775)   (2,704)                    2,366     3,466     3,699     3,942
      % of Net Sales                -18.0%    -12.8%     -2.3%                     1.9%      2.6%      2.7%      2.7%

  Accrued Reorganization Expense  115,769    16,575     2,279                         0         0         0         0
                                  -------   -------   -------                   -------   -------   -------   -------

    EBIT                         (168,326)  (37,350)   (4,983)                    2,366     3,466     3,699     3,942

  Interest Costs, Net               5,062     2,737     2,430                       915       983       884       884
  Income Tax Provision             (9,663)   (9,621)   (2,574)                        0     1,022     1,162     1,263
                                  -------   -------   -------                   -------   -------   -------   -------

    NET INCOME (LOSS)           ($163,725)  (30,466)  ($4,839)                   $1,451    $1,461    $1,654    $1,794
                                  =======   =======   =======                   =======   =======   =======   =======


STATEMENT OF CASH FLOWS:
  EBRITDA                        ($43,334) ($15,692)    ($239)                   $4,535    $5,588    $5,772    $5,964
    Working Capital
     (Inc. Income Taxes)           11,743    54,551   (11,431)                   (4,315)   (3,591)   (2,030)   (3,007)
    Capital Expenditures, Net      (4,539)   (1,111)   (1,988)                     (588)     (588)     (617)     (648)
    Other                           1,193     3,081     2,351
    Other Assets and Liabilities
    Interest Costs, Net            (5,062)   (2,737)   (2,430)                     (915)     (983)     (884)     (884)
                                  -------   -------   -------     -------       -------   -------   -------   -------

  OPERATING CASH FLOW             (39,999)   38,092   (13,737)          0        (1,283)      426     2,240     1,425

    Discontinued Operations and
     Reorganization Items         (28,361)  (25,792)   (8,110)                  (17,119)     (202)
    Liabilities Subject to
     Compromise                                                                  (9,038)
    Income Tax Refund              23,182              10,345
    Cash (To) From Sassco           1,881   (13,003)  (14,024)     30,000
    Equity Transactions              (217)     (132)     (775)
                                  -------   -------   -------     -------       -------    -------   -------   -------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS               ($43,514)    ($835) ($26,301)    $30,000      ($27,440)      $224    $2,240    $1,426
                                  =======   =======   =======     =======       =======    =======   =======   =======

These Projections should be read only in conjunction with the accompanying assumptions and notes.

                                    NEW SASSCO
                CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS
                                   (UNAUDITED)
                                  (IN THOUSANDS)

                                           Sassco Carve Out from Leslie Fay                         New Sassco
                                          ----------------------------------         ------------------------------------------
                                            Actual    Actual    Projected  Consummation  Projected  Projected Projected Projected
                                           Year End  Year End    Year End   Adjustments   Year End   Year End  Year End  Year End
                                           12/31/94  12/30/95    12/28/96     12/28/96    01/03/98   01/02/99  01/01/00  12/31/00
                                           --------  --------    --------     --------    --------   --------  --------  --------

STATEMENT OF OPERATIONS:
  Net Sales                                $239,976  $279,974    $312,887                 $302,754  $320,719  $339,593   $373,598
  Cost of Sales                             172,234   207,161     237,265                  218,975   226,908   235,513    259,165
                                           --------  --------    --------                 --------  --------  --------   --------
    GROSS PROFIT                             67,742    72,813      75,622                   83,779    93,811   104,080    114,433

  Royalty Income                              1,033       835         830                      880       968     1,065      1,171
  Selling, General and
    Administrative Expenses                  41,913    49,605      53,153                   55,716    57,657    61,272     67,148
                                           --------  --------    --------                 --------  --------  --------   --------

    EBRITDA                                  26,862    24,043      23,299                   28,943    37,122    43,873     48,456
     % of Net Sales                            11.2%      8.6%        7.4%                     9.6%     11.6%     12.9%      13.0%

  Depreciation and Amortization               1,583     2,033       2,312                    6,025     6,306     6,557      6,807
                                           --------  --------    --------                 --------  --------  --------   --------

    OPERATING PROFIT (LOSS)                  25,279    22,010      20,987                   22,918    30,816    37,316     41,649
     % of Net Sales                            10.5%      7.9%        6.7%                     7.6%      9.6%     11.0%      11.1%

  ACCRUED REORGANIZATION EXPENSE                  0         0          $0                        0         0         0          0
                                           --------  --------    --------                 --------  --------  --------   --------

    EBIT                                     25,279    22,010      20,987                   22,918    30,816    37,316     41,649

  Interest Costs, Net                           450       525       1,612                   19,646    19,021    17,970     17,588
  Income Tax Provision                       10,644     8,860       7,737                    1,374     4,954     8,125     10,105
                                             ------    ------       -----                 --------   -------  --------   --------

    NET INCOME (LOSS)                       $14,185    12,625     $11,638                   $1,898    $6,841   $11,220    $13,955
                                            =======    ======     =======                 ========   =======  ========   ========

STATEMENT OF CASH FLOWS:
  EBRITDA                                   $26,862   $24,043     $23,299                  $28,943   $37,122   $43,873    $48,456
    Working Capital (Inc. Income Taxes)     (23,777)  (33,209)    (29,490)                  12,327     1,953    (7,748)   (18,170)
    Capital Expenditures, Net                (1,272)   (2,866)     (6,050)                  (3,651)   (2,000)   (2,000)    (2,000)
    Other                                                               9                        0         0         0          0
    Other Assets and Liabilities                  0         0           0      (2,250)         934     1,440     1,607      1,609
    Interest Costs, Net                        (450)     (525)     (1,612)                 (19,646)  (19,021)  (17,970)   (17,588)
                                            -------   -------     -------     -------     --------   -------   -------    -------


  OPERATING CASH FLOW                         1,363   (12,557)    (13,844)     (2,250)     (18,907)   19,494    17,762     12,307

    Discontinued Operations and
      Reorganization Items                        0         0           0                        0
    Liabilities Subject to Compromise
    Income Tax Refund
    Cash (To) From Leslie Fay                (1,881)   13,003      14,024     (30,000)
    Equity Transactions                           0         0           0                        0         0         0          0
                                            -------   -------     -------    --------     --------   -------   -------    -------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                            ($518)     $446        $180     $32,250      $18,907   $19,494   $17,762    $12,307
                                            =======   =======     =======    ========      =======   =======   =======    =======

These Projections should be read only in conjunction with the accompanying assumptions and notes.

            NOTES TO CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS

                                   (UNAUDITED)
                              (DOLLARS IN THOUSANDS)


         BASIS OF PRESENTATION:

                   The unaudited condensed statement of operations and cash flows is based upon the projected financial statements of Reorganized Leslie Fay/New Sassco for the four years ending January 3, 1998, January 2, 1999, January 1, 2000 and December 31, 2000, respectively, and should be read in conjunction with the historical financial statements, the related notes and the other information contained in this Disclosure Statement.

         CONFIRMATION ADJUSTMENTS:

                   a) To record the debt discharge net book gain for the conversion of liabilities subject to compromise into debt and equity.

                   b) To record payment of the fees associated with the professional fees associated with the conclusion of the Chapter 11 Cases.

                   c) To record the payment and settlement of liabilities and the write off of associated debt costs in connection with the Plan. The treatment of certain Claims provided for in the Plan takes into account interest accrued on, and payments made on account of, such Claims during the pendency of the Chapter 11 Cases. In addition, the amounts recorded reflect the Debtors' estimates of the amounts of certain Claims that will ultimately be allowed by the Bankruptcy Court. The amounts of such Claims actually allowed could vary materially from such estimated amounts.




                          NOTES TO PRO FORMA COMPARABLES

                   The following tables have been prepared as a Pro Forma of fiscal years 1994, 1995 and 1996 Operating Results under assumptions intended to be more "comparable" to 1997's projected operating conditions following the Debtors' exit from chapter 11. As such, the tables exclude the results of discontinued operations and certain non-recurring costs. In addition, the tables attempt to recast historical costs on the basis of separate stand-alone operations rather than the shared operations that actually existed in fiscal years 1994, 1995 and 1996. Each of the adjustments that have been made involve substantial assumptions and estimates. The footnotes that are included in the tables outline several, but not all, of the adjustments that have been made. It is also important to note that the actual operating conditions during 1997 may differ substantially from what has been projected.

                              REORGANIZED LESLIE FAY
                          PROJECTED PRO FORMA COMPARABLE
                             STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                                  (IN THOUSANDS)


                                            Pro Forma Comparable Leslie Fay
                                            -------------------------------
                                            Actual        Actual       Projected
                                            Year End     Year End      Year End
                                            12/31/94     12/30/95      12/28/96
                                            --------     --------      --------
     STATEMENT OF OPERATIONS:
         Net Sales                         A $122,356    $118,311      $111,498
         Cost of Sales                     B  121,822     107,443        88,984
                                             --------    --------      -------
           GROSS PROFIT                           534      10,868        22,514

         Royalty Income                         2,457       2,285         2,169
         Selling, General and
           Administrative Expenses         C   29,113      22,388        21,230
                                             --------    --------      --------

           EBRITDA                            (26,122)     (9,235)        3,454
             % of Net Sales                     -21.3%       -7.8%          3.1%

         Depreciation and Amortization     D    1,898       2,028         2,028
                                             --------    --------     --------

           OPERATING PROFIT (LOSS)            (28,020)    (11,263)        1,426
                                             =========   ========     =========

             % of Net Sales                     -22.9%       -9.5%          1.3%

    FOOTNOTES:
    A Adjusted to remove discontinued divisions including: Nipon Studio, Andrea Gayle, LF Evenings, Nipon Boutique, Nipon Nights, Sportswear Coll & HAB., LF Retail Operations, THEOmiles, Hue Inc., Next Day Apparel and Foreign Operations. Also removes Castleberry.

    B Adjusted to remove costs of closed factories and discontinued divisions.

    C Corporate expenses set comparable to 1997 Projections, net of transition costs, adjusted for 5% inflation.

    D    1)  Depreciation expense for 1995 and 1994 adjusted to equal 1996.
         2) Amortization adjusted to include Hue License in 1994 for partial year.

                                     NEW SASSCO
                           PROJECTED PRO FORMA COMPARABLE
                              STATEMENTS OF OPERATIONS
                                     (UNAUDITED)
                                   (IN THOUSANDS)

                                              Pro Forma Comparable Sassco
                                              ---------------------------
                                                Actual     Actual     Projected
                                              Year End    Year End    Year End
                                              12/31/94    12/30/95    12/28/96
                                              --------    --------    --------
     STATEMENT OF OPERATIONS:
         Net Sales                            $250,748    $279,976    $312,895
         Cost of Sales                      A  179,127     206,441     235,536
                                              --------    --------    --------
           GROSS PROFIT                         71,621      73,535      77,359

         Royalty Income                          1,033         835         830
         Selling, General and
           Administrative Expenses          B   36,112      42,457      48,595
                                              --------    --------    --------

           EBRITDA                              36,542      31,913      29,594
            % of Net Sales                        14.6%       11.4%        9.5%

         Depreciation and Amortization           1,486       2,033       2,105
                                              --------    --------    --------

           OPERATING PROFIT (LOSS)              35,056      29,880      27,489
                                              ========    ========    ========

            % of Net Sales                        14.0%       10.7%        8.8%

     FOOTNOTES:
      A        Includes adjustment to reduce:
               1) Kerrison profit sharing to conform to proposed sharing agreement.
               2) Cost for write off of excess piece goods above normal in 1996.
               3) Additional cost related to U.S. Customs overpayments in 1996 not refundable.

      B        Includes adjustments to reduce:
               1) CEO's profit sharing to conform to proposed sharing agreement.
               2) The allocated management service fee from Leslie Fay to present costs as if Sassco had been operating as an unaffiliated entity.
               3) Start up costs for Retail Operations in 1995 and 1996.
               4) Rent expense for one time write off of prepayment to landlord in 1996.

                                      X.

                            FINANCIAL INFORMATION

     A.       GENERAL

                   The audited consolidated balance sheets for the fiscal years ended December 30, 1995 and December 31, 1994 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years ended December 30, 1995, December 31, 1994, and January 1, 1994 (unaudited), of Leslie Fay and its subsidiaries are contained in the Annual Report on Form 10-K, a copy of which is annexed hereto as Exhibit "C", and the full text of which is incorporated herein by reference. In addition, the unaudited consolidated balance sheets for the fiscal quarter ended September 28, 1996, and the related consolidated statements of operations and cash flows for the fiscal quarter ended September 28, 1996 of Leslie Fay and its subsidiaries are contained in the Quarterly Report on Form 10-Q, a copy of which is annexed hereto as Exhibit "D", and the full text of which is incorporated herein by reference. The aforementioned financial information is provided to permit the holders of Claims to better understand the Debtors' historical business performance and the impact of the Chapter 11 Cases on the Debtors' businesses.

     B.       SELECTED FINANCIAL DATA

                   Reference is made to "Item 6. Selected Financial Data" set forth in the Annual Report on Form 10-K and "Part I. Financial Information" set forth in the Quarterly Report on Form 10-Q, which are annexed hereto as Exhibits "C" and "D", respectively, and the full texts of which are incorporated herein by reference.

     C.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS

                   For a detailed discussion by management of the Debtors' financial condition, most recent results of operations, liquidity and capital resources, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are annexed hereto as Exhibits "C" and "D", respectively, and the full texts of which are incorporated herein by reference.


                                     XI.

                                  VALUATION

     A.       ESTIMATED LIQUIDATION VALUE OF ASSETS

                   As a condition to confirmation of the Plan, section 1129(a)(7)(A)(ii) of the Bankruptcy Code requires that each holder of a Claim or Equity Interest in an impaired class of Claims or Equity Interests that has not voted to accept the Plan must receive or retain at least the amount or value it would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The information below provides a summary of the liquidation values of the Debtors' assets, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis below, which was prepared by the Debtors.

                   Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of six to twelve months following the discontinuance of operations. This period would allow for the collection of receivables, selling of assets, and the winding down of operations.

                    THE LESLIE FAY COMPANIES, INC. ET AL.
                             LIQUIDATION ANALYSIS

     Sources of Estimated Liquidation Proceeds:                (in thousands)
                                                               --------------
         Proceeds from liquidation of operating businesses (a)      $110,066
         Proceeds from sale of trademarks (b)                         69,777
         Cash on Hand                                                  3,320
                                                                    --------
         Total Proceeds from Liquidation                            $183,163

     Application of Estimated Liquidation Proceeds:

         Chapter 7 Administrative costs and wind-down expenses (c)   $32,716
         Estimated Trustee Fees (d)                                    4,513
         Administrative Claims (e)                                    55,496
         Priority Claims (f)                                           7,588
         Secured Claims                                                    0
                                                                     -------
     LIQUIDATION PROCEEDS AVAILABLE TO UNSECURED CREDITORS           $82,850
                                                                     =======

     Allocation of Proceeds Available to Unsecured Creditors

                                       Estimated
                                        Claims       Liquidation Recovery
       Class  Class Description     (in thousands)          Percent
       ------------------------------------------------------------------
           3  Bank Claims                $178,004               25.33%
       ------------------------------------------------------------------
           4  Senior Note Claims           50,053               25.33%
       ------------------------------------------------------------------
           5  Senior Subordinated Note     25,029               25.33%
              Claims
       ------------------------------------------------------------------
           6  General Unsecured Claims     73,983               25.33%
                                           ------               ------
       ------------------------------------------------------------------
              Total of All Classes       $327,069               25.33%
                                         --------               ------
       ------------------------------------------------------------------

         NOTES TO THE CHAPTER 7 CONSOLIDATED LIQUIDATION ANALYSIS
         THE LESLIE FAY COMPANIES, INC.
         (amounts expressed in thousands)

         The analysis assumes a Chapter 7 liquidation of all assets of the Leslie Fay Companies, Inc. and its subsidiaries and divisions commencing on December 28, 1996 and continuing for twelve months.

         (a) Proceeds from liquidation of the operating businesses consist primarily of accounts receivable and inventories. Accounts receivable are assumed to be recovered at 74% of gross value. Inventory is assumed to have recoveries of book values ranging from 10% on raw materials to 70% on finished goods.

         (b) Proceeds from the sale of trademarks have been estimated by management based upon historic sales, assumed license fees and capitalization of such fees.

         (c) Chapter 7 wind down and administrative costs consist of estimated costs and expenses to be incurred by the Chapter 7 trustee to conduct limited operations during the liquidation process and to administer the estate. The major components of these costs are estimated to be operating costs such as salary, wages and facility related costs of $10,502, costs to convert work-in-process inventory to finish goods for sale of $13,810, WARN Act notices in the amount of $3,904, professional fees of $1,000 and miscellaneous costs of $3,500.

         (d) Estimated transfer fees are assumed to be equal to three percent (3%) of proceeds after payment of Chapter 7 Administrative costs and wind down expenses.

         (e) Administrative claims as estimated include claims incurred by the Company since its Chapter 11 filing such as trade accounts payable, accrued expenses, severance and professional fees. The major components of the claims are accounts payable and accrued expenses of $38,288, severance and contract payments of $7,034, professional fees $8,725 and $1,449 of reclamation claims.

         (f) Priority claims as estimated include both tax claims, $1,605, and non-tax claims, $5,983.


         B.   REORGANIZATION VALUE

                   The Debtors have been advised by Blackstone, their financial advisors, with respect to the reorganization value of the Debtors. Solely for purposes of the Plan, the estimated range of the reorganization value (which includes an estimate of the range of the reorganization enterprise value of Reorganized Leslie Fay and New Sassco businesses) was assumed by the Debtors, based upon advice from Blackstone, to be approximately $20 million to $30 million for Reorganized Leslie Fay and approximately $220 million to $260 million for New Sassco based upon an assumed Effective Date of December 30, 1996.

                   THE ASSUMED RANGE OF THE REORGANIZATION VALUE AS OF NOVEMBER 15, 1996 REFLECTS WORK PERFORMED BY BLACKSTONE ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO BLACKSTONE AS OF NOVEMBER 15, 1996. NEITHER BLACKSTONE NOR THE DEBTORS HAVE UPDATED THE ESTIMATED RANGE OF THE REORGANIZATION ENTERPRISE VALUE TO REFLECT INFORMATION AVAILABLE TO THE DEBTORS OR BLACKSTONE SUBSEQUENT TO NOVEMBER 15, 1996.

              1.  Reorganized Leslie Fay

                   Based upon the assumed range of the reorganization enterprise value of Reorganized Leslie Fay of between $20 million and $30 million of Reorganized Leslie Fay, the Debtors have employed an imputed estimate of the range of the reorganization equity value for Reorganized Leslie Fay of approximately $20 million to $30 million or approximately $5.88 per share to $8.82 per share of Reorganized Leslie Fay Common Stock (based upon an assumed distribution of Three Million Four Hundred Thousand (3,400,000) shares of Reorganized Leslie Fay Common Stock under the Plan and an aggregate amount of zero (0) shares outstanding upon completion of such distribution).

                   The foregoing estimates of the reorganization value of Reorganized Leslie Fay are based on a number of assumptions, including a successful reorganization of the Debtors' businesses and finances in a timely manner, the implementation of the Reorganized Leslie Fay's business plan, the achievement of the forecasts reflected in the Projections, market conditions as of November 15, 1996, continuing through the assumed Effective Date of December 30, 1996, and the Plan becoming effective in accordance with its terms, on a basis consistent with the estimates and other assumptions discussed herein.

              2.  New Sassco

                   Based upon the assumed range of the reorganization enterprise value of New Sassco of between $220 million and $260 million and based upon an assumed total long-term debt obligation of $115 million of New Sassco, the Debtors have employed an imputed estimate of the range of the reorganization equity value for New Sassco of approximately $105 million to $145 million or approximately $15.44 per share to $21.32 per share of New Sassco Common Stock (based upon an assumed distribution of Six Million Eight Hundred Thousand (6,800,000) shares of New Sassco Common Stock under the Plan and an aggregate amount of zero (0) shares outstanding upon completion of such distribution).

                   The foregoing estimates of the reorganization value of New Sassco are based on a number of assumptions, including a successful reorganization of the Debtors' businesses and finances in a timely manner, the implementation of New Sassco's business plan, the achievement of the forecasts reflected in the Projections, market conditions as of November 15, 1996 continuing through the assumed Effective Date of December 30, 1996 and the Plan becoming effective in accordance with its terms, on a basis consistent with the estimates and other assumptions discussed herein.

                   IN ESTIMATING THE RANGE OF THE REORGANIZATION VALUE OF REORGANIZED LESLIE FAY AND NEW SASSCO, BLACKSTONE: (I) REVIEWED CERTAIN HISTORICAL FINANCIAL INFORMATION OF THE DEBTORS FOR RECENT YEARS AND INTERIM PERIODS; (II) REVIEWED CERTAIN INTERNAL FINANCIAL AND OPERATING DATA OF THE DEBTORS, INCLUDING FINANCIAL PROJECTIONS, PREPARED AND PROVIDED BY MANAGEMENT RELATING TO ITS BUSINESSES AND THEIR PROSPECTS;
         (III) MET WITH CERTAIN MEMBERS OF SENIOR MANAGEMENT OF THE DEBTORS, AND THE PROPOSED SENIOR MANAGEMENT OF REORGANIZED LESLIE FAY AND NEW SASSCO TO DISCUSS THE DEBTORS' OPERATIONS AND FUTURE PROSPECTS; (IV) REVIEWED PUBLICLY AVAILABLE FINANCIAL DATA AND CONSIDERED THE MARKET VALUES OF PUBLIC COMPANIES WHICH BLACKSTONE DEEMED GENERALLY COMPARABLE TO THE OPERATING BUSINESSES OF THE DEBTORS; (V) CONSIDERED CERTAIN ECONOMIC AND INDUSTRY INFORMATION RELEVANT TO THE OPERATING BUSINESSES; AND (VI) REVIEWED CERTAIN ANALYSES PREPARED BY OTHER FIRMS RETAINED BY THE DEBTORS AND CONDUCTED SUCH OTHER STUDIES, ANALYSES INQUIRIES, AND INVESTIGATIONS AS IT DEEMED APPROPRIATE. ALTHOUGH BLACKSTONE CONDUCTED A REVIEW AND ANALYSIS OF THE DEBTORS' BUSINESSES, OPERATING ASSETS AND LIABILITIES AND REORGANIZED LESLIE FAY'S AND NEW SASSCO'S BUSINESS PLANS, IT ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF ALL
         (I) FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY THE DEBTORS AND BY OTHER FIRMS RETAINED BY THE DEBTORS, AND (II) PUBLICLY AVAILABLE INFORMATION. IN ADDITION, BLACKSTONE DID NOT INDEPENDENTLY VERIFY MANAGEMENT'S PROJECTIONS IN CONNECTION WITH SUCH ESTIMATES OF THE REORGANIZATION VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.

                   ESTIMATES OF THE REORGANIZATION VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.

                   IN THE CASES OF REORGANIZED LESLIE FAY AND NEW SASSCO, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY BLACKSTONE REPRESENT HYPOTHETICAL REORGANIZATION ENTERPRISE VALUES OF REORGANIZED LESLIE FAY AND NEW SASSCO OR THE OWNERS AND OPERATORS OF THE ASSETS AND BUSINESSES TO BE ACQUIRED BY EACH SUCH ENTITY UNDER THE PLAN. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF A PLAN OF REORGANIZATION AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION ENTERPRISE VALUE OF REORGANIZED LESLIE FAY AND NEW SASSCO THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

                   THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT, AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF REORGANIZED LESLIE FAY AND NEW SASSCO SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, BLACKSTONE NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED DEBT AND EQUITY IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES

         HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF DEBT AND EQUITY.

                   THE ESTIMATES OF THE REORGANIZATION VALUE DETERMINED BY BLACKSTONE REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION VALUE OF REORGANIZED LESLIE FAY AND NEW SASSCO ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE OF THE DEBT AND EQUITY SECURITIES ISSUED UNDER THE PLAN. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION VALUE RANGE FOR REORGANIZED LESLIE FAY AND NEW SASSCO ASSOCIATED WITH BLACKSTONE'S VALUATION ANALYSIS.

                   Reorganized Leslie Fay and New Sassco will seek to list the Reorganized Leslie Fay Common Stock and New Sassco Common Stock, respectively, for trading on one of the exchanges. There can be no assurance, however, that the stock will be so listed and, if so listed, that an active trading market would develop.

              3.   Reorganized Leslie Fay

                   As discussed above, the Debtors' project that the assets of Reorganized Leslie Fay, as of the Effective Date (and prior to Reorganized Leslie Fay making any distributions under the Plan), will have an aggregate value of $260 million.


                                       XII.

                           ALTERNATIVES TO CONFIRMATION
                           AND CONSUMMATION OF THE PLAN

                   The Debtors have evaluated numerous alternatives to the Plan, including the reorganization of the Debtors' businesses on a stand alone basis, the sale of the Debtors as a going concern, either as a whole or on a desegregated basis, and the liquidation of the Debtors. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, assuming confirmation of the Plan. The following discussion provides a summary of the Debtors' analysis leading to their conclusion that a liquidation or alternative plan of reorganization would not provide the highest value to holders of Claims.

         A.   LIQUIDATION UNDER CHAPTER 7

                   If no plan of reorganization can be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. As demonstrated in Section XI.A. above, Valuation -- Estimated Liquidation Value of Assets, the Debtors believe that liquidation under chapter 7 would result in (1) smaller distributions being made to creditors than those provided for in the Plan and (2) no distributions being made to holders of Equity Interests in Leslie Fay.

         B.   ALTERNATIVE PLAN OF REORGANIZATION

                   If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of their assets. The Debtors believe that the Plan, as described herein, enables holders of Claims to realize the greatest recovery under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, probably resulting in somewhat greater recoveries then under chapter 7. Further, if a trustee were not appointed, because one is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to holders of Claims than the Plan


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         because the return to holders of Claims provided for in the Plan is likely to be greater than the returns under a chapter 11 liquidation.

                                      XIII.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                   The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and to the holders of Allowed Claims in Classes 3, 4, 5 and 6. This summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), treasury regulations promulgated and proposed thereunder ("Treasury Regulations"), judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the tax consequences described below.

                   The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. No rulings or opinions have been requested from the IRS or counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt with respect to the transactions contemplated by the Plan. In addition, this summary does not address state, local or foreign tax consequences of the Plan (which may be significant), nor does it purport to address the federal income tax consequences of the Plan to classes of taxpayers subject to special treatment under the federal income tax laws (e.g., financial institutions, foreign taxpayers, broker-dealers, mutual funds, insurance companies, small business investment companies, regulated investment companies, tax-exempt organizations and investors in pass-through entities).

                   ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PARTY IN INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE PLAN TO IT UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS IN LIGHT OF SUCH PERSON'S INDIVIDUAL CIRCUMSTANCES.

         A.   TRANSACTION STEPS

                   Under the Plan, the following transactions will occur on the Effective Date, in seriatim:

                   (i) Reorganized Leslie Fay will sell the Special Sassco Assets to New Sassco for an amount of cash currently estimated to be Thirty Million Dollars ($30,000,000);

                  (ii) Reorganized Leslie Fay will transfer an undivided eighty percent (80%) interest in the remaining Sassco Assets (subject to eighty percent (80%) of the outstanding Sassco Liabilities) (the "Sassco Asset Interest") to the Creditor Representative on behalf of the holders of Claims in Classes 3, 4, 5 and 6, in satisfaction of Claims in such Classes having a fair market value equal to the fair market value of such Sassco Asset Interest;

                 (iii) The Creditor Representative, on behalf of the holders of Claims in Classes 3, 4, 5 and 6, will contribute the Sassco Asset Interest to New Sassco in exchange for eighty percent (80%) of the New Sassco Common Stock and Eighty-Eight Million Dollars ($88,000,000) in aggregate principal amount of New Sassco Notes (provided that holders of Claims in Class 5 will not receive New Sassco Notes);

                  (iv) Reorganized Leslie Fay will transfer an undivided twenty percent (20%) interest in the Sassco Assets remaining after the sale contemplated in step (i) above (subject to twenty percent (20%) of the outstanding Sassco Liabilities) to New Sassco;

                   (v) At the direction of Reorganized Leslie Fay, New Sassco will issue twenty percent (20%) of the New Sassco Common Stock and Twenty-Two Million Dollars ($22,000,000) in aggregate principal amount of New Sassco Notes to the Creditor Representative on behalf of the holders of Claims in Classes 3, 4, 5, and 6 and in satisfaction of Claims in such Classes having a fair market value equal to the


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                        amount of such stock and notes (provided that holders of
                        Claims in Class 5 will not receive New Sassco Notes);
                        and

                  (vi) Reorganized Leslie Fay will issue the Reorganized Leslie Fay Common Stock for distribution to holders of, and in discharge and full satisfaction of, Claims in Classes 3, 4, 5 and 6.

                   The following discussion of federal income tax consequences assumes that the transactions described above are respected in accordance with their form. However, there is no assurance that the IRS will not take a contrary position. Were the IRS successfully to reorder or otherwise recharacterize the transactions (e.g., as if the Debtors had transferred all of the Sassco Assets directly to New Sassco), the federal income tax consequences to the Debtors and the Creditors described below could be significantly different. The following discussion also assumes that New Sassco will be organized as a United States domestic corporation.

         B.   CONSEQUENCES TO THE DEBTORS

              1.   Transfers of Sassco Assets.

                   (a) Taxable Disposition. The transfers of the Sassco Assets to the Creditor Representative (on behalf of holders of Claims) and to New Sassco have been structured as taxable transactions (a "Taxable Transfer"), in which the Debtors would recognize substantial gain and New Sassco would obtain a stepped-up fair market value tax basis in the Sassco Assets. (See discussion under "New Sassco Tax Attributes," below.) However, there is no assurance that the transaction would be so treated by the IRS.

                   For example, if the transfers of the Sassco Assets to New Sassco were deemed to constitute a tax-free reorganization under
         Section 368(a)(1)(G) of the Tax Code (a "G reorganization"), gain or loss generally would not be recognized by the Debtors on such transfer. In such a case, New Sassco would succeed to any net operating losses of the Debtors, subject to possible reductions and limitations, but would not be entitled to amortization deductions with respect to goodwill.

                   To qualify as a G reorganization, it would be necessary for Leslie Fay to transfer "substantially all" its assets to New Sassco and for Reorganized Leslie Fay to distribute its remaining assets to the Creditors. Alternatively, it would be necessary for Leslie Fay to distribute more than eighty percent (80%) of the New Sassco Common Stock to holders of instruments treated as "securities" for federal income tax purposes. Based in part on Reorganized Leslie Fay's intention to continue to own and operate the Leslie Fay dress and sportswear divisions and the Leslie Fay licensing business after the Effective Date (through the continued ownership of Reorganized Leslie Fay Operating Company and Reorganized Leslie Fay Licensing Company), the Debtors believe that the transfers of the Sassco Assets to New Sassco will not qualify as a G reorganization.

                   (b) Recognition of Gain. The Debtors have reported substantial net operating losses ("NOLs") for federal income tax purposes through 1995. Based on this, on estimates of the Debtors' taxable income for 1996, on estimates of the Debtors' aggregate tax basis in the Sassco Assets and on the estimated fair market value of the Sassco Assets on the Effective Date as reflected in the reorganization value, the Debtors currently anticipate that sufficient NOLs should be available to offset all or a substantial portion of any gain recognized by the Debtors upon the transfers of the Sassco Assets pursuant to the Plan, subject to the application of the alternative minimum tax ("AMT") discussed below. However, the amount of such NOLs is subject to adjustment on audit by the IRS. In addition, the fair market value of the Sassco Assets may vary from current estimates and is subject to challenge by the IRS. Were the IRS successfully to assert that less NOLs than expected are available to offset the gain, or that the amount of gain is greater than estimated, Reorganized Leslie Fay could incur a federal income tax liability on the transfers of the Sassco Assets (exclusive of AMT), which liability could be significant.

                   (c) New Sassco Tax Attributes. Assuming a Taxable Transfer, New Sassco would obtain an aggregate tax basis in the Sassco Assets equal to their fair market value as of the Effective Date and would not succeed to any remaining NOLs of the Debtors. Under Section 197 of the Tax Code, the portion of the consideration allocable to goodwill and certain other intangible assets in a Taxable Transfer generally is amortizable and deductible by the acquiror over fifteen years for federal income tax purposes, unless certain exceptions apply to limit or deny such deductibility. The application of Section 197 to the transfers of the Sassco Assets to New Sassco under the Plan may depend on the proper interpretation of certain legal and


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         factual issues. However, based on the form of the transactions and on representations made by the Creditors' Committee with respect to the anticipated ownership of New Sassco and Reorganized Leslie Fay on the Effective Date (and the relationship of the two ownership groups), it is anticipated that New Sassco will be entitled to such amortization deductions to the extent the value of the Sassco Assets is allocable to amortizable intangible assets.

              2.   Reorganized Leslie Fay Tax Attributes.

                   As the continuation of the Debtors, Reorganized Leslie Fay generally will retain any NOLs and other tax attributes of the Debtors remaining after the transfers of the Sassco Assets and the implementation of the Plan. Any such NOLs may be subject to reduction and limitation (and, possibly, elimination), as described below.

                   (a) Cancellation of Indebtedness Income. A debtor generally must include in gross income the amount of any discharge of indebtedness income realized, unless payment of the discharged liability would have resulted in a deduction. Discharge of indebtedness income is realized to the extent that the adjusted issue price of any indebtedness exceeds the amount of cash and the fair market value of property used to satisfy the indebtedness. However, gross income does not include amounts attributable to a discharge of indebtedness arising from a confirmed plan in a case under the Bankruptcy Code. Under this bankruptcy discharge exception, the debtor does not include the discharged amount in income but, generally, must reduce its NOL carryforwards and certain other tax attributes (including its tax basis in its assets) by such amount.

                   Under an exception to the requirement that discharge of indebtedness income be realized (or tax attributes reduced), stock issued by a debtor in a case commenced under the Bankruptcy Code prior to 1994 (such as the Debtors' case) generally is deemed to fully satisfy any indebtedness for which it is issued, even if the stock has a value less than the amount of the indebtedness (the "Stock for Debt Exception"). However, the Stock for Debt Exception will not apply if the amount of Reorganized Leslie Fay Common Stock issued to a holder of an Allowed Claim is "nominal or token." In addition, the Stock for Debt Exception will not apply with respect to stock issued to any unsecured creditor if the ratio of the value of the Reorganized Leslie Fay Common Stock received by such unsecured creditor to the amount of its indebtedness which is cancelled or exchanged for Reorganized Leslie Fay Common Stock is less than fifty percent (50%) of a similar ratio computed for all unsecured creditors participating in the workout.

                   Although the issue is not free from doubt, the Debtors believe that the Stock for Debt Exception would apply to the issuance of Reorganized Leslie Fay Common Stock to the holders of Allowed Claims in Classes 3, 4, 5 and 6 and, as such, Reorganized Leslie Fay would not be required to recognize discharge of indebtedness income or suffer a reduction of its tax attributes as a result of the cancellation of such Claims. In any event, as any such reduction would only take effect at the beginning of the taxable year following the year of the discharge, any reduction in the Debtors' NOLs would not affect the determination of their federal income tax liability in respect of the transfers of the Sassco Assets.

                   (b) Limitation on Use of Net Operating Losses. In general, a corporation may "carry forward" its unused NOLs to the fifteen taxable years after the losses were incurred. However, Section 382 of the Tax Code generally limits a corporation's use of its NOLs and certain "built-in" losses following an "ownership change." Similar limitations apply to capital loss and credit carryforwards. The cancellation of the Leslie Fay Equity Interests under the Plan will constitute an ownership change for purposes of Section 382.

                   Under Section 382, the amount of a loss corporation's post-ownership change annual taxable income that can be offset by its pre-ownership change NOLs and recognized built-in losses generally cannot exceed an amount (the "Section 382 Annual Limitation") equal to the product of (i) the fair market value of the equity of such corporation immediately before the ownership change (subject to various adjustments) and (ii) the federal long-term tax-exempt rate in effect on the date of the ownership change (5.64% for ownership changes occurring in December 1996). However, if the loss corporation has a "net unrealized built-in gain" (i.e., the fair market value of its assets immediately before the ownership change exceeds the aggregate tax basis of such assets by a certain threshold amount), then gain realized upon the disposition of such built-in gain assets may be offset by the NOLs. In the case of an ownership change resulting from an exchange of debt for stock in a case under the Bankruptcy Code, the value of the company for the purpose of computing the Section 382 Annual Limitation will reflect the increase in value, if any, resulting from any cancellation of creditors' claims in the transaction.

                   Notwithstanding the foregoing, pursuant to Section 382(l)(5) of the Tax Code (the "Special Bankruptcy Rule"), the Section 382 limitations described above do not apply following an ownership change pursuant to a bankruptcy plan (unless


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         the debtor elects otherwise) if the shareholders and certain historic creditors of the corporation (determined immediately before the ownership change) receive stock of the reorganized corporation which represents at least fifty percent (50%) of the total voting power and value of the corporation's stock (determined immediately after the ownership change). Under the Special Bankruptcy Rule, the debtor's NOLs are (i) recomputed as if no deductions were allowed for interest paid or accrued on that portion of the debt which creditors converted into stock and for which the Debtors previously had claimed deductions during the three years prior to the ownership change year and the pre-change portion of the ownership change year and (ii) reduced by fifty percent (50%) of the discharge of indebtedness income excluded as a result of the Stock for Debt Exception.

                   Based upon representations made by the Creditors' Committee, it is anticipated that less than fifty percent (50%) of the Reorganized Leslie Fay Common Stock will be beneficially owned by qualifying historic creditors. Thus, it is anticipated that Reorganized Leslie Fay will not qualify for the Special Bankruptcy Rule.

              3.   Alternative Minimum Tax.

                   The AMT is imposed on a corporation's alternative minimum taxable income at a twenty percent (20%) rate if such amount exceeds the corporation's regular federal income tax. For purposes of computing alternative minimum taxable income, certain tax deductions and other benefits that are allowed for regular tax purposes are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only ninety percent (90%) of a corporation's alternative minimum taxable income may be offset by available NOL carryforwards. Thus, Reorganized Leslie Fay will be liable for AMT with respect to ten percent (10%) of the gain on the transfers of the Sassco Assets contemplated by the Plan, regardless of whether it has sufficient NOLs to offset all of its income for regular tax purposes, except to the extent it has current year deductions or losses (as opposed to carryforwards) sufficient to offset such income.

                   In addition, if a corporation undergoes an "ownership change" within the meaning of Section 382 of the Tax Code (as discussed above) and is in a net built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's aggregate tax basis in its assets would be reduced for AMT purposes to reflect the fair market value of such assets as of the ownership change date.

                   Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

              4.   Treatment of New Sassco Notes.

                   If the New Sassco Notes are issued with original issue discount ("OID"), such notes may be treated as applicable high-yield discount obligations ("AHYDO") within the meaning of Section 163(e)(5) of the Tax Code if, among other requirements, their yield to maturity is at least five percentage points over the applicable federal rate in effect for the calendar month in which such notes are issued (6.21% for December 1996). If the New Sassco Notes are treated as AHYDOs, a portion of the accrued discount attributable to the "disqualified portion," if any, of the interest deduction otherwise allowable as OID would be disallowed (as discussed below), and the balance of such deduction would be deferred until actually paid in cash. See Section XIII.C. below, Certain Federal Income Tax Consequences of the Plan -- Consequences to Holders of Certain Allowed Unsecured Claims -- Original Issue Discount on New Sassco Notes.

                   The "disqualified portion" of any interest deduction otherwise allowable as OID on the New Sassco Notes is that portion, if any, of the total OID multiplied by a fraction, the numerator of which is equal to the "disqualified yield" (i.e., the excess of the yield to maturity of the notes over the sum of the applicable federal rate for the calendar month in which the notes are issued plus six percentage points) and the denominator of which is equal to the total yield to maturity of the notes.

         C.   CONSEQUENCES TO HOLDERS OF CERTAIN ALLOWED UNSECURED
              CLAIMS

                   The aggregate distributions under the Plan to holders of Allowed Claims in Classes 3, 4, 5 and 6 are summarized above under "Transaction Steps." The following discussion assumes that the transfers of the Sassco Assets under the Plan constitute a Taxable Transfer and not a tax-free reorganization for federal income tax purposes. See Section XIII.B.1(a) above, Certain Federal Income Tax Consequences of the Plan -- Transfers of Sassco Assets -- Taxable Disposition.

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              1.   Gain or Loss.

                   The federal income tax consequences of the implementation of the Plan to a holder of an Allowed Claim in Classes 3, 4, 5 and 6 will depend, in part, on whether such holder's Claim constitutes a "security" of Leslie Fay for federal income tax purposes. The term "security" is not defined in the Tax Code or the Treasury Regulations and has not been defined clearly by judicial decisions. One of the most significant factors considered in determining whether a particular debt is a "security" is its original term. As a rule of thumb, a debt instrument having an original term of ten (10) years or more will be considered a security and a debt instrument having an original term of fewer than five (5) years will not. Each holder of an Allowed Claim in Classes 3, 4, 5 and 6 is urged to consult its own tax advisor regarding the status of its Claim.

                   (a) Allowed Claims Not Constituting Securities. In general, each holder of an Allowed Unsecured Claims that does not constitute a "security" for federal income tax purposes will recognize gain or loss equal to the difference between:

                   (i) the sum of (A) the fair market value of the New Sassco
              Common Stock described in step (v) of "Transaction Steps," above,
              (B) the fair market value of the Reorganized Leslie Fay Common Stock, (C) the fair market value of the Sassco Asset Interest, (D) the fair market value of twenty percent (20%) of any New Sassco Notes and the adjusted issue price of eighty percent (80%) of any New Sassco Notes and (E) the amount of any cash, received by or on behalf of such holder (except to the extent such receipt is attributable to a Claim for accrued interest), and

                  (ii) its adjusted tax basis in the Claim exchanged therefor
              (other than a Claim for accrued interest).

         See Section XIII.C.2. below, Certain Federal Income Tax Consequences of the Plan -- Consequences to Holders of Certain Allowed Unsecured Claims -- Treatment of Accrued Interest. Because a holder of an Allowed Claim may receive additional New Securities after the Effective Date, e.g., as a result of the disallowance of Disputed Claims, it is possible that any loss, or a portion of any gain, as the case may be, may be deferred until all such securities are actually received. (A portion of any subsequent distributions may be treated as imputed interest for federal income tax purposes.) Each holder should consult its own tax advisor regarding the potential for reporting on the installment method a portion of any gain realized.

                   The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will depend on a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than one year or was purchased at a discount, and whether the holder has taken a bad debt or worthless security deduction with respect to all or a portion of the Claim.

                   The contribution by the Creditor Representative on behalf of the holders of Claims in Classes 3, 4, 5 and 6 of the Sassco Asset Interest to New Sassco will be treated as a tax-free contribution to capital for federal income tax purposes.

                   A Creditor's tax basis in any Reorganized Leslie Fay Common Stock or New Sassco Common Stock should be equal to the fair market value of such stock when issued to such Creditor. The tax basis of New Sassco Notes received (i) from Reorganized Leslie Fay should be equal to their fair market value and (ii) from New Sassco should be equal to their adjusted issue price. The holding period of any such property generally will begin on the day following their issuance.

                   (b) Allowed Claims Constituting Securities. In general, holders of Allowed Unsecured Claims that constitute "securities" for federal income tax purposes and who receive Reorganized Leslie Fay Common Stock under the Plan will be treated as participating in a partially tax-free recapitalization. Any such holder generally will not recognize any loss on the distributions under the Plan but will recognize any gain (computed as described in the preceding section) to the extent of the consideration (other than Reorganized Leslie Fay Common Stock) received in satisfaction of its Claim pursuant to the Plan (excluding any portion of such consideration attributable to a Claim for accrued interest). See Section XIII.C.2. below, Certain Federal Income Tax Consequences of the Plan -- Consequences to Holders of Certain Allowed Unsecured Claims -- Treatment of Accrued Interest. The character and timing of such gain would be determined in accordance with the principles discussed in the preceding section. The tax basis and holding period of any securities other than Reorganized Leslie Fay Common Stock also would be determined in the manner discussed in the preceding section.

                   The tax basis in Reorganized Leslie Fay Common Stock received by a holder of an Allowed Unsecured Claim that constitutes a "security" for federal income tax purposes will be equal to the holder's tax basis in its Claim (including any Claim for accrued interest), decreased by the amount of consideration (other than Reorganized Leslie Fay Common Stock)


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         received in satisfaction of its Claim pursuant to the Plan and increased by the amount of any gain or interest income recognized on the exchange. The holding period for such Reorganized Leslie Fay Common Stock will include the period during which the holder held the securities exchanged therefor, provided such securities were held as a capital asset on the date of the exchange.

              2.   Treatment of Accrued Interest.

                   To the extent any portion of the consideration received under the Plan by a holder of an Allowed Unsecured Claim is allocated to accrued and unpaid interest on such Claim, such amount would be taxable to the holder as interest income (if not previously included in the holder's gross income). An accrual method holder would be allowed a deduction to the extent the amount allocated to accrued and unpaid interest is less than the amount previously included in such holder's gross income in respect of such interest.

              3.   Original Issue Discount on New Sassco Notes.

                   It is possible that the New Sassco Notes will be treated as having been issued with OID. OID is the excess, beyond a de minimis amount, of the stated redemption price at maturity of a debt obligation over its issue price. The "stated redemption price at maturity" of the New Sassco Notes should be its stated principal amount. The "issue price" of the New Sassco Notes will depend upon whether the New Sassco Notes are traded on an "established securities market." If traded on an established securities market, the issue price of the New Sassco Notes would be their fair market value, with the potential for OID to the extent the fair market value is less than the stated principal amount of the notes; if not, the issue price of the New Sassco Notes would also be the stated principal amount of the notes, with no resulting OID. Pursuant to Treasury Regulations, an "established securities market" includes a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sale transactions.

                   If the New Sassco Notes are issued with OID, such OID would have to be accrued and generally includible in the holder's gross income as interest over the term of the notes, based on the constant interest method. As a result, holders could be required to include amounts in gross income in advance of any receipt of cash in respect of such income.

                   If the New Sassco Notes are treated as "Applicable High-Yield Debt Obligations" (AHYDOs) (see Section XIII.B.4. above, Certain Federal Income Tax Consequences -- Consequences to the Debtors -- Treatment of New Sassco Notes), a portion of a corporate holder's share of the accrued OID attributable to the "disqualified portion," if any, of the interest deduction otherwise allowable to New Sassco as OID (as described in the above-referenced discussion) may be treated as a dividend for purposes of the dividends-received-deduction to the extent such amount would be so treated if it had been a distribution made by New Sassco with respect to its stock (i.e., to the extent New Sassco has sufficient earnings and profits such that a distribution in respect of stock would constitute a dividend for federal income tax purposes and, presumably, subject to certain holding period and taxable income requirements and other limitations on the dividends-received-deductions. In determining the amount of the disqualified portion that is characterized as a dividend for any year, the earnings and profits of the issuer are not reduced by any amount of OID attributable to the disqualified portion for that year. The legislative history provides that, for purposes of determining earnings and profits in subsequent years, however, this special rule does not apply.

                   Non-corporate holders of the New Sassco Notes are not affected by the AHYDO rules, and must include all OID on such notes as interest income as its accrues under the regular OID rules.

              4.   Future Stock Gains.

                   Any gain recognized by a holder upon a subsequent taxable disposition of Reorganized Leslie Fay Common Stock received pursuant to the Plan in satisfaction of a Claim (or any stock or other property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of the aggregate amount of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and not recaptured and any ordinary loss deduction incurred upon satisfaction of its Claim, and (ii) with respect to a cash-basis holder, any amounts which would have been included in its gross income if its Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

                   In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, any holder that holds a Claim which constitutes a "security" for federal income tax purposes and which has accrued market discount would carry over such accrued market discount to any Reorganized Leslie Fay Common Stock received pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such Reorganized Leslie Fay Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a Claim will have accrued "market discount" if such Claim was acquired after its original issuance at a discount to its adjusted issue price.

              5.   Withholding and Reporting Requirements.

                   All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding) and reporting requirements. Under federal income tax law, interest, dividends and other "reportable payments" may, under certain circumstances, be subject to "backup withholding" at a thirty-one percent (31%) rate. Backup withholding generally applies if the payee
         (i) fails to furnish to the Debtors or the Disbursing Agent its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

                   AS INDICATED ABOVE, THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

                                       XIV.

                                    CONCLUSION

                   The Debtors believe that the Plan is in the best interests of all Creditors and Equity Interest Holders and urge the holders of impaired Claims in Classes 3, 4, 5 and 6 and to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be actually received on or before 5:00 p.m., Eastern Standard Time, on January 8, 1997.

         Dated:  New York, New York
                 December 5, 1996

                                       Respectfully submitted,

                                       THE LESLIE FAY COMPANIES, INC.


                                       By:  /s/ John J. Pomerantz
                                          ---------------------------
                                            Name:  John J. Pomerantz
                                            Title:  Chairman


                                       LESLIE FAY LICENSING CORP.


                                       By:  /s/ John J. Pomerantz
                                          ---------------------------
                                            Name:  John J. Pomerantz
                                            Title:  Chairman


                                       HUE, INC.


                                       By:  /s/ John J. Pomerantz
                                          ---------------------------
                                            Name:  John J. Pomerantz
                                            Title:  Chairman


                                       SPITALNICK CORP.


                                       By:  /s/ John J. Pomerantz
                                          ---------------------------
                                            Name:  John J. Pomerantz
                                            Title:  Chairman


                                       LESLIE FAY RETAIL OUTLETS, INC.


                                       By:  /s/ John J. Pomerantz
                                          ---------------------------
                                            Name:  John J. Pomerantz
                                            Title:  Chairman

                                       LESLIE FAY FACTORY OUTLET
                                       (ALABAMA), INC.


                                       By:  /s/ John J. Pomerantz
                                          ---------------------------
                                            Name:  John J. Pomerantz
                                            Title:  Chairman


                                       LESLIE FAY FACTORY OUTLET
                                       (CALIFORNIA), INC.


                                       By:  /s/ John J. Pomerantz
                                          ---------------------------
                                            Name:  John J. Pomerantz
                                            Title:  Chairman


                                       LESLIE FAY FACTORY OUTLET
                                       (IOWA), INC.


                                       By:  /s/ John J. Pomerantz
                                          ---------------------------
                                            Name:  John J. Pomerantz
                                            Title:  Chairman


                                       LESLIE FAY FACTORY OUTLET
                                       (TENNESSEE), INC.


                                       By:  /s/ John J. Pomerantz
                                          ---------------------------
                                           Name:  John J. Pomerantz
                                           Title:  Chairman



           /s/ Brian S. Rosen                 /s/ Chaim J. Fortgang
         ------------------------           ---------------------------
         BRIAN S. ROSEN (BR 0571)           CHAIM J. FORTGANG (CF 0895)
         A Member of the Firm               A Member of the Firm
         WEIL, GOTSHAL & MANGES LLP         WACHTELL, LIPTON, ROSEN & KATZ
         Attorneys for Debtors and          Attorneys for the Official
           Debtors in Possession              Committee of Unsecured Creditors
         767 Fifth Avenue                     of The Leslie Fay Companies, Inc.
         New York, New York  10153          51 West 52nd Street
         (212) 310-8000                     New York, New York  10019
                                            (212) 403-1000

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   EXHIBIT A

                            TO DISCLOSURE STATEMENT

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

        UNITED STATES BANKRUPTCY COURT
         SOUTHERN DISTRICT OF NEW YORK
         --------------------------------X

         In re                           :
                                             Chapter 11 Case No.
         THE LESLIE FAY COMPANIES, INC., :   93 B 41724 et seq. (TLB)
         et al.,                             (Jointly Administered)
                                         :
              Debtors.
         --------------------------------X








                AMENDED JOINT PLAN OF REORGANIZATION FOR DEBTORS PURSUANT
                   TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
                      PROPOSED BY DEBTORS AND CREDITORS' COMMITTEE








         WEIL, GOTSHAL & MANGES LLP           WACHTELL, LIPTON, ROSEN & KATZ
         Attorneys for Debtors                Attorneys for the Official
           in Possession                        Committee of Unsecured
         767 Fifth Avenue                       Creditors of The Leslie Fay
         New York, New York  10153              Companies, Inc.
         (212) 310-8000                       51 West 52nd Street
                                              New York, New York  10019
                                              (212) 403-1000

                                    TABLE OF CONTENTS
                                                                      Page
                                                                      ----

         ARTICLE I        DEFINITIONS............................      1
               1.1        Administrative Expense Claim...........      1
               1.2        Affiliate..............................      1
               1.3        Allowed Administrative Expense Claim...      1
               1.4        Allowed Bank Claim.....................      1
               1.5        Allowed Claim..........................      1
               1.6        Allowed General Unsecured Claim........      1
               1.7        Allowed Priority Non-Tax Claim.........      2
               1.8        Allowed Priority Tax Claim.............      2
               1.9        Allowed Secured Claim..................      2
               1.10       Allowed Senior Note Claim..............      2
               1.11       Allowed Senior Subordinated
                            Note Claim...........................      2
               1.12       Allowed Unsecured Claim................      2
               1.13       Amended Bylaws of Reorganized
                            Leslie Fay...........................      2
               1.14       Amended Certificate of
                            Incorporation of Reorganized
                            Leslie Fay...........................      2
               1.15       Ballot.................................      2
               1.16       Ballot Date............................      2
               1.17       Bank Cash Amount.......................      2
               1.18       Bank Claim.............................      2
               1.19       Bank Leslie Fay Stock Amount...........      3
               1.21       Bank Sassco Note Amount................      3
               1.22       Bank Sassco Stock Amount...............      3
               1.23       Bankruptcy Code........................      3
               1.24       Bankruptcy Court.......................      3
               1.25       Bankruptcy Rules.......................      3
               1.26       Business Day...........................      4
               1.27       Cash...................................      4
               1.28       Cash Available for Distribution........      4
               1.29       Cash Equivalents.......................      4
               1.30       Castleberry Assets.....................      4
               1.32       Castleberry Liabilities................      4
               1.33       Chapter 11 Cases.......................      4
               1.34       Claim..................................      4
               1.35       Class..................................      4
               1.36       Class Action...........................      4
               1.37       Collateral.............................      4
               1.38       Confirmation Date......................      4
               1.39       Confirmation Order.....................      5
               1.40       Consummation Cash Shortfall Amount.....      5
               1.41       Convenience Claims.....................      5
               1.42       Creditor...............................      5
               1.43       Creditor Representative................      5
               1.44       Creditors' Committee...................      5
               1.45       Debtor.................................      5
               1.46       Debtor in Possession...................      5

                                                                     Page
                                                                     ----

               1.48       Disbursement Account(s)................      5
               1.49       Disbursing Agent.......................      5
               1.50       Disclosure Statement...................      5
               1.51       Disputed Claim.........................      6
               1.52       Dress and Sportswear Assets............      6
               1.53       Effective Date.........................      6
               1.54       Effective Date Anniversary.............      6
               1.55       Entity.................................      6
               1.56       Equity Committee.......................      6
               1.57       Equity Interest........................      6
               1.58       Final Distribution Date................      6
               1.59       Final Order............................      6
               1.60       General Unsecured Cash Amount..........      6
               1.61       General Unsecured Claim................      7
               1.62       General Unsecured Leslie Fay
                            Stock Amount.........................      7
               1.63       General Unsecured LFC Fraction.........      7
               1.64       General Unsecured Sassco Note Amount...      7
               1.65       General Unsecured Sassco Stock Amount..      7
               1.66       Guarantee..............................      7
               1.67       Hue....................................      7
               1.68       Hue Equity Interest....................      7
               1.69       Intercompany Affiliate.................      7
               1.70       Intercompany Affiliate Claim...........      7
               1.71       Leslie Fay.............................      7
               1.72       Leslie Fay Assets......................      7
               1.73       Leslie Fay Dress Division..............      7
               1.74       Leslie Fay Equity Interest.............      7
               1.75       Leslie Fay Intellectual Property.......      7
               1.76       Leslie Fay Liabilities.................      8
               1.77       Leslie Fay Sportswear Division.........      8
               1.78       Levine.................................      8
               1.79       Levine Employment Agreement............      8
               1.80       Licensing..............................      8
               1.81       Licensing Equity Interest..............      8
               1.82       Lien...................................      8
               1.83       New Castleberry........................      8
               1.84       New Castleberry Bylaws.................      8
               1.85       New Castleberry Certificate of
                            Incorporation........................      8
               1.86       New Castleberry Common Stock...........      8
               1.87       New Sassco.............................      8
               1.88       New Sassco Bylaws......................      8
               1.89       New Sassco Certificate of
                            Incorporation........................      8
               1.90       New Sassco Common Stock................      8
               1.91       New Sassco Credit Agreement............      8
               1.92       New Sassco EBIT........................      8
               1.93       New Sassco Indenture...................      9
               1.94       New Sassco Indenture Trustee...........      9
               1.95       New Sassco Lender......................      9
               1.96       New Sassco Management Options..........      9
               1.97       New Sassco Management Recipients.......      9

                                                                      Page
                                                                      ----

               1.98       New Sassco Notes.......................      9
               1.99       New Sassco Registration Rights
                            Agreement............................      9
               1.100      New Securities.........................      9
               1.101      New Securities Available for
                            Distribution.........................      9
               1.102      1986 Stock Option Plan.................      9
               1.103      Nipon Agreement........................      9
               1.104      Nipon Trademarks.......................      9
               1.105      Outlander..............................      9
               1.106      Person.................................      9
               1.107      Petition Date..........................      9
               1.108      Plan...................................      9
               1.109      Plan Administration Agreement..........     10
               1.110      Plan Administrator.....................     10
               1.111      Plan Assets............................     10
               1.112      Plan Supplement........................     10
               1.113      Pomerantz..............................     10
               1.114      Priority Non-Tax Claim.................     10
               1.115      Priority Tax Claim.....................     10
               1.116      Proponents.............................     10
               1.117      Pro Rata Bank Fraction.................     10
               1.118      Pro Rata General Unsecured Fraction....     10
               1.119      Pro Rata Senior Note Fraction..........     11
               1.120      Pro Rata Senior Subordinated
                            Fraction.............................     11
               1.121      Pro Rata Share.........................     11
               1.122      Reorganized Leslie Fay.................     11
               1.123      Reorganized Leslie Fay Common Stock....     11
               1.124      Reorganized Leslie Fay Credit
                            Agreement............................     11
               1.125      Reorganized Leslie Fay EBITDA..........     11
               1.126      Reorganized Leslie Fay Lender..........     11
               1.127      Reorganized Leslie Fay
                            Licensing Agreement..................     11
               1.128      Reorganized Leslie Fay
                            Licensing Company....................     11
               1.129      Reorganized Leslie Fay
                            Licensing Company By-Laws............     11
               1.130      Reorganized Leslie Fay Licensing
                            Company Certificate of
                            Incorporation........................     11
               1.131      Reorganized Leslie Fay Licensing
                            Company Common Stock.................     11
               1.132      Reorganized Leslie Fay Operating
                            Company..............................     12
               1.133      Reorganized Leslie Fay Operating
                            Company Bylaws.......................     12
               1.134      Reorganized Leslie Fay Operating
                            Company Certificate of
                            Incorporation........................     12
               1.135      Reorganized Leslie Fay Operating
                            Company Common Stock.................     12
               1.136      Reorganized Leslie Fay Operating
                            Company Liabilities..................     12
               1.137      Reorganized Leslie Fay
                            Registration Rights Agreement........     12
               1.138      Reorganized Leslie Fay
                            Senior Managers......................     12
               1.139      Reorganized Leslie Fay Stock Options...     12
               1.140      Reorganized Leslie Fay Target EBITDA...     12
               1.141      Retail (Alabama).......................     12
               1.142      Retail (Alabama) Equity Interest.......     12
               1.143      Retail (California)....................     12
               1.144      Retail (California) Equity Interest....     12
               1.145      Retail Debtor..........................     12
               1.146      Retail (Iowa)..........................     12
               1.147      Retail (Iowa) Equity Interest..........     12

                                                                     Page
                                                                     ----

               1.148      Retail Outlets.........................     12
               1.149      Retail Outlets Equity Interest.........     12
               1.150      Retail (Tennessee).....................     12
               1.151      Retail (Tennessee) Equity Interest.....     12
               1.152      Retiree................................     13
               1.153      Retiree Administrative Claim...........     13
               1.154      Retiree Benefit Plans..................     13
               1.155      Revolving Credit Notes.................     13
               1.156      Rights.................................     13
               1.157      Rights Agreement.......................     13
               1.158      Sassco.................................     13
               1.159      Sassco Assets..........................     13
               1.160      Sassco Liabilities.....................     13
               1.161      Schedule of Leslie Fay and
                            Castleberry Assets and Liabilities...     13
               1.162      Schedule of Sassco Assets and
                            Liabilities..........................     13
               1.163      Schedules..............................     13
               1.164      Secured Claim..........................     13
               1.165      Securities Act.........................     14
               1.166      Senior Bank Fraction...................     14
               1.167      Senior Note Cash Amount................     14
               1.168      Senior Note Claim......................     14
               1.169      Senior Note Documents..................     14
               1.170      Senior Note Fraction...................     14
               1.171      Senior Note Leslie Fay Stock Amount....     14
               1.172      Senior Note LFC Fraction...............     14
               1.173      Senior Note Sassco Note Amount.........     15
               1.174      Senior Note Sassco Stock Amount........     15
               1.175      Senior Notes...........................     15
               1.176      Senior Subordinated LFC Fraction.......     15
               1.177      Senior Subordinated Note Claim.........     15
               1.178      Senior Subordinated Notes..............     15
               1.179      Special Sassco Assets..................     15
               1.180      Spitalnick.............................     15
               1.181      Spitalnick Equity Interest.............     15
               1.182      Statutorily Subordinated Claims........     16
               1.183      Statutory Lien Claim...................     16
               1.184      Stock Option...........................     16
               1.185      Subsidiary.............................     16
               1.186      Subsidiary Guaranty Claims.............     16
               1.187      Taxes..................................     16
               1.188      Unsecured Claim........................     16
               1.189      Other Definitions......................     16

         ARTICLE II COMPROMISE AND SETTLEMENT OF DISPUTES; SUBSTANTIVE CONSOLIDATION OF DEBTORS; ASSUMPTION OF OBLIGATION UNDER THE
                          PLAN...................................     16
               2.1        Compromise and Settlement..............     16
               2.2        Substantive Consolidation..............     17
               2.3        Cancellation of Intercompany Claims....     17

                                                                     Page
                                                                     ----

         ARTICLE III      SEPARATION OF SASSCO AND LESLIE FAY....     17
               3.1        Merger and Consolidation...............     17
               3.2        Effective Date Transactions............     17

         ARTICLE IV       NEW SASSCO MATTERS.....................     18
               4.1        New Sassco Management Options..........     18
               4.2        Levine Employment......................     18
               4.3        New Sassco Credit Agreement............     18
               4.4        New Sassco Registration Rights
                            Agreement............................     18
               4.5        Certain Corporate Governance Matters...     19
                          (a)  Organization......................     19
                          (b)  Board of Directors................     19
                          (c)  Certain Transactions..............     19
               4.6        Miscellaneous..........................     19
               4.7        Additional Stock Options...............     20

         ARTICLE V        REORGANIZED LESLIE FAY MATTERS.........     20
               5.1        Employment Contracts...................     20
               5.3        Additional Pomerantz Arrangements......     20
               5.4        Board of Directors.....................     20
               5.5        Reorganized Leslie Fay Credit
                            Agreement............................     20
               5.6        Reorganized Leslie Fay Registration
                            Rights Agreement.....................     20

         ARTICLE VI PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS 20
               6.1        Administrative Expense Claims..........     20
               6.2        Compensation and Reimbursement Claims..     21
               6.3        Payment of Priority Tax Claims.........     21

         ARTICLE VII      CLASSIFICATION OF CLAIMS AND EQUITY
                          INTERESTS..............................     21

         ARTICLE VIII     PROVISIONS FOR TREATMENT OF PRIORITY
                          NON-TAX CLAIMS (CLASS 1)...............     22
               8.1        Payment of Allowed Priority
                            Non-Tax Claims.......................     22

         ARTICLE IX       PROVISIONS FOR TREATMENT OF SECURED
                          CLAIMS (CLASS 2).......................     22
               9.1        Payment of Secured Claims..............     22

         ARTICLE X        PROVISIONS FOR ALLOWANCE AND TREATMENT
                          OF BANK CLAIMS (CLASS 3)...............     22
               10.1       Allowance of Bank Claims...............     22
               10.2       Payment of Allowed Bank Claims.........     23

         ARTICLE XI       PROVISIONS FOR ALLOWANCE AND TREATMENT
                          OF SENIOR NOTE CLAIMS (CLASS 4)........     23
               11.1       Allowance of Senior Note Claims........     23
               11.2       Payment of Allowed Senior Note Claims..     23

         ARTICLE XII      PROVISIONS FOR ALLOWANCE AND TREATMENT
                          OF SENIOR SUBORDINATED NOTE CLAIMS
                          (CLASS 5)..............................     23
               12.1       Allowance of Senior Subordinated
                            Note Claims..........................     23
               12.2       Payment of Senior Subordinated
                            Note Claims..........................     23

                                                                     Page
                                                                     ----

         ARTICLE XIII     [Intentionally Omitted.]...............     24

         ARTICLE XIV      PROVISION FOR TREATMENT OF GENERAL
                          UNSECURED CLAIMS (CLASS 6).............     24
               14.1       Payment of Allowed General Unsecured
                            Claims...............................     24
               14.2       Allowed Claims of Two Hundred
                            Fifty Dollars or More................     24

         ARTICLE XV       PROVISIONS FOR TREATMENT OF CONVENIENCE
                          CLAIMS (CLASS 7).......................     24

         ARTICLE XVI      PROVISIONS FOR TREATMENT OF STATUTORILY
                          SUBORDINATED CLAIMS (CLASS 8)..........     25

         ARTICLE XVII     PROVISIONS FOR TREATMENT OF LESLIE
                          FAY EQUITY INTERESTS (CLASS 9).........     25

         ARTICLE XVIII    PROVISIONS FOR TREATMENT OF HUE EQUITY
                          INTERESTS (CLASS 10)...................     25

         ARTICLE XIX      PROVISIONS FOR TREATMENT OF SPITALNICK
                          EQUITY INTERESTS (CLASS 11)............     25

         ARTICLE XX       PROVISIONS FOR TREATMENT OF LICENSING
                          EQUITY INTERESTS (CLASS 12)............     25

         ARTICLE XXI      PROVISIONS FOR TREATMENT OF RETAIL
                          OUTLETS EQUITY INTERESTS (CLASS 13)....     26

         ARTICLE XXII     PROVISIONS FOR TREATMENT OF RETAIL
                          (ALABAMA) EQUITY INTERESTS (CLASS 14)..     26

         ARTICLE XXIII    PROVISIONS FOR TREATMENT OF RETAIL
                          (CALIFORNIA) EQUITY INTERESTS
                          (CLASS 15).............................     26

         ARTICLE XXIV     PROVISIONS FOR TREATMENT OF RETAIL
                          (IOWA) EQUITY INTERESTS (CLASS 16).....     26

         ARTICLE XXV      PROVISIONS FOR TREATMENT OF RETAIL
                          (TENNESSEE) EQUITY INTERESTS
                          (CLASS 17).............................     26

         ARTICLE XXVI     PROVISIONS FOR TREATMENT OF DISPUTED
                          CLAIMS UNDER THE PLAN..................     27
               26.1       Objections to Claims; Prosecution
                            of Disputed Claims...................     27
               26.2       Estimation of Claims...................     27
               26.3       Payments and Distributions on
                            Disputed Claims......................     27

         ARTICLE XXVII    PROSECUTION OF CLAIMS HELD BY
                          THE DEBTORS............................     28
               27.1       Prosecution of Claims..................     28
               27.2       Net Payment by Defendants..............     28

                                                                     Page
                                                                     ----

         ARTICLE XXVIII   ACCEPTANCE OR REJECTION OF PLAN;
                          EFFECT OF REJECTION BY ONE OR MORE
                          CLASSES OF CLAIMS......................     28
               28.1       Impaired Classes to Vote...............     28
               28.2       Acceptance by Class of Creditors.......     28
               28.3       Cramdown...............................     29

         ARTICLE XXIX     IDENTIFICATION OF CLAIMS AND EQUITY
                          INTERESTS NOT IMPAIRED BY THE PLAN.....     29
               29.1       Unimpaired Classes.....................     29
               29.2       Impaired Classes to Vote on Plan.......     29
               29.3       Controversy Concerning Impairment......     29

         ARTICLE XXX      PROVISIONS FOR TIMING OF DISTRIBUTIONS      29
               30.1       Time and Manner of Payments............     29
                          (a)    Initial Payments................     29
                          (b)    Quarterly Payments..............     29
               30.2       Timeliness of Payments.................     30
               30.3       Distributions by Disbursing Agent......     30
               30.4       Calculation of Distribution Amounts
                            of Securities........................     30
               30.5       Delivery of Distributions..............     30
               30.6       Undeliverable Distributions............     30
                          (a)     Holding of Undeliverable
                                  Distributions..................     30
                          (b)     Failure to Claim Undeliverable
                                  Distributions..................     30
               30.7       Compliance with Tax Requirements.......     31
               30.8       Time Bar to Cash Payments..............     31
               30.9       Distributions After Effective Date.....     31
               30.10      Set-Offs...............................     31
               30.11      Surrender and Cancellation of
                            Instruments..........................     31
               30.12      De Minimis Distributions...............     31
               30.13      HSR Compliance.........................     31
               30.14      Termination of Subordination Rights
                            and Settlement of Related Claims and
                            Controversies........................     31

         ARTICLE XXXI     RIGHTS AND POWERS OF DISBURSING AGENT..     32
               31.1       Exculpation............................     32
               31.2       Powers of the Disbursing Agent.........     32
               31.3       Expenses Incurred From and After
                            the Effective Date...................     32
               31.4       Method of Payment......................     32

         ARTICLE XXXII    THE PLAN ADMINISTRATOR.................     33
               32.1       Appointment of Plan Administrator......     33
               32.2       Responsibilities of Plan Administrator      33
               32.3       Powers of Plan Administrator...........     33
               32.4       Compensation of Plan Administrator.....     33
               32.5       Termination of Plan Administrator......     33

         ARTICLE XXXIII   COMMITTEES.............................     33
               33.1       Creditors' Committee Composition and
                            Term.................................     33
               33.2       Duties and Powers of the Creditors'
                            Committee............................     34
               33.3       Equity Committee.......................     34

                                                                     Page
                                                                     ----

          ARTICLE XXXIV   EXECUTORY CONTRACTS AND UNEXPIRED LEASES    34
               34.1       Assumption of Executory Contracts and
                            Unexpired Leases.....................     34
               34.2       Cure of Defaults for Assumed Executory
                            Contracts and Unexpired Leases.......     34
               34.3       Rejection Damage Claims................     34

         ARTICLE XXXV     CONDITIONS PRECEDENT TO EFFECTIVENESS
                          OF THE PLAN............................     35
               35.1       Conditions Precedent to Effective
                            Date of the Plan.....................     35
                          (a)   Entry of the Confirmation Order..     35
                          (b)   Post-Consummation New Sassco
                                Financing........................     35
                          (c)   Post-Consummation Reorganized
                                Leslie Fay Financing.............     35
                          (d)   Execution of Documents; Other
                                Actions..........................     35
                          (e)   Appointment of Plan Administrator     35
                          (f)   Amendment to Reorganized Leslie
                                Fay Certificate of Incorporation;
                                Incorporation of Reorganized
                                Leslie Fay Operating Company,
                                Reorganized Leslie Fay
                                Licensing Company and New
                                Castleberry.....................      35
                          (g)   Incorporation of New Sassco.....      35
                          (h)   Allowed Amount of Claims........      35
                          (i)   Satisfaction of Debtor in
                                Possession Financing............      35
               35.2       Waiver of Conditions Precedent.........     36

         ARTICLE XXXVI    PROVISIONS FOR THE ESTABLISHMENT AND
                          MAINTENANCE OF DISBURSEMENT ACCOUNTS...     36
               36.1       Establishment of Disbursement Account..     36
               36.2       Maintenance of Disbursement Account(s)      36

         ARTICLE XXXVII   EFFECT OF CONFIRMATION.................     36
               37.1       Reorganized Leslie Fay Authority.......     36
                          (a)   General Authority................     36
                          (b)   Compromise and Settlement of
                                Certain Class of Controversies...     36
               37.2       Title to Assets; Discharge of
                            Liabilities..........................     36
               37.3       Discharge of Debtors...................     37
               37.4       Injunction.............................     37
               37.5       Term of Existing Injunctions or Stays..     37
               37.6       Limited Release of Directors,
                            Officers and Employees...............     37
               37.8       Preservation of Rights of Action.......     38
               37.9       Injunction.............................     38

         ARTICLE XXXVIII  RETENTION OF JURISDICTION..............     38
               38.1       Retention of Jurisdiction..............     38
               38.2       Modification of Plan...................     39

         ARTICLE XXXIX    PROVISIONS FOR MANAGEMENT..............     39
               39.1       Directors..............................     39
               39.2       Officers...............................     39
               39.3       Employment Contracts...................     40

         ARTICLE XL       ARTICLES OF INCORPORATION AND BY-LAWS
                          OF THE DEBTORS.........................     40
               40.1       Amendment of Articles of Incorporation
                            and By-Laws..........................     40

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                                                                     Page
                                                                     ----

         ARTICLE XLI      MISCELLANEOUS PROVISIONS...............     40
               41.1       Payment of Statutory Fees..............     40
               41.2       Retiree Benefits.......................     40
               41.3       Post-Effective Date Fees and Expenses..     40
               41.4       Severability...........................     40
               41.5       Governing Law..........................     40
               41.6       Notices................................     40
               41.7       Closing of Cases.......................     41
               41.8       Section Headings.......................     42

         Exhibit A        Certain Terms of, and Restrictions on,
                          New Sassco Management Options

         Exhibit B        Principal Terms of Levine Employment
                          Agreement

         Exhibit C        Reorganized Leslie Fay Employment
                          Arrangements

         Exhibit D        Reorganized Leslie Fay Stock Options

                          [THIS PAGE INTENTIONALLY LEFT BLANK]

                   The Leslie Fay Companies, Inc., Hue, Inc., Spitalnick Corp., Leslie Fay Licensing Corp., Leslie Fay Retail Outlets, Inc., Leslie Fay Factory Outlet (Alabama), Inc., Leslie Fay Factory Outlet (California), Inc., Leslie Fay Factory Outlet (Iowa), Inc., Leslie Fay Factory Outlet (Tennessee), Inc. and The Official Committee of Unsecured Creditors of The Leslie Fay Companies, Inc. hereby propose the following plan of reorganization pursuant to sections 1121(a) and (c) and 1123 of the Bankruptcy Code.

                                        ARTICLE I

                                       DEFINITIONS

                   As used in the Plan, the following terms shall have the respective meanings specified below and be equally applicable to the singular and plural of terms defined:

                   1.1 Administrative Expense Claim. Any Claim constituting a cost or expense of administration of the Chapter 11 Cases asserted under section 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their businesses or for the acquisition or lease of property or the procurement or rendition of services, any costs and expenses of the Debtors in Possession for the management, maintenance, preservation, sale or other disposition of any assets, the administration and implementation of the Plan, the administration, prosecution or defense of Claims by or against the Debtors and for distributions under the Plan, any Claims for compensation and reimbursement of expenses arising during the period from and after the Petition Date and prior to the Effective Date or otherwise in accordance with the provisions of the Plan, and any fees or charges assessed against the Debtors' estates under section 1930, chapter 123, Title 28, United States Code.

                   1.2 Affiliate. Any Entity that is an "affiliate" of a Debtor within the meaning of section 101(2) of the Bankruptcy Code.

                   1.3  Allowed Administrative Expense Claim.  An
         Administrative Expense Claim, to the extent it is or has become an Allowed Claim.

                   1.4 Allowed Bank Claim. A Bank Claim, to the extent it is or has become an Allowed Claim.

                   1.5 Allowed Claim. Any Claim against a Debtor, (a) (i) proof of which was filed (x) in the case of the Retail Debtors, on or before December 12, 1995, the date designated by the Bankruptcy Court as the last date for filing proofs of claim against the Retail Debtors, (y) in the case of the other Debtors, on or before December 10, 1993, the date designated by the Bankruptcy Court as the last date for filing proofs of claim against such other Debtors or (z) in either case, such other date as has been authorized by an order of the Bankruptcy Court, or
         (ii) if no proof of Claim has been timely filed, which has been or hereafter is listed by a Debtor in its Schedules as liquidated in amount and not disputed or contingent and (iii) whether or not a proof of claim has been filed, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or as to which an objection has been interposed and such Claim has been allowed in whole or in part by a Final Order or (b) in the case of Bank Claims, Senior Note Claims and Senior Subordinated Note Claims, allowed pursuant to Sections 10.1, 11.1, and 12.1 hereof, respectively. For purposes of determining the amount of an "Allowed Claim", there shall be deducted therefrom an amount equal to the amount of any claim which a Debtor may hold against the holder thereof, to the extent such claim may be set off pursuant to section 553 of the Bankruptcy Code.

                   1.6 Allowed General Unsecured Claim. A General Unsecured Claim, to the extent it is or has become an Allowed Claim.

                   1.7 Allowed Priority Non-Tax Claim. A Priority Non-Tax Claim, to the extent it is or has become an Allowed Claim.

                   1.8 Allowed Priority Tax Claim. A Priority Tax Claim, to the extent it is or has become an Allowed Claim.

                   1.9 Allowed Secured Claim. A Secured Claim, to the extent it is or has become an Allowed Claim.

                   1.10 Allowed Senior Note Claim.  A Senior Note
         Claim, to the extent it is or has become an Allowed Claim.

                   1.11 Allowed Senior Subordinated Note Claim. A Senior Subordinated Note Claim, to the extent it is or has become an Allowed Claim.

                   1.12 Allowed Unsecured Claim. An Unsecured Claim, to the extent it is or has become an Allowed Claim.

                   1.13 Amended Bylaws of Reorganized Leslie Fay. The amended bylaws of Reorganized Leslie Fay, which amended bylaws shall be in substantially the form included in the Plan Supplement.

                   1.14 Amended Certificate of Incorporation of Reorganized Leslie Fay. The Certificate of Incorporation of Reorganized Leslie Fay, as amended, which certificate of incorporation shall be in substantially the form included in the Plan Supplement.

                   1.15 Ballot. The form distributed to holders of impaired Claims on which such holders indicate acceptance or rejection of the Plan and any election for treatment of such impaired Claim provided under the Plan.

                   1.16 Ballot Date. The date set by the Bankruptcy Court by which all Ballots for acceptance or rejection of the Plan or elections for alternative treatment under the Plan must be received.

                   1.17 Bank Cash Amount.  The sum of:

                   (a)  The product of:

                        (i)  the Cash Available for Distribution times

                       (ii)  the Pro Rata Bank Fraction, plus

                   (b)  The product of:

                        a. the Cash Available for Distribution times the Pro Rata Senior Subordinated Fraction, times

                        b. the Senior Bank Fraction.

                   1.18 Bank Claim. Any Claim against any Debtor arising under or governed by that certain Financing Agreement, dated as of January 15, 1992, by and among Leslie Fay, Chemical Bank, Manufacturers Hanover Trust Company, Marine Midland Bank, National Westminster Bank USA, The Bank of New York and Chemical Bank, as Agent, as amended, supplemented or otherwise modified, including, without limitation, any Claim arising from or related to the Revolving Credit Notes.

                   1.19 Bank Leslie Fay Stock Amount. The number of shares of Reorganized Leslie Fay Common Stock equal to the sum of:

                   (a)  The product of Three Million Four Hundred
         Thousand (3,400,000) times the Bank LFC Fraction, plus

                   (b)  The product of:

                        (i) the excess, if any, of (x) Three Million Four Hundred Thousand (3,400,000) times the Senior Subordinated LFC Fraction over (y) Two Hundred Four Thousand (204,000), times

                       (ii)  the Senior Bank Fraction.

                   1.20 Bank LFC Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed Bank Claims and (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims, Allowed Senior Subordinated Note Claims and Allowed General Unsecured Claims.

                   1.21  Bank Sassco Note Amount.  The aggregate
         principal amount of New Sassco Notes equal to the sum of:

                   (a) The product of One Hundred Ten Million Dollars ($110,000,000) times the Pro Rata Bank Fraction, plus

                   (b)  The product of:

                        a.   the product of One Hundred Ten Million
         Dollars ($110,000,000) times the Pro Rata Senior Subordinated Fraction, times

                        b.   the Senior Bank Fraction.

                   1.22 Bank Sassco Stock Amount. The number of shares of New Sassco Common Stock equal to the sum of:

                   (a)  The product of Six Million Eight Hundred
         Thousand (6,800,000) times the Pro Rata Bank Fraction, plus

                   (b)  The product of:

                        a.   the excess, if any, of (x) Six Million
         Eight Hundred Thousand (6,800,000) times the Pro Rata Senior Subordinated Fraction over (y) Four Hundred Eight Thousand (408,000), times

                        b.   the Senior Bank Fraction.

                   1.23 Bankruptcy Code. The Bankruptcy Reform Act of 1978, codified at Title 11 of the United States Code, as amended, as applicable to the Chapter 11 Cases.

                   1.24 Bankruptcy Court. The United States Bankruptcy Court for the Southern District of New York or such other court having jurisdiction over the Chapter 11 Cases.

                   1.25 Bankruptcy Rules. The Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code, and any Local Rules of the Bankruptcy Court, as amended.

                   1.26 Business Day. A day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or authorized to close.

                   1.27  Cash.  Lawful currency of the United States of
         America.

                   1.28 Cash Available for Distribution. At any time of determination thereof, the excess, if any, of (a) all Cash and Cash Equivalents in the Disbursement Account(s) over (b) such amounts of Cash (i) reasonably determined by the Disbursing Agent, and consented to by the Creditors' Committee, as necessary to satisfy, in accordance with the terms and conditions of the Plan, Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Convenience Claims, Special Unsecured Claims and Secured Claims and (ii) necessary to make Pro Rata distributions to holders of Disputed Claims as if such Disputed Claims were, at such time, Allowed Claims.

                   1.29 Cash Equivalents. Equivalents of Cash in the form of readily marketable securities or instruments issued by a person other than the Debtors or an Affiliate, including, without limitation, readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody's Rating of "A" or better, or equivalent rating of any other nationally recognized rating service, or interest-bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders' equity or equivalent capital of not less than One Hundred Million Dollars ($100,000,000), having maturities of not more than one (1) year, at the then best generally available rates of interest for like amounts and like periods.

                   1.30 Castleberry Assets. Substantially all of the assets of the Castleberry Division as of the Effective Date, all as identified in the Schedule of Leslie Fay and Castleberry Assets and Liabilities included in the Plan Supplement.

                   1.31 Castleberry Division. The division of Leslie Fay engaged in the design and manufacture and sale of women's knitwear apparel and blouses marketed under "CASTLEBERRY" and related labels.

                   1.32 Castleberry Liabilities. The current obligations and liabilities of the Debtors incurred from and after the Petition Date in the ordinary course of business of the Castleberry Division, all as identified in the Schedule of Leslie Fay and Castleberry Assets and Liabilities.

                   1.33 Chapter 11 Cases. The cases commenced under chapter 11 of the Bankruptcy Code by the Debtors on their respective Petition Dates.

                   1.34 Claim. Any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

                   1.35 Class. A category of holders of Claims or Equity Interests as set forth in Article VII of the Plan.

                   1.36  Class Action.  The litigation, styled In re:
         The Leslie Fay Companies, Inc. Securities Litigation, pending before the United States District Court for the Southern District of New York, Civil Action No. 92-CIV-8036 (WCC).

                   1.37 Collateral. Any property or interest in property of the estate of any Debtor that is subject to an unavoidable Lien to secure the payment or performance of a Claim.

                   1.38 Confirmation Date. The date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order.

                   1.39  Confirmation Order.  The order of the
         Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

                   1.40 Consummation Cash Shortfall Amount. An amount of Cash, estimated to be Twenty-Two Million Dollars ($22,000,000), equal to the excess of (A) the sum of (i) the amount of Cash, if any, to be transferred by the Debtors or Reorganized Leslie Fay to New Sassco and its Subsidiaries on the Effective Date (including any Cash held on the Effective Date by any Subsidiary of Reorganized Leslie Fay the stock of which is transferred to New Sassco), (ii) the amount of Cash required by the Plan to be paid by the Debtors on or about the Effective Date to holders of Allowed Priority Claims, (iii) the amount of Cash required to pay Allowed Administrative Expense Claims that will become due and payable on or within 90 days after the Effective Date and (iv) the amount of Cash required to pay certain other costs and expenses (including taxes) of the Debtors arising from the implementation of the Plan, as determined by the Debtors and the Creditors' Committee on or prior to the Effective Date, over (B) the amount of Cash remaining with the Debtors, net of outstanding checks, as of the Effective Date.

                   1.41 Convenience Claims. Any General Unsecured Claim against any Debtor in an amount of Two Hundred Fifty Dollars ($250.00) or less; provided, however, that if the holder of a General Unsecured Claim shall make an election to reduce such Claim to Two Hundred Fifty Dollars ($250.00) in accordance with Section 14.2 hereof, such Claim shall be treated as a Convenience Claim for all purposes.

                   1.42 Creditor. Any person that has a Claim against any of the Debtors that arose or is deemed to have arisen on or before the Petition Date, including, without limitation, a Claim against the Debtors' estates of a kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

                   1.43 Creditor Representative. The Person designated by the Creditors' Committee to effectuate the transactions described in Section 3.2 hereof on behalf of the Creditors in Classes 3, 4, 5, 6 and 7.

                   1.44 Creditors' Committee. The Official Committee of Unsecured Creditors appointed by the Bankruptcy Court and the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time.

                   1.45 Debtor. Each of Leslie Fay, Hue, Spitalnick and Licensing, the debtors in Chapter 11 Cases Nos. 93 B 41724
         (TLB) through 93 B 41727 (TLB), and each Retail Debtor.

                   1.46 Debtor in Possession. Each Debtor as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

                   1.47 Derivative Action. The litigation, styled Isadore Langer, derivatively on behalf of The Leslie Fay
         Companies, Inc. v. John J. Pomerantz, et al., pending before the Supreme Court of the State of New York, County of New York, Case No. 104544193.

                   1.48 Disbursement Account(s). The account(s) to be established by the Debtors on the Effective Date in accordance with Section 36.1 of the Plan, together with any interest earned thereon.

                   1.49 Disbursing Agent. Reorganized Leslie Fay, the Plan Administrator or such other Entity as may be designated by the Debtors and the Creditors' Committee, solely in its capacity as agent of the Debtors to effectuate the distributions contemplated under this Plan.

                   1.50 Disclosure Statement. The disclosure statement related to the Plan and approved by the Bankruptcy Court in accordance with section 1125 of the Bankruptcy Code.

                   1.51 Disputed Claim. A Claim against any of the Debtors, to the extent the allowance of which is the subject of a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order; provided, however, that for purposes of determining the aggregate amount of Disputed Claims against the Debtors' chapter 11 estates and the deduction for disputed claims in determining Cash Available for Distribution and New Securities Available for Distribution, "Disputed Claims" shall mean the lesser of (a) Disputed Claims as filed with, or allowed by, the Bankruptcy Court and (b) Disputed Claims as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code; and provided, further, that, in the event the Bankruptcy Court shall estimate a Disputed Claim for purposes of allowance, such estimation shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim.

                   1.52 Dress and Sportswear Assets. Substantially all of the assets of the Leslie Fay Dress Division and the Leslie Fay Sportswear Division as of the Effective Date, and substantially all of the assets of Leslie Fay in the design, production and sale of its Outlander line of products as of the Effective Date, all as identified in the Schedule of Leslie Fay and Castleberry Assets and Liabilities included in the Plan Supplement, but in any event excluding the Leslie Fay Intellectual Property.

                   1.53 Effective Date. The first (1st) Business Day following the satisfaction of the conditions precedent specified in Section 35.1 of the Plan, unless otherwise waived as provided in Section 35.2 of the Plan.

                   1.54 Effective Date Anniversary. An anniversary of the Effective Date.

                   1.55 Entity. An individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any subdivision thereof or any other entity.

                   1.56 Equity Committee. The Official Committee of Equity Interest holders appointed by the Bankruptcy Court and the United States Trustee in the Chapter 11 Case of Leslie Fay pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time.

                   1.57 Equity Interest. Any equity interest in any of the Debtors represented by duly authorized, validly issued and outstanding shares of stock or any interest or right to convert into an interest or acquire any equity interest which was in existence immediately prior to the Petition Date, including, without limitation, any Leslie Fay Equity Interest.

                   1.58 Final Distribution Date. The date on which a final distribution is made to holders of Allowed Claims pursuant to the Plan, which date shall occur after all Disputed Claims have been resolved by Final Order and all Plan Assets have been converted to Cash or abandoned, as the case may be, pursuant to a Final Order.

                   1.59 Final Order. An order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for rear- gument or rehearing shall then be pending; and if an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules, may be but has not then been filed with respect to such order, shall not cause such order not to be a Final Order.

                   1.60  General Unsecured Cash Amount.  The product of
         (a) Cash Available for Distribution times (b) the Pro Rata General Unsecured Fraction.

                   1.61 General Unsecured Claim. An Unsecured Claim, other than an Intercompany Affiliate Claim, a Bank Claim, a Senior Note Claim, a Senior Subordinated Note Claim, a
         Statutorily Subordinated Claim or a Convenience Claim.

                   1.62 General Unsecured Leslie Fay Stock Amount. The number of shares of Reorganized Leslie Fay Common Stock equal to the product of
         (a) Three Million Four Hundred Thousand (3,400,000) times the General Unsecured LFC Fraction.

                   1.63 General Unsecured LFC Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed General Unsecured Claims and (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims, Allowed Senior Subordinated Note Claims and Allowed General Unsecured Claims.

                   1.64 General Unsecured Sassco Note Amount. The aggregate principal amount of New Sassco Notes equal to the product of (a) One Hundred Ten Million Dollars ($110,000,000) times (b) the Pro Rata General Unsecured Fraction.

                   1.65 General Unsecured Sassco Stock Amount. The number of shares of New Sassco Common Stock equal to the product of (a) Six Million Eight Hundred Thousand (6,800,000) times (b) the Pro Rata General Unsecured Fraction.

                   1.66 Guarantee. The Guarantees, each dated as of January 15, 1992, executed by Spitalnick and Licensing in favor of Manufacturers Hanover Trust Company, as agent, Manufacturers Hanover Trust Company, Chemical Bank, Bankers Trust Company and Marine Midland Bank, N.A., as amended.

                   1.67  Hue.  Hue, Inc., a New York corporation.

                   1.68 Hue Equity Interest. A common Equity Interest in Hue.

                   1.69 Intercompany Affiliate. Any of the Debtors and any other direct or indirect Subsidiary of Leslie Fay.

                   1.70 Intercompany Affiliate Claim. Any Unsecured Claim held by any Intercompany Affiliate against any Debtor.

                   1.71 Leslie Fay. The Leslie Fay Companies, Inc., a Delaware corporation.

                   1.72 Leslie Fay Assets. Substantially all of the assets of the Leslie Fay Dress Division, the Leslie Fay Sportswear Division and Hue as of the Effective Date, including, without limitation, the intellectual property associated therewith, and substantially all of the assets of Leslie Fay in the design, production and sale of its Outlander line of products as of the Effective Date, including, without limitation, the intellectual property associated therewith, all as identified in the Schedule of Leslie Fay and Castleberry Assets and Liabilities included in the Plan Supplement.

                   1.73 Leslie Fay Dress Division. The Dress Division of Leslie Fay.

                   1.74 Leslie Fay Equity Interest. A common Equity Interest in Leslie Fay represented by (i) one of the 18,771,836 issued and outstanding shares of common stock of Leslie Fay, (ii) any Stock Option or other right arising from or related to the 1986 Stock Option Plan and (iii) any Rights arising from or related to the Rights Agreement.

                   1.75 Leslie Fay Intellectual Property. All trademarks, trade names and other intellectual property associated with Hue, the Leslie Fay Dress Division, the Leslie Fay Sportswear Division and Outlander as of the Effective Date, all as identified in the Schedule of Leslie Fay and Castleberry Assets and Liabilities included in the Plan Supplement, which intellectual property shall be subject to the Reorganized Leslie Fay Licensing Agreement.

                   1.76 Leslie Fay Liabilities. The current obligations of the Debtors incurred from and after the Petition Date in the ordinary course of business of the Leslie Fay Dress Division, the Leslie Fay Sportswear Division and Hue, and not in connection with Sassco's business operations, the Sassco Assets, Castleberry's business operations or the Castleberry Assets, all as identified in the Schedule of Leslie Fay and Castleberry Assets and Liabilities included in the Plan Supplement.

                   1.77 Leslie Fay Sportswear Division. The Sportswear Division of Leslie Fay.

                   1.78  Levine.  Arthur S. Levine, an individual.

                   1.79  Levine Employment Agreement.  As defined in
         Section 4.3 hereof.

                   1.80 Licensing. Leslie Fay Licensing Corp., a Delaware corporation.

                   1.81 Licensing Equity Interest. A common Equity Interest in Licensing.

                   1.82 Lien. Any charge against or interest in property to secure payment of a debt or performance of an obligation.

                   1.83 New Castleberry. A corporation to be organized pursuant to the laws of the State of Delaware as a wholly-owned Subsidiary of Reorganized Leslie Fay on or before the Effective Date.

                   1.84 New Castleberry Bylaws. The bylaws of New Castleberry, which bylaws shall be in substantially the form included in the Plan Supplement.

                   1.85 New Castleberry Certificate of Incorporation. The certificate of incorporation of New Castleberry, which certificate of incorporation shall be in substantially the form set forth in the Plan Supplement.

                   1.86 New Castleberry Common Stock. The shares of common stock of New Castleberry to be issued on the Effective Date, having a par value of $0.01 per share.

                   1.87 New Sassco. A corporation to be organized by the Creditor Representative on or before the Effective Date pursuant to Section 4.5(a) hereof.

                   1.88 New Sassco Bylaws. The bylaws of New Sassco, which bylaws shall be in substantially the form included in the Plan Supplement.

                   1.89 New Sassco Certificate of Incorporation. The Certificate of Incorporation of New Sassco, which Certificate of Incorporation shall be in substantially the form included in the Plan Supplement.

                   1.90 New Sassco Common Stock. The shares of common stock of New Sassco, having a par value of $.01 per share, of which Six Million Eight Hundred Thousand (6,800,000) shares shall be issued on and as of the Effective Date pursuant to the terms of the Plan.

                   1.91 New Sassco Credit Agreement. The Credit Agreement between New Sassco and the New Sassco Lender, which Credit Agreement shall (a) be in substantially the form included in the Plan Supplement and (b) contain a working capital facility in the amount of One Hundred Million Dollars ($100,000,000) (or such higher amount as may be agreed by Levine and the Creditors' Committee).

                   1.92 New Sassco EBIT. The earnings before interest and taxes of New Sassco as determined in accordance with generally accepted accounting principles in the United States of America in effect from time to time.

                   1.93 New Sassco Indenture. An indenture executed by New Sassco and the New Sassco Indenture Trustee, which indenture shall be in substantially the form included in the Plan Supplement.

                   1.94 New Sassco Indenture Trustee. A financial institution reasonably acceptable to the Creditors' Committee and Levine.

                   1.95 New Sassco Lender. The First National Bank of Boston and/or such other financial institution(s) as may be reasonably acceptable to Levine and the Creditors' Committee.

                   1.96  New Sassco Management Options.  As defined in
         Section 4.1 hereof.

                   1.97 New Sassco Management Recipients. As defined in Section 4.1 hereof.

                   1.98 New Sassco Notes. The 12.75% Senior Notes of New Sassco in the original principal amount of One Hundred Ten Million Dollars ($110,000,000), maturing on or about the seventh anniversary of Effective Date, which Notes shall be in substantially the form included in the Plan Supplement.

                   1.99 New Sassco Registration Rights Agreement. A registration rights agreement governing the resale of New Sassco Common Stock by Creditors who may be "affiliates" of New Sassco, which registration rights agreement shall be in substantially the form included in the Plan Supplement.

                   1.100 New Securities. Reorganized Leslie Fay Common Stock, New Sassco Notes and New Sassco Common Stock.

                   1.101 New Securities Available for Distribution. At the time of determination thereof, all Reorganized Leslie Fay Common Stock, New Sassco Notes and New Sassco Common Stock, less such amounts of Reorganized Leslie Fay Common Stock, New Sassco Notes and New Sassco Common Stock necessary to make distributions to holders of Disputed Claims as if such Disputed Claims were, at such time, Allowed Claims.

                   1.102 1986 Stock Option Plan. The 1986 Stock Option Plan, dated as of June 27, 1986, established by Leslie Fay for the benefit of key senior management employees.

                   1.103  Nipon Agreement.  The Agreement, dated
         January 6, 1988, between Leslie Fay and Albert Nipon, Inc.

                   1.104 Nipon Trademarks. All of the Debtors' rights and interests in and to the trademarks, tradenames and other intellectual property acquired pursuant to the Nipon Agreement.

                   1.105 Outlander. The Outlander label, trademarks and tradenames utilized by Leslie Fay in connection with the distribution and sale of certain product lines.

                   1.106  Person.  An individual or Entity.

                   1.107 Petition Date. April 5, 1993, the date on which Leslie Fay, Hue, Spitalnick and Licensing, and November 15, 1995, the date on which the Retail Debtors, respectively, filed their respective voluntary petitions for relief commencing their Chapter 11 Cases.

                   1.108  Plan.  This Amended Joint Plan of
         Reorganization for Debtors Pursuant to Chapter 11 of the United
         States Bankruptcy Code Proposed by Debtors and Creditors'
         Committee, including, without limitation, the exhibits and schedules hereto and the Plan Supplement, either in its present form or as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions hereof.

                   1.109 Plan Administration Agreement. The agreement prescribing the powers, duties and rights of the Plan Administrator in administering the Plan, which agreement shall be in substantially the form included in the Plan Supplement.

                   1.110 Plan Administrator. The Person to be designated by the Debtors and the Creditors' Committee and retained, as of the Effective Date, by Reorganized Leslie Fay, with the approval of the Bankruptcy Court, as the employee or fiduciary responsible for, among other things, the matters described in Section 32.2 hereof.

                   1.111 Plan Assets. All Cash, Cash Equivalents and other tangible and intangible assets and properties of the Debtors in existence immediately prior to the Effective Date, including, without limitation, all causes of action of the Debtors against third parties, whether or not subject to pending litigation, and all proceeds thereof, but excluding the Sassco Assets, Castleberry Assets and Leslie Fay Assets.

                   1.112 Plan Supplement. A separate volume, to be filed with the Clerk of the Bankruptcy Court, containing, among other things, forms of the Amended Bylaws of Reorganized Leslie Fay, Amended Certificate of Incorporation of Reorganized Leslie Fay, Reorganized Leslie Fay Credit Agreement, Reorganized Leslie Fay Operating Company Certificate of Incorporation, Reorganized Leslie Fay Operating Company Bylaws, Reorganized Leslie Fay Licensing Company Certificate of Incorporation, Reorganized Leslie Fay Licensing Company Bylaws, New Castleberry Certificate of Incorporation, New Castleberry Bylaws, New Sassco Certificate of Incorporation, New Sassco Bylaws, New Sassco Credit Agreement, New Sassco Notes, New Sassco Indenture, Schedule of Leslie Fay and Castleberry Assets and Liabilities, Schedule of Sassco Assets and Liabilities, Plan Administration Agreement, Reorganized Leslie Fay Licensing Agreement, New Sassco Registration Rights Agreement, Reorganized Leslie Fay Registration Rights Agreement, the Levine Registration Rights Agreement and the definitive documentation for the New Sassco Management Options and Reorganized Leslie Fay Management Options, all in form and substance satisfactory to the Debtors and the Creditors' Committee. The Plan Supplement (containing drafts or final versions of the foregoing documents) shall be filed with the clerk of the Bankruptcy Court as early as practicable (but in no event later than one (1) Business Day) prior to the commencement of the hearing to consider confirmation of the Plan, or on such other date as the Bankruptcy Court may establish.

                   1.113  Pomerantz.  John J. Pomerantz, an individual.

                   1.114 Priority Non-Tax Claim. Any Claim against any of the Debtors, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment under section 507(a) of the Bankruptcy Code, but only to the extent entitled to such priority.

                   1.115 Priority Tax Claim. Any Claim against any of the Debtors entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

                   1.116 Proponents. Collectively, Leslie Fay, Hue, Spitalnick, Licensing, the Retail Debtors and the Creditors' Committee.

                   1.117 Pro Rata Bank Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed Bank Claims and (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims, Allowed Senior Subordinated Note Claims and Allowed General Unsecured Claims.

                   1.118 Pro Rata General Unsecured Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed General Unsecured Claims and (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims, Allowed Senior Subordinated Note Claims and Allowed General Unsecured Claims.

                   1.119 Pro Rata Senior Note Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed Senior Note Claims and (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims, Allowed Senior Subordinated Note Claims and Allowed General Unsecured Claims.

                   1.120 Pro Rata Senior Subordinated Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed Senior Subordinated Note Claims and (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims, Allowed Senior Subordinated Note Claims and Allowed General Unsecured Claims.

                   1.121 Pro Rata Share. With respect to Allowed Claims and Allowed Equity Interests within the same class, the proportion that an Allowed Claim or Allowed Equity Interest bears to all Allowed Claims or Equity Interests, as the case may be, within such class.

                   1.122  Reorganized Leslie Fay.  The surviving
         corporation of the merger described in Section 3.1 hereof.

                   1.123 Reorganized Leslie Fay Common Stock. The common stock of Reorganized Leslie Fay, having a par value of $.01 per share, of which Three Million Four Hundred Thousand (3,400,000) shares shall be issued on and as of the Effective Date pursuant to the terms of the Plan.

                   1.124 Reorganized Leslie Fay Credit Agreement. The Credit Agreement between Reorganized Leslie Fay Operating Company and the Reorganized Leslie Fay Lender, substantially in the form included in the Plan Supplement, pursuant to which the Reorganized Leslie Fay Lender shall have agreed to provide working capital financing to Reorganized Leslie Fay Operating Company on terms and conditions satisfactory to the Debtors and the Creditors' Committee.

                   1.125 Reorganized Leslie Fay EBITDA. The earnings before interest, taxes, depreciation and amortization of Reorganized Leslie Fay determined in accordance with generally accepted accounting principles in the United States of America in effect from time to time.

                   1.126 Reorganized Leslie Fay Lender. One or more financial institutions acceptable to the Debtors and the Creditors' Committee.

                   1.127 Reorganized Leslie Fay Licensing Agreement. An agreement between Reorganized Leslie Fay and Reorganized Leslie Fay Operating Company substantially in the form to be included in the Plan Supplement, pursuant to which, and on the terms and subject to the conditions set forth therein, Reorganized Leslie Fay shall grant to Reorganized Leslie Fay Operating Company a perpetual royalty-free license to the Leslie Fay Intellectual Property.

                   1.128 Reorganized Leslie Fay Licensing Company. A corporation to be organized pursuant to the laws of the State of Delaware as a wholly-owned Subsidiary of Reorganized Leslie Fay on or prior to the Effective Date.

                   1.129 Reorganized Leslie Fay Licensing Company ByLaws. The bylaws of Reorganized Leslie Fay Licensing Company, which bylaws shall be in substantially the form included in the Plan Supplement.

                   1.130 Reorganized Leslie Fay Licensing Company Certificate of Incorporation. The certificate of incorporation of Reorganized Leslie Fay Licensing Company, which certificate of incorporation shall be in substantially the form included in the Plan Supplement.

                   1.131 Reorganized Leslie Fay Licensing Company Common Stock. The shares of common stock of reorganized Leslie Fay Licensing Company to be issued on the Effective Date, having a par value of $0.01 per share.

                   1.132 Reorganized Leslie Fay Operating Company. A corporation to be organized pursuant to the laws of the State of Delaware as a wholly-owned Subsidiary of Reorganized Leslie Fay on or prior to the Effective Date.

                   1.133 Reorganized Leslie Fay Operating Company Bylaws. The bylaws of Reorganized Leslie Fay Operating
         Company, which bylaws shall be in substantially the form included in the Plan Supplement.

                   1.134 Reorganized Leslie Fay Operating Company Certificate of Incorporation. The certificate of incorporation of Reorganized Leslie Fay Operating Company, which certificate of incorporation shall be in substantially the form included in the Plan Supplement.

                   1.135 Reorganized Leslie Fay Operating Company Common Stock. The shares of common stock of Reorganized Leslie Fay Operating Company to be issued on the Effective Date, having a par value of $0.01 per share.

                   1.136 Reorganized Leslie Fay Operating Company Liabilities. All Leslie Fay Liabilities consisting of obligations incurred in the ordinary course of business of the Leslie Fay Dresswear Division and the Leslie Fay Sportswear Division, as set forth in the Schedule of Leslie Fay and Castleberry Assets and Liabilities.

                   1.137 Reorganized Leslie Fay Registration Rights Agreement. A registration rights agreement governing the resale of Reorganized Leslie Fay Common Stock by Creditors who may be "affiliates" of Reorganized Leslie Fay, which registration rights agreement shall be in substantially the form included in the Plan Supplement.

                   1.138 Reorganized Leslie Fay Senior Managers. As defined in Section 5.1 hereof.

                   1.139 Reorganized Leslie Fay Stock Options. As defined in Section 5.2 hereof.

                   1.140 Reorganized Leslie Fay Target EBITDA. As defined in Exhibit F hereof.

                   1.141 Retail (Alabama). Leslie Fay Factory Outlet (Alabama), Inc., an Alabama corporation.

                   1.142 Retail (Alabama) Equity Interest. A common Equity Interest in Retail (Alabama).

                   1.143 Retail (California). Leslie Fay Factory Outlet (California), Inc., a California corporation.

                   1.144 Retail (California) Equity Interest. A common Equity Interest in Retail (California).

                   1.145 Retail Debtor. Each of Retail Outlets, Retail (Alabama), Retail (California), Retail (Iowa) and Retail
         (Tennessee), the debtors in Chapter 11 Cases Nos. 95 B 45357
         (TLB) through 95 B 45361 (TLB).

                   1.146  Retail (Iowa).  Leslie Fay Factory Outlet
         (Iowa), an Iowa corporation.

                   1.147  Retail (Iowa) Equity Interest. A common
         Equity Interest in Retail (Iowa).

                   1.148 Retail Outlets. Leslie Fay Retail Outlets, Inc., a Delaware corporation.

                   1.149 Retail Outlets Equity Interest. A common Equity Interest in Retail Outlets.

                   1.150 Retail (Tennessee). Leslie Fay Factory Outlet (Tennessee), Inc., a Tennessee corporation.

                   1.151 Retail (Tennessee) Equity Interest. A common Equity Interest in Retail (Tennessee).

                   1.152 Retiree. Any person who retired from employment with the Debtors prior to the Petition Date and was and continues to be eligible for medical, death or insurance benefits provided in the Retiree Benefit Plans as required by section 1114 of the Bankruptcy Code.

                   1.153 Retiree Administrative Claim. The Claim of a Retiree under the Retiree Benefit Plans, to the extent such Claim is entitled to treatment as an Administrative Expense Claim.

                   1.154 Retiree Benefit Plans. Any plan or policy of the Debtors in full force and effect as of the Petition Date under which medical, death or insurance benefits are provided to Retirees, as any such plan or policy may have been modified during the pendency of the Chapter 11 Cases.

                   1.155 Revolving Credit Notes. The Revolving Credit Notes issued by Leslie Fay pursuant to that certain Financing Agreement, dated as of January 15, 1992, by and among Leslie Fay, Chemical Bank, Manufacturers Hanover Trust Company, Marine Midland Bank, N.A., National Westminster Bank USA, The Bank of New York and Chemical Bank, as Agent, as amended.

                   1.156 Rights. The rights to purchase Leslie Fay Equity Interests granted pursuant to the Rights Agreement.

                   1.157 Rights Agreement. The Rights Agreement, dated as of April 5, 1993, between Leslie Fay, as issuer, and Chemical Bank, as rights agent, pursuant to which Rights to purchase one share of Leslie Fay common stock for each outstanding share of Leslie Fay common stock, subject to adjustment, were issued.

                   1.158  Sassco.  The Sassco Fashions, Ltd. Division of
         Leslie Fay.

                   1.159 Sassco Assets. The assets of the Debtors used or owned in connection with the Sassco business and the Nipon Trademarks, as identified in the Schedule of Sassco Assets and Liabilities.

                   1.160 Sassco Liabilities. The current obligations and liabilities of the Debtors incurred after the Petition Date in connection with the Sassco business and the Nipon Trademarks, all as identified in the Schedule of Sassco Assets and Liabilities, including without limitation the following: (i) "accounts payable", "accrued expenses" and "other liabilities" as reflected on Sassco's divisional balance sheet as of the Effective Date and (ii) outstanding pro-rated liabilities attributable to Sassco as of the Effective Date, including without limitation payroll, health insurance payments, workers' compensation payments, 401(k) contributions, audit fees, vacation pay and certain state taxes.

                   1.161 Schedule of Leslie Fay and Castleberry Assets and Liabilities. The schedule included in the Plan Supplement identifying, to the reasonable satisfaction of the Debtors and the Creditors' Committee, the Leslie Fay Assets, Leslie Fay Liabilities, Castleberry Assets and Castleberry Liabilities, which schedule shall be updated as of the Effective Date to the reasonable satisfaction of the Debtors and the Creditors' Committee.

                   1.162 Schedule of Sassco Assets and Liabilities. The schedule included in the Plan Supplement identifying, to the reasonable satisfaction of the Debtors and the Creditors' Committee, the Sassco Assets and Sassco Liabilities, which schedule shall be updated as of the Effective Date to the reasonable satisfaction of the Debtors and the Creditors' Committee.

                   1.163 Schedules. The respective schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended.

                   1.164 Secured Claim. A Claim against a Debtor that is secured by a Lien on Collateral or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Collateral or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code.

                   1.165 Securities Act. The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                   1.166 Senior Bank Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed Bank Claims and (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims and Allowed Senior Note Claims.

                   1.167  Senior Note Cash Amount.  The sum of:

                   (a)  The product of:

                        (i)  the Cash Available for Distribution times

                       (ii)  the Pro Rata Senior Note Fraction, plus

                   (b)  The product of:

                        (i) the Cash Available for Distribution times the Pro Rata Senior Subordinated Fraction, times

                       (ii)  the Senior Note Fraction.

                   1.168 Senior Note Claim. Any Claim based upon or evidenced by a Senior Note.

                   1.169 Senior Note Documents. Those certain Note Agreements, each dated January 4, 1990, between Leslie Fay and The Prudential Insurance Company of America and Leslie Fay and The Northwestern Mutual Life Insurance Company pursuant to which the Senior Notes and the Senior Subordinated Notes were issued.

                   1.170 Senior Note Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed Senior Note Claims and
         (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims and Allowed Senior Note Claims.

                   1.171 Senior Note Leslie Fay Stock Amount. The number of shares of Reorganized Leslie Fay Common Stock equal to the sum of:

                   (a)  The product of Three Million Four Hundred
                        Thousand (3,400,000) times the Senior Note
                        LFC Fraction, plus

                   (b)  The product of:

                        a.  the excess, if any, of (x) Three Million
                            Four Hundred Thousand (3,400,000) times the
                            Senior Subordinated LFC Fraction over (y)
                            Two Hundred Four Thousand (204,000), times

                        b.   The Senior Note Fraction.

                   1.172 Senior Note LFC Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed Senior Note Claims and (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims, Allowed Senior Subordinated Note Claims and
         Allowed General Unsecured Claims.

                   1.173 Senior Note Sassco Note Amount. The aggregate principal amount of New Sassco Notes equal to the sum of:

                   (a) The product of One Hundred Ten Million Dollars ($110,000,000) times the Pro Rata Senior Note Fraction, plus

                   (b)  The product of:

                        a.   the product of One Hundred Ten Million
                             Dollars ($110,000,000) times the Pro Rata
                             Senior Subordinated Fraction, times

                        b.   the Senior Note Fraction.

                   1.174 Senior Note Sassco Stock Amount. The number of shares of New Sassco Common Stock equal to the sum of:

                   (a)  The product of Six Million Eight Hundred
                        Thousand (6,800,000) times the Pro Rata Senior Note Fraction, plus

                   (b)  The product of:

                        a. the excess, if any, of (x) Six Million Eight Hundred Thousand (6,800,000) times the Pro Rata Senior Subordinated Fraction over (y) Four Hundred Eight Thousand (408,000), times

                        b.  the Senior Note Fraction.

                   1.175 Senior Notes. The 9.53% promissory notes executed and delivered by Leslie Fay pursuant to the Senior Note Documents in the aggregate original principal amount of Fifty Million Dollars ($50,000,000.00).

                   1.176 Senior Subordinated LFC Fraction. The fraction (a) the numerator of which shall be the aggregate amount of Allowed Senior Subordinated Note Claims and (b) the denominator of which shall be the sum of the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims, Allowed Senior Subordinated Note Claims and Allowed General Unsecured Claims.

                   1.177 Senior Subordinated Note Claim. Any Claim based upon or evidenced by a Senior Subordinated Note.

                   1.178 Senior Subordinated Notes. The 10.54% Senior Subordinated Notes executed and delivered by Leslie Fay pursuant to the Senior Note Documents in the aggregate original principal amount of Twenty-Five Million Dollars
         ($25,000,000.00).

                   1.179 Special Sassco Assets. Sassco Assets identified by the Debtors and the Creditors' Committee on or prior to the Effective Date having a fair market value on the Effective Date equal to the sum of the Consummation Cash Shortfall Amount plus Eight Million Dollars ($8,000,000).

                   1.180 Spitalnick. Spitalnick Corp., a New York corporation.

                   1.181 Spitalnick Equity Interest. A common Equity Interest in Spitalnick.

                   1.182 Statutorily Subordinated Claims. Any Claim that is subject to subordination under section 510(b) of the Bankruptcy Code, including, without limitation, the Claims, if any, of present and former officers and directors of the Debtors for reimbursement, indemnity or contribution in connection with the Class Action and the Derivative Action.

                   1.183 Statutory Lien Claim. Any Secured Claim secured by a Lien attaching by operation of law in favor of a seller, artisan, materialman, mechanic, warehouseman, carrier or other similar Person.

                   1.184 Stock Option. An option to purchase Leslie Fay Equity Interests and stock appreciation rights granted pursuant to the 1986 Stock Option Plan.

                   1.185 Subsidiary. With reference to any Entity, any corporation, partnership or other business entity of which more than fifty percent (50%) of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency) or, as to any partnership or other legal entity, ordinary equity capital interests, is at the applicable date directly or indirectly owned or controlled by such Entity, by such Entity and one or more of its other Subsidiaries, or by one or more other Subsidiaries of such Entity.

                   1.186 Subsidiary Guaranty Claims. Any Claim against any Debtor arising under or governed by a Guarantee.

                   1.187  Taxes.  As defined in Section 4.1 hereof.

                   1.188 Unsecured Claim. Any Claim against a Debtor, other than an Administrative Expense Claim, a Retiree
         Administrative Claim, a Priority Non-Tax Claim, a Priority Tax Claim or a Secured Claim.

                   1.189 Other Definitions. Unless the context otherwise requires, any capitalized term used and not defined herein or elsewhere in the Plan but that is defined in the Bankruptcy Code shall have the meaning assigned to that term in the Bankruptcy Code. Unless otherwise specified, all section, schedule or exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

                                       ARTICLE II

                         COMPROMISE AND SETTLEMENT OF DISPUTES;
                          SUBSTANTIVE CONSOLIDATION OF DEBTORS;
                         ASSUMPTION OF OBLIGATION UNDER THE PLAN


                   2.1 Compromise and Settlement. The Plan incorporates the compromise and settlement of certain issues which were disputed by the Proponents and which were resolved in the negotiations of the provisions of the Plan. These issues related primarily to whether the estates of each of the Debtors should be treated separately for purposes of making distributions to Creditors and whether all of the Debtors' assets should be sold or otherwise disposed of pursuant to the Plan. The provisions of the Plan relating to substantive consolidation of the Debtors, the cancellation of Intercompany Affiliate Claims, the treatment of each Class of Claims under the Plan, the satisfaction and cancellation of contractual subordination rights in favor of certain Creditors and the election of alternative treatment under the Plan reflect this compromise and settlement, which, upon the Effective Date, shall be binding upon the Debtors, all Creditors and all Persons receiving any payments or other distributions under the Plan.

                   2.2 Substantive Consolidation. On the Effective Date, the Chapter 11 Cases shall be substantively consolidated pursuant to order of the Bankruptcy Court entered after notice and a hearing. For purposes of the Plan, the assets and liabilities of the Debtors shall be pooled and all Claims shall be satisfied from the assets of the single consolidated estate. Any Claims against one or more of the Debtors based upon a guaranty, indemnity, co-signature, surety or otherwise, of Claims against another Debtor, including, without limitation, the Subsidiary Guaranty Claims and the Guarantees related thereto, shall be treated as a single Claim against the consolidated estate of all of the Debtors and shall be entitled to distribution under the Plan only with respect to such single Claims.

                   2.3 Cancellation of Intercompany Claims. On the Effective Date, all Intercompany Affiliate Claims shall be extinguished, except to the extent that an Intercompany Affiliate Claim held by Leslie Fay against an Affiliate exceeds the amount, if any, of an Intercompany Affiliate Claim held by such Affiliate against Leslie Fay.

                                       ARTICLE III

                           SEPARATION OF SASSCO AND LESLIE FAY


                   3.1 Merger and Consolidation. On the Effective Date, the estates of Hue, Spitalnick, Licensing, Retail Outlets, Retail (Alabama), Retail (California), Retail (Iowa) and Retail (Tennessee) shall be merged with and into Leslie Fay.

                   3.2 Effective Date Transactions. On the Effective Date the following transactions shall be consummated pursuant to documentation in form and substance satisfactory to the Debtors and the Creditors' Committee:

                        (a) Reorganized Leslie Fay will sell, without recourse,
              the Special Sassco Assets to New Sassco (or a Subsidiary thereof) for an amount of Cash equal to the sum of the Consummation Cash Shortfall Amount plus Eight
              Million Dollars ($8,000,000);

                        (b) Reorganized Leslie Fay shall sell and transfer,
              without recourse, to the Creditor Representative on behalf of the Creditors holding Claims in Classes 3, 4, 5 and 6, an undivided eighty percent (80%) interest in the Sassco Assets other than the Special Sassco Assets (subject to 80% of the outstanding Sassco Liabilities), in exchange for the cancellation of Claims in such Classes in an amount equal to the fair market value of such Sassco Assets (subject to such Sassco Liabilities);

                        (c) Reorganized Leslie Fay shall sell and transfer,
              without recourse, to New Sassco, an undivided twenty percent (20%) interest in the Sassco Assets other than the Special Sassco Assets (subject to 20% of the outstanding Sassco Liabilities);

                        (d) the Creditor Representative, on behalf of the
              Creditors holding Claims in Classes 3, 4, 5 and 6, shall contribute, without recourse, to New Sassco the undivided eighty percent (80%) interest in the Sassco Assets received by the Creditor Representative pursuant to Section 3.2(b) hereof (subject to 80% of the outstanding Sassco Liabilities);

                        (e) New Sassco shall (i) assume all of the Sassco
              Liabilities and (ii) issue to the Creditor Representative (x) on behalf of the Creditors holding Claims in Classes 3, 4, 5 and 6,
              (aa) Five Million Four Hundred Forty Thousand (5,440,000) shares of New Sassco Common Stock and (bb) Eighty-Eight Million Dollars ($88,000,000) in aggregate principal amount of New Sassco Notes and (y) on behalf of the Creditors holding Claims in Classes 3, 4, 5 and 6 at the direction of Reorganized Leslie Fay (aa) One Million Three Hundred Sixty Thousand (1,360,000) shares of New Sassco Common Stock and (bb) Twenty-Two Million Dollars ($22,000,000) in aggregate principal amount of New Sassco Notes;

                        (f) the Creditor Representative shall remit, without
              recourse, to the Disbursing Agent, all of the New Sassco Notes and shares of the New Sassco Common Stock received pursuant to Section 3.2(e) hereof, for distribution to the Creditors holding Claims in Classes 3, 4, 5 and 6 pursuant to Article XXX hereof;

                        (g) Reorganized Leslie Fay shall (i) issue to the
              Disbursing Agent Three Million Four Hundred Thousand (3,400,000) shares of Reorganized Leslie Fay Common Stock, for distribution to Creditors holding Claims in Classes 3, 4, 5 and 6 pursuant to
              Article XXX hereof, (ii) execute and deliver the Reorganized Leslie Fay Licensing Agreement and (iii) transfer to (x) Reorganized Leslie Fay Operating Company Eight Million Dollars ($8,000,000) in Cash and all of the Dress and Sportswear Assets,
              (y) Reorganized Leslie Fay Licensing Company all of the Leslie Fay Intellectual Property (subject to the rights of Reorganized Leslie Fay Operating Company pursuant to the Reorganized Leslie Fay Licensing Agreement) and (z) New Castleberry all of the Castleberry Assets (subject to the Castleberry Liabilities);

                        (h) New Castleberry shall (i) issue to Reorganized
              Leslie Fay all of the New Castleberry Common Stock and (ii) assume all of the Castleberry Liabilities;

                        (i) Reorganized Leslie Fay Operating Company shall (i)
              assume all of the Reorganized Leslie Fay Operating Company Liabilities, (ii) issue to Reorganized Leslie Fay all of the issued and outstanding shares of Reorganized Leslie Fay Operating Company Common Stock and (iii) execute and deliver the Reorganized Leslie Fay Licensing Agreement; and

                        (j) Reorganized Leslie Fay Licensing Company shall issue
              to Reorganized Leslie Fay all of the issued and outstanding shares of Reorganized Leslie Fay Licensing Company Common Stock.

                                       ARTICLE IV

                                   NEW SASSCO MATTERS

                        4.1 New Sassco Management Options. New Sassco will issue
              to Levine and the other members of New Sassco's senior management ("New Sassco Management Recipients") nonqualified options (the "New Sassco Management Options") to purchase up to 22.5% of the New Sassco Common Stock on a fully diluted basis. The New Sassco Management Options will have the terms and restrictions set forth on Exhibit A hereto, and such other terms and restrictions as may be mutually satisfactory to the Creditors' Committee (or, after the Effective Date, the New Sassco Board of Directors) and Levine. The definitive documentation for the New Sassco Management Options will be in substantially the form set forth in the Plan Supplement, with such modifications, if any, as to which the Creditors' Committee (or, after the Effective Date, the New Sassco Board of Directors) and Levine may agree.

                        4.2 Levine Employment. On or prior to the Effective
              Date, Levine will enter into an employment agreement with New Sassco having the principal terms described in Exhibit B hereto, and otherwise being in form and substance reasonably satisfactory to Levine and the Creditors' Committee (the "Levine Employment Agreement"), with such modifications, if any, as to which Levine and the Creditors' Committee (or, after the Effective Date, the New Sassco Board of Directors) may agree.

                        4.3  New Sassco Credit Agreement.  On the
              Effective Date, New Sassco shall execute and deliver the New Sassco Credit Agreement.

                        4.4 New Sassco Registration Rights Agreement. On the Effective Date, New Sassco shall execute and deliver the New Sassco Registration Rights Agreement.

                        4.5 Certain Corporate Governance Matters. As of the Effective Date:

                        (a) Organization. New Sassco will be organized in a
              jurisdiction within the United States mutually acceptable to the Creditors' Committee and Levine (or, if the same is acceptable to the Creditors' Committee, in a jurisdiction outside of the United States).

                        (b) Board of Directors. The board of directors of New
              Sassco will initially have seven members, five of whom will be designees of the Creditors' Committee (in the case of the initial members of the board of directors) or holders of New Sassco Common Stock (in the case of subsequent members) and two of whom, during Levine's term of employment, will be Levine and a designee of Levine. During Levine's term of employment, (i) Levine will have the right to designate one observer to the board of directors and
              (ii) if the size of the board of directors is increased after the Effective Date, Levine will be entitled to designate at least 28% of the members of the board of directors. During the term of his employment, Levine will be Chairman and Chief Executive Officer of New Sassco.

                        (c) Certain Transactions. The New Sassco Certificate of
              Incorporation, New Sassco Bylaws and/or Levine Employment Agreement will specify extraordinary transactions as to which (unless otherwise agreed by New Sassco and Levine) Levine's approval will be required, so long as he is employed by New Sassco, including without limitation a sale or merger of New Sassco, or a material amendment to the New Sassco Certificate of Incorporation or New Sassco Bylaws.

                        4.6  Miscellaneous.  On the Effective Date:

                        (a) Levine's affiliate's Claims will be allowed by an
              order of the Bankruptcy Court (which may be the Confirmation Order) in full in the aggregate amount of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) as General Unsecured Claims;

                        (b) the Debtors' claims against Levine arising prior to
              the Effective Date will be released in full.

                        (c) Levine and his Affiliates will be reimbursed in the
              aggregate amount of Two Hundred Thousand Dollars ($200,000) for their out-of-pocket expenses in connection with the transactions contemplated herein and their prior efforts to purchase Sassco.

                        (d) New Sassco will enter into a customary registration
              rights agreement (the "New Sassco Management Registration Rights Agreement") with Levine and other New Sassco Management Recipients in form and substance satisfactory to the Creditors' Committee, pursuant to which the New Sassco Management Recipients will be granted "piggyback" registration rights with respect to New Sassco Common Stock issuable upon exercise of New Sassco Management Options. Such registration rights agreement will contain customary language to the effect that if the managing underwriter in an offering initiated by New Sassco or a Person holding "demand" registration rights, and with respect to which Levine exercises such "piggyback" rights, believes that the amount of securities to be included in the offering exceeds the amount which can be sold within an acceptable price range, then the offering will include that amount of securities which may be sold within such range, in the following priority: first, all securities proposed to be sold by New Sassco for its own account, or by the Person exercising "demand" rights; and second, securities covered by Levine's "piggyback" rights (pro rata with securities to be sold by other holders, if any, of "piggyback" rights).

                        (e) New Sassco will enter into customary employment
              contracts with other key New Sassco managers, at compensation levels commensurate with the compensation presently paid to such personnel, and with such other provisions to be satisfactory to Levine and the Creditors' Committee.

                        (f) All claims against Leonard Feinberg relating to his
              previous employment with the Debtors will be released.

                   4.7 Additional Stock Options. After the Effective Date, the
              New Sassco board of directors will have the authority to establish a program pursuant to which New Sassco will grant one or more members of management of New Sassco, options to purchase 2% of the New Sassco Common Stock, all on terms and conditions established by the New Sassco board of directors in its discretion.

                                        ARTICLE V

                             REORGANIZED LESLIE FAY MATTERS


                        5.1 Employment Contracts. On or before the Effective
              Date, Reorganized Leslie Fay will enter into employment contracts with certain senior managers (the "Reorganized Leslie Fay Senior Managers") having the principal terms set forth in Exhibit C hereto, and such other terms as to which the Debtors and the Creditors' Committee (or, after the Effective Date, the Reorganized Leslie Fay board of directors) may agree.

                        5.2 Reorganized Leslie Fay Stock Options. On the
              Effective Date, Reorganized Leslie Fay Senior Managers will receive options to purchase Reorganized Leslie Fay Common Stock ("Reorganized Leslie Fay Stock Options") having the principal terms set forth in Exhibit D hereto, and such other terms as to which the Debtors and the Creditors' Committee (or, after the Effective Date, the Reorganized Leslie Fay board of directors) may agree, such Reorganized Leslie Fay Stock Options to be shared among the Reorganized Leslie Fay Senior Managers as they may agree. The definitive documentation for the Reorganized Leslie Fay Stock Options will be set forth in the Plan Supplement, with such modifications, if any, as to which the Creditors' Committee (or, after the Effective Date, the Reorganized Leslie Ray Board of Directors) and the Reorganized Leslie Fay Senior Managers may agree.

                        5.3  Additional Pomerantz Arrangements.

                        (a) Pomerantz will be the Chairman and Chief Executive Officer of Reorganized Leslie Fay.

                        (b) Reorganized Leslie Fay will continue Pomerantz's
              existing health insurance coverage for life, so long as the annual cost thereof to Reorganized Leslie Fay is less than or equal to $20,000.

                        (c) Pomerantz will release his Claims, if any, for
              unpaid amounts under his current contract.

                        5.4 Board of Directors. The initial board of directors
              will have seven members, five of whom will be designees of the Creditors' Committee and two of whom will be Pomerantz and a designee of Pomerantz.

                        5.5 Reorganized Leslie Fay Credit Agreement. On the Effective Date, Reorganized Leslie Fay Operating Company shall execute and deliver the Reorganized Leslie Fay Credit Agreement.

                        5.6 Reorganized Leslie Fay Registration Rights Agreement. On the Effective Date, Reorganized Leslie Fay shall execute and deliver the Reorganized Leslie Fay Registration Rights Agreement.

                                       ARTICLE VI

                        PROVISIONS FOR PAYMENT OF ADMINISTRATIVE
                         EXPENSE CLAIMS AND PRIORITY TAX CLAIMS


                        6.1  Administrative Expense Claims.  On the
              later to occur of (a) the Effective Date and (b) the date on which such a Claim shall become an Allowed Claim, the Debtors shall (i) pay to each holder of an Allowed
              Administrative

              Expense Claim, in Cash, the full amount of such Allowed Administrative Expense Claim, or (ii) satisfy and discharge such Claim in accordance with such other terms as may be agreed upon by and between the holder thereof and the Debtors; provided, however, that Allowed Administrative Expense Claims representing liabilities or obligation incurred or assumed by the Debtors in Possession in the ordinary course of business or liabilities arising under loans made or advances extended to the Debtors in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by New Sassco, Reorganized Leslie Fay, Reorganized Leslie Fay Operating Company or New Castleberry, as applicable, in accordance with the terms and conditions of the particular transaction and any agreements relating thereto.

                        6.2 Compensation and Reimbursement Claims. All Persons
              or Entities that are awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with section 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, the amounts allowed by the Bankruptcy Court (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors.

                        6.3 Payment of Priority Tax Claims. Each holder of an
              Allowed Priority Tax Claim shall be paid the full amount of such Allowed Priority Tax Claim. At the sole option and discretion of Reorganized Leslie Fay, which option shall be exercised on or prior to the Effective Date, such payment shall be made (a) in full, in Cash, on the Effective Date, (b) in accordance with section 1129(a)(9)(c) of the Bankruptcy Code, in full, in Cash, in up to twenty-four (24) equal quarterly installments, commencing on the first (1st) Business Day following the date of assessment of such Allowed Priority Tax Claim, together with interest accrued thereon at a rate to be determined by the Bankruptcy Court, or (c) by mutual agreement of the holder of such Allowed Priority Tax Claim and Reorganized Leslie Fay.

                                       ARTICLE VII

                      CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS


             Claims and Equity Interests are classified as follows:

             7.1  Class 1 - Priority Non-Tax Claims

             7.2  Class 2 - Secured Claims

             7.3  Class 3 - Bank Claims

             7.4  Class 4 - Senior Note Claims

             7.5  Class 5 - Senior Subordinated Note Claims

             7.6  Class 6 - General Unsecured Claims

             7.7  Class 7 - Convenience Claims

             7.8  Class 8 - Statutorily Subordinated Claims

             7.9  Class 9 - Leslie Fay Equity Interests

             7.10  Class 10 - Hue Equity Interests

             7.11  Class 11 - Spitalnick Equity Interests

             7.12  Class 12 - Licensing Equity Interests

             7.13  Class 13 - Retail Outlets Equity Interests

             7.14  Class 14 - Retail (Alabama) Equity
                              Interests

             7.15  Class 15 - Retail (California) Equity
                              Interests

             7.16  Class 16 - Retail (Iowa) Equity Interests

             7.17  Class 17 - Retail (Tennessee) Equity
                              Interests


                                      ARTICLE VIII

                               PROVISIONS FOR TREATMENT OF
                            PRIORITY NON-TAX CLAIMS (CLASS 1)


                        8.1 Payment of Allowed Priority Non-Tax Claims. On the
              Effective Date, Reorganized Leslie Fay shall pay to each holder of an Allowed Priority Non-Tax Claim, in Cash, the full amount of such Allowed Priority Non-Tax Claim, unless the holder of such Allowed Priority Non-Tax Claim and Reorganized Leslie Fay agree to a different treatment thereof. Any Priority Non-Tax Claim not Allowed as of the Effective Date shall be paid in full, in Cash, as soon as practicable after the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order.

                                       ARTICLE IX

                               PROVISIONS FOR TREATMENT OF
                                SECURED CLAIMS (CLASS 2)


                        9.1 Payment of Secured Claims. On the Effective Date,
              each holder of an Allowed Secured Claim shall receive one of the following distributions: (a) the payment of such holder's Allowed Secured Claim in full, in Cash; (b) the sale or disposition proceeds of the property securing any Allowed Secured Claim to the extent of the value of their respective interests in such property; (c) the surrender to the holder or holders of any Allowed Secured Claim of the property securing such Claim; or (d) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code. The manner and treatment of each Allowed Secured Claim shall be determined by the Debtors, in their discretion, on or before the Confirmation Date, and upon notice to each Secured Creditor.

                                        ARTICLE X

                              PROVISIONS FOR ALLOWANCE AND
                           TREATMENT OF BANK CLAIMS (CLASS 3)


                        10.1  Allowance of Bank Claims.  As of the
              Effective Date, the Bank Claims are hereby allowed in the aggregate amount of One Hundred Seventy-Eight Million Three Thousand Eight Hundred Fifty Dollars ($178,003,850).

                        10.2 Payment of Allowed Bank Claims. Commencing on the
              Effective Date, each holder of an Allowed Bank Claim shall be entitled to receive distributions as follows:

                        (a) The aggregate principal amount of New Sassco Notes
              equal to such holder's Pro Rata Share of the Bank Sassco Note Amount.

                        (b) The aggregate number of shares of New Sassco Common
              Stock equal to such holder's Pro Rata Share of the Bank Sassco Stock Amount.

                        (c) The aggregate number of shares of Reorganized Leslie
              Fay Common Stock equal to such holder's Pro Rata Share of the Bank Leslie Fay Stock Amount.

                        (d)  Such holder's Pro Rata Share of the Bank
              Cash Amount.

                                       ARTICLE XI

                              PROVISIONS FOR ALLOWANCE AND
                        TREATMENT OF SENIOR NOTE CLAIMS (CLASS 4)


                        11.1 Allowance of Senior Note Claims. As of the Effective Date, the Senior Note Claims are hereby allowed in the aggregate amount of Fifty Million Fifty Two Thousand Nine Hundred Forty Three Dollars ($50,052,943).

                        11.2  Payment of Allowed Senior Note Claims.
              Commencing on the Effective Date, each holder of an Allowed Senior Note Claim shall be entitled to receive:

                        (a) The aggregate principal amount of New Sassco Notes
              equal to such holder's Pro Rata Share of the Senior Note Sassco Note Amount.

                        (b) The aggregate number of shares of New Sassco Common
              Stock equal to such holder's Pro Rata Share of the Senior Note Sassco Stock Amount.

                        (c) The aggregate number of shares of Reorganized Leslie
              Fay Common Stock equal to such holder's Pro Rata Share of the Senior Note Leslie Fay Stock Amount.

                        (d) Such holder's Pro Rata Share of the Senior Note Cash Amount.

                                       ARTICLE XII

                        PROVISIONS FOR ALLOWANCE AND TREATMENT OF
                        SENIOR SUBORDINATED NOTE CLAIMS (CLASS 5)


                        12.1  Allowance of Senior Subordinated Note
              Claims.  As of the Effective Date, the Senior Subordinated
              Note Claims are hereby allowed in the aggregate amount of Twenty-Five Million Twenty Nine Thousand Two Hundred Seventy Eight Dollars ($25,029,278).

                        12.2 Payment of Senior Subordinated Note Claims.
              Commencing on the Effective Date, each holder of an Allowed Senior Subordinated Note Claim shall be entitled to receive such holder's Pro Rata Share of:

                        (a)  Four Hundred Eight Thousand (408,000)
              shares of New Sassco Common Stock and

                        (b) Two Hundred Four Thousand (204,000) shares of Reorganized Leslie Fay Common Stock.

                                      ARTICLE XIII

                                [Intentionally Omitted.]

                                       ARTICLE XIV

                           PROVISION FOR TREATMENT OF GENERAL
                               UNSECURED CLAIMS (CLASS 6)


                        Each holder of an Allowed General Unsecured Claim shall
              be entitled to receive distributions in accordance with Section
              14.1 or 14.2 hereof.

                        14.1  Payment of Allowed General Unsecured
              Claims. Commencing on the Effective Date, each holder of an Allowed General Unsecured Claim shall be entitled to receive:

                        (a) The aggregate principal amount of New Sassco Notes
              equal to such holder's Pro Rata Share of the General Unsecured Sassco Note Amount.

                        (b) The aggregate number of shares of New Sassco Common
              Stock equal to such holder's Pro Rata Share of the General Unsecured Sassco Stock Amount.

                        (c) The aggregate number of shares of Reorganized Leslie
              Fay Common Stock equal to such holder's Pro Rata Share of the General Unsecured Leslie Fay Stock Amount.

                        (d)  Such holder's Pro Rata Shares of the
              General Unsecured Cash Amount.

                        14.2 Allowed Claims of Two Hundred Fifty Dollars or
              More. Notwithstanding the provisions of Section 14.1 of the Plan, any holder of an Allowed General Unsecured Claim whose Allowed General Unsecured Claim is more than Two Hundred Fifty Dollars ($250.00), and who elects to reduce the amount of such Allowed Claim to Two Hundred Fifty Dollars ($250.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article XV hereof, in full settlement, satisfaction, release and discharge of such Allowed Claim. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors.

                                       ARTICLE XV

                                PROVISIONS FOR TREATMENT
                             OF CONVENIENCE CLAIMS (CLASS 7)


                        15.1 On the Effective Date, each holder of an Allowed
              Convenience Claim shall be entitled to receive Cash equal to the amount of such Allowed Convenience Claim.

                                       ARTICLE XVI

                               PROVISIONS FOR TREATMENT OF
                        STATUTORILY SUBORDINATED CLAIMS (CLASS 8)


                        16.1 On the Effective Date, all Statutorily Subordinated
              Claims will be deemed expunged and extinguished.

                                      ARTICLE XVII

                               PROVISIONS FOR TREATMENT OF
                          LESLIE FAY EQUITY INTERESTS (CLASS 9)


                        17.1 On the Effective Date, all Allowed Leslie Fay
              Equity Interests shall be deemed extinguished and the certificates representing such Equity Interests, including, without limitation, Stock Options and Rights, shall be cancelled and of no force and effect.


                                      ARTICLE XVIII

                               PROVISIONS FOR TREATMENT OF
                             HUE EQUITY INTERESTS (CLASS 10)


                        18.1 On the Effective Date, in accordance with Section
              2.2 of the Plan, Hue Equity Interests shall be deemed extinguished, and the certificates representing such Equity Interests shall be cancelled and of no force and effect.

                                       ARTICLE XIX

                               PROVISIONS FOR TREATMENT OF
                         SPITALNICK EQUITY INTERESTS (CLASS 11)


                        19.1 On the Effective Date, in accordance with Section
              2.2 of the Plan, Spitalnick Equity Interests shall be deemed extinguished, and the certificates representing such Equity Interests shall be cancelled and of no force and effect.

                                       ARTICLE XX

                               PROVISIONS FOR TREATMENT OF
                          LICENSING EQUITY INTERESTS (CLASS 12)


                        20.1 On the Effective Date, in accordance with Section
              2.2 of the Plan, Licensing Equity Interests shall be deemed extinguished, and the certificates representing such Equity Interests shall be cancelled and of no force and effect.

                                       ARTICLE XXI

                               PROVISIONS FOR TREATMENT OF
                       RETAIL OUTLETS EQUITY INTERESTS (CLASS 13)


                        21.1 On the Effective Date, in accordance with Section
              2.2 of the Plan, Retail Outlets Equity Interests shall be deemed extinguished, and the certificates representing such Equity Interests shall be cancelled and of no force and effect.


                                      ARTICLE XXII

                               PROVISIONS FOR TREATMENT OF
                      RETAIL (ALABAMA) EQUITY INTERESTS (CLASS 14)


                        22.1 On the Effective Date, in accordance with Section
              2.2 of the Plan, Retail (Alabama) Equity Interests shall be deemed extinguished, and the certificates representing such Equity Interests shall be cancelled and of no force and effect.

                                      ARTICLE XXIII

                               PROVISIONS FOR TREATMENT OF
                     RETAIL (CALIFORNIA) EQUITY INTERESTS (CLASS 15)


                        23.1 On the Effective Date, in accordance with Section
              2.2 of the Plan, Retail (California) Equity Interests shall be deemed extinguished, and the certificates representing such Equity Interests shall be cancelled and of no force and effect.

                                      ARTICLE XXIV

                               PROVISIONS FOR TREATMENT OF
                        RETAIL (IOWA) EQUITY INTERESTS (CLASS 16)


                        24.1 On the Effective Date, in accordance with Section
              2.2 of the Plan, Retail (Iowa) Equity Interests shall be deemed extinguished, and the certificates representing such Equity Interests shall be cancelled and of no force and effect.

                                       ARTICLE XXV

                               PROVISIONS FOR TREATMENT OF
                     RETAIL (TENNESSEE) EQUITY INTERESTS (CLASS 17)


                        25.1 On the Effective Date, in accordance with Section
              2.2 of the Plan, Retail (Tennessee) Equity Interests shall be deemed extinguished, and the certificates representing such Equity Interests shall be cancelled and of no force and effect.

                                      ARTICLE XXVI

                               PROVISIONS FOR TREATMENT OF
                             DISPUTED CLAIMS UNDER THE PLAN


                        26.1 Objections to Claims; Prosecution of Disputed
              Claims. The Debtors or Reorganized Leslie Fay shall object to the allowance of Claims filed with the Bankruptcy Court with respect to which it disputes liability in whole or in part. All objections shall be litigated to Final Order; provided, however, that Reorganized Leslie Fay (within such parameters as may be established by the Board of Directors of Reorganized Leslie Fay) shall have the authority to file, settle, compromise or withdraw any objections to Claims, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Leslie Fay shall file and serve all objections to Claims as soon as practicable, but in no event later than the Effective Date or such later date as may be approved by the Bankruptcy Court.

                        26.2 Estimation of Claims. The Debtors or Reorganized
              Leslie Fay may at any time request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Leslie Fay previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the amount so estimated shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or Reorganized Leslie Fay may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                        26.3 Payments and Distributions on Disputed Claims. (a)
              From and after the Effective Date, the Disbursing Agent shall remit to the Plan Administrator, and the Plan Administrator shall reserve and hold in trust for the benefit of each holder of a Disputed Claim, Cash, and New Securities in an amount equal to the Pro Rata distributions which the holder of such Disputed Claim would have received if it were an Allowed Claim based upon the lesser of the amount (i) of the Disputed Claim and (ii) estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount shall constitute and represent the maximum amount of such Claim if it ultimately becomes an Allowed Claim. Any Cash or New Securities reserved and held for the benefit of a holder of a Disputed Claim shall be treated as a payment and reduction on account of such Disputed Claim for purposes of computing (a) any additional amounts to be paid in Cash or distributed in New Securities in the event the Disputed Claim ultimately becomes an Allowed Claim, or (b) any interest payable in accordance with the Plan with respect to such Disputed Claim at the time or times such Cash or interests are reserved. Cash reserved for the benefit of holders of Disputed Claims shall be either (x) held by the Plan Administrator in trust for the benefit of such holders in an interest-bearing account or
              (y) invested in interest-bearing obligations issued by the United States Government, or by an agency of the United States Government and guaranteed by the United States Government, and having (in either case) a maturity of not more than thirty (30) days, pending determination of their entitlement thereto under the terms of the Plan.

                        (b) At such time as a Disputed Claim becomes, in whole
              or in part, an Allowed Claim, the Plan Administrator shall remit to the Disbursing Agent for distribution to such holder the payments and distributions to which such holder is then entitled under the Plan, together with any interest which has accrued on the amount of Cash so reserved, but only to the extent that such interest is attributable to the amount of the Allowed Claim. Such payments shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order but in no event more than thirty (30) days thereafter. To the extent that a Disputed Claim ultimately becomes an Allowed Claim in an amount less than the Disputed Claim, the Plan Administrator shall remit to the Disbursing Agent the balance of any Cash and New Securities previously reserved for and on account of a Disputed Claim, for inclusion in Cash Available for Distribution and New Securities Available for Distribution, respectively.

                        (c) For purposes of determining the accrual of interest
              or rights in respect of any other payment from and after the Effective Date, the New Securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or received by the holders of Allowed Claims; provided, however, that the Plan Administrator shall withhold any payment until such distribution actually is made.

                                      ARTICLE XXVII

                        PROSECUTION OF CLAIMS HELD BY THE DEBTORS


                        27.1 Prosecution of Claims. From and after the
              Confirmation Date, Reorganized Leslie Fay shall, as a representative of the estates of the Debtors, litigate any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code and any other causes of action, rights to payments of claims that belong to the Debtors or Debtors in Possession, that may be pending on the Confirmation Date or instituted by Debtors thereafter, to a Final Order, and Reorganized Leslie Fay may compromise and settle such claims, without approval of the Bankruptcy Court (but with approval of, or within parameters established by, the Board of Directors of Reorganized Leslie Fay). The net proceeds of any such litigation or settlement (after satisfaction of all costs and expenses incurred in connection therewith) shall be remitted to the Disbursing Agent for inclusion in Cash Available for Distribution.

                        27.2 Net Payment by Defendants. Notwithstanding anything
              to the contrary herein, in the event that a defendant in a litigation of the kind described in Section 27.1 hereof is required by a Final Order to make payment (a "Disgorgement Payment") to Reorganized Leslie Fay, and such Disgorgement Payment (if so made) would give rise to a Claim, (a) such defendant will be required to pay (a "Net Payment") in Cash (and will have no Claim in respect thereof) only the excess, if any, of (i) the amount of such Disgorgement Payment over (ii) the fair market value of the distributions ("Initial Distributions") on such Claim pursuant to this Plan that would have been received by such defendant if such defendant had made such Disgorgement Payment (which fair market value shall be determined as of the date of such Net Payment by agreement between Reorganized Leslie Fay and such defendant, or by Final Order) and (b) if any distributions ("Subsequent Distributions") are made hereunder after such defendant makes such Net Payment, such defendant shall receive such defendant's Pro Rata Share of such Subsequent Distributions (or, at Reorganized Leslie Fay's election, the fair market value thereof determined as of the date of such Subsequent Distributions by agreement between Reorganized Leslie Fay and such defendant, or by Final Order), which Pro Rata Share shall be calculated as if such defendant had made such Disgorgement Payment and received Initial Distributions in respect thereof.

                                     ARTICLE XXVIII

                            ACCEPTANCE OR REJECTION OF PLAN;
                  EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS


                        28.1 Impaired Classes to Vote. Each impaired Class of
              Creditors with Claims against the Debtors' estates shall be entitled to vote separately to accept or reject the Plan.

                        28.2 Acceptance by Class of Creditors. A Class of
              Creditors shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have accepted or rejected the Plan.

                        28.3 Cramdown. In the event that any impaired Class of
              Claims against the Debtors' chapter 11 estates shall fail to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Proponents reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or amend the Plan.

                                      ARTICLE XXIX

                              IDENTIFICATION OF CLAIMS AND
                        EQUITY INTERESTS NOT IMPAIRED BY THE PLAN


                        29.1 Unimpaired Classes. All Claims and Equity Interests other than Claims and Equity Interests in Classes 1, 2 and 7 of the Plan, are impaired under the Plan.

                        29.2 Impaired Classes to Vote on Plan. The Claims and
              Equity Interests included in Classes 3, 4, 5 and 6 of the Plan are impaired and are therefore entitled to vote to accept or reject the Plan. In accordance with section 1126(g) of the Bankruptcy Code, Classes 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 are deemed to have rejected the Plan.

                        29.3 Controversy Concerning Impairment. In the event of
              a controversy as to whether any Class of Claims or Equity Interests is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                                       ARTICLE XXX

                         PROVISIONS FOR TIMING OF DISTRIBUTIONS


                        30.1 Time and Manner of Payments. Payments under the
              Plan shall be made to each holder of an Allowed Unsecured Claim as follows:

                        (a) Initial Payments. On or as soon as practicable after
              the Effective Date, the Disbursing Agent shall distribute, or cause to be distributed, to the Plan Administrator on behalf of holders of Disputed Claims, and to each holder of (i) an Allowed Bank Claim, (ii) an Allowed Senior Note Claim, (iii) an Allowed Senior Subordinated Note Claim and (iv) an Allowed General Unsecured Claim, such Creditor's share, if any, of Cash Available for Distribution and New Securities Available for Distribution as determined pursuant to Articles X, XI, XII and XIV hereof, respectively.

                        (b) Quarterly Payments. On the first (1st) Business Day
              that is after the close of one full calendar quarter following the date of the initial Effective Date distributions, and, thereafter, on each first (1st) Business Day following the close of calendar quarters, the Disbursing Agent shall distribute, or cause to be distributed, to the Plan Administrator on behalf of holders of Disputed Claims, and to each holder of (i) an Allowed Bank Claim,
              (ii) an Allowed Senior Note Claim, (iii) an Allowed Senior Subordinated Note Claim and (iv) an Allowed General Unsecured Claim, an amount equal to such Creditor's share, if any, of Cash Available for Distribution and New Securities Available for Distribution as determined pursuant to Articles X, XI, XII, XIII and XIV hereof, until such time as there are no longer any potential Cash or Interests Available for Distribution. Notwithstanding the foregoing, at the direction of the Plan Administrator, the Disbursing Agent shall retain each distribution to a Creditor under this Section 30.1(b) consisting of Fifty Dollars ($50) or less in aggregate principal amount of New Sassco Notes or Five (5) shares or less of New Sassco Common

           Stock or Reorganized Leslie Fay Common Stock; provided, however, that on the Final Distribution Date, the Disbursing Agent shall distribute, or cause to be distributed, to such Creditor, (i) the New Sassco Notes, if any, so retained, plus interest received thereon, if the aggregate principal amount thereof is greater than Fifty Dollars ($50), (ii) Cash in an amount equal to the aggregate principal amount of all New Sassco Notes so retained, plus interest received thereon, if such aggregate principal amount is Fifty Dollars ($50) or less,
           (iii) the New Sassco Common Stock or Reorganized Leslie Fay Common Stock, if any, so retained, if the number of shares of New Sassco Common Stock or Reorganized Leslie Fay Common Stock, as applicable, is greater than Five (5) and (iv) Cash in aggregate amount equal to the fair market value of the New Sassco Common Stock or Reorganized Leslie Fay Common Stock, if any so retained, if the number of shares of New Sassco Common Stock or Reorganized Leslie Fay Common Stock, as applicable, so retained is Five (5) or less.

                      30.2 Timeliness of Payments. Any payments or distributions to be made by the Debtors pursuant to the Plan shall be deemed to be timely made if made within twenty (20) days after the dates specified in the Plan.

                      30.3 Distributions by Disbursing Agent. All distributions under the Plan shall be made by the Disbursing Agent at the direction of the Plan Administrator. The Disbursing Agent shall not be required to post any bond or surety or other security for the performance of its duties. The Disbursing Agent shall be deemed to hold all property to be distributed hereunder, in trust for the benefit of the Persons entitled to receive the same. The Disbursing Agent shall not hold an economic or beneficial interest in such property.

                      30.4 Calculation of Distribution Amounts of Securities. No fractional shares of Reorganized Leslie Fay Common Stock, or New Sassco Common Stock shall be issued. Fractional shares of Reorganized Leslie Fay Common Stock and New Sassco Common Stock shall be rounded to the next greater or next lower number of shares in accordance with the following method: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. For purposes of this Section 30.4, all references to holders of Allowed Claims herein shall refer to the beneficial owners of such Allowed Claims, and all calculations relating to the rounding provisions of this Section 30.4 shall be made based upon such beneficial ownership. The total number of shares or interests of Reorganized Leslie Fay Common Stock and New Sassco Common Stock to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided for in this Section 30.4.

                      30.5 Delivery of Distributions. Subject to the provisions of Rule 9010 of the Bankruptcy Rules, distributions and deliveries to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim filed by such holders, or at the last known address of such a holder if no proof of claim is filed or if the Debtors have been notified in writing of a change of address.

                      30.6 Undeliverable Distributions.

                      (a) Holding of Undeliverable Distributions. If any distribution to any holder is returned to the Disbursing Agent as undeliverable, no further distributions shall be made to such holder unless and until the Disbursing Agent is notified, in writing, of such holder's then-current address. Undeliverable distributions shall remain in the possession of the Disbursing Agent until such time as a distribution becomes deliverable. All Persons ultimately receiving undeliverable Cash, including, without limitation, any interest earned thereon or dividends distributed with respect to Reorganized Leslie Fay Common Stock and New Sassco Common Stock shall not be entitled to any other interest or other accruals of any kind. Nothing contained in the Plan shall require the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

                      (b) Failure to Claim Undeliverable Distributions. Any holder of an Allowed Claim that does not assert its rights pursuant to the Plan to receive a distribution within two (2) years from and after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against Reorganized Leslie Fay, Reorganized Leslie Fay Licensing Company, Reorganized Leslie Fay Operating Company, New Castleberry and New Sassco, or their respective property. In such cases, (x) the Disbursing Agent shall distribute unclaimed Cash and New Sassco Common Stock to holders of Allowed Claims in Classes 3, 4, 5, 6 and 7 on the Final Distribution Date with such holders to receive their respective Pro Rata distributions of such unclaimed Cash and New Sassco Common Stock in the manner provided for in Articles X, XI, XII, XIII and XIV of the Plan; and (y) any Reorganized Leslie Fay Common Stock held for distribution on account of such Claims shall be cancelled and discharged as if it had never been issued in the first place.

                        30.7 Compliance with Tax Requirements. To the extent
              applicable, the Disbursing Agent, Reorganized Leslie Fay and New Sassco shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

                        30.8 Time Bar to Cash Payments. Checks issued by the
              Disbursing Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Any amounts paid to the Disbursing Agent in respect of such a check shall be promptly returned to Reorganized Leslie Fay by the Disbursing Agent. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the second (2nd) anniversary of the Effective Date or (b) ninety (90) days after the date of issuance of such check, if such check represents a final distribution hereunder on account of such Claim. After such date, all Claims in respect of voided checks shall be discharged and forever barred.

                        30.9 Distributions After Effective Date. Distributions
              made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

                        30.10 Set-Offs. Reorganized Leslie Fay may, pursuant to
              section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized Leslie Fay may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a set-off nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Leslie Fay of any such claims, rights and causes of action that the Debtors or Reorganized Leslie Fay may possess against such holder.

                        30.11 Surrender and Cancellation of Instruments. Except
              as Reorganized Leslie Fay otherwise may agree, (a) each holder of a promissory note or other instrument evidencing a Claim shall surrender such promissory note or instrument to the Disbursing Agent, and the Disbursing Agent shall distribute or shall cause to be distributed to the holder thereof the appropriate distributions hereunder, (b) no distribution hereunder shall be made to or on behalf of any holder of such a Claim unless and until such promissory note or instrument is received or the unavailability of such note or instrument is reasonably established to the satisfaction of the Disbursing Agent and (c) in accordance with section 1143 of the Bankruptcy Code, any such holder of such a Claim that fails to (i) surrender or cause to be surrendered such promissory note or instrument or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent and (ii) in the event that the Disbursing Agent requests, furnish a bond in form and substance (including amount) reasonably satisfactory to the Disbursing Agent, within two (2) years from and after the Effective Date shall be deemed to have forfeited all rights, claims and interests and shall not participate in any distribution hereunder.

                        30.12 De Minimis Distributions. No Cash payment of less
              than Ten Dollars ($10.00) shall be made by the Disbursing Agent to any holder of an Allowed Claim unless a request therefor is made in writing to the Disbursing Agent.

                        30.13 HSR Compliance. Any shares of Reorganized Leslie
              Fay Common Stock or New Sassco Common Stock to be distributed hereunder to any Entity required to file a Premerger Notification and Report Form under Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such act to such Entity shall have expired or been terminated.

                        30.14 Termination of Subordination Rights and Settlement
              of Related Claims and Controversies. The classification and manner of satisfying all Claims under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim may have against other Claim Holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of this Section
              29.14 shall constitute a good faith compromise and settlement of all claims or controversies relating to the termination of all contractual, legal and equitable subordination rights that a holder of a Claim may have with respect to any Allowed Claim, or any distribution to be made on account of an Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, Reorganized Leslie Fay, New Sassco and their respective property and holders of Claims and is fair, equitable and reasonable.

                                      ARTICLE XXXI

                          RIGHTS AND POWERS OF DISBURSING AGENT


                        31.1 Exculpation. From and after the Effective Date, the
              Disbursing Agent shall be exculpated by all Persons and Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence, willful misconduct or breach of fiduciary duty of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance with the Plan or for implementing the provisions of the Plan.

                        31.2 Powers of the Disbursing Agent. Except to the
              extent that the responsibility for the same is vested in the Plan Administrator pursuant to the Plan Administration Agreement, the Disbursing Agent shall be empowered to (a) take all steps and execute all instruments and documents necessary to effectuate the Plan, (b) make distributions contemplated by the Plan, (c) comply with the Plan and the obligations thereunder, (d) employ professionals to represent it with respect to its responsibilities, and (e) exercise such other powers as may be vested in the Disbursing Agent pursuant to order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan. The Disbursing Agent shall be bonded pursuant to arrangements with a bonding company in form and substance reasonably satisfactory to the Debtors and the Creditors' Committee.

                        31.3 Expenses Incurred From and After the Effective
              Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any fees and expenses incurred by the Disbursing Agent from and after the Effective Date (including taxes) and any compensation and expense reimbursement claims, including, without limitation, reasonable fees and expenses of counsel, made by the Disbursing Agent, shall be paid in Cash by Reorganized Leslie Fay.

                        31.4 Method of Payment. Payments of Cash to be made by
              the Debtors pursuant to the Plan shall be made, at the election of the Debtors, by check drawn on a domestic bank or by wire transfer of immediately available funds.

                                      ARTICLE XXXII

                                 THE PLAN ADMINISTRATOR


                        32.1 Appointment of Plan Administrator. On the Effective
              Date, compliance with the provisions of the Plan shall become the general responsibility of the Plan Administrator (subject to the supervision of the Board of Directors of Reorganized Leslie Fay) pursuant to and in accordance with the provisions of the Plan and the Plan Administration Agreement.

                        32.2 Responsibilities of Plan Administrator. The
              responsibilities of the Plan Administrator shall include (a) liquidating Plan Assets, (b) facilitating Reorganized Leslie Fay's prosecution or settlement of objections to and estimations of Claims, (c) facilitating Leslie Fay's prosecution and/or settlement of claims and causes of action, (d) calculating and assisting the Disbursing Agent in implementing all distributions in accordance with the Plan, (e) filing all required tax returns and paying taxes and all other obligations on behalf of Reorganized Leslie Fay from funds held by Reorganized Leslie Fay,
              (f) periodic reporting to the Bankruptcy Court, of the status of the Claims resolution process, distributions on Allowed Claims and prosecution of causes of action, and (g) such other responsibilities as may be vested in the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

                        32.3 Powers of Plan Administrator. The powers of the
              Plan Administrator shall, without any further Bankruptcy Court approval in each of the following cases, include (a) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by Reorganized Leslie Fay from funds held by the Plan Administrator and/or Reorganized Leslie Fay in accordance with the Plan, (b) the power to engage employees and professional persons to assist the Plan Administrator with respect to its responsibilities, (c) the power to dispose of, and deliver title to others of, Plan Assets on behalf of Reorganized Leslie Fay, (d) the power to compromise and settle claims and causes of action on behalf of or against Reorganized Leslie Fay, and (e) such other powers as may be vested in or assumed by the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or as may be necessary and proper to carry out the provisions of the Plan.

                        32.4 Compensation of Plan Administrator. In addition to
              reimbursement for actual out-of-pocket expenses incurred by the Plan Administrator, the Plan Administrator shall be entitled to receive reasonable compensation for services rendered on behalf of Reorganized Leslie Fay in an amount and on such terms as may be agreed to by the Debtors or Reorganized Leslie Fay and the Creditors' Committee as reflected in the Plan Administration Agreement. Any dispute with respect to such compensation shall be resolved by agreement among the parties or, if the parties are unable to agree, determined by the Bankruptcy Court.

                        32.5 Termination of Plan Administrator. The duties, responsibilities and powers of the Plan
              Administrator shall terminate on the date set forth in the Plan Administration Agreement.

                                     ARTICLE XXXIII

                                       COMMITTEES


                        33.1 Creditors' Committee Composition and Term. From the
              Confirmation Date up to and including the Effective Date, the members of the Creditors' Committee appointed pursuant to section 1102 of the Bankruptcy Code, and their duly appointed successors, shall continue to serve. Upon the disallowance by Final Order of the Claim held by a Creditor that is a member of the Creditors' Committee, such membership shall terminate and no replacement shall be appointed. Upon the resignation, death or disability of a member of the Creditors' Committee, the Creditor having appointed such member shall have the right to designate a replacement. In the event such Creditor shall fail to designate a replacement, no other replacement may be appointed to the Creditors' Committee. Members of the Creditors' Committee shall serve without compensation but shall be entitled to reimbursement of their reasonable out-of-pocket expenses which are attributable to their attendance at Creditors' Committee meetings. The Creditors' Committee shall be entitled to retain legal counsel and such other professionals as may be authorized by the Bankruptcy Court, the fees and expenses of which shall be entitled to payment as Administrative Expense Claims. On the Effective Date, the Creditors' Committee shall be dissolved and the members thereof and the professionals retained by the Creditors' Committee in accordance with section 1103 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations.

                        33.2 Duties and Powers of the Creditors' Committee.
              Until the Effective Date, the duties and powers of the Creditors' Committee shall consist of the monitoring of litigation and settlements concerning Disputed Claims and claims of the Debtors in connection with the Seidman Litigation, and the consummation of the transactions contemplated by the Plan.

                        33.3 Equity Committee. On the Confirmation Date, the
              Equity Committee shall be dissolved and the members thereof and the professionals retained by the Equity Committee in accordance with section 327 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations, if the same has not occurred prior to the Confirmation Date.

                                      ARTICLE XXXIV

                        EXECUTORY CONTRACTS AND UNEXPIRED LEASES


                  34.1 Assumption of Executory Contracts and Unexpired
              Leases. Any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Effective Date, which have not been rejected with the approval of the Bankruptcy Court, or which are not the subject of a motion to reject the same pending as of the Effective Date shall be deemed assumed by the Debtors in Possession on the Effective Date and assigned to New Sassco or Reorganized Leslie Fay, as applicable, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections and assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. The Debtors' collective bargaining agreement effective June 1, 1994 through May 31, 1997, with the Union of Needletrades, Industrial and Textile Employees ("UNITE"), the successor to the International Ladies' Garment Workers' Union ("ILGWU"), is binding on its successors, including successors due to a plan of reorganization. New Sassco and Reorganized Leslie Fay are bound by the terms and conditions of the extant collective bargaining agreement between the Debtors and UNITE.

                        34.2 Cure of Defaults for Assumed Executory Contracts
              and Unexpired Leases. Any monetary amounts required as cure payments on each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contracts or unexpired leases otherwise may agree. In the event of a dispute regarding
              (a) the amount of any cure payment, (b) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy
              Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such dispute.

                        34.3 Rejection Damage Claims. Not later than ten (10)
              days prior to the Confirmation Date, the Debtors shall file with the Bankruptcy Court a list of executory contracts and unexpired leases to be rejected by the Debtors as of the Effective Date. If the rejection of an executory contract or unexpired lease by any of the Debtors results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before fifteen (15) days after the later of (a) the Confirmation Date and (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or lease. Unless otherwise ordered by the Bankruptcy Court or provided in the Plan, all such Claims for which proofs of claim are timely filed will be treated as General Unsecured Claims subject to the provisions of Section 13.1 of the Plan.

                                      ARTICLE XXXV

                    CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN


                        35.1 Conditions Precedent to Effective Date of the Plan. The occurrence of the Effective Date and the substantial consummation of the Plan are subject to satisfaction of the following conditions precedent:

                        (a) Entry of the Confirmation Order. The Clerk of the
              Bankruptcy Court shall have entered the Confirmation Order, in form and substance satisfactory to the Debtors and the Creditors' Committee, and the Confirmation Order shall have become a Final Order or such Confirmation Order shall not have been stayed, enjoined or restrained.

                        (b) Post-Consummation New Sassco Financing. The closing
              under each of the New Sassco Credit Agreement and the New Sassco Indenture shall have occurred or shall be ready to occur subject only to the occurrence of the Effective Date.

                        (c) Post-Consummation Reorganized Leslie Fay Financing.
              The closing under the Reorganized Leslie Fay Credit Agreement shall have occurred or shall be ready to occur subject only to the occurrence of the Effective Date.

                        (d) Execution of Documents; Other Actions. All other
              actions and documents necessary to implement the Plan shall have been effected or executed. Without limiting the generality of the foregoing, the Disbursement Account(s) shall have sufficient Cash in order that Cash payments may be made on or about the Effective Date as, and to the extent, contemplated herein.

                        (e) Appointment of Plan Administrator. The Plan
              Administrator shall have been appointed in accordance with Article XXXII of the Plan and the Plan Administrator shall have executed the Plan Administration Agreement evidencing the Plan Administrator's agreement to serve in such capacity.

                        (f) Amendment to Reorganized Leslie Fay Certificate of
              Incorporation; Incorporation of Reorganized Leslie Fay Operating Company, Reorganized Leslie Fay Licensing Company and New Castleberry. The Amended Certificate of Incorporation of Reorganized Leslie Fay shall have become effective, and Reorganized Leslie Fay Operating Company, Reorganized Leslie Fay Licensing Company and New Castleberry shall have been incorporated pursuant to the Reorganized Leslie Fay Operating Company Certificate of Incorporation, the Reorganized Leslie Fay Licensing Company Certificate of Incorporation and the New Castleberry Certificate of Incorporation, respectively, and shall be authorized to conduct business.

                        (g) Incorporation of New Sassco. New Sassco shall have been incorporated pursuant to the New Sassco Certificate of Incorporation and shall be authorized to conduct business.

                        (h) Allowed Amount of Claims. The Debtors shall have
              filed with the Bankruptcy Court a statement that the Debtors believe, after conducting an analysis of the Claims in Class 6, that the Allowed Claims in such Class, together with the Allowed Claims in Classes 3, 4, 5 and 7, will not exceed Three Hundred Forty Million Dollars ($340,000,000.00) in aggregate amount.

                        (i) Satisfaction of Debtor in Possession Financing. All
              financing provided to the Debtors pursuant to section 364 of the Bankruptcy Code shall have been repaid or replaced, or other arrangements satisfactory to the lenders providing such financing, the Debtors and the Creditors' Committee, regarding the termination of such financing shall have been made.

\                        35.2 Waiver of Conditions Precedent. Each of the
              conditions precedent in Section 35.1, other than those set forth in subsections (a) and (i) thereof, may be waived, in whole or in part, by the Proponents, in their respective discretion. Any such waiver of a condition precedent in Section 34.1 hereof may be effected at any time, without notice or leave or order of the Bankruptcy Court and without any formal action other than a writing.

                                      ARTICLE XXXVI

                            PROVISIONS FOR THE ESTABLISHMENT
                        AND MAINTENANCE OF DISBURSEMENT ACCOUNTS


                        36.1 Establishment of Disbursement Account. On or before
              the Effective Date, the Debtors shall establish one or more segregated bank accounts in the name of Reorganized Leslie Fay as Disbursing Agent under the Plan, which accounts shall be trust accounts for the benefit of Creditors pursuant to the Plan and utilized solely for the investment and distribution of Cash consistent with the terms and conditions of the Plan. On or before the Effective Date, the Debtors shall deposit into such Disbursement Account(s) all Cash and Cash Equivalents of the Debtors, less the sum of Eight Million Dollars ($8,000,000.00) to satisfy the working capital needs of Reorganized Leslie Fay Operating Company as described in Section 3.2(g) hereof. From and after the Effective Date, the Plan Administrator shall deposit into the Disbursement Account(s) all Cash proceeds of Plan Assets less amounts, if any, necessary to supplement the amounts referred to in this Section 36.1 of the Plan.

                        36.2 Maintenance of Disbursement Account(s).
              Disbursement Account(s) shall be maintained at one or more domestic banks or financial institutions of Reorganized Leslie Fay's choice having a shareholder's equity or equivalent capital of not less than One Hundred Million Dollars ($100,000,000.00). Reorganized Leslie Fay shall invest Cash in Disbursement Account(s) in Cash Equivalents; provided, however, that sufficient liquidity shall be maintained in such account or accounts to (a) make promptly when due all payments upon Disputed Claims if, as and when they become Allowed Claims, and (b) make promptly when due the other payments provided for in the Plan.

                                     ARTICLE XXXVII

                                 EFFECT OF CONFIRMATION


                        37.1  Reorganized Leslie Fay Authority.

                        (a) General Authority. During the period from the
              Confirmation Date up to but not including the Effective Date, the Bankruptcy Court shall retain custody and jurisdiction of the Debtors, their property and their operations. On the Effective Date, Reorganized Leslie Fay, its property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, except as provided in Section 38.1 hereof.

                        (b) Compromise and Settlement of Certain Class of
              Controversies. From and after the Confirmation Date, all controversies pending before any court other than the Bankruptcy Court shall constitute a class of controversies under Rule 9019(b) of the Bankruptcy Rules and Reorganized Leslie Fay may compromise or settle any controversy in such class without further approval by the Bankruptcy Court.

                        37.2 Title to Assets; Discharge of Liabilities. Except
              as otherwise provided by the Plan, on the Effective Date, title to all assets and properties encompassed by the Plan shall vest in Reorganized Leslie Fay, New Sassco, Reorganized Leslie Fay Operating Company, Reorganized Leslie Fay Licensing Company or New Castleberry, as the case may be, in accordance with section 1141 of the Bankruptcy Code, and the Confirmation Order shall be a judicial determination of discharge of the Debtors' liabilities except as provided in the Plan.

                       37.3 Discharge of Debtors. The rights afforded in the
              Plan and the treatment of all holders of Claims or Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims or Equity Interests of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date against any of the Debtors or any of their respective estates or properties or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims and equity Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided for hereunder. All Persons and Entities shall be precluded from asserting against any Debtor, their successors, including, without limitation, Reorganized Leslie Fay, Reorganized Leslie Fay Operating Company, New Castleberry and New Sassco, their agents and employees, or their respective assets or properties, any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature arising from or related to the Debtors or the Chapter 11 Cases that occurred prior to the Effective Date.

                        37.4 Injunction. Except as otherwise expressly provided
              in the Plan, the Confirmation Order will provide, among other things, that all Persons or Entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against a Debtor, Reorganized Leslie Fay, Reorganized Leslie Fay Operating Company, Reorganized Leslie Fay Licensing Company, New Castleberry or New Sassco, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors,
              (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors, and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors, with respect to any such Claim.

                        37.5 Term of Existing Injunctions or Stays. Unless
              otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                        37.6 Limited Release of Directors, Officers and
              Employees. As of the Effective Date, the Debtors shall be deemed to have waived and released their present and former directors, officers and employees who were directors, officers and employees, respectively, during the Chapter 11 Cases and on or before April 5, 1993, from any and all claims of the Debtors, including, without limitation, claims which the Debtors or Debtors in Possession otherwise have legal power to assert, compromise or settle in connection with the Chapter 11 Cases, arising on or prior to the Effective Date; provided, however, that this provision shall not operate as a waiver or release of any claim
              (i) in respect to any loan, advance or similar payment by any Debtor to any such person, (ii) in respect of any contractual obligation owed by such person to any Debtor, (iii) relating to such person's fraud or gross negligence or (iv) to the extent based upon or attributable to such person gaining in fact a personal profit to which such person was not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Debtors which are recoverable by the Debtors pursuant to section 16(b) of the Securities Exchange Act of 1934, as amended.

                        37.7 Exculpation. None of the Debtors, Reorganized
              Leslie Fay, the Plan Administrator, the Creditor Representative or any of their respective directors, officers, employees, advisors and agents (acting in such capacity), nor the Creditors' Committee and the Equity Committee and their respective members and professionals (acting in such capacity), shall have or incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the disclosure statement related thereto or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan; provided, however, that the foregoing provisions of this Section 37.7 shall not affect the liability of any entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence, willful misconduct or breach of fiduciary duty. The Debtors, the Creditors' Committee and their respective advisors, attorneys and agents shall have no liability under the Plan to any Creditor or holder of an Equity Interest by virtue of being a proponent of the Plan.

                        37.8 Preservation of Rights of Action. Except as
              otherwise provided in the Plan or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Leslie Fay shall retain the sole and exclusive authority to enforce any claims, rights and causes of action that the Debtors or their chapter 11 estates may hold against any entity, including any claims, rights or causes of action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code. Reorganized Leslie Fay may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Leslie Fay.

                        37.9 Injunction. Except as provided herein, as of the
              Effective Date, all non-Debtor entities are permanently enjoined from commencing or continuing in any manner, any action or proceeding, whether directly, derivatively, on account of or respecting any claim, debt, right or cause of action of the Debtors or Reorganized Leslie Fay which the Debtors or Reorganized Leslie Fay, as the case may be, retain sole and exclusive authority to pursue in accordance with Section 26.1 of the Plan or which has been released by the Debtors or Reorganized Leslie Fay in accordance with Section 37.6 of the Plan.

                                     ARTICLE XXXVIII

                                RETENTION OF JURISDICTION


                  38.1 Retention of Jurisdiction. The Bankruptcy Court
              shall retain and have exclusive jurisdiction over the Chapter 11 Cases for the following purposes:

                        (a) to resolve any matters related to the assumption,
              assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date (pursuant to Section 34.3 of the Plan), to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

                        (b) to enter such orders as may be necessary or
              appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan;

                        (c) to determine any and all adversary proceedings,
              applications and contested matters other than any controversy in the class of controversies fixed in Section 28.3 hereof;

                        (d) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

                        (e) to hear and determine any timely objections to
              Administrative Expense Claims or to proofs of claim and equity interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of secured or unsecured status or any Claim, in whole or in part;

                        (f) to enter and implement such orders as may be
              appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

                        (g) to issue such orders in aide of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                        (h) to consider any modifications of the Plan, to cure
              any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

                        (i) to hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

                        (j) to hear and determine disputes arising in connection
              with the interpretation, implementation, or enforcement of the Plan or the extent of any entity's obligations incurred in connection with or released under the Plan;

                        (k) to issue injunctions, enter and implement other
              orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan, except as otherwise provided herein;

                        (l) to determine any other matters that may arise in
              connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

                        (m) to hear and determine matters concerning state,
              local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                        (n) to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code; and

                        (o)  to enter a final decree closing the Chapter
              11 Cases.

                        38.2 Modification of Plan. The Proponents reserve the
              right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan at any time prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Proponents may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

                                      ARTICLE XXXIX

                                PROVISIONS FOR MANAGEMENT


                 39.1 Directors. As of the Effective Date, the directors
              of Reorganized Leslie Fay shall be such Persons as the Creditors' Committee and Pomerantz shall designate, in accordance with
              Section 5.4 hereof, subject to the approval of the Bankruptcy Court, on or prior to the Confirmation Date. As of the Effective Date, the directors of New Sassco shall be such Persons as the Creditors' Committee and Levine shall designate, in accordance with Section 4.6 hereof, subject to the approval of the Bankruptcy Court, on or prior to the Confirmation Date. Thereafter, the terms and manner of selection of the directors of Reorganized Leslie Fay and New Sassco shall be as provided in the Amended Bylaws of Reorganized Leslie Fay and New Sassco Bylaws (and, in the case of New Sassco, the Levine Employment Agreement), as applicable, as the same may be amended.

                        39.2 Officers. The officer(s) of the Debtors and Sassco
              on the Effective Date shall continue to serve as officer(s) of Reorganized Leslie Fay or New Sassco, as the case may be, after the Effective Date and until such time as they may resign, be removed or be replaced or their employment contracts, if any, may expire.

                        39.3 Employment Contracts. After the Effective Date, New
              Sassco and Reorganized Leslie Fay may enter into such employment contracts with its officers, agents or employees as the Board of Directors of New Sassco or the Board of Directors of Reorganized Leslie Fay, respectively, may approve.

                                       ARTICLE XL

                  ARTICLES OF INCORPORATION AND BY-LAWS OF THE DEBTORS


                        40.1 Amendment of Articles of Incorporation and By-Laws.
              The articles of incorporation and by-laws of the Debtors shall be amended on the Effective Date to read substantially as set forth in the Amended Certificate of Incorporation of Reorganized Leslie Fay and Amended Bylaws of Reorganized Leslie Fay.

                                       ARTICLE XLI

                                MISCELLANEOUS PROVISIONS


                        41.1 Payment of Statutory Fees. All fees payable
              pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Consummation Date.

                        41.2 Retiree Benefits. From and after the Effective
              Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Reorganized Leslie Fay shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with subsection (e)(1)(B) or
              (g) of section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, at the level and for the duration of the period during which each Debtor has obligated itself to provide such benefits.

                        41.3 Post-Effective Date Fees and Expenses. From and
              after the Effective Date, Reorganized Leslie Fay shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the professional persons thereafter incurred by Reorganized Leslie Fay or the Plan Administrator related to implementation and consummation of the Plan.

                        41.4 Severability. If, prior to the Confirmation Date,
              any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                        41.5 Governing Law. Except to the extent that the
              Bankruptcy Code or other federal law is applicable, or to the extent that an Exhibit hereto or document contained in the Plan Supplement provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York, without giving effect to principles of conflicts of laws.

                        41.6 Notices. All notices, requests, and demands to or
              upon the Debtors or Reorganized Leslie Fay to be effective shall be in writing, including by facsimile transmission, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                        The Leslie Fay Companies, Inc.
                        1412 Broadway
                        New York, New York  10018
                        Attention:  General Counsel
                        Telecopier:  (212) 221-4285
                        Telephonic Confirmation:  (212) 221-4160

                        With a copy to:

                   (1)  Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, New York  10153
                        Attention:  Alan B. Miller, Esq.
                        Telecopier:  (212) 735-4965
                        Telephonic Confirmation:  (212) 310-8272

                             - and -

                   (2)  The Official Committee of Unsecured
                        Creditors of The Leslie Fay Companies, Inc.
                        c/o Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Attention:  Chaim J. Fortgang, Esq.
                        Telecopier:  (212) 403-2000
                        Telephonic Confirmation:  (212) 403-1000

                        41.7 Closing of Cases. Reorganized Leslie Fay shall,
              promptly upon the full administration of the Chapter 11 cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.

                        41.8 Section Headings. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

              Dated:    New York, New York
                   December 5, 1996


                                       Respectfully submitted,

                                       THE LESLIE FAY COMPANIES, INC.


                                       By:  /s/ John J. Pomerantz
                                            -----------------------------
                                            Name:  John J. Pomerantz
                                            Title: Chairman


                                       LESLIE FAY LICENSING CORP.


                                       By:  /s/ John J. Pomerantz
                                            -----------------------------
                                            Name:  John J. Pomerantz
                                            Title: Chairman


                                    HUE, INC.


                                       By:  /s/ John J. Pomerantz
                                            -----------------------------
                                            Name:  John J. Pomerantz
                                            Title: Chairman


                                       SPITALNICK CORP.


                                       By:  /s/ John J. Pomerantz
                                            -----------------------------
                                            Name:  John J. Pomerantz
                                            Title: Chairman


                                       LESLIE FAY RETAIL OUTLETS, INC.


                                       By:  /s/ John J. Pomerantz
                                            -----------------------------
                                            Name:  John J. Pomerantz
                                            Title: Chairman

                                       LESLIE FAY FACTORY OUTLET
                                        (ALABAMA), INC.


                                       By:  /s/ John J. Pomerantz
                                            -----------------------------
                                            Name:  John J. Pomerantz
                                            Title: Chairman


                                       LESLIE FAY FACTORY OUTLET
                                        (CALIFORNIA), INC.


                                       By:  /s/ John J. Pomerantz
                                            -----------------------------
                                            Name:  John J. Pomerantz
                                            Title: Chairman


                                       LESLIE FAY FACTORY OUTLET
                                        (IOWA), INC.


                                       By:  /s/ John J. Pomerantz
                                            -----------------------------
                                            Name:  John J. Pomerantz
                                            Title: Chairman


                                       LESLIE FAY FACTORY OUTLET
                                        (TENNESSEE), INC.


                                       By:  /s/ John J. Pomerantz
                                            -----------------------------
                                           Name:  John J. Pomerantz
                                           Title: Chairman



           /s/ Brian S. Rosen          /s/ Chaim J. Fortgang
         -------------------------     -----------------------------------
         BRIAN S. ROSEN (BR 0571)      CHAIM J. FORTGANG (CF 0895)
         A Member of the Firm          A Member of the Firm
         WEIL, GOTSHAL & MANGES LLP    WACHTELL, LIPTON, ROSEN & KATZ
         Attorneys for Debtors and     Attorneys for the Official
           Debtors in Possession         Committee of Unsecured Creditors
         767 Fifth Avenue                of The Leslie Fay Companies, Inc.
         New York, New York  10153     51 West 52nd Street
         (212) 310-8000                New York, New York  10019
                                       (212) 403-1000

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
                                    Exhibit A to Plan

                           Certain Terms of, and Restrictions
                            on, New Sassco Management Options

         A. Grant of Senior Management Options. New Sassco Management Recipients will receive New Sassco Management Options to purchase New Sassco Stock on a fully-diluted basis, as follows.

               i. Effective Date. On the Effective Date, New Sassco Management Options (the "Initial Options") will be granted for 10% of the New Sassco Stock.

               ii. 1997 Fiscal Year. If New Sassco achieves an EBITDA of at least $29,000,000 in the 1997 fiscal year, New Sassco Management Options (the "1997 Options") will be granted for an additional 5% of the New Sassco Stock.

               iii. 1998 Fiscal Year. If New Sassco achieves an EBITDA of $33,000,000 for the 1998 fiscal year, New Sassco Management Options (the "1998 Options") will be granted for an additional 5% of the New Sassco Stock.

               iv. Home Run. If New Sassco achieves an EBITDA of $44,000,000 in or before the 2001 fiscal year, New Sassco Management Options (the "Home Run Options") will be granted for an additional 2.5% of the New Sassco Stock.

               v. Alternative Grant. If the 1997 Options and/or 1998 Options are not granted pursuant to clauses (a)(ii) and (a)(iii) above, New Sassco Management Options will be granted in equivalent amounts if, in the 1999 fiscal year, New Sassco achieves an EBITDA equal to the lesser of (x) $37,500,000 and (y) the Budgeted EBITDA (as defined in Exhibit B) for the 1999 fiscal year.

         B.   Additional Terms of New Sassco Management Options.

               i. Vesting of Initial Options. 25% of the Initial Options will vest on the Effective Date. 15% of the Initial Options will vest on each of the first five Anniversaries. Notwithstanding the foregoing, vesting will occur automatically upon the death, permanent disability, termination without cause or resignation for good reason of the Management Recipient.

               ii. Transferability of Initial Options. Vested Initial Options held by a New Sassco Management Recipient will become transferable during the periods set forth in column 1 below in an amount equal to such Management Recipient's ratable share of the percentage of aggregate vested and non-vested Initial Options set forth in column 2 below:

                          1                                2
                         ---                             ----

                   Prior to the first Anniversary          0%

                   On and after the first Anniversary     10%

                   On and after the second Anniversary    10%

                   On and after the third Anniversary     10%

                   On and after the fourth Anniversary    25%

                   On and after the fifth Anniversary     45%

                     Notwithstanding the above, Levine will have the right to sell up to $1 million per year (based upon actual gross sales price) on a cumulative basis (i.e., up to $1 million on and after the first Anniversary, up to $2 million (less prior sales) on and after the second Anniversary, etc.) of his vested New Sassco Management Options and/or stock acquired upon exercise of New Sassco Management Options, subject to applicable law.

               iii. Vesting of Other Senior Management Options. 1997 Options and 1998 Options, if granted, will vest in accordance with the schedule set forth above for Initial Options (as if they had been granted on the Effective Date). Home Runs Options, if granted, will vest immediately upon the date of grant.

               iv. Transferability of Other Senior Management Options. 1997 Options and 1998 Options, if granted, will be transferable in accordance with the schedule set forth above for Initial Options (as if they had been granted on the Effective
                     Date). Home Runs Options, if granted, will be transferable immediately upon the date of grant.

               v. Exercise Price. The exercise price of New Sassco Management Options will be the average market price of New Sassco Stock during the (i) ten days before the thirtieth day after the Effective Date and (ii) ten days after such thirtieth day.

               vi. Cashless Exercise. New Sassco Management Recipients will be allowed to exercise New Sassco Management Options on a cashless basis. The value of the block of New Sassco Stock to be used as "currency" in the exercise will be the average market price over the fifteen-day trading period immediately prior to the date of exercise, less (in the case of New Sassco Management Options exercised on or before the end of the thirtieth month immediately following the Effective Date) the discount, if any, that an independent broker retained by New Sassco determines to be appropriate in order to reflect "thinness" of trading volume over such period when compared to the amount of "currency" stock.

               vii. Exercise Period. New Sassco Management Options will be exercisable from the date of vesting thereof until (i) the ninetieth day following the date of the New Sassco Management Recipient's retirement, resignation (other than for good reason) or termination for cause, if the same occurs prior to the fifth Anniversary, (ii) the later of
                     (x) the end of the sixth calendar month following the sixth Anniversary and (y) eighteen months following the date of termination of employment, if the New Sassco Management Recipient remains employed by New Sassco through, or is terminated without cause or resigns for good reason prior to, the fifth Anniversary or (iii) in the event of the death or permanent disability of a New Sassco Management Recipient, the earlier of (x) the end of the second calendar year after the date of such death or permanent disability and (y) the end of the sixth calendar month following the sixth Anniversary. All New Sassco Management Options not exercised by such date will expire automatically.

               viii. Forfeiture. In the event that a New Sassco Management
                     Recipient is terminated for cause or voluntarily retires or resigns other than for good reason, all non-vested New Sassco Management Options received by such New Sassco Management Recipient will be automatically forfeited to, and cancelled by, New Sassco.

                                    Exhibit B to Plan

                     Principal Terms of Levine Employment Agreement

                   On the Effective Date, Levine and New Sassco will enter into a five-year employment contract. In addition to the compensation terms set forth below, such contract will contain customary terms and provisions, including a non-competition agreement by Levine expiring on the fifth Anniversary.

         A. Base Salary. Levine's base salary will be $2 million per annum.

         B. Bonus. Commencing with the 1998 fiscal year, Levine will be entitled to annual bonuses based upon New Sassco's achievement of EBITDA targets as set forth below, so long as he remains employed by New Sassco:

               i. 1998 fiscal year. If New Sassco's EBITDA for the 1998 fiscal year (the "1998 EBITDA") is at least $34 million, Levine will earn a cash bonus (the "1998 Bonus") equal to the sum of (x) $500,000 plus (y) 50% of 1998 EBITDA in excess of $34 million; provided, however, that (aa) in no event shall the 1998 Bonus exceed $1.5 million and (bb) in the event that New Sassco's 1998 EBITDA is less than $36.5 million, New Sassco shall defer payment of $500,000 of the 1998 Bonus and pay the same to Levine promptly after the first fiscal year following the 1998 fiscal year in which New Sassco's EBITDA is at least $36.5 million.

               ii. 1999 fiscal year and thereafter. For each fiscal year following the 1998 fiscal year, if New Sassco's EBITDA is
                     (a) less than or equal to 85% of the Budgeted EBITDA (as hereinafter defined) for such year (the "Minimum Percentage"), Levine will receive no bonus or (b) greater than the Minimum Percentage, Levine will receive a cash bonus of $100,000 or portion thereof for each percentage point or portion thereof of such Budgeted EBITDA by which such EBITDA exceeds the Minimum Percent- age; provided, however, that Levine shall not be entitled to a bonus in excess of $1.5 million for any fiscal year. "Budgeted EBITDA" for any fiscal year shall be the single EBITDA target for such fiscal year contained in the operating budget established by the New Sassco board of directors (the "New Sassco Board") in good faith for New Sassco as a whole.

         C.   Termination.

               i. Termination for Cause. If Levine is terminated for "cause", Levine will receive the following, pro-rated through the date of termination: (i) his base salary plus (ii) if Levine is terminated pursuant to paragraph (c)(iii)(c) below, his bonus, if any, for the fiscal year of such termination.

               ii. Termination Without Cause, or Resignation for Good Reason. If Levine is terminated without "cause" or resigns for "good reason", Levine will receive the present value of his base salary for the remainder of his contract term (using a 10% discount factor) (the "Termination Amount"); provided, however, that if the sole basis for Levine's resignation for "good reason" is a "change in control" of New Sassco, Levine will receive only 57% of the Termination Amount.

               iii. Definition of "Cause". "Cause" will be defined as (a) conviction of Levine for a felony; (b) perpetration by Levine of (x) an illegal act which causes significant economic injury to New Sassco or (y) a common law fraud against New Sassco; or (c) willful violation by Levine (following a warning in writing with respect thereto from the New Sassco Board) of a specific written direction from the New Sassco Board concerning one or more matters material to New Sassco's business and not within the purview of Levine as Chief Executive Officer as described in the next succeeding sentence ("Material Insubordination"). It is understood that the day-to-day operations of New Sassco shall be within the purview of Levine as Chief Executive Officer to the maximum extent consistent with the standards in New Sassco's industry for comparable public companies. In the event of a dispute by the parties, the issue of whether Levine has committed Material Insubordination will be submitted to arbitration.

                   iv. "Good reason" will be defined as the continuation of any of the following events for more than ten (10) days after New Sassco's receipt from Levine of written notice thereof.

                         (a)  Levine shall fail to be re-elected as a
                              Director of New Sassco and as Chairman of the New Sassco Board of Directors or shall be removed from such position or the position of Chief Executive Officer of New Sassco at any time during the term of his employment (other than for "cause"), or Levine's designee(s) or observer shall fail to be re-elected or shall be removed as a Director or observer during such term, or the size of the New Sassco Board of Directors shall be expanded and Levine shall not be given reasonable opportunity to designate one or more additional Directors such that Levine and all Directors designated by Levine shall comprise at least 28% of the membership of the New Sassco Board of Directors;

                         (b)  Levine shall fail to be vested with the
                              powers and authority of Chief Executive
                              Officer of New Sassco as described above, or the powers and authority of such position or his authority and responsibilities with respect thereto shall be diminished in any material respect;

                         (c) Levine shall have assigned to him without his express written consent any duties, functions, authority or responsibilities that are materially inconsistent with Levine's positions described above;

                         (d) Levine's principal place of employment is changed to a location more than twenty-five miles from the prior location without Levine's prior written consent;

                         (e)  any material failure by New Sassco to
                              comply with any of the provisions of
                              Levine's employment agreement including, without limitation, failure to make any material payment required to be made by New Sassco within five (5) business days after the date such payment is required to be made;

                         (f) any purported termination by New Sassco of Levine's employment otherwise than as expressly permitted by, and in compliance with all conditions and procedures of, Levine's employment agreement;

                         (g) New Sassco shall fail to comply with the provisions of Levine's employment agreement concerning (i) maintenance of directors and officers liability insurance and (ii) assumption of New Sassco's obligations under Levine's employment agreement by successors to New Sassco, or

                         (h) a "change in control" shall have occurred with respect to New Sassco.

         D.   Miscellaneous.

                   i. Levine's affiliate's claims of $1,450,000 against Leslie Fay will be allowed in full as pre-petition, unsecured claims and will receive their ratable share of distributions to the Creditors. Leslie Fay's claims against Levine will be released in full.

                   ii. Levine and his affiliates will be reimbursed in the aggregate amount of $200,000 for their out-of-pocket expenses in connection with this transaction and their prior efforts to purchase Sassco.

                                Exhibit C to Plan

                  Reorganized Leslie Fay Employment Arrangements

         A. Salary. The following Reorganized Leslie Fay Senior Managers will have employment contracts with Reorganized Leslie Fay that will expire on the first anniversary of the Effective Date, at the corresponding per annum salaries and allowances (collectively with the bonuses described in paragraph 3 below, "Compensation"):

                            Base Salary   Auto Allowance  Clothing Allowance
                            -----------   --------------  ------------------

              J. Pomerantz  $  430,000      Company car         $  0
              J. Ward          400,000      $1140/month            0
              C. Bandel        250,000        900/month         200/month
              D. Fellicetti    325,000        900/month            0
              W. Wishart       200,000        900/month            0
                            $1,605,000

         B. Termination Pay. If a Reorganized Leslie Fay Senior Manager is terminated without cause (including Reorganized Leslie Fay determination (other than for cause) not to renew the Reorganized Leslie Fay Senior Manager's contract at the end of its term), the Reorganized Leslie Fay Senior Manager will receive severance equal to: (a) if the termination occurs in conjunction with a change of control, the remaining Compensation under the Reorganized Leslie Fay Manager's contract plus the greater of (i) one year's Compensation minus profits, if any, realized on options, or option stock, in connection with the change of control and (ii) six months' Compensation and (b) if the termination does not occur in conjunction with a change of control, the greater of (i) six months' Compensation and (ii) the remaining Compensation due under the Reorganized Leslie Fay Senior Manager's contract.

         C.   Cash Bonuses.

         i. Amount. If Reorganized Leslie Fay EBITDA (before profit sharing, excluding Castleberry and "Transco" allocation (as defined in the financial reporting package periodically presented to the Creditors' Committee) and including Hue licensing revenue) is greater than or equal to 85% ("Minimum Percentage") of Target EBITDA (as defined in Exhibit D), Reorganized Leslie Fay Senior Managers (including J. Pomerantz) will earn aggregate annual cash bonuses ("Cash Bonus Pool") equal to the sum of (a) 9.6% of Reorganized Leslie Fay EBITDA plus (b) 0.2% of Reorganized Leslie Fay EBITDA for each percentage point, if any, of Target EBITDA by which Reorganized Leslie Fay EBITDA exceeds the Minimum Percentage; provided, however, that the Cash Bonus Pool shall not exceed 12.5% of Reorganized Leslie Fay EBITDA.

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
                                    Exhibit D to Plan

                          Reorganized Leslie Fay Stock Options

                   Reorganized Leslie Fay Senior Managers will receive nontransferable Reorganized Leslie Fay Stock Options as follows (to be shared among members of senior management as they agree):

         A. Options for 5% of Reorganized Leslie Fay common stock upon the Effective Date. One third of such options will vest on each of first three anniversaries of Effective Date; provided, however, that all options will vest immediately upon a change of control. Strike price will equal a $21,000,000 Reorganized Leslie Fay valuation (or $6.18 per share based on 3,400,000 shares).

         B. Options for another 5% of Reorganized Leslie Fay common stock (at same strike price) if Reorganized Leslie Fay's 1996 Target EBITDA is achieved. One third of such options will vest on each of first three anniversaries of grant; provided, however, that all options will vest immediately upon a change of control.

         C. Options for another 7.5% of Reorganized Leslie Fay common stock (at same strike price) if a "Home Run" is achieved. All such options vest upon occurrence of "Home Run." "Home Run" will be defined as a business combination, underwritten equity offering or other similar corporate transaction pursuant to which the enterprise value imputed to Reorganized Leslie Fay is at least:

                   i. $40 million if the transaction occurs on or before the first anniversary of the Effective Date; provided, however, that if the enterprise value is $37.5 million, "Home Run" options will be granted for 2.5% of Reorganized Leslie Fay common stock, with another 0.1% granted for each additional $50,000 in enterprise value up to $40 million.

                   ii. $60 million if the transaction occurs on or before the second anniversary of the Effective Date; provided, however, that if the enterprise value is $45 million, "Home Run" options will be granted for 2.5% of Reorganized Leslie Fay common stock, with another 0.1% granted for each additional $300,000 in enterprise value up to $60 million.

                   iii. $80 million if the transaction occurs on or before the third anniversary of the Effective Date; provided, however, that if the enterprise value is $60 million, "Home Run" options will be granted for 2.5% of Reorganized Leslie Fay common stock, with another 0.1% granted for each additional $400,000 in enterprise value up to $80 million, or

                   iv. $100 million if the transaction occurs after the third anniversary of the Effective Date; provided, however, that if the enterprise value is $75 million, "Home Run" options will be granted for 2.5% of Reorganized Leslie Fay common stock, with another 0.1% granted for each additional $500,000 in enterprise value up to $100 million.

                   For purposes of the foregoing thresholds, a transaction that was begun in the prior year (pursuant to execution of definitive documentation) but not consummated until the following year, will be valued as occurring in the prior year.

         D. Target EBITDA. "Target EBITDA" means (i) for 1996, $4.2 million (before profit sharing, excluding Castleberry, and including Hue licensing revenues), (ii) for 1997, the projected EBITDA used by Reorganized Leslie Fay to procure exit financing from the Chapter 11 Cases and (iii) for all years thereafter, the target EBITDA for Reorganized Leslie Fay established by the Reorganized Leslie Fay board of directors.

         E. Board of Directors. The initial board of directors will have seven members, five of whom will be designees of the Committee and two of whom will be Pomerantz and a designee of Pomerantz.

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


                                   EXHIBIT B

                            TO DISCLOSURE STATEMENT

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------X

In re                              :
                                       Chapter 11 Case No.
THE LESLIE FAY COMPANIES,          :   93 B 41724 et seq. (TLB)
INC., et al.,                          Jointly Administered
                                   :
               Debtors.
                                   :

-----------------------------------X


                  ORDER (A) APPROVING DISCLOSURE STATEMENT, (B)
                  ESTABLISHING PROCEDURES FOR SOLICITATION AND
                 TABULATION OF VOTES TO ACCEPT OR REJECT PLAN OF
               REORGANIZATION AND ELECT DISTRIBUTIONS WITH RESPECT
                THERETO, AND (C) APPROVING NOTICE AND PUBLICATION
            PROCEDURES FOR CONFIRMATION OF THE PLAN OF REORGANIZATION


          A hearing having been held on November 21, 1996, and continued on November 26, 1996 (collectively, the "Hearing"), pursuant to a scheduling order of the Court, dated November 15, 1995 (the "Scheduling Order"), to consider the motion (the "Motion"), dated November 15, 1995, of The Leslie Fay Companies, Inc. ("Leslie Fay"), Spitalnick Corp., Hue, Inc., Leslie Fay Licensing Corp., Leslie Fay Retail Outlets, Inc., Leslie Fay Factory Outlet (Alabama), Inc., Leslie Fay Factory Outlet (California), Inc., Leslie Fay Factory Outlet (Iowa), Inc., and Leslie Fay Factory Outlet (Tennessee), Inc., as debtors and debtors in possession (collectively, the "Debtors"), for an order approving, among other things, the adequacy of the information contained in that certain Disclosure Statement For Amended Plan of Reorganization of Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated November 15, 1995 (the "Original Disclosure Statement"), pursuant to section 1125 of title 11, United States Code (the "Bankruptcy Code"); and responses and objections to the adequacy of the information contained in the Original Disclosure Statement having been filed by The ILGWU National Retirement Fund (the "Fund"), Debt Acquisition Company of America II, L.P. and Debt Acquisition Company of America III, L.P. (collectively, "DACA"), the Securities and Exchange Commission, Paul Polishan, and Juan Kelley (collectively, the "Original Objections"); and the Debtors and the Official Committee of Unsecured Creditors (the "Creditors' Committee") having filed that certain Disclosure Statement for Amended Plan of Reorganization of Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated November 15, 1996 (the "Amended Disclosure Statement") in connection with the Debtors' proposed Joint Plan of Reorganization For Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated November 15, 1996 (as the same has been, and may be further, amended or modified from time to time, the "Plan");(1) and pursuant to the Scheduling Order and subsequent orders of the Court, the Debtors having provided a copy of the Amended Disclosure Statement to the parties having submitted the Original Objections; and subsequent responses having been filed or submitted by the Fund, DACA, the Office of the United States Trustee (the "U.S. Trustee") and Eric R. Kuhn (collectively, the "Subsequent Objections"); and the Court having determined that the notice of the Hearing was adequate and appropriate with respect to all affected parties; and the appearances of all interested parties having been noted in the record of the Hearing; and the Debtors and the Creditors' Committee having filed (1) an amended disclosure statement, dated December 5, 1996 (the "Second Amended Disclosure Statement") to address issues raised in the Subsequent Objections and at the Hearing and (2) a shortened form of the Second Amended Disclosure Statement (the "Short Form"), a copy of which is annexed hereto as Exhibit "A", to be served upon Leslie Fay's equity interest
_______________
1. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

holders; and, upon the Motion, and all of the proceedings held before the Court, the Court having considered the adequacy of the Second Amended Disclosure Statement, the Short Form and the materials to be transmitted therewith; and after due deliberation and sufficient cause appearing therefor, it is

          ORDERED that the Motion be, and it hereby is, approved in all respects; and it is further

          ORDERED that the Original Objections and the Subsequent Objections be, and each of them hereby is, overruled or rendered moot based upon the information contained in the Second Amended Disclosure Statement; and it is further

          ORDERED that, in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017(b), (i) the Second Amended Disclosure Statement and the Short Form (and all exhibits and schedules thereto), as the same may be amended and modified from time to time to incorporate any modifications that the Debtors and the Creditors' Committee determine to be appropriate and which do not materially change the Second Amended Disclosure Statement or the Short Form or materially affect any rights of a party in interest, and (ii) the cover letter to the Second Amended Disclosure Statement from the Debtors, substantially in the form of the letter annexed hereto as Exhibit "B" (the "Letter"), be, and each of them hereby is, approved as containing "adequate information" within the meaning of section 1125(a) of the Bankruptcy Code; and it is further

          ORDERED that a hearing to consider confirmation of the Plan (the "Confirmation Hearing") shall be held before the Honorable Tina L. Brozman, United States Bankruptcy Judge, in Room 723 of the United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York on January 14, 1997, at 2:00 p.m., or as soon thereafter as counsel may be heard; and it is further

          ORDERED that the Confirmation Hearing may be adjourned from time to time by the Court without prior notice to holders of claims, holders of equity interests or parties in interest other than the announcement of the adjourned hearing date at the Confirmation Hearing; and it is further

          ORDERED that Leslie Fay be, and it hereby is, appointed as balloting agent to receive and calculate acceptances and rejections to the Plan (the "Balloting Agent"); and it is further

          ORDERED that the forms of ballot for accepting or rejecting the Plan (collectively, the "Ballots," and individually, a "Ballot") and balloting instructions, substantially in the form annexed hereto as Exhibit "C", be, and each of them hereby is, approved in all respects pursuant to Bankruptcy Rule 3018(c) as conforming with Official Form No. 14; and it is further

          ORDERED that, pursuant to Bankruptcy Rule 3018(a), December 5, 1996 (the "Record Date") be, and it hereby is, established as the record date for purposes of determining which Creditors (including the holders of publicly traded debt securities and assignees of claims and interests) are entitled to receive a Solicitation Package, as defined below, and vote to accept of reject the Plan and elect alternative distributions with respect thereto; and it is further

          ORDERED that only the holders of Claims as of the Record Date that are impaired under the Plan may vote to accept or reject the Plan by indicating their acceptance or rejection of the Plan on the Ballots provided therefor; and it is further

          ORDERED that, in order to be counted as a vote to accept or reject the Plan, a Ballot must be properly executed, completed and delivered to the Balloting Agent by (i) mail at Leslie Fay Plan Ballots, P.O. Box 1436, New York, New York 10018-1436, Attn: John J. Caliolo, or (ii) overnight courier or personal delivery at Leslie Fay Plan Ballots, 1412 Broadway, New York, New York 10018-5281, Attn: John J. Caliolo, so that they are actually received by the Balloting Agent no later than 5:00 p.m., Eastern Standard Time, on January 8, 1997 (the "Voting Deadline"); and it is further

          ORDERED that (i) any executed Ballot which does not indicate an acceptance or rejection of the Plan shall be counted as an acceptance of the Plan, (ii) notwithstanding the provisions of Bankruptcy Rule 3018(a), in the event that a holder of a Claim casts more than one Ballot prior to the Voting Deadline with respect to a single Claim, the last Ballot received by the Balloting Agent prior to the Voting Deadline shall supersede any prior Ballots,
(iii) any Ballot that partially rejects and partially accepts the Plan will not be counted, and (iv) any vote indicated on a Ballot on which the convenience claim election is made will not be counted for purposes of accepting or rejecting the Plan; and it is further

          ORDERED that, pursuant to Bankruptcy Rule 3017(d), the form of notice (the "Confirmation Notice") of, among other things, the Voting Deadline, the Objection Deadline, as defined below, and the Confirmation Hearing, substantially in the form annexed hereto as Exhibit "D", be, and it hereby is, approved in all respects; and it is further

          ORDERED that objections, if any, to confirmation of the Plan must be in writing, state the name and address of the objecting party and the nature of the claim or interest of such party, state with particularity the basis and nature of each objection or proposed modification to the Plan and be filed, together with proof of service, with the Court (with two (2) copies delivered directly to Chambers) and served upon (a) Weil, Gotshal & Manges LLP, Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, Attn: Alan B. Miller, Esq., (b) Wachtell, Lipton, Rosen & Katz, Attorneys for Creditors' Committee, 51 West 52nd Street, New York, New York 10019, Attn: Chaim J. Fortgang, Esq., (c) Bingham, Dana & Gould, Attorneys for the DIP Lenders, 150 Federal Street, Boston, Massachusetts 02110-1726, Attn: Robert A.J. Barry, Jr., Esq. and (d) the Office of the United States Trustee, 80 Broad Street, 3rd Floor, New York, New York 10004, Attn: Diana Adams, Esq., so as to be received no later than 5:00 p.m., Eastern Standard Time, on January 8, 1997 (the "Objection Deadline"); and it is further

          ORDERED that any objections, responses or comments to confirmation of the Plan that are not timely filed and served as set forth in the foregoing decretal paragraph shall be deemed waived; and it is further

          ORDERED that the Debtors be, and they hereby are, authorized to mail, or cause to be mailed, by first-class mail, no later than December 13, 1996, (a) a copy of the Confirmation Notice, and (b) the Second Amended Disclosure Statement, together with all exhibits thereto, including, without limitation, the Plan, which have been filed with the Court prior to the date of the mailing of same, to the following persons or entities, unless such person or entity shall receive a Solicitation Package, as hereinafter defined, pursuant to this
Order: (i) all persons or entities that have filed proofs of claim on or before the Record Date, other than any person or entity that has filed with the Court a notice (or notices) of transfer of claim under Bankruptcy Rule 3001(e) on or before the Record Date reflecting the transfer of all of such holder's Claims;
(ii) all persons or entities listed in the Schedules as Creditors and all amendments thereto through the Record Date, other than any person or entity that has filed with the Court a notice (or notices) of transfer of claim under Bankruptcy Rule 3001(e) on or before the Record Date reflecting the transfer of all of such holder's Claims; (iii) all other known holders of Claims against the Debtors, if any, as of the Record Date; (iv) all persons or entities that have acquired a Claim pursuant to a notice of the transfer of a claim under Bankruptcy Rule 3001(e) filed with the Court on or before the Record Date; (v) all parties in interest that have filed a notice pursuant to Bankruptcy Rule 2002 in the Debtors' chapter 11 cases on or before the Record Date; (vi) the Office of the United States Trustee; (vii) the Securities and Exchange Commission; (viii) the District Director of the Internal Revenue Service for the Southern District of New York; and (ix) any other party as may be entitled to notice in accordance with Bankruptcy Rule 2002; and it is further

          ORDERED that the Debtors be, and they hereby are, authorized to mail, or cause to be mailed, by first-class mail, no later than December 13, 1996, a copy of the Short Form to all known Equity Interest holders of the Debtors as of the Record Date; and it is further

          ORDERED that the Debtors be, and they hereby are, authorized to mail, or cause to be mailed, by first-class mail, no later than December 13, 1996, to the holders of record on the Record Date of all Claims that are entitled to vote to accept or reject the Plan, (a) the Confirmation Notice, (b) the Second Amended Disclosure Statement and all exhibits and attachments thereto, including, without limitation, the Plan, (c) an appropriate form of Ballot and a Ballot return envelope, and (d) the Letter (collectively, the "Solicitation Package"); provided, however, that Solicitation Packages for (i) holders of Claims against, or interests in, any Debtor placed within a class under the Plan that is deemed to accept or reject the Plan under sections 1126(f) or 1126(g) of the Bankruptcy Code, and (ii) holders of Claims that have been objected to by the Debtors, shall not include a Ballot and a Ballot return envelope; and it is further

          ORDERED that the Debtors be, and they hereby are, directed to cause the Confirmation Hearing Notice to be published no less than fifteen (15) days prior to the date of the Confirmation Hearing in Women's Wear Daily and The Wall Street Journal (National Edition); and it is further

          ORDERED that the provision for notice in accordance with the procedures set forth in this Order shall be deemed good and sufficient notice of the Confirmation Hearing, the time fixed for filing objections to the Plan and the time within which holders of Claims may vote to accept or reject the Plan and elect alternative distributions with respect thereto; and it is further

          ORDERED that the Debtors are not required to mail Solicitation Packages to any individual or entity at an address from which notice of the Hearing was returned by the United States Postal Service as undeliverable, unless the Debtors were provided with an accurate address by such individual or entity prior to December 5, 1996; and it is further

          ORDERED that the Debtors be, and they hereby are, authorized and empowered to take such steps and perform such acts as may be necessary to implement and effectuate this Order; and it is further

          ORDERED that the foregoing constitutes the findings of fact and conclusions of law of the Court pursuant to Federal Rule of Civil Procedure 52, as made applicable herein by Bankruptcy Rule 7052.

Dated: New York, New York
       December 9, 1996



                                         /s/ Tina L. Brozman
                                         ---------------------------
                                         United States Bankruptcy Judge

        Exhibits To Order Approving Disclosure Statement and Establishing
              Procedures for Solicitation and Tabulation of Votes:

Exhibit A   Short Form Disclosure Statement [Intentionally Omitted]

Exhibit B   Debtors' Recommendation Letter [Intentionally Omitted]

Exhibit C   Proposed Form of Ballots [Intentionally Omitted]

Exhibit D   Notice of Hearing to Consider Confirmation of Plan of Reorganization
            and Solicitation of Votes to Accept or Reject Plan of Reorganization and Elect Distributions with Respect Thereto [Intentionally Omitted]

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
                                   EXHIBIT C
                            TO DISCLOSURE STATEMENT

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

===============================================================================

                                    FORM 10-K

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 30, 1995         COMMISSION FILE NO. 1-9196


                         THE LESLIE FAY COMPANIES, INC.

           DELAWARE                                         13-3197085
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

             1412 BROADWAY
           NEW YORK, NEW YORK                                 10018
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 221-4000

           SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                      None


           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                           Common Stock, $1 par value

                          Common Stock Purchase Rights

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for
the past 90 days.     YES     X     NO
                           -------     -------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein. [ ]

The aggregate market value of the voting stock (based on the closing price of such stock on the New York Stock Exchange) held by non-affiliates of the registrant at March 30, 1996 was approximately $2,933,100.

There were 18,771,836 shares of Common Stock outstanding at March 30, 1996.

                       DOCUMENTS INCORPORATED BY REFERENCE

                                      NONE

===============================================================================

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                     PART I


ITEM 1.  BUSINESS.

                  The Leslie Fay Companies, Inc. (The Leslie Fay Companies, Inc. being sometimes individually referred to, and together with its subsidiaries collectively referred to, as the "Company" as the context may require) is engaged principally in the design, manufacture and sale of diversified lines of moderate and better price women's dresses, suits and sportswear. The Company's products cover a broad retail price range, offer the consumer a wide selection of styles, fabrics and colors suitable for different ages, sizes and fashion preferences and are appropriate for social, business and leisure activities. The Company believes that it is the leading producer of moderate and better price dresses and suits in the United States and among the major producers of moderate and better price sportswear, and that it is considered one of the major resources to retailers of such products. The Company, through its Sassco Fashions Division, currently operates 22 retail outlet stores and has wholesale operations in the United Kingdom. The Leslie Fay business has been in continuous operation as an apparel company since 1947.

                  During 1995, 1994 and 1993 dresses and suits accounted for approximately 74%, 66% and 59% of the Company's net sales, respectively; sportswear accounted for 17%, 26% and 33% respectively; and other (consisting of legwear, intimate apparel, licensing and retail outlets) accounted for 9%, 8% and 8%, respectively. As of January 1996, the Company had closed all of its Leslie Fay retail stores and in June 1995, the Nipon Studio label of the sportswear division was discontinued. As of March 1994 and March 1993, the Company was no longer engaged in the sale of legwear and intimate apparel, respectively. See "Other Recent Developments". Excluding the net sales of intimate apparel, legwear, Nipon Studio and the Leslie Fay retail stores during 1995, 1994 and 1993, dresses and suits accounted for approximately 83%, 85% and 75% of the balance of the Company's net sales, respectively; sportswear accounted for 17%, 14% and 25%, respectively; with other (consisting of licensing and retail outlets) accounting for 1%, 1% and 0%, respectively.

                  The Company's business is seasonal in nature, with sales being greatest in the third quarter and the least in the fourth quarter.

RECENT DEVELOPMENTS

                  On March 13, 1996, the Company together with its creditors' committee filed an Amended Joint Plan of Reorganization pursuant to chapter 11 of the Federal Bankruptcy Code (the "Bankruptcy Code"). This plan was substantially similar to the one filed by the Company in October 1995 and calls for a separation of the Company into two parts, "New Sassco" and "New Leslie Fay." The Company's efforts to sell its Sassco Fashions division have been discontinued. Although the legal structure of the reorganization plan and other related issues continue to be developed, the Company believes that substantially all other material issues have been or will be resolved shortly and a final plan will be filed at the end of the second quarter of 1996. The Company anticipates, in accordance with provisions of the Bankruptcy Code, that all cash and securities to be distributed pursuant to its reorganization plan will be distributed to its creditors and certain employees, and current stockholders of the Company will not retain or receive any value for their investment.

COMMENCEMENT OF CHAPTER 11 CASES

                  As reported, on February 1, 1993, the Company announced that due to accounting irregularities discovered at that time, the previously reported audited results for 1991 and the previously reported unaudited results for the nine months ended October 3, 1992 were incorrect. An investigation of these irregularities was undertaken by the Audit Committee of the Board of Directors. On February 25, 1993, BDO Seidman, the Company's independent certified public accountants, withdrew its opinion on the consolidated financial statements of the Company for 1991. It is the Company's understanding that the audit opinion was withdrawn as a result of the Company's disclosure of the accounting irregularities relating to its 1991 consolidated financial statements referred to above. See page 5 for a discussion of the results of the Audit Committee investigation.

                  On April 5, 1993 (the "Filing Date"), The Leslie Fay Companies, Inc. and each of Leslie Fay Licensing Corp., Spitalnick Corp. and Hue, Inc., wholly owned subsidiaries of The Leslie Fay Companies, Inc., filed voluntary petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court")
 . The Debtors concluded that the chapter 11 filings were necessary to protect the value of the Company's assets and to ensure that it would have sufficient financial resources to continue the timely flow of merchandise to its customers.

                  On November 15, 1995 (the "Retail Filing Date"), each of Leslie Fay Retail Outlets, Inc., Leslie Fay Factory Outlet (Alabama), Inc., Leslie Fay Factory Outlet (California), Inc., Leslie Fay Factory Outlet (Iowa), Inc. and Leslie Fay Factory Outlet (Tennessee), Inc., all wholly-owned subsidiaries of the Company (sometimes hereinafter collectively referred to as the "Retail Debtors"), filed voluntary petitions under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. (The Company and all of the wholly-owned subsidiaries that have filed for protection under chapter 11 of the Bankruptcy Code are sometimes hereinafter collectively referred to as the "Debtors".)

                  Pursuant to an order of the Bankruptcy Court, the Debtors' chapter 11 cases were consolidated for procedural purposes only and are being jointly administered by the Bankruptcy Court.

                  Since the Filing Date and the Retail Filing Date, the Debtors, as debtors in possession, have continued the operation of their businesses and the management of their properties with the exception of Spitalnick Corp., Hue, Inc., Leslie Fay Canada, Inc. and Leslie Fay UK Limited, whose operations have been discontinued, and Next Day Apparel, Inc., whose operations were sold, and the Retail Debtors which are pursuing orderly liquidations of their assets pursuant to chapter 11. The Debtors and the creditors' committee intend to propose a plan of reorganization pursuant to chapter 11 of the Bankruptcy Code and they anticipate the successful emergence from chapter 11 in the second half of 1996. Additional information with respect to the chapter 11 cases and the procedures followed therein is contained in Item 3. "Legal Proceedings".

POST-PETITION FINANCING

                  On April 28, 1993, the Company, and Leslie Fay Licensing Corp., Spitalnick Corp. and Hue, Inc. (collectively, the "Guarantors") entered into a Post-Petition Credit Agreement (as amended, the "DIP Credit Agreement") with the initial lenders named therein (the "Initial Lenders") and Citibank, N.A., as Agent, pursuant to which the Initial Lenders agreed to make post-petition loans to the Company and issue letters of credit for the account of the Company in the aggregate principal amount not to exceed $150,000,000, the entire amount of which was made available under the DIP Credit Agreement pursuant to orders of the Bankruptcy Court.

                  This facility was extended on April 26, 1994, with a commitment level not to exceed $100,000,000. In March 1995, the parties to the DIP Credit Agreement agreed to an amendment extending the term of the DIP Credit Agreement until December 15, 1995 with a reduced commitment level not to exceed $80,000,000.

                  A replacement facility for a new $80,000,000 credit agreement with the First National Bank of Boston ("FNBB") and BankAmerica Business Credit, Inc. ("BABC"), as Facility Agents and FNBB as Administrative Agent (the "FNBB Credit Agreement") was approved by the Bankruptcy Court and became effective on May 2, 1995 and was subsequently extended to mature on the earlier of (i) June 30, 1996, (ii) the date of termination of the Commitments (as that term is defined in the FNBB Credit Agreement) or (iii) the first date on which a reorganization plan for the Company is substantially consummated.

                  The FNBB Credit Agreement provides for post-petition direct borrowings and the issuance of letters of credit on the Debtors' behalf in an aggregate amount not exceeding $80,000,000, subject to being permanently reduced on a dollar-for-dollar basis to the extent aggregate net cash proceeds received from the sales of assets after March 20, 1995 exceed $20,000,000 up to a maximum of $40,000,000 on a cumulative basis. On November 15, 1995, the Facility was amended to reduce the aggregate borrowing limit to $60,000,000. The following direct borrowing sublimits are subject to being reduced by fifty percent (50%) of any net cash proceeds received from the sales of assets: $25,000,000 from May 2, 1995 through July 1, 1995; $30,000,000 from July 2, 1995 through September 30, 1995; $20,000,000 from October 1, 1995 through October 28, 1995; and
$5,000,000 from October 29, 1995 through December 31, 1995. Commencing January 1, 1996 and through June 30, 1996, the sublimit is $15,000,000. The sublimit for letters of credit is $50,000,000. No qualifying asset sales have been made which would reduce the facility borrowing limits.

                  Direct borrowings bear interest at prime plus 1.5%. The FNBB Credit Agreement, as amended, contains certain financial and operating covenants related to minimum and maximum inventory levels, capital expenditures and attainment of minimum earnings before reorganization, interest, taxation, depreciation and amortization. As collateral for borrowings under the FNBB Credit Agreement, the Company has granted to FNBB and BABC a security interest in substantially all assets of the Company. In addition, the FNBB Credit Agreement contains certain restrictive covenants, including limitations on the incurrence of additional liens and indebtedness and a prohibition on paying dividends. The Company is currently in compliance with all covenants contained in the FNBB Credit Agreement, as amended.

OTHER POST-PETITION EVENTS

                  As previously reported, the Company also announced in September 1993 that the Audit Committee of the Board of Directors had completed its investigation into the circumstances relating to the accounting irregularities and presented its findings in a confidential report to the Board of Directors. It was the conclusion of the Audit Committee that there was no evidence that any then current member of senior management of the Company or the Board of Directors knew of, or participated in, the perpetration of the accounting irregularities. Additional information with respect to the completion of the investigation is contained in the Company's Current Report on Form 8-K dated September 28, 1993. In December 1993, the Company moved for the appointment of an Examiner pursuant to the Bankruptcy Code to, among other things, address any lingering concerns about the Audit Committee's investigation. In January 1994, Charles A. Stillman, Esq. was appointed as the Examiner. The Examiner concluded, preliminarily, that the Debtors likely have viable claims worth pursuing against its former accounting firm, BDO Seidman. With respect to the Company's then current officers and all of its directors and certain third parties, the Examiner concluded that there was insufficient evidence to establish viable claims under the applicable legal standards. The Examiner concluded that while viable claims may exist against two former officers, Mr. Polishan and Mr. Kenia, those individuals may lack sufficient assets to warrant suing them. The Examiner also concluded that the investigation of the accounting irregularities conducted by the Company's Audit Committee was generally thorough and professional and that, in most respects, further investigation was not warranted.

                  The Debtors currently retain the exclusive right to propose a plan or plans of reorganization until May 31, 1996, subject only to the concurrent right of the creditors' committee to file a plan of reorganization during the same time period.

                  For information as to legal proceedings arising out of certain of the aforementioned events, see Item 3. - "Legal Proceedings". For information on the financial impact of such events, see Item 7. - "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 8. - "Financial Statements and Supplementary Data".

OTHER RECENT DEVELOPMENTS

                  In September 1995, the Company sold its fifty-one (51%) percent interest in Next Day Apparel, Inc. ("Next Day") and its interest in certain trademarks to West Union Apparel, Ltd. ("West Union"), Next Day's minority shareholder, with the approval of the Bankruptcy Court. In connection with the transaction, the Company agreed to contribute to the capital of Next Day, $2.2 million of the principal amount of a $5 million subordinated loan previously made by the Company to Next Day, evidenced by a subordinated note, dated December 21, 1993 (the "Next Day Note"). In connection with the sale of the Company's interest in Next Day, West Union agreed to purchase the Next Day Note for $2.8 million, and the Company received a total of approximately $3,486,000 from the sale.

                  The Collective Bargaining Agreement between the Company and the International Ladies' Garment Workers' Union (the "ILGWU"), the union representing the production and distribution employees, expired on May 31, 1994. At that time the ILGWU called its members out on strike. On July 8, 1994, the Company and the ILGWU reached a negotiated settlement agreement which concluded the strike. This settlement was approved by the Bankruptcy Court on July 14, 1994, and its terms were incorporated in the successor Collective Bargaining Agreement (the "ILGWU Agreement") with an expiration date of May 31, 1997. The ILGWU Agreement included a forgiveness of all liquidated damage liabilities for offshore and non-union production through the end of 1993 and a ceiling on future similar charges. The ILGWU Agreement also provided, among other items, a guarantee of 600 domestic manufacturing jobs through July 31, 1995 and payment of approximately $2,300,000 for severance in connection with the closing of manufacturing facilities and the reduction of the work force in the remaining Pennsylvania manufacturing facilities. It was agreed that future domestic employment commitments in the Pennsylvania manufacturing facilities would be determined by an outside facilitator based upon a study by a joint labor-management committee and a study by an independent consultant to determine whether and under what conditions the Company could profitably produce dresses domestically which could compete successfully in the moderate dress marketplace.

                  The facilitator selected Deloitte & Touche, LLP to conduct an independent study, which was completed on or about April 7, 1995. The independent study concluded that it was not possible for the Company to profitably produce moderate dresses at the Pennsylvania manufacturing facility. The Joint Labor Management Committee was unable to present a unanimous recommendation to the facilitator as to the results of the independent study.

                  On May 5, 1995, the facilitator issued a binding recommendation in which he concurred with the findings of the independent study and relieved the Company of its obligation to maintain employment at its Pennsylvania manufacturing facility after July 31, 1995. The manufacturing facility was closed on or about August 4, 1995.

                  On or about August 31, 1995, the Company and the Union of Needletrades, Industrial and Textile Employees ("UNITE"), the successor to the ILGWU, negotiated a final settlement resolving all issues arising from the closing of the Pennsylvania manufacturing facility. Pursuant to this settlement agreement, the Company agreed to distribute approximately $3,661,000 to former employees in termination benefits, inclusive of approximately $1,253,000 remaining from the severance fund established in the ILGWU Agreement as described above.

                  For further discussion of the above described events, see Notes 8 and 12 to the Company's Consolidated Financial Statements.

PRODUCTS

                  Historically, each of the Company's divisions and subsidiaries has been operated in some respects as an independent and distinct business under the separate direction of management teams with entrepreneurial incentives. Certain day-to-day management decisions, as well as product design, marketing and certain other operational and manufacturing decisions, were made at the division or subsidiary level, subject to review by senior corporate officers. The operations of the divisions and subsidiaries conformed to the Company's overall manufacturing and marketing policies, which were determined at the corporate level and monitored principally through budgetary and financial information.

DRESSES AND SUITS

                  DRESS DIVISION. The Dress Division sells moderate price one piece dresses and dresses with coordinated jackets under the "Leslie Fay", "Leslie Fay Petite", "Leslie Fay Women" and "Leslie Fay Women's Petites" labels. The Division's products are offered in petite, misses and large sizes for both daytime and evening wear.

                  SASSCO FASHIONS DIVISION. The Sassco Fashions Division offers moderate, better, bridge and designer price suits under a number of different labels, including "Kasper for A.S.L.", "Kasper II", "Nina Charles", "Le Suit", "Albert Nipon" and "Albert Nipon Evening". The Division also offers better price dresses under the "Kasper Dress" label and better price sportswear under the "Kasper and Company A.S.L." label.

                  CASTLEBERRY KNITS DIVISION. The Castleberry Knits Division sells better price two and three piece knit suits and one and two piece knit dresses under the "Castleberry", "Castlebrook" and "Adolfo New York" labels.

SPORTSWEAR

                  SPORTSWEAR DIVISION. The Sportswear Division markets moderate and better price related separates under the "Leslie Fay Sportswear", "Leslie Fay Sportswear Petite" and "Leslie Fay Sportswear Woman". The Division's products include skirts, blouses, sweaters, pants and jackets which are related in color and material and are intended to be sold as coordinated outfits. The Division's products are offered in petite, regular and large sizes.

                  During 1995, the Company repositioned the "Leslie Fay Sportswear" labels to target its largest department store consumers interested in traditional designs at moderate price points and now designs product specifically for sales at their stores with their assistance.

                  This Division also offers contemporary knitted sportswear, including knitted separates, dresses and suits under the "Outlander", "Outlander Studio", "Outlander Petite" and "Outlander Woman" labels, styled to appeal to women of a wide range of ages and available in misses, petite and large sizes.

DESIGN

                  The styles that are produced under the names used by the Company are created by the Company's fashion designers or stylists. The designs for products sold under names which are licensed to the Company are also created by the Company. Each division of the Company has its own designers, and in some instances utilizes separate design staffs for different products within a particular division. The design staff of a division meets regularly with representatives of the division's merchandising, production and sales staff to review the status of each collection and to discuss adjustments which may be necessary in line composition, fabric selection, construction and product mix.

                  Most of the Company's divisions generally offer four or five seasonal lines: Spring, Summer, Fall I, Fall II and Holiday. The Sassco Fashions and Outlander divisions, however, have only two seasons. These seasonal lines are typically offered by the Company in ten to twelve week selling periods.

TRADEMARKS AND LICENSES

                  The labels used by the Company are registered trademarks, most of which are owned by the Company. The Company is licensed to use the name "Kasper for A.S.L." and "Kasper II" for suits and dresses and the name "Kasper and Company" for sportswear. The current license agreement with respect to the use of the name "Kasper" has an expiration date of May 31, 1997 and may be renewed at the Company's option for one additional two-year term. The Company's license for the use of the mark "Nolan Miller" primarily for suits and dresses expired on March 31, 1995 and the Company elected not to renew the license. The Company entered into a licensing agreement on April 28, 1995 to use of the "Adolfo" name and sell such merchandise through the Castleberry Knits division. This agreement expires on December 31, 1997 and may be renewed for an additional two year period.

                  The Company considers its trademarks and license agreements to have significant value in the marketing of its products. The Company has licensed certain of its names and trademarks to various companies for their use in connection with the manufacture and distribution of their respective products.

MARKETS AND DISTRIBUTION

                  The Company's products were sold during 1995 principally to department and specialty stores located throughout the United States, the Company's retail outlets and through electronic retailing. During 1995, Dillard's Department Stores, Inc. accounted for 15%, Federated Department Stores accounted for 14%, JC Penney accounted for 11% and May Company accounted for 10% of the Company's sales. No other customer accounted for as much as 10% of the Company's sales. During 1995, the Company's ten largest customers accounted for approximately 65% of such sales; its 100 largest customers accounted for approximately 91% of such sales. Certain of these customers own a number of department stores operating under different names. For the purposes hereof they are each treated as one customer, although the Company believes that some of these retailers make their own decisions regarding purchases of the Company's products.

                  Each division maintains its own sales force and exhibits its products in its principal showrooms in New York City and an additional showroom in Dallas, Texas. For further discussion, see Item 2. "Properties". While in some instances the Company's divisions may appear to compete with each other, as a practical matter, there is little such competition because of the differences in products, price points and market segments.

                  To most effectively reach its ultimate consumers, the Company assists retailers in merchandising and marketing the Company's products. The Company promotes its products through in-store fashion shows and special in-store events prepared and produced by the Company, as well as through various sales, promotions, in store fixturing, cooperative advertising and direct customer mailings.

                  The Company's products are sold under brand names which are advertised and promoted in national magazines and trade publications.

RETAIL OUTLET STORES

                  The Company closed its remaining Leslie Fay retail stores in the fourth quarter of 1995 and the first quarter of 1996. These stores sold its brand name merchandise generally within six to eight weeks (depending upon store location) after the commencement of sales of such merchandise by the Company's major customers. The stores were located across the United States and generally were situated in selected geographic markets to avoid substantial competition with the Company's primary customers. Most of the stores were leased under long-term leases. The average store size was approximately 5,480 square feet.

                  In June 1995, the Company established a new subsidiary, A.S.L. Retail Outlets, Inc., to sell Sassco Fashions Division's merchandise. By December 30, 1995, the Company operated 22 stores (23 stores as of March 30,
1996) to sell brand name merchandise of Sassco Fashions. The stores are located across the United States and generally are situated in selected geographic markets to avoid substantial competition with the Company's primary customers. Three of the stores are operated under leases expiring in 1996. Twenty stores are being operated under a Lease Assumption Agreement until June 30, 1996. Pursuant to this agreement, the Company does not assume any obligations under the leases other than the payment of current lease obligations until a plan of reorganization is approved and confirmed by the Bankruptcy Court that provides for the assignment of not less than eighteen (18) leases. The average store size is 2,249 square feet.

MANUFACTURING

                  Apparel sold by the Company is produced in accordance with its designs, specifications and production schedules. Approximately 98% of such apparel is produced by a large number of independent contractors located domestically and abroad. The balance was produced, in whole or in part, by the Company in its manufacturing plant in Wilkes-Barre, Pennsylvania prior to its closing in August 1995. For 1995, products representing approximately 91% of sales were produced abroad and imported into the United States, principally from Far Eastern countries, such as Hong Kong, Taiwan, China, the Philippines, Thailand and South Korea, and the Caribbean Basin country of Guatemala.

                  One contractor manufactured 14% of the Company's products in 1995. The Company historically has had satisfactory, long-standing relationships with most of its contractors. In 1995, approximately 8% of the Company's domestic contracted production was produced by contractors who work exclusively for the Company. The Company monitors production at each contractor's facility, in the United States and abroad, to ensure quality control, compliance with its specifications and timely delivery of finished goods to the Company's distribution centers. The Company believes that because of the number and geographical diversity of its manufacturing sources, it will continue to be able to obtain the services of a sufficient number of independent suppliers to produce quality products in conformity with its requirements.

                  The Company manufactures in accordance with plans prepared each year which are based primarily on projected orders, and to a lesser extent on current orders and consultations with customers. These plans also take into account current fashion trends and economic conditions. The average lead time from the commitment of piece goods through the production and shipping of goods ranges from two to four months for domestic products and four to six months for imported products. These lead times impose substantial time constraints on the Company in that they require production planning and other manufacturing decisions and piece good commitments to be made substantially in advance of the receipt of orders from customers for the bulk of the items to be produced.

                  Historically, the purchase of raw materials has been controlled and coordinated by each division. The Company has combined and/or centralized some functions between certain divisions, but divisional management still has the authority and responsibility over most aspects of their product production, manufacturing and purchasing functions. The Company supplies the raw materials to its domestic contractors and certain of its foreign contractors. Otherwise, the raw materials are purchased directly by the contractors in accordance with the Company's specifications. Raw materials, which are in most instances made and/or colored especially for the Company, consist principally of piece goods and yarn and are purchased by the Company from a number of domestic and foreign textile mills and converters. The Company does not have long-term, formal arrangements with any of its suppliers of raw materials. The Company, however, has experienced little difficulty in satisfying its raw material requirements and considers its sources of supply adequate.

IMPORTS AND IMPORT RESTRICTIONS

                  The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Hong Kong, Taiwan, China, the Philippines, Thailand, South Korea and Guatemala (the principal countries from which the Company imports goods). These agreements impose quotas on the amount and type of goods which can be imported into the United States from these countries. In addition, each of the countries in which the Company's products are sold have laws and regulations regarding import restrictions and quotas. Because the United States and other countries in which the Company's products are manufactured and sold, may, from time to time, impose new quotas, duties, tariffs, surcharges or other import controls or restrictions, or adjust presently prevailing quota allocations or duty or tariff rates or levels, the Company intensively monitors import and quota-related developments. The Company continually seeks to minimize its potential exposure to import and quota-related risks through allocation of production to merchandise categories that are not subject to quota pressures, adjustments in product design and fabrication, shifts of production among countries and manufacturers and otherwise, as well as through geographical diversification of its sources of supply and other measures. The United States may enter into bilateral trade agreements with additional countries and may, in the future, include other types of garments in existing agreements.

                  Imports are also affected by the high cost of transportation into the United States and by the increased competition resulting from greater production demands abroad.

                  The Company's imported products are subject to United States Customs duties and, in the ordinary course of its business, the Company is from time to time subject to claims by the United States Customs Service ("Customs") for duties and other charges. For further discussion, see Note 8 to the Company's Consolidated Financial Statements.

                  In addition to the factors outlined above, the Company's future import operations may be adversely affected by political instability resulting in the disruption of trade from exporting countries, the imposition of additional regulations relating to, or duties, taxes and other charges on, imports, any significant fluctuation in the value of the dollar against foreign currencies and restrictions on the transfer of funds.

BACKLOG

                  At April 6, 1996, the Company had unfilled orders of approximately $131,000,000, compared to approximately $109,000,000 of such orders for comparable continuing businesses at a comparable date in 1995. The amount of unfilled orders at a particular time is affected by a number of factors, including the scheduling of the manufacture and shipment of the product, which in some instances is dependent on the desires of the customer. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.

CREDIT AND COLLECTION

                  Historically, the Company managed substantially all of its credit and collection functions internally. In connection therewith, it regularly evaluated, approved and monitored the credit of the Company's customers and was responsible for collection of accounts receivable. In February 1996, the Company entered an agreement with Heller Financial, Inc. to approve credit and act as a collection agent for its Sassco Fashions division. The Company continues to perform such functions for its other divisions.

                  The Company, like many of its competitors, sells to major retail store customers, some of which have engaged in leveraged buyouts or similar transactions in which retailers incurred significant amounts of debt, and certain of these customers have filed for protection under chapter 11 of the Bankruptcy Code. The obligations of these customers are being paid to the Company on a current basis. It is not clear to what extent, if any, the current financial condition of such retailers will affect the financial condition of the Company; however, the Company continually monitors the financial condition of its significant customers and believes that any financial difficulties such retailers might have will not significantly impact the Company's operations.

COMPETITION

                  The sectors of the apparel industry for which the Company designs, manufactures and markets products are highly competitive. The Company competes with many other manufacturers, including manufacturers of one or more apparel items. In addition, department stores, including some of the Company's major customers, have from time to time varied the amount of goods manufactured specifically for them and sold under their own labels. Many such stores have also changed their manner of presentation of merchandise and in recent years have become increasingly promotional. Some of the Company's competitors are larger and have greater resources than the Company. Based upon its knowledge of the industry, the Company believes that it is a leading producer of moderate and better price dresses and suits in the United States, among the more significant producers of moderate and better price sportswear, and that it is considered one of the major resources of retailers of such products. The Company's business is dependent upon its ability to evaluate and respond to changing consumer demand and tastes and to remain competitive in the areas of style, quality and price, while operating within the significant domestic and foreign production and delivery constraints of the industry.

EMPLOYEES

                  At December 30, 1995, the Company employed approximately 1,285 persons, of whom approximately 59% were production and shipping employees. Approximately 33% of the Company's employees were members of unions, primarily UNITE, the successor to the ILGWU. Upon the expiration of the Collective Bargaining Agreement on May 31, 1994, the ILGWU called its members out on strike. On July 8, 1994, the Company and the ILGWU resolved the strike and negotiated a successor Collective Bargaining Agreement with an expiration date of May 31, 1997. See "Other Recent Developments".

ITEM 2.  PROPERTIES.

                  The Company maintains executive and sales offices as well as design facilities in New York City. The Company also operates administrative facilities in Hanover, Pennsylvania under a lease which expires in 1998, and in Secaucus, New Jersey under a lease which expires in 2000. A regional sales office and showroom are leased in Dallas, Texas.

                  The Company maintained one principal manufacturing facility, which was closed in August 1995. Another location in the Wilkes-Barre area consists of approximately 235,000 square feet and houses a major distribution center under a lease expiring in 1996. A second renewal option of this lease that would extend the current terms of the lease through April 1999, is available and is currently being re-negotiated with the landlord. The other principal distribution center is located in a 192,000 square foot facility in Secaucus, New Jersey under a lease expiring in 1996. New lease negotiations have begun but have not been finalized.

                  All of the Company's facilities are in good condition. None of the Company's principal facilities are idle. The machinery and equipment contained in the Company's facilities is modern and efficient.

                  As permitted by the Bankruptcy Code, the Company has rejected, or will reject certain leases to which it is a party. The Company does not anticipate that such rejections will have a significant affect on the Company.

ITEM 3.  LEGAL PROCEEDINGS.

COMMENCEMENT OF CHAPTER 11 CASES

                  The following discussion provides general background information regarding the chapter 11 cases, but is not intended to be an exhaustive summary.

                  General. On April 5, 1993 and November 15, 1995, voluntary petitions for relief under chapter 11 of the Bankruptcy Code were filed by the Debtors. The Debtors' chapter 11 cases were consolidated for procedural purposes only and are being jointly administered by the Bankruptcy Court. See Item 1. "Business - Commencement of Chapter 11 Cases."

                  Chapter 11 Reorganization Under the Bankruptcy Code. Pursuant to Section 362 of the Bankruptcy Code, during a chapter 11 case, creditors and other parties-in-interest may not, without Bankruptcy Court approval: (i) commence or continue a judicial, administrative or other proceeding against the Debtors which was or could have been commenced prior to commencement of the chapter 11 case, or recover a claim that arose prior to commencement of the case; (ii) enforce any pre-petition judgments against the Debtors; (iii) take any action to obtain possession of property of the Debtors or to exercise control over property of the Debtors or their estates; (iv) create, perfect or enforce any lien against the property of the Debtors; (v) collect, assess or recover claims against the Debtors that arose before the commencement of the case; or (vi) set off any debt owing to the Debtors that arose prior to the commencement of the case against a claim of such creditor or party-in-interest against the Debtors that arose before the commencement of the case.

                  Although the Debtors are authorized to operate their businesses and manage their properties as debtors in possession, they may not engage in transactions outside of the ordinary course of business without first complying with the notice and hearing provisions of the Bankruptcy Code and obtaining Bankruptcy Court approval when necessary.

                  An official unsecured creditors' committee and an official committee of equity security holders have been appointed by the United States Trustee and are acting in the chapter 11 cases of the Debtors. These committees have the right to review and object to certain business transactions for which Bankruptcy Court approval is sought and have participated in the formulation of any plan or plans of reorganization filed to date. The Debtors are required to pay certain expenses of the committees, including counsel, accountants' and advisors' fees, to the extent allowed by the Bankruptcy Court.

                  As debtors in possession, the Debtors have the right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory, pre-petition contracts and unexpired leases. In this context, "assumption" requires the Debtors to perform their obligations and cure all existing defaults under the assumed contract or lease and "rejection" means that the Debtors are relieved from their obligations to perform further under the rejected contract or lease, but are subject to a claim for damages for the breach thereof subject to certain limitations contained in the Bankruptcy Code. Any damage claims resulting from rejection are treated as general unsecured claims in the reorganization.

                  Under the Bankruptcy Code, a creditor's claim is treated as secured only to the extent of the value of such creditor's collateral, and the balance of such creditor's claim is treated as unsecured. Generally, unsecured and undersecured debt does not accrue interest after the filing, unless the Debtor is solvent. A fully secured claim may, however, accrue interest after the filing.

                  Pre-petition claims which were contingent or unliquidated at the commencement of the chapter 11 cases are generally allowable against the Debtors in amounts to be fixed by the Bankruptcy Court or otherwise agreed upon. These claims, including, without limitation, those which arise in connection with the rejection of executory contracts and unexpired leases, are expected to be substantial.

                  On September 30, 1993, the Bankruptcy Court entered an order requiring certain claimants against the four original Debtors, except those with certain specified types of claims, to file proofs of claim in the Bankruptcy Court by December 10, 1993 (the "Bar Date"). On November 15, 1995, the Bankruptcy Court entered an order requiring all claimants against the Retail Debtors to file proof of claims in the Bankruptcy Court by December 12, 1995 (the "Retail Bar Date"). Those claimants required by the order to file claims by the Bar Date or the Retail Bar Date, as the case may be, and who failed to do so are barred from voting upon or receiving distributions under any plan or plans of reorganization of the Debtors. Excluded from this requirement to file by the Bar Date or the Retail Bar Date, among others, were certain claims by the Internal Revenue Service ("IRS") which were required to be filed no later than March 31, 1995. On April 8, 1996, the Debtors filed a motion with the Bankruptcy Court requesting that May 8, 1996 be set as the supplemental bar date for holders of certain claims affected by the amended schedules.

                  There are approximately 4,300 scheduled liabilities and filed proofs of claim against the Debtors. The aggregate amount of liabilities reported by the Debtors and those claims which specified amounts, including IRS claims, was over $1,000,000,000. Included among the claims filed have been claims for unspecified amounts. Orders and other actions have been approved by the Bankruptcy Court to remove overstated, duplicate or amended claims. The remaining disputed or allowed claims total approximately $877,000,000. The Debtors consider this amount to be highly inflated and a totally unreliable estimate of their true liabilities. The Debtors intend to request the Bankruptcy Court to approve additional reductions of, or to expunge, additional claims. Liability for all claims will be addressed within the context of a plan or plans of reorganization.

                  Plan of Reorganization - Procedures. For 120 days after the date of the filing of a voluntary chapter 11 petition a debtor in possession has the exclusive right to propose and file a plan of reorganization with the Bankruptcy Court. If a debtor in possession files a plan of reorganization during the exclusive period, no other party may file a plan of reorganization until the expiration of the exclusive period or, if the disclosure statement has been approved by an order of the Bankruptcy Court, no other party may file a plan of reorganization unless confirmation of the plan of reorganization proposed by the debtor in possession has been denied.

                  Given the magnitude of the Debtors' operations and the number of interested parties asserting claims that must be resolved in the chapter 11 cases, the plan formulation process is complex. The Debtors currently retain the exclusive right to propose a plan or plans of reorganization until May 31, 1996, subject only to the concurrent right of the creditors' committee to propose a plan during the same time period.

                  If a chapter 11 debtor fails to file its plan during the exclusive period or after such plan has been filed fails to obtain acceptances of such plan from impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditor, an equity security holder or a committee of creditors or equity security holders, may file a plan of reorganization for such chapter 11 debtor.

                  Generally, after a plan has been filed with the Bankruptcy Court, it will be sent, together with a disclosure statement approved by the Bankruptcy Court following a hearing, to members of all classes of impaired creditors and equity security holders for acceptance or rejection. Following acceptance or rejection of any such plan, the Bankruptcy Court, after notice and a hearing, would consider whether to confirm the plan. Among other things, to confirm a plan the Bankruptcy Court is required to find that (i) each impaired class of creditors and equity security holders will receive, pursuant to the plan, at least as much as the class would have received in a liquidation of the debtor, (ii) each impaired class of creditors and equity security holders has accepted the plan by the requisite vote, and (iii) confirmation of the plan is not likely to be followed by the liquidation or need for further financial reorganization of the debtor or any successors unless the plan proposes such liquidation or reorganization.

                  If any impaired class of creditors or equity security holders does not accept a plan and assuming that all of the other requirements of the Bankruptcy Code are met, the proponent of the plan may invoke the so-called "cram down" provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may confirm a plan notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity security holders if certain requirements of the Bankruptcy Code are met, including that (i) at least one impaired class of claims has accepted the plan, (ii) the plan "does not discriminate unfairly" and (iii) the plan "is fair and equitable with respect to each class of claims or interests that is impaired under, and has not accepted, the plan." The phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law.

OTHER PENDING LEGAL PROCEEDINGS

                  In addition to, and concurrent with, the proceedings in the Bankruptcy Court, the Company is involved in or settled during 1995 the following legal proceedings of significance:

                  The Company was involved in litigation concerning a lease agreement with Corporate Property Associates:3 ("CPA:3"), as the landlord of the Company's former manufacturing facility at Route 315, Luzerne County, Pennsylvania (the "315 Lease Agreement"). CPA:3 had also submitted a proof of claim in the Bankruptcy Court in the approximate amount of $26,000,000. On August 7, 1995, the Bankruptcy Court entered an order approving the Company's settlement of litigation concerning the lease agreement with CPA:3. Pursuant to the settlement, CPA:3 paid $250,000 to the Company; the Company released any claims to the title of the Route 315 facility and surrendered the premises on or about September 30, 1995. Furthermore, CPA:3 has agreed to limit its allowed unsecured claim against the Company to the amount of $2,650,000.

                  In November 1992, a class action entitled "Stephen Warshaw and Phillis Warshaw v. The Leslie Fay Companies, Inc. et al." was instituted in the United States District Court for the Southern District of New York. In January 1993 and February 1993, the plaintiffs served amended complaints and thereafter twelve other similar actions were commenced against the Company, certain of its officers and directors and its then auditors, BDO Seidman. The complaint in these cases, which purport to be on behalf of all persons who purchased or acquired stock of the Company during the period from February 4, 1992 to and including February 1, 1993, allege that the defendants knew or should have known material facts relating to the sales and earnings which they failed to disclose and that, if these facts had been disclosed, they would have affected the price at which the Company's Common Stock was traded. A pre-trial order has been entered which has the effect of consolidating all of these actions and, in accordance therewith, the plaintiffs have served the defendants with a consolidated class action complaint which, because of the chapter 11 filing by the Company, does not name the Company as a defendant. In March 1994, plaintiffs filed a consolidated and amended class action complaint. This complaint added certain additional parties as defendants, including Odyssey Partners, L.P. ("Odyssey"), and expanded the purported class period from March 28, 1991 to and including April 5, 1993. In March 1995, BDO Seidman filed an answer and cross-claims against certain of the officers and directors of the Company previously named in this action and filed third-party complaints against Odyssey, certain current and former division heads of the Company and certain current and former directors of the Company. These cross-claims and third-party complaints allege that the Company's senior management and certain of its directors engaged in fraudulent conduct and negligent misrepresentation. BDO Seidman seeks contribution from certain of the defendants and each of the third-party defendants if it is found liable in the class action, as well as damages. Defendants' and third party defendants' time to answer claims of BDO Seidman has not yet expired and discovery is ongoing.

                  In April 1995, an action was commenced in the name and on behalf of the Debtors against BDO Seidman and certain of its partners in the United States Bankruptcy Court for the Southern District of New York alleging that BDO Seidman and such partners recklessly and negligently breached their duties to the Debtors in connection with analyzing internal controls, auditing their financial statements and providing unqualified certifications of the financial statements. The damages sought are unspecified.

                  In February 1993, the Securities and Exchange Commission obtained an order directing a private investigation of the Company in connection with, among other things, the filing by the Company of annual and other reports that may have contained misstatements, and the purported failure of the Company to maintain books and records that accurately reflected its financial condition and operating results. The Company is cooperating in this investigation.

                  In February 1993, the United States Attorney for the Middle District of Pennsylvania issued a Grand Jury Subpoena seeking the production of documents as a result of the Company's announcement of accounting irregularities.

                  In March 1993, a stockholder derivative action entitled "Isidore Langer, derivatively on behalf of The Leslie Fay Companies, Inc. v. John J. Pomerantz et al." was instituted in the Supreme Court of the State of New York, County of New York, against certain officers and directors of the Company and its then auditors, BDO Seidman. This complaint alleges that the defendants knew or should have known material facts relating to the sales and earnings of the Company which they failed to disclose. Defendants' time to answer, move or otherwise respond to the complaint has not yet expired. The plaintiff seeks an unspecified amount of monetary damages, together with interest thereon, and costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The Company cannot presently determine the ultimate outcome of this litigation and its impact on the financial statements.

                  In August 1993, Customs submitted a proof of claim with the Bankruptcy Court seeking approximately $102,347,000 in connection with the importation of merchandise between July 1984 and December 31, 1987. Following review and discussions with the Company, Customs reduced its claim to approximately $411,000. The Company settled this claim for approximately $402,000. This settlement was approved by the Bankruptcy Court on August 15, 1995.

                  The Company is obligated to contribute to the ILGWU National Retirement Fund (the "Fund"), a multi-employer pension fund, pursuant to its collective bargaining agreement with UNITE, formerly the ILGWU. The Fund has filed a proof of claim with the Bankruptcy Court for the Company's estimated withdrawal liability representing its allocable share of unfunded vested benefits under the Multi-employer Pension Plan Amendments Act ("MPPA") of the Employee Retirement Income Security Act ("ERISA"). The Fund's most recent estimate of the Company's withdrawal liability through plan year 1994 is approximately $16,000,000. The amount of unfunded vested benefits allocable to the Company is subject to change on an annual basis and the amount of any increase or decrease at the end of plan year 1995 cannot be determined at this time. The Company believes that certain provisions of MPPA may apply to reduce the Funds' claim and is attempting to negotiate a settlement with the Fund on the amount of the claim and classification.

                  On February 23, 1996, Albert Nipon and American Pop Marketing Group, Inc. commenced an action against the Company seeking, inter alia, a declaratory judgment with respect to the use of the Company's "Albert Nipon" trademark and tradename. The time for the Company to answer or otherwise move has not yet expired. The Company intends to vigorously defend its trademark rights with respect to "Albert Nipon."

                  As a result of the chapter 11 cases, and except with respect to matters now before the Bankruptcy Court, all of the aforementioned litigation insofar as the Company is concerned has been stayed. Except as described hereinabove, the Company is not a party to any material litigation, other than ordinary routine litigation incidental to the business of the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

                  None.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

                  The Common Stock of the Company was listed on the New York Stock Exchange under the ticker symbol "LES" until June 23, 1995, at which time trading was suspended. Subsequent to June 23, 1995, the Company's stock has been traded in the "pink sheets." The high and low sales prices for the Company's Common Stock on the New York Stock Exchange (until June 23, 1995) and the high bid and low asked prices on the pink sheets thereafter for each quarter during 1995 and 1994 were as follows:

         Period                 High        Low               Period              High              Low
         ------                 ----        ---               ------              ----              ---
1995     First Quarter         $1 1/8      $ 7/32     1994    First Quarter       $4 1/4           $3
         Second Quarter           5/8        7/32             Second Quarter       3 1/2            2 1/2
         Third Quarter            1/8        1/32             Third Quarter        2 3/8            2 1/2
         Fourth Quarter           3/8        1/32             Fourth Quarter       2 3/4              9/16

                  As of February 24, 1996 there were 812 holders of record of the Company's stock. The Company has not declared any cash dividends on its stock and has no present intention to do so. Under the terms of the Company's FNBB Credit Agreements, prohibitions exist with respect to the declaration of cash dividends on the Company's stock. As detailed in Item 3. - "Legal Proceedings", under chapter 11 of the Bankruptcy Code, the Company is precluded from paying dividends while the chapter 11 cases are pending.

                  The Company anticipates, in accordance with provisions of the Bankruptcy Code, that all cash and securities to be distributed pursuant to its reorganization plan will be distributed to its creditors and certain employees, and current stockholders of the Company will not retain or receive any value for their investment.

ITEM 6.  SELECTED FINANCIAL DATA.

                  The following selected financial data of the Company should be read in conjunction with the Consolidated Financial Statements and related Notes appearing elsewhere in this Form 10-K.

                                                                    For the Years (a)
                                                                    -----------------
                                                                                              (unaudited)        (unaudited)
                                                                                                                  (restated)
                                  1995                 1994                1993                  1992                1991
                               ----------           ----------          ----------            ----------          ----------
                                                           ($'s in thousands, except per share)
Net Sales                      $ 445,204            $ 535,333            $ 661,779            $ 772,069            $ 831,170

Restructuring and
    Investigation
    Costs                              0                    0                    0               28,050(b)                 0
Operating (Loss)
    Income                         1,235              (27,278)             (32,574)             (57,618)              44,157

Reorganization
    Costs                         16,575(c)           115,769(c)            45,139(c)                 0                    0
Interest and
    Financing Costs                3,262(d)             5,512(d)            25,783               15,373               18,920
Taxes/(Benefits)
    on Loss/Income                 (761)(e)               981(e)            (8,258)(f)           (7,390)(f)           16,411

Net (Loss) Income               (17,841)             (149,540)             (95,238)             (65,601)               8,826(g)

Net (Loss) Income
    per Common Share              (0.95)                (7.97)               (5.07)               (3.45)                0.46

    Total Assets                 245,980              281,634              421,341              448,610              374,368

Assets of
Divisions Held for
Sale and                             326(h)            21,063(h)                 0                    0                    0
Disposition

Long-Term Debt
    (Including
    Capital Lease)                     0                    0                8,022(i)             8,356(j)            84,391

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA


    (a) Financial information for the years 1992 and 1991 has been restated to reflect adjustments to correct accounting irregularities and other restatement adjustments as described in Note 1 to the Consolidated Financial Statements.

    (b) In the fourth quarter of 1992, the Company accrued its estimate for the costs of the investigation of the accounting irregularities and certain restructuring decisions.

    (c) The Company incurred reorganization costs in 1995, 1994 and 1993 while operating as a debtor in possession. Included in 1995, 1994 and 1993 is a provision of $3,181,000, $53,000,000, and $1,642,000, respectively, for a write-down of a portion of the excess purchase price over net assets acquired in the 1984 leveraged buyout of The Leslie Fay Company, related to certain of the Company's divisions, which the Company believes will be unrecoverable.

    (d) On January 2, 1994, the Company decided not to accrue interest on approximately $253,000,000 of pre-petition debt. The Company had no direct borrowings under the DIP Credit Agreement in 1994. The Company incurred direct borrowings under the FNBB Credit Agreement for a total of ten (10) days in the third quarter of 1995, the highest amount of which was $3,956,000. Interest was incurred at a rate of prime plus 1.5%.

    (e) The Company recognized an income tax credit of $1,811,000 in 1995 representing a reduction of foreign income tax liabilities as a result of negotiated settlements on prior years' estimated taxes. The Company only paid state, local and foreign taxes in 1995 and 1994. The elimination of the income tax benefit in 1994, which was realized in 1993 and 1992, resulted from the complete utilization of tax refunds from prior years' taxes paid.

    (f) In 1993 and 1992, the Company realized an income tax benefit as a result of the net losses incurred and the ability to recognize the carryback of those losses against prior years' taxes paid.

    (g) Includes a non-recurring pre-tax credit of $5,654,000 related to the sale of the Company's HEAD Sportswear Division. Additionally, net income was effected by a pre-tax charge of $4,460,000 related to closing the Company's Mary Ann Restivo Division.

    (h) The Company has classified assets of certain divisions as "Assets of Divisions Held for Sale and Disposition," as the Company has announced its intention to dispose of these divisions.

    (i) All long-term debt except capital leases has been reclassified as liabilities subject to compromise because of the Company's chapter 11 filing.

    (j) All long-term debt except capital leases has been reclassified as current debt because of the Company's chapter 11 filing.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

(A)  RESULTS OF OPERATIONS

1995 AS COMPARED WITH 1994

                  The Company recorded net sales of $445,204,000 for the 52 weeks ended December 30, 1995 compared with $535,333,000 for the 52 weeks ended December 31, 1994, a decrease of 16.8%. Contributing to this decrease was the closing of the THEOmiles division in the third quarter of 1994, and the Company's decision in the fourth quarter of 1994 to sell its 51% interest in Next Day Apparel, Inc., to close its two foreign sales companies (Leslie Fay Canada, Inc. and Leslie Fay UK Limited) and to close 12 Leslie Fay retail stores and to discontinue selling under certain labels. During 1995, the Company further decided to discontinue its Nipon Studio sportswear line and to close all of its remaining Leslie Fay retail stores. The aggregate impact of these closings and divestitures accounted for approximately $113,507,000 of the decline in net sales. The Company also opened 22 retail stores under the Kasper for ASL name and organized a separate entity to market Kasper suits in Europe. Together these new businesses had 1995 net sales volume of $8,006,000. On a comparable business basis, excluding these closings, divestitures, and new businesses, the Company had a net sales increase of $15,372,000 or 3.6% over 1994. This net increase includes a volume reduction within the Leslie Fay Dress division to eliminate unprofitable labels and customers and a growth in the Company's suit and sportswear businesses.

                  Gross Profit in 1995 was 22.3% of net sales compared with 20.1% for 1994. This improvement in rate was experienced primarily in the Company's Leslie Fay Dress and Sportswear businesses as the result of several strategies which had impact mostly beginning in the second half of 1995. These strategies both lowered markdowns and reduced production costs. The Company lowered its markdowns by discontinuing sales to unprofitable accounts, by achieving better regular price sell through and by working more closely with the Company's key accounts. The Company lowered its production costs by shifting its manufacturing base entirely to third party contractors, both domestic and overseas, following the closure of the Company's owned manufacturing facilities in August 1995.

                  Selling, warehouse, and general and administrative expenses for 1995 decreased to 21.8% of net sales compared with 24.6% of net sales for 1994. Overall, including the impact of closed businesses, the Company's expenses were reduced $34,503,000 or 26.3% below the levels of 1994. To improve profitability while reducing overall sales volume, the Company continued through 1995 the programs begun in 1994 to reduce overhead. This program has reduced payroll, rent and occupancy and other expenses.

                  As discussed previously, the Company has decided that it would dispose of Next Day and the Leslie Fay retail store divisions. For these divisions, in the years 1995 and 1994, respectively, net sales amounted to approximately $34,843,000 and $88,968,000 and operating losses, before allocation of corporate overhead, amounted to approximately $1,062,000 and $2,793,000.

                  Amortization of intangibles consists primarily of the amortization of the excess purchase price over net assets acquired and relates principally to the leveraged buyout of The Leslie Fay Company in 1984 and the acquisition of Hue, Inc. in 1992. The reduction in amortization expense is related to the write-down of the asset by $53,000,000 at the end of 1994.

                  Interest and financing costs primarily represent the cost of bank and other borrowings for working capital requirements, long-term debt and the capitalized lease obligation. Interest and financing costs in 1995 were 0.7% of net sales, as compared with 1.0% in 1994. This reduction was due to the reduced financing fees paid in 1995 upon replacing the DIP Credit Agreement with the FNBB Credit Agreement and was offset by the interest on ten days direct borrowings under the FNBB Credit Agreement in 1995 versus none under the DIP Credit Agreement in 1994.

                  While operating as a debtor in possession, the Company incurred reorganization costs of approximately $16,575,000 in 1995 and $115,769,000 in 1994. Reorganization costs included professional fees and other costs of $7,995,000 in 1995 and $13,229,000 in 1994, closed facilities and operations charges of $10,138,000 in 1995 and $39,753,000 in 1994, a provision for a key employee severance and retention program of $3,000,000 in 1994, a provision of $3,181,000 in 1995 and $53,000,000 in 1994 for a write-down of a portion of the excess purchase price over net assets acquired related to certain of the Company's divisions, which the Company believed would be unrecoverable, and a fourth quarter 1994 provision for multi-employer pension plan withdrawal liability of $8,500,000. The reduced reorganization costs were related to discontinuing the use of certain consultants as it began executing its restructuring plan and completing the closing of unprofitable divisions. The increase in interest income to $4,739,000 in 1995 from $1,713,000 in 1994 also decreased overall costs. This increase was the result of recognizing interest of $3,399,000 related to income tax refunds.

                  The Company incurred state, local and foreign taxes of $1,050,000 in 1995 and $981,000 in 1994. The recognition of an income tax credit of $1,811,000, representing a reduction of foreign tax liabilities as a result of negotiated settlements on prior years estimated taxes, offset the 1995 tax expenses.

1994 AS COMPARED WITH 1993

                  The Company recorded net sales of $535,333,000 for the 52 weeks ended December 31 1994, compared with $661,779,000 for the 52 weeks ended January 1, 1994, a decrease of 19.1%. A six week labor strike by the ILGWU at all of the Company's manufacturing and distribution facilities commenced at the expiration of the prior contract period, May 31, 1994, and was settled on July 8, 1994. The settlement was approved by the Bankruptcy Court on July 14, 1994. This labor strike affected the Company's ability to manufacture, receive and distribute merchandise during the strike, and continued to unfavorably impact net sales throughout the third and fourth quarters of 1994 following the strike, causing late deliveries of its Fall dress and sportswear merchandise. This in turn resulted in canceled orders, increased markdowns and customer allowances, further eroding net sales. The delays in shipments of Fall product in the third quarter of 1994 impacted directly on the fourth quarter's results as customers demanded large markdowns and allowances for Holiday shipments in the fourth quarter due to the inability of the Company to provide its customers with product for the full selling seasons. Also contributing to this decrease was the closing of the Spitalnick division during the third quarter of 1993, the licensing of the HUE trademark concurrent with the closing of the Hue Division effective with the 1993 year end, and the closing of the THEOmiles Division at the end of the third quarter of 1994, the aggregate of which caused net sales to decline by approximately $56,000,000 in 1994 compared with 1993. The continued impact of a weak economy and lackluster consumer demand at the retail level in all women's apparel categories also played a major role in the decline in net sales. Partially mitigating this net sales decline was increased net sales of $7,060,000 from the continuing expansion of the Company's retail outlet business with five new stores opened in 1994 and the annualization of sales for stores opened during 1993.

                  Gross profit in 1994 was 20.1% of net sales as compared with 22.4% in 1993. This decrease in gross profit was directly attributable to higher markdowns and customer allowances in the fourth quarter resulting from strike related production inefficiencies causing late deliveries of Fall merchandise and the problems with sell through of Holiday merchandise, as previously discussed. In addition, higher product costs were incurred as a consequence of the strike. Partially offsetting this decrease was the effect of the scheduled reduction in production of Spring and Summer 1994 merchandise to minimize excess inventory which required high markdowns in 1993. Increased gross profits from the retail outlet operations and a settlement with the ILGWU recorded in the second quarter also contributed to offsetting the decrease in 1994 gross profits.

                  Selling, warehouse, general and administrative expenses for 1994 decreased to 24.6% of net sales compared with 26.8% in 1993. This decrease is a result of a major overhead reduction program which the Company undertook in response to the declining sales. This included reviewing the expense structure of all operations, followed by decisions to close the Spitalnick, Hue and THEOmiles Divisions and excess showrooms and to consolidate operating facilities thereby substantially reducing payroll, rent and occupancy costs during 1994 as compared to 1993. Partially mitigating these savings is the decline in net sales previously discussed and costs of opening an additional five Leslie Fay retail stores.

                  For the divisions held for sale, in the years 1994 and 1993, respectively, net sales amounted to approximately $88,968,000 and $77,351,000 and operating losses, before allocation of corporate overhead, amounted to approximately $2,793,000 and $66,000.

                  Amortization of intangibles consists primarily of the amortization of the excess purchase price over net assets acquired and relates principally to the leveraged buyout of The Leslie Fay Company in 1984 and the acquisition of Hue, Inc. in 1992.

                  Interest and financing costs primarily represent the cost of bank and other borrowings for working capital requirements, long-term debt and the capitalized lease obligation. Interest and financing costs in 1994 were 1.0% of net sales, as compared with 3.9% in 1993. In the first quarter of 1993, prior to the petition date, the Company accrued and paid interest on its pre-petition debt. In order to be conservative, the Company accrued $13,366,000 for interest on pre-petition debt during the post-petition period in 1993 even though all or a significant portion of such interest may not be payable or paid as a consequence of the Bankruptcy Code, which excuses such an obligation under certain circumstances. For this reason, the Company made a decision not to accrue this interest on pre-petition debt in 1994. The Company had no direct borrowings under the DIP Credit Agreement in 1994.

                  While operating as a debtor in possession, the Company incurred reorganization costs of approximately $115,769,000 in 1994 and $45,139,000 in 1993. This is comprised of professional fees and other costs of $13,229,000 in 1994 and $13,254,000 in 1993, closed facilities and operations charges of $39,753,000 in 1994 and $32,366,000 in 1993, a provision for a key employee severance and retention program of $3,000,000 in 1994, a fourth quarter provision for multi-employer pension plan withdrawal liability of $8,500,000 in 1994 and a fourth quarter of 1994 provision of $53,000,000 for a write-down of a portion of the excess purchase price over net assets acquired in the 1984 leveraged buyout of The Leslie Fay Company, related to certain of the Company's divisions, which the Company believes will be unrecoverable. This is offset by interest income of $1,713,000 in 1994 and $481,000 in 1993.

                  The Company incurred state, local and foreign taxes of $981,000 in 1994. In 1993, the Company realized an income tax benefit of $8,258,000 as a result of the net losses incurred and the ability to recognize the carryback of those losses against prior years' taxes paid. The elimination of the income tax benefit in 1994 resulted from the complete utilization of tax refunds from prior years' taxes paid.

(B)  LIQUIDITY AND CAPITAL RESOURCES

                  At December 30, 1995, there were no cash borrowings outstanding under the FNBB Credit Agreement, and cash and cash equivalents amounted to $32,324,000. The Company's working capital increased $1,493,000, to $138,562,000 at December 30, 1995 from 1994 year end. The primary changes in the components of working capital were a decrease in accounts receivable of $3,980,000, an increase in income taxes refundable of $1,733,000, a decrease of $19,392,000 in accrued expenses and other current liabilities, and a net decrease in assets and liabilities of divisions held for sale and disposition of $15,139,000. The change in accounts receivable resulted primarily from the closing of the Nipon Studio label and the reduced sales volume in the Dress division. The increase in income taxes refundable arose from the recognition of an additional interest receivable of $2,375,000 on a tax refund due offset by the collection of tax refunds due for $642,000. The sale of Next Day and the liquidation of the Leslie Fay retail stores significantly reduced the net Assets and Liabilities of divisions held for sale and disposition.

                  Citibank N.A. agreed to provide the Company with an interim post-petition credit facility beginning on the Filing Date. This agreement was refinanced on April 28, 1993, with a $150,000,000 DIP Credit Agreement and extended on April 26, 1994 with a commitment level not to exceed $100,000,000. This DIP Credit Agreement was further amended to extend the facility until December 15, 1995 at a commitment level not to exceed $80,000,000.

                  A replacement facility for a new $80,000,000 credit agreement with the First National Bank of Boston ("FNBB") and BankAmerica Business Credit, Inc. ("BABC"), as Facility Agents and FNBB as Administrative Agent (the "FNBB Credit Agreement") was approved by the Bankruptcy Court and became effective on May 2, 1995 and was subsequently extended to mature on the earlier of (i) June 30, 1996, (ii) the date of termination of the Commitments (as that term is defined in the FNBB Credit Agreement) or (iii) the first date on which a reorganization plan for the Company is substantially consummated. The Company and the lenders under the FNBB Credit Agreement have discussed the possibility of extending this agreement beyond June 30, 1996, should the need arise. Based on these discussions, the improved profitability of the Company, the historical ability of the Company to acquire extensions or alternate financing and the progress made towards achieving a concensual reorganization plan, management believes the Company could extend its financing agreement beyond June 30, 1996, if that becomes necessary, subject to Bankruptcy Court approval.

                  The FNBB Credit Agreement provides for post-petition direct borrowings and the issuance of letters of credit on the Debtors' behalf in an aggregate amount not exceeding $80,000,000, subject to being permanently reduced on a dollar-for-dollar basis to the extent aggregate net cash proceeds received from the sales of assets after March 20, 1995 exceed $20,000,000 up to a maximum of $40,000,000 on a cumulative basis. On November 15, 1995, the Facility was amended to reduce the aggregate borrowing limit to $60,000,000. The following direct borrowing sublimits are subject to being reduced by fifty percent (50%) of any net cash proceeds received from the sales of assets: $25,000,000 from May 2, 1995 through July 1, 1995; $30,000,000 from July 2, 1995 through September 30, 1995; $20,000,000 from October 1, 1995 through October 28, 1995; and
$5,000,000 from October 29, 1995 through December 31, 1995. Commencing January 1, 1996 and through June 30, 1996, the sublimit is $15,000,000. The sublimit for letters of credit is $50,000,000. No qualifying asset sales have been made which would reduce the facility borrowing limits.

                  Direct borrowings bear interest at prime plus 1.5%. The FNBB Credit Agreement, as amended, contains certain financial and operating covenants related to minimum and maximum inventory levels, capital expenditures and attainment of minimum earnings before reorganization, interest, taxation, depreciation and amortization. As collateral for borrowings under the FNBB Credit Agreement, the Company has granted to FNBB and BABC a security interest in substantially all assets of the Company. In addition, the FNBB Credit Agreement contains certain restrictive covenants including limitations on the incurrence of additional liens and indebtedness and a prohibition on paying dividends. The Company is currently in compliance with all covenants contained in the FNBB Credit Agreement, as amended.

                  The FNBB Credit Agreement is intended to be used, among other things, to provide working capital to the Company and its subsidiaries to purchase raw materials and inventory. As of March 30, 1996, the Company was utilizing approximately $37,690,000 of this facility for letters of credit. In addition, the Company has also relied on cash flow from operations, tax refunds resulting from the carryback of its operating losses against tax payments made in prior years and savings from reductions in overhead costs to fund its cash needs. Operating losses, interest and financing and reorganization costs in excess of $18,600,000 negatively impacted the 1995 results of operations and cash flow. As a result, the Company has continued to review its organizational structure to attempt to further consolidate its operations and improve its cash flow.

                  As discussed previously, the Company's total net sales have declined during 1995 due to the Company's decisions to close unprofitable labels. Although the Company's revised forecast indicates it will be in compliance with its FNBB Credit Agreement covenants, no assurance can be given that compliance will be achieved during 1996. In the event that such compliance is not achieved, management will attempt to obtain appropriate waivers and amendments from its bank lenders.

                  Based on current economic indicators and operating trends, the Company anticipates the net sales declines experienced in prior years will not recur in 1996. The filing under chapter 11 protects the Company from the actions of its pre-petition creditors while a plan of reorganization is being negotiated. Until a plan of reorganization under chapter 11 is confirmed by the Bankruptcy Court and consummated, payments on pre-petition debt will not be made (except as approved by the Bankruptcy Court) and all existing unexpired contracts and leases will be reviewed to determine whether, subject to Bankruptcy Court approval, they should be assumed or rejected.

                  Capital spending is expected to be approximately $5,649,000 in 1996, primarily for the transition costs related to the sale or spin off of the Company's Sassco Fashions Division and improved management information systems. The Company believes that its financing arrangements and anticipated level of internally generated funds will be sufficient to finance its capital spending during 1996.

                  Other than the capital expenditures described above, no other long-term investment or financing activities are anticipated while the Company remains in chapter 11. The Company has no plans to pay dividends in the foreseeable future.

                  The ability of the Company to continue as a going concern is dependent upon the confirmation of a plan of reorganization by the Bankruptcy Court, the ability to maintain on-going debtor in possession financing and to maintain compliance with all debt covenants under the financing, the achievement of profitable operations and positive cash flow, resolution of uncertainties in the reorganization proceedings discussed in Note 2 to Notes to Consolidated Financial Statements, and the ability obtain financing for its operations that will enable it to emerge from chapter 11.

(C)  EFFECTS OF INFLATION

                  The moderate rate of inflation over the past few years has not had a significant impact on the Company's sales or profitability.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                  See the Consolidated Financial Statements and Financial Statement Schedule of The Leslie Fay Companies, Inc. and Subsidiaries attached hereto and listed on the index to financial statements set forth in Item 14 of this Form 10-K.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

                  As previously reported in the Company's Current Report on Form 8-K dated May 6, 1993, the Company and BDO Seidman mutually agreed on May 6, 1993 that the accounting firm would resign as the Company's independent certified public accountants, a capacity in which it had served for many years. BDO Seidman had been advised by the staff of the SEC that it does not consider the firm to be "independent" under SEC regulations in light of the pending stockholder suits, and in light of the current investigation by the SEC with respect to accounting irregularities of the Company. See Item 3. "Legal Proceedings". Consequently, the Company and BDO Seidman terminated their relationship.

                  The events which led up to the resignation of BDO Seidman are
(i) the investigation into the accounting irregularities; (ii) the withdrawal by BDO Seidman of its opinion on the consolidated financial statements of the Company for 1991; (iii) the private investigation of the Company by the SEC; and
(iv) the institution of a derivative action and certain class actions by stockholders of the Company, all as more fully described in Item 1. "Business - Commencement of Chapter 11 Cases" and Item 3. "Legal Proceedings".

                  During 1992, 1991 and 1990, there were no disagreements between the Company and BDO Seidman on any matter relating to accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements if not resolved to BDO Seidman's satisfaction would have caused them to make reference in connection with their opinions to the subject matter of the disagreement. In addition, BDO Seidman's opinions on the Company's financial statements for such periods contained no adverse opinions or disclaimers of opinion nor were such opinions qualified or modified as to uncertainty, audit scope or accounting principles. However, on February 25, 1993, BDO Seidman withdrew its opinion on the Company's Consolidated Financial Statements for 1991 and on September 28, 1993, BDO Seidman withdrew its opinion on the Company's Consolidated Financial Statements for 1990. Additional information is contained in the Company's Current Reports on Forms 8-K dated May 6, 1993 and September 28, 1993.

                  On May 6, 1993, the Company announced that its Board of Directors appointed the accounting firm of Arthur Andersen LLP as the Company's independent public accountants. Arthur Andersen LLP has audited the Company's balance sheet at January 2, 1993, which reflects the reversal of the accounting irregularities and certain other accounting adjustments, and subsequent financial statements. The decision to change accountants was unanimously approved by the Company's Audit Committee and the Company's Board of Directors.

                  There have been no disagreements with Arthur Andersen LLP on accounting and financial disclosure.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

DIRECTORS OF THE COMPANY

                                       PRINCIPAL OCCUPATION
                                        & OFFICES WITH THE                      DIRECTOR            TERM
NAME AND AGE                                  COMPANY                            SINCE             EXPIRES
------------                           --------------------                     --------           -------
Ralph Destino (60)                     Chairman of the Board of                   1988                (8)
                                       Cartier, Inc. (3)(6)(7)

John S. Dubel (37)                     Former Senior Vice                         1993               (10)
                                       President and Chief
                                       Financial Officer

Steven M.                              General Partner of Eos                     1984                (8)
  Friedman (41)                        Partners, L.P. (3)(4)(5)(7)

Alan Golub (60)                        Former President and                       1984                (9)
                                       Chief Operating Officer
                                       of the Company

Herman Gordon (71)                     Former Senior Vice                         1986                (8)
                                       President and General
                                       Counsel of the Company(2)

Ira J. Hechler (77)                    Private investor (1)(3)(5)                 1984               (10)

                                       PRINCIPAL OCCUPATION
                                        & OFFICES WITH THE                      DIRECTOR            TERM
NAME AND AGE                                  COMPANY                            SINCE             EXPIRES
------------                           --------------------                     --------           -------
Peter W. May (53)                      President and Chief                        1993               (10)
                                       Operating Officer of
                                       Triarc Companies, Inc.(6)(7)

John J. Pomerantz                      Chairman of the Board and                  1984               (10)
(62)                                   Chief Executive Officer
                                       of the Company(1)(2)(4)

Laura H. Pomerantz                     Former Executive Vice                      1986                (9)
(48)                                   President of the Company(4)

Michael L. Tarnopol                    Senior Managing Director of                1986                (9)
(59)                                   Bear, Stearns & Co. Inc.
                                       and Executive Vice
                                       President of The Bear
                                       Stearns Companies, Inc.
                                       (1)(3)(4)(5)(7)

Faye Wattleton (52)                    President of MEFEL                         1993                (9)
                                       Associates(6)(7)

-----------------------
 (1)   Member of the Executive Committee of the Board of Directors.
 (2)   Member of the SAR Committee of the Board of Directors.
 (3)   Member of the Audit Committee of the Board of Directors.
 (4)   Member of the Nominating Committee of the Board of Directors.
 (5)   Member of the Stock Option Committee of the Board of Directors.
 (6)   Member of the Compensation Committee of the Board of Directors.
 (7) Member of the Special Committee of the Board of Directors. The Special Committee is charged with the responsibility of monitoring the operations of the Company pending the completion of the restructuring of Chapter 11 proceedings and assisting in the development and implementation of a plan of reorganization.
 (8) Class I Directors whose terms would have expired in 1993 will continue to serve until the next Annual Meeting of Stockholders at which time Class I Directors will be elected for a term expiring in 1996.
 (9) Class II Directors whose terms would have expired in 1994 will continue to serve until the next Annual Meeting of Stockholders at which time Class II Directors will be elected for a term expiring in 1997.
(10) Class III Directors whose terms would have expired in 1995 will continue to serve until the next Annual Meeting of Stockholders at which time Class III Directors will be elected for a term expiring in 1998.

EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES OF THE COMPANY.


                  The following are the executive officers and a significant employee of the Company.

                                      Offices
       Name                       with the Company                      Age
       ----                       ----------------                      ---

John J. Pomerantz             Chairman of the Board and                  62
                              Chief Executive Officer

Warren T. Wishart             Senior Vice President,                     43
                              Chief Financial Officer
                              and Treasurer

John Ward                     Senior Vice President                      42

Catharine Bandel              Senior Vice President                      38
       Wirtshafter

Joan Ruby                     Vice President, General                    42
                              Counsel and Secretary

James G. Bloise               Vice President-                            52
                              Administration

Paul J. Kittner               Vice President-                            46
                              Corporate Controller

Vernon K. Smith               Vice President-Taxes                       57

Arthur Levine                 --                                         55


CERTAIN INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES OF THE COMPANY

                  The term of office of each executive officer of the Company expires on the date of the organizational meeting of the Board of Directors of the Company following each Annual Meeting of Stockholders of the Company and when his or her respective successor is elected and has qualified.

                  Ralph Destino has been Chairman of the Board of Cartier, Inc., a manufacturer, distributor and retailer of fine jewelry, since January 1986, and its President for ten years prior thereto. Mr. Destino is a director of Hanover Direct, Inc.

                  John S. Dubel provides consulting services to troubled companies. Mr. Dubel served as Senior Vice President and Chief Financial Officer of the Company from April 1993 to August 1995, and continues as a Director. Prior to being associated with the Company, Mr. Dubel was a partner with Arthur Andersen & Co, SC, where he had worked for thirteen years, and was a founding member and co-head of its Corporate Recovery Services Group. Mr. Dubel is a Certified Insolvency and Reorganization Accountant and a member of the Turnaround Management Association and the Association of Insolvency Accountants, where he formerly was a member of the Board of Directors and Vice President.

                  Steven M. Friedman has been a General Partner of Eos Partners, L.P. (an investment partnership) since January 1994. From 1988 to 1993, Mr. Friedman was a General Partner of Odyssey Partners, L.P. (an investment partnership) and was a principal of that firm from October 1983 to 1988. Mr. Friedman is a director of Eagle Food Centers, Inc., The Caldor Corporation, Forstmann & Company, Inc., Micom Communications, Inc., JPS Textile Group, Inc. and Rickel Home Centers, Inc.

                  Alan Golub served as an executive of the Company and its predecessors since 1965 and was their Senior Vice President from 1979 until he became Vice Chairman of the Board of the Company in August 1986. He served as Vice Chairman of the Board until June 1987, when he became President of the Company. From October 1990 until January 1, 1993 when he retired, Mr. Golub served as the Company's Chief Operating Officer. Mr. Golub also served as Chief Executive Officer of the Leslie Fay Sportswear divisions from 1970 until November 1988. Since his retirement, Mr. Golub has served as a consultant to the Company.

                  Herman Gordon served as Senior Vice President and General Counsel of the Company from October 1988 until December 31, 1993 when he retired. Since his retirement, Mr. Gordon has served as a consultant to the Company. For more than 25 years prior to joining the Company, he was a partner in the law firm of Parker Chapin Flattau & Klimpl, general counsel to the Company.

                  Ira J. Hechler has been a private investor for more than five years. Mr. Hechler is a director of United States Banknote Corporation and Concord Camera Corp.

                  Peter W. May has been the President and Chief Operating Officer of Triarc Companies, Inc., the parent company of Royal Crown Cola Co., Arby's Inc., Graniteville Co., National Propane Co. and several other businesses, since April 23, 1993. From 1989 until April 1993, Mr. May was President and Chief Operating Officer of Trian Group, Limited Partnership. Prior thereto, Mr. May was President and Chief Operating Officer of Triangle Industries, Inc. Mr. May is a Certified Public Accountant.

                  John J. Pomerantz has been the Chief Executive or Chief Operating Officer of the Company and its predecessors since 1971, and an executive thereof for over 30 years. Mr. Pomerantz was President of the Leslie Fay business from 1971 until August 1986, when he became Chairman of the Board of the Company.

                  Laura H. Pomerantz is the Executive Managing Director of S.L. Green since July 1995. Ms. Pomerantz had served as Executive Vice President of the Company from December 1992 until the cessation of her employment with the Company in November 1994, upon the closing of the THEOmiles Division. She was Chairwoman of the THEOmiles Division and oversaw the Castleberry Division. Prior thereto, she served as Senior Vice President or Vice President of the Company from 1986 to December 1992. She also served as Chairwoman of the Breckenridge Division from 1985 to 1993 when it was consolidated into the THEOmiles Division. For more than seven years prior to 1985, she served as Senior Vice President of the Personal Sportswear Division. Prior to joining the Company, Mrs. Pomerantz was an executive at Burdine's. Mrs. Pomerantz is the wife of John J. Pomerantz.

                  Michael L. Tarnopol is a director and an Executive Vice President of The Bear Stearns Companies, Inc. and a Senior Managing Director and a member of the Executive Committee of Bear, Stearns & Co. Inc. He has served in such capacities since October 1985.

                  Faye Wattleton has served as President of MEFEL Associates, a management consulting firm, since 1992. Prior thereto, she served as President of Planned Parenthood Federation of America from 1978 to 1992. She is a director of The Institute for International Education, the Henry J. Kaiser Family Foundation, The Estee Lauder Companies, Empire Blue Cross and Blue Shield and Quidel Corporation.

                  Warren T. Wishart joined the Company in March 1993. He held the position of Vice President - Planning from July 1993 through August 1995. In September 1995, he became Senior Vice-President, Chief Financial Officer and Treasurer of the Company. Prior to joining the Company, Mr. Wishart was Vice President - Strategic Planning at Galerias Preciados from 1991 to the end of 1992. Prior to that, he had seventeen years of financial management and business planning experience with several department stores including Filene's and L.J. Hooker Retail Group.

                  Catharine Bandel Wirtshafter joined the Company in January 1994 as President of Sales and Marketing for the Leslie Fay and Nipon brands. In June 1995, she was elected Senior Vice President of the Company and appointed President of Leslie Fay Sportswear. Prior to joining the Company, from September 1987 until December 1993, she served as President of Missy Sportswear of Bonaventure Textiles. Prior thereto, she was the President of Chaus Sport at Bernard Chaus, Inc. from 1984 through 1987.

                  John Ward joined the Company in August 1989 as head of the Andrea Gayle Division and since July 1991 he has been Chairman of the Leslie Fay Sportswear Group. In June 1993 he became Chairman of the combined Leslie Fay Dress and Sportswear Divisions. He was elected a Senior Vice President of the Company in September 1991. From June 1988 until August 1989 he was Senior Vice President and General Merchandise Manager for Ready-to-Wear, Men's and Boys' at
B. Altman & Co. For fifteen years prior thereto, he had been an executive at Filene's.

                  Joan Ruby joined the Company in October 1993 as Vice President-Legal Affairs. In June 1994, she was elected Vice President and General Counsel. From October 1991 to October 1993, She served as Executive Vice President of Norma Kamali, Inc. Prior thereto, she served at the law firm of Phillips, Nizer, Benjamin, Krim & Ballon, specializing in labor and employment law, as a partner since 1990 and as an associate from 1984 through 1990.

                  James G. Bloise joined the Company in March 1991 as Director of Logistics. In June 1992, he became Vice President-Administration of the Company. From March 1988 to January 1991, Mr. Bloise served as Vice President-Logistics of Federated Department Stores, Inc. Prior thereto, he served as Vice President and Corporate Controller of Mast Industries Division of The Limited Stores, Inc.

                  Paul J. Kittner joined the Company in March 1993 as Vice President-Corporate Controller. From 1989 to 1992 Mr. Kittner served as Senior Vice President-Finance, Chief Financial Officer and Treasurer of the HE-RO Group Ltd. Prior thereto, he served as Senior Vice President and Chief Financial Officer of Loehmann's Inc. and Corporate Vice President, finance and internal audit for Associated Dry Goods Corp.

                  Vernon K. Smith joined the Company in June 1993 as its Vice President - Taxes. From October 1990 to May 1993, Mr. Smith served as Vice President - Corporate Taxes of Ames Department Stores, Inc. Prior thereto, he served as Director of Corporate Tax of The Foxboro Company from January 1988 to September 1990.

                  Arthur Levine has been the President of the Company's Sassco Fashions Division since 1980.

ITEM 11.  EXECUTIVE COMPENSATION.

                  Summary of Cash and Certain Other Information. The following table shows, for 1995, 1994 and 1993, the compensation paid or accrued by the Company and its subsidiaries to the Chief Executive Officer, and the other four most highly compensated executive officers of the Company (the "Named Officers") during 1995.

SUMMARY COMPENSATION TABLE

                                             Annual Compensation                        Long Term Compensation
                                   -----------------------------------------     ---------------------------------
                                                                                         Awards              Payouts
                                                                                 ------------------------    -------
                                                                 Other           Restricted    Securities
Name and                                                        Annual             Stock       Underlying     LTIP     All Other
Principal Position       Year      Salary(1)      Bonus      Compensation(2)       Awards      Options(#)    Payouts  Compensation
------------------       ----      ---------      -----      ---------------     ----------    ----------    -------  ------------
John J. Pomerantz        1995      $780,000      $    --        $41,206            None               --       None    $ 8,600(3)
Chairman of the          1994      $798,915      $    --        $  --              None               --       None    $19,850(4)
Board and Chief          1993      $798,915      $    --        $77,786            None           25,000       None    $26,280(5)
 Executive Officer
----------------------------------------------------------------------------------------------------------------------------------
John Ward                1995      $500,000      $    --        $15,116            None               --       None    $ 2,730(3)
 Senior Vice             1994      $500,000      $    --        $  --              None               --       None    $ 7,371(4)
 President               1993      $400,000      $139,005       $  --              None           12,500       None    $ 9,872(5)
----------------------------------------------------------------------------------------------------------------------------------
Catharine Bandel
 Wirtshafter (6)         1995      $274,038      $    --        $13,996            None               --       None    $    --
 Senior Vice             1994      $160,000      $ 20,000       $ 8,434            None               --       None    $    --
 President
----------------------------------------------------------------------------------------------------------------------------------
James G. Bloise          1995      $225,000      $    --        $  --              None               --       None    $ 2,230(3)
 Vice President -        1994      $220,673      $ 50,000       $   219            None               --       None    $ 2,230(4)
 Administrations         1993      $225,000      $    --        $  --              None               --       None    $ 2,418(5)
----------------------------------------------------------------------------------------------------------------------------------
Warren T. Wishart(7)     1995      $198,461      $    --        $ 1,591            None               --       None    $ 2,535(3)
 Senior Vice             1994      $160,000      $    --        $ 1,204            None               --       None    $ 2,182(4)
 President,              1993      $135,769      $ 30,000       $ 1,025            None               --       None    $    --
 Chief Financial
 Officer and
 Treasurer
----------------------------------------------------------------------------------------------------------------------------------

(1) 1995, 1994 and 1993 were 52 week years. Amounts represents annual salaries as calculated on a 365 day year.

(2) In 1995 and 1994, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of reported annual salary and bonuses for any of the Named Officers. In 1993, except for Mr. Pomerantz, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of reported annual salary and bonus for any of the other Named Officers. With respect to Mr. Pomerantz, includes $54,615 paid by the Company for an automobile and other automobile related expenses.

(3) For 1995, consists of the following (1) amounts contributed as Company matching contributions for each Named Officer under the Company's 401(k) Savings Plan as follows: Mr. Pomerantz $2,230, Mr. Ward $2,500, Mr. Bloise $2,230 and Mr. Wishart $2,535; (b) amounts contributed by the Company under the Company's defined benefit cash balance retirement plan as follows: Mr. Pomerantz and Mr. Ward $500 each; (c) amounts paid by the Company for split dollar life insurance coverage as follows: Mr. Pomerantz $5,870.

(4) For 1994, consists of the following (a) amounts contributed as Company matching contributions for each Named Officer under the Company's 401(k) Savings Plan as follows: Mr. Pomerantz $2,230, Mr. Ward $3,022, Mr. Bloise $2,230 and Mr. Wishart $2,182; (b) amounts contributed by the Company under the Company's defined benefit cash balance retirement plan as follows: Mr. Pomerantz $12,299 and Mr. Ward $4,349; and (c) amounts paid by the Company for split dollar life insurance coverage for Mr. Pomerantz $5,321.

(5) For 1993, consists of the following (a) amounts contributed as Company matching contributions for each Named Officer under the Company's 401(k) Savings Plan as follows: Mr. Pomerantz $2,499, Mr. Ward $2,948 and Mr. Bloise $2,418; (b) amounts contributed by the Company under the Company's defined benefit cash balance retirement plan as follows: Mr. Pomerantz $19,313 and Mr. Ward $6,924; and (c) amounts paid by the Company for split dollar life insurance coverage as follows: Mr. Pomerantz $4,468.

(6) Ms. Wirtshafter commenced her employment with the Company on January 3, 1994.

(7)  Mr. Wishart commenced his employment with the Company on March 1, 1993.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The Company did not grant any stock options or SAR's to the Named Officers during 1995.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END VALUE TABLE


                  The following table sets forth information with respect to the Named Officers concerning the exercise of options during 1995 and unexercised options held as of the end of such year. The closing price of a share of Common Stock of the Company on the close of business on December 30, 1995 was $0.0625. Accordingly, none of the Named Officers would have realized any value if they had exercised their options on such date.

                                                                                     Number of
                                                                                     Securities              Value of
                                                                                     Underlying              Unexercised
                                                                                     Unexercised             In-the-Money
                                                                                     Options                 Options
                                                                                     at Fiscal               at Fiscal
                                                                                     Year-End                Year-End
                                           Shares                                    -----------             ----------------
                                           Acquired                  Value           Exercisable/            Exercisable/
Name                                       on Exercise(#)            Realized        Unexercisable           Unexercisable(1)
---------------------                      -------------             --------        -------------           ----------------
John J. Pomerantz                          None                      N/A             37,500/12,500           $ 0/0
-----------------------------------------------------------------------------------------------------------------------------
John Ward                                  None                      N/A             11,250/ 6,250           $ 0/0
-----------------------------------------------------------------------------------------------------------------------------
Catharine Wirtshafter                      None                      N/A             875/ 2,625              $ 0/0
-----------------------------------------------------------------------------------------------------------------------------
James G. Bloise                            None                      N/A             4,375/ 625              $ 0/0
-----------------------------------------------------------------------------------------------------------------------------
Warren T. Wishart                          None                      N/A             2,500/ 2,500            $ 0/0
-----------------------------------------------------------------------------------------------------------------------------

(1) Aggregate market value of the shares of Common Stock covered by the options on the date of exercise less the exercise price of such options.

RETIREMENT PLAN

                  The Company's Retirement Plan is a defined benefit, cash balance pension plan. Each year the Company contributes a percentage of earnings to an account for each eligible employee based on attained age and years of service. The benefit credits are calculated using a defined formula. In tabular form, the formula is as follows:

                              Percent of Pay                 Percent of Pay
Age Plus                      Up to One-Half the             Over One-Half the
Completed                     Social Security                Social Security
Years of Service              Wage Base                      Wage Base
----------------              ------------------             -----------------
Less than 50                       2.00%                         3.00%
50-59                              2.75%                         3.75%
60-69                              3.75%                         4.75%
70-79                              5.25%                         6.25%
80 or more                         7.25%                         8.25%

                  At December 30, 1995, the estimated annual benefits payable upon retirement at normal retirement age for each of John J. Pomerantz, John Ward, Catharine Bandel Wirtshafter, and James Bloise and Warren Wishart were $59,844, $21,542, $ 0, $536 and $536, respectively. These projected amounts do not reflect continued plan credits.

                  The Retirement Plan has been amended to freeze benefit accruals effective December 31, 1994. The amounts do reflect an annual 5% interest rate credit until normal retirement date.

COMPENSATION OF DIRECTORS

                  Each director who is not a full-time employee of or consultant to the Company receives an annual director's fee of $20,000, as well as a fee of $1,000 for each meeting of the Board of Directors or any committee thereof attended.

EMPLOYMENT CONTRACTS, TERMINATION AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

                  The Company has an employment agreement with John J. Pomerantz which provides for his employment in his present capacity as an executive officer until December 31, 1997 at a salary of $798,915 per annum. Mr. Pomerantz's agreement also provides that in the event of his death, the Company will pay to his spouse an amount equal to two times his annual base salary, or if he is not survived by a spouse, the Company will pay to his estate an amount equal to his annual base salary, in either case payable over a five year period.

                  The Company has in effect a Partnership and Management Agreement, dated as of April 30, 1982 (as amended, the "Management Agreement"), under the terms of which Mr. Pomerantz is entitled to receive, in addition to the salary received under his employment agreement with the Company, additional compensation based on an effective rate of 4.52% of the pre-tax "net earnings", as defined, of the Company's business for the applicable year, if such earnings exceed $16,000,000. Mr. Pomerantz is entitled to receive 100% of the additional compensation payable under the Management Agreement. The Management Agreement is scheduled to expire December 31, 1997.

                  The Company has in effect an employment agreement with John Ward dated as of June 29, 1994 (the "Ward Employment Agreement"), pursuant to which he is employed as Senior Vice President and as Chairman of the Leslie Fay Dress Group at a minimum total compensation of $500,000 per annum until June 30, 1996. In addition to his base salary, the Ward Employment Agreement provides that Mr. Ward is entitled to certain other perquisites and additional bonus compensation based on the achievement of certain levels of Contribution, as defined, of the Leslie Fay Dress Group.

                  The Company also has in effect an amended and restated employment agreement with Warren T. Wishart dated as of May 1, 1995 (the "Wishart Employment Agreement"), pursuant to which he is employed as Senior Vice President, Chief Financial Officer and Treasurer of the Company at a base salary of $200,000 per annum until June 30, 1996. In addition to such salary, the Wishart Employment Agreement provides that Mr. Wishart is entitled to certain other perquisites and additional bonus compensation based on the achievement of certain corporate financial and personal goals, as agreed upon by the Company and Mr. Wishart.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  The Company did not have a compensation committee at the time that 1994 compensation levels were set for officers. During 1994 and subject to the terms of various employment agreements, the Board of Directors was responsible for determining the compensation of officers. The Company's Chairman of the Board and Chief Executive Officer, John J. Pomerantz; former President and Chief Operating Officer, Michael J. Babcock; former Senior Vice President and Chief Financial Officer, John Dubel and former Executive Vice President, Laura H. Pomerantz each participated in deliberations of the Company's Board of Directors concerning executive officer compensation during the period they were directors. On April 12, 1994, the Board of Directors appointed a Compensation Committee consisting of Ralph Destino, Peter W. May and Faye Wattleton, which Committee was charged with determining the compensation of officers. Since the commencement of the Bankruptcy Court proceedings on April 5, 1993, issues regarding the compensation of officers have been submitted to the creditors committee and/or the Bankruptcy Court for approval prior to Compensation Committee of Board of Director action.

                  The members of the Stock Option Committee of the Company's Board of Directors are Steven M. Friedman, Ira J. Hechler and Michael L. Tarnopol.

                  Bear, Stearns & Co. Inc. ("Bear Stearns") and its affiliates have rendered the following advisory services to the Company. Bear Stearns Asset Management, a division of Bear Stearns, acts as investment manager for the Company's 401(K) Savings Plan and Retirement Plan and receives fees therefor. Michael L. Tarnopol, a director of the Company, is a Senior Managing Director and a member of the Executive Committee of Bear Stearns and a director and Executive Vice President of The Bear Stearns Companies, Inc., an affiliate of Bear Stearns.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

                  (a) The following table sets forth certain information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of December 30, 1995:

                                        Amount and
Name and Address                        Nature of                Percent
       of                               Beneficial                 of
Beneficial Owner                        Ownership                 Class
----------------                        ----------               -------

John J. Pomerantz                       1,534,583(1)              8.2%
1412 Broadway
New York, New York 10018

-------------------
(1) Includes 200,000 shares held by Mr. Pomerantz as trustee for his daughters and 31,433 shares owned by a charitable foundation of which Mr. Pomerantz is President. Also includes 43,750 shares which Mr. Pomerantz has the right to acquire upon exercise of stock options which are exercisable currently or within 60 days. Does not include shares owned or held by Laura H. Pomerantz, Mr. Pomerantz's wife, which are described in the table in paragraph (b) below and footnote (6) thereof. Mr. Pomerantz disclaims beneficial ownership of all shares referred to in this footnote (2) other than the 43,750 shares subject to his stock options.

                  (b) The following table sets forth certain information as of December 30, 1995, with respect to the beneficial ownership of the Company's Common Stock by each director, each of the Named Officers and by all directors and executive Officers as a group.

                                    Amount and Nature of              Percent
Name of Beneficial Owner            Beneficial Ownership(1)           of Class
------------------------            -----------------------           --------

James Bloise                              4,375(2)                         *
Ralph Destino                             1,000                            *
John Dubel                                    0                            *
Steven M. Friedman                            0                            *
Alan Golub                              484,215                          2.6%
Herman Gordon                             2,000                            *
Ira J. Hechler                          431,812(3)                       2.3%
Peter W. May                                  0                            *
John J. Pomerantz                     1,534,583(4)                       8.2%
Laura H. Pomerantz                      222,500(5)                       1.2%
Michael L. Tarnopol                      10,000                            *
Faye Wattleton                                0                            *
John Ward                                14,375(6)                         *
Catharine Bandel Wirtshafter              1,750(7)                         *
Warren Wishart                            2,500(8)                         *

All directors and executive           2,718,485(9)                      14.5%
  officers as a group (18
  persons)

------------------
*  Less than 1%.

(1) Except as otherwise indicated, each of the persons named above has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by him or her.

(2) Consists of 4,375 shares which Mr. Bloise has the right to acquire upon exercise of stock options which are exercisable currently or within 60 days.

(3) Does not include 736,987 shares owned by Marilyn Hechler, Mr. Hechler's wife. Mr. Hechler disclaims beneficial ownership of such shares.

(4) See footnote (1) to the table under (a) above for certain information concerning Mr. Pomerantz's beneficial ownership of Common Stock.

(5) Includes 122,500 shares held by Laura H. Pomerantz as trustee for her daughter, with respect to which she disclaims beneficial ownership. Does not include shares owned or held by John J. Pomerantz, Mrs. Pomerantz's husband, which are described in footnote (1) to the table under (a) above.

(6) Consists of 14,375 shares which Mr. Ward has the right to acquire upon exercise of stock options which are exercisable currently or within 60 days.

(7) Consists of 1,750 shares which Ms. Wirtshafter has the right to acquire upon exercise of stock options which are exercisable currently or within 60 days.

(8) Consists of 2,500 shares which Mr. Wishart has the right to acquire upon exercise of stock options which are exercisable currently or within 60 days.

(9) Includes 76,250 shares which all directors and executive officers have the right to acquire upon exercise of stock options which are exercisable currently or within 60 days.

                  Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, officers, directors and holders of more than 10% of the outstanding shares of the Company's Common Stock are required to file periodic reports of their ownership of, and transactions involving, the Company's Common Stock with the SEC. Based solely on its review of copies of such reports received by the Company or written representations from certain reporting persons that no Annual Statement of Changes in Beneficial Ownership on Form 5 (the "Annual Statement") was required for those persons, the Company believes that its reporting persons have complied with all Section 16 filing requirements applicable to them with respect to the Company's fiscal year ended December 30, 1995, except that Joan Ruby and Catharine Bandel Wirtshafter each filed a late Form 3 and Alan Golub, Herman Gordon, John Pomerantz and Laura Pomerantz each filed a late Form 5.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

                  The Company had in effect an agreement with Alan Golub. Pursuant thereto, Mr. Golub was employed by the Company as an executive officer through December 31, 1992. As permitted by an amendment to his agreement entered into in 1987, Mr. Golub elected to become a consultant to the Company effective January 1, 1993, until December 31, 1997, at an annual consulting fee of $400,000. Payment of Mr. Golub's consulting fee has been suspended since December 31, 1994. Mr. Golub has filed a claim in Bankruptcy Court for full payment pursuant to the agreement and the Company has objected to this claim.

                  Herman Gordon, a director and former executive officer of the Company, was a senior partner in the firm of Parker Chapin Flattau & Klimpl, general counsel to the Company, until October 1988, and of counsel to such firm until December 31, 1993. Mr. Gordon was employed as the Senior Vice President and General Counsel of the Company from October 1988 until his retirement from the Company effective December 31, 1993. Mr. Gordon become a consultant to the Company effective January 1, 1994 and received consulting fees of $100,000 and $125,000 during 1995 and 1994, respectively. Mr. Gordon is entitled to receive a consulting fee of $75,000 for 1996.

                  In connection with the termination of his employment, Michael
J. Babcock, President, Chief Operating Officer and a director of the Company, who ceased to be employed by the Company on January 20, 1995, received a final contractual payment of $1,111,000. During 1992, the Company made an interest free advance to Mr. Babcock for personal use. The largest aggregate amount outstanding at any one time since the beginning of 1994 was $250,000. On January 20, 1995, as part of his termination agreement, the Company forgave $50,000 of this advance. Mr. Babcock repaid the balance in full.

                  On August 1, 1995, the Bankruptcy Court approved a Lease Assumption Agreement between the Company and I.B. Diffusion, L.P. ("IBD"). Pursuant to this agreement, the Company does not assume any obligations under the leases other than the payment of current lease obligations until a plan of reorganization is approved and confirmed by the Bankruptcy Court that provides for the assignment of not less than eighteen (18) leases. The Company, through its subsidiary, A.S.L. Retail Outlets, Inc., intends to operate these retail stores as outlets for the products of the Sassco Fashions Division. Ira Hechler, a director of the Company, is a 33.15% owner of I.B.D. Acquisition, Inc., which is a 50% owner of IBD. The Company paid approximately $ 500,000 in rent expense to IBD in 1995.

                                     PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

          (a)  Documents filed as part of this report:


               (1)  Financial Statements:

                    The Consolidated Financial Statements are set forth in the Index to Consolidated Financial Statements and Financial Statement Schedules on page F-1 hereof.

               (2)  Financial Statement Schedule:

                    The Financial Statement Schedule is set forth on the Index to Consolidated Financial Statements and Financial Statement Schedule on page F-1 hereof.

               (3)  Exhibits:

                    Exhibits are set forth on the "Index to Exhibits" on page E-1 hereof.

          (b)  Reports on Form 8-K:

               Since the end of the third quarter of 1995, the Company has not filed any Current Reports on Form 8-K.

                                   SIGNATURES

                  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  April 12, 1996


                                             The Leslie Fay Companies, Inc.
                                             --------------------------------
                                             (Company)


                                             By: /s/ John J. Pomerantz
                                                -----------------------------
                                                John J. Pomerantz,
                                                Chairman of the Board and
                                                Chief Executive Officer

                  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Signature                       Title                            Date
---------                       -----                            ----

/s/ John J. Pomerantz          Chairman of the Board,            April 12, 1996
----------------------------   Chief Executive Officer
John J. Pomerantz              and Director (principal
                               executive officer)


/s/ Warren T. Wishart          Senior Vice President,            April 12, 1996
----------------------------   Chief Financial Officer
Warren T. Wishart              and Treasurer (principal
                               financial and accounting
                               officer)

/s/ Ralph Destino              Director                          April 12, 1996
----------------------------
Ralph Destino


/s/ John Dubel                 Director                          April 12, 1996
----------------------------
John Dubel


/s/ Steven M. Friedman         Director                          April 12, 1996
----------------------------
Steven M. Friedman


/s/ Alan Golub                 Director                          April 12, 1996
----------------------------
Alan Golub


/s/ Herman Gordon              Director                          April 12, 1996
----------------------------
Herman Gordon



----------------------------   Director                          April 12, 1996
Ira J. Hechler


/s/ Peter W. May               Director                          April 12, 1996
----------------------------
Peter W. May


/s/ Laura H. Pomerantz         Director                          April 12, 1996
----------------------------
Laura H. Pomerantz


/s/ Michael L. Tarnopol        Director                          April 12, 1996
----------------------------
Michael L. Tarnopol


/s/ Faye Wattleton             Director                          April 12, 1996
----------------------------
Faye Wattleton

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                         (Debtor In Possession - Note 1)

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                     Page No.
                                                                     --------
Report of Independent Public Accountants                               F-2

Consolidated Financial Statements:

  Consolidated Balance Sheets                                          F-4

  Consolidated Statements of Operations                                F-5

  Consolidated Statements of Stockholders' (Deficit) Equity            F-6

  Consolidated Statements of Cash Flows                                F-7

  Notes to Consolidated Financial Statements                           F-8

  Financial Statement Schedule:

       Schedule II - Valuation and Qualifying Accounts                 F-30

                               ARTHUR ANDERSEN LLP




                    Report of Independent Public Accountants



To the Stockholders and Board of Directors of The Leslie Fay Companies, Inc.:

We have audited the accompanying consolidated balance sheets of The Leslie Fay Companies, Inc. (a Delaware corporation) and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the fiscal years ended December 30, 1995, December 31, 1994 and January 1, 1994. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Leslie Fay Companies, Inc. and subsidiaries as of December 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for the fiscal years ended December 30, 1995, December 31, 1994 and January 1, 1994, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to the consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                               ARTHUR ANDERSEN LLP


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying consolidated statements of operations indicate that the Company has incurred recurring losses. In addition, as discussed in Note 2 to the consolidated financial statements, on April 5, 1993, the Company filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Furthermore, as indicated in Note 6 to the consolidated financial statements, the Company's debtor in possession financing expires on June 30, 1996. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The Company's ability to continue as a going concern is dependent upon acceptance of a plan of reorganization by the Company's creditors and confirmation by the Court, securing on-going debtor in possession financing, compliance with all debt covenants under the debtor in possession financing, a favorable resolution of the legal proceedings discussed in Note 8 to the consolidated financial statements and the success of future operations. The ultimate outcome of these matters is not presently determinable. The consolidated financial statements do not include any adjustments relating to these uncertainties or the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.





                                                ARTHUR ANDERSEN LLP



New York, New York
March 12, 1996

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                         (Debtor in Possession - Note 1)

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                              December 30,     December 31,
                                                                                 1995             1994
                                                                               ---------        ---------
                             ASSETS
Current Assets:
    Cash and cash equivalents...............................................   $  32,324        $  32,713
    Accounts receivable- net of allowances for possible losses
        of $23,091 and $26,668, respectively................................      54,943           58,923
    Inventories.............................................................     101,076          102,477
    Prepaid expenses and other current assets...............................       4,283            4,424
    Income taxes refundable.................................................      10,345            8,612
    Assets of divisions held for sale and disposition.......................         326           21,063
                                                                               ---------        ---------
    Total Current Assets....................................................     203,297          228,212

Property, Plant and Equipment, at cost less accumulated depreciation
    and amortization of $17,262 and $31,745, respectively...................      14,670           19,182
Excess of Purchase Price over Net Assets Acquired - net of
    accumulated amortization of $10,003 and $8,856, respectively............      25,609           29,943
Deferred Charges and Other Assets...........................................       2,404            4,297
                                                                               ---------        ---------
    Total Assets............................................................   $ 245,980        $ 281,634
                                                                               =========        =========

           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
    Accounts payable........................................................   $  30,150        $  30,429
    Accrued expenses and other current liabilities..........................      32,173           51,565
    Income taxes payable....................................................       2,132            3,271
    Direct liabilities of divisions held for sale and disposition...........         280            5,878
                                                                               ---------        ---------
        Total Current Liabilities...........................................      64,735           91,143

Deferred Credits and Other Noncurrent Liabilities...........................          --              111

Liabilities Subject to Compromise...........................................     337,153          328,315
                                                                               ---------        ---------
    Total Liabilities.......................................................     401,888          419,569
                                                                               ---------        ---------
Commitments and Contingencies

Stockholders' Deficit:
    Common stock, $1 par value; 50,000 shares authorized;
        20,000 shares issued and outstanding................................      20,000           20,000
    Capital in excess of par value..........................................      49,012           49,012
    Excess of accumulated pension
        obligation over plan assets.........................................        (214)              --
    Accumulated deficit.....................................................    (211,833)        (193,992)
    Foreign currency translation adjustment.................................          93               11
                                                                               ---------        ---------
        Subtotal............................................................    (142,942)        (124,969)
    Treasury stock, at cost - 1,228 shares..................................     (12,966)         (12,966)
                                                                               ---------        ---------
        Total Stockholders' Deficit.........................................    (155,908)        (137,935)
                                                                               ---------        ---------
    Total Liabilities and Stockholders' Deficit.............................   $ 245,980        $ 281,634
                                                                               =========        =========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                         (Debtor In Possession- Note 1)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)


                                                                                    For the Fiscal Years
                                                                  -------------------------------------------------------
                                                                       1995                 1994                 1993
                                                                  -------------         ------------         ------------
Net Sales .................................................        $    445,204         $    535,333         $    661,779
Cost of Sales .............................................             345,891              427,986              513,528
                                                                   ------------         ------------         ------------

    Gross profit ..........................................              99,313              107,347              148,251
                                                                   ------------         ------------         ------------

    Operating Expenses:
    Selling, warehouse, general and
        administrative expenses ...........................              96,931              131,434              177,401
    Amortization of intangibles ...........................               1,147                3,191                3,424
                                                                   ------------         ------------         ------------
    Total operating expenses ..............................              98,078              134,625              180,825
                                                                   ------------         ------------         ------------
    Operating income (loss) ...............................               1,235              (27,278)             (32,574)

Interest and Financing Costs (excludes contractual interest
    of $18,031 and $18,240 in 1995 and 1994, respectively)                3,262                5,512               25,783
                                                                   ------------         ------------         ------------
    Loss before reorganization costs and
        provision (benefit) for income taxes ..............              (2,027)             (32,790)             (58,357)

Reorganization Costs ......................................              16,575              115,769               45,139
                                                                   ------------         ------------         ------------
    Loss before provision (benefit) for income taxes ......             (18,602)            (148,559)            (103,496)

Provision (Benefit) for Income Taxes ......................                (761)                 981               (8,258)
                                                                   ------------         ------------         ------------
Net Loss ..................................................        ($    17,841)        ($   149,540)        ($    95,238)
                                                                   ============         ============         ============

Net Loss Per Share of Common Stock ........................        ($      0.95)        ($      7.97)        ($      5.07)
                                                                   ============         ============         ============
    Weighted Average Common Shares Outstanding ............          18,771,836           18,771,836           18,771,836
                                                                   ============         ============         ============

               The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                         (Debtor In Possession - Note 1)

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                        (In thousands, except share data)

                                                                                           Excess of
                                                                                          Accumulated
                                                                                            Pension       Retained
                                                      Common  Stock          Capital       Obligation     Earnings
                                                  ----------------------   in Excess of    Over Plan    (Accumulated
                                                  Shares      Par Value     Par Value       Assets        Deficit)
                                                  ------      ---------     ----------      ------        -------
BALANCE AT JANUARY 2, 1993                      20,000,000    $   20,000    $   49,012    $     --       $   50,786
Fiscal Year 1993
    Net Loss                                          --            --            --            --          (95,238)
    Foreign Currency Translation Adjustments          --            --            --            --             --
                                                ----------    ----------    ----------    ---------      ----------
BALANCE AT JANUARY 1, 1994                      20,000,000        20,000        49,012          --          (44,452)
Fiscal Year 1994
    Net Loss                                          --            --            --            --         (149,540)
    Foreign Currency Translation Adjustments          --            --            --            --             --
                                                ----------    ----------    ----------    ---------      ----------
BALANCE AT DECEMBER 31, 1994                    20,000,000        20,000        49,012          --         (193,992)
Fiscal Year 1995
    Net Loss                                          --            --            --            --          (17,841)
    Deferred Pension Liability                        --            --            --          (214)            --
    Foreign Currency Translation Adjustments          --            --            --            --             --
                                                ----------    ----------    ----------    ---------      ----------
BALANCE AT DECEMBER 30, 1995                    20,000,000    $   20,000    $   49,012    ($   214)      ($ 211,833)
                                                ==========    ==========    ==========    ========       ==========

                                                 Foreign                                       Total
                                                 Currency          Treasury Stock          Stockholders'
                                                Translation    -----------------------       (Deficit)
                                                Adjustment       Shares         Amount        Equity
                                                ----------       ------         ------        ------
BALANCE AT JANUARY 2, 1993                      ($     110)     1,228,164       (12,966)    $  106,722
Fiscal Year 1993
    Net Loss                                          --             --            --          (95,238)
    Foreign Currency Translation Adjustments           338           --            --              388
                                                ----------      ---------     ---------     ----------
BALANCE AT JANUARY 1, 1994                             228      1,228,164       (12,966)        11,822
Fiscal Year 1994
    Net Loss                                          --             --            --         (149,540)
    Foreign Currency Translation Adjustments          (217)          --            --             (217)
                                                ----------      ---------     ---------     ----------
BALANCE AT DECEMBER 31, 1994                            11      1,228,164       (12,966)      (137,935)
Fiscal Year 1995
    Net Loss                                          --             --            --          (17,841)
    Deferred Pension Liability                        --             --            --             (214)
    Foreign Currency Translation Adjustments            82           --            --               82
                                                ----------      ---------     ---------     ----------
BALANCE AT DECEMBER 30, 1995                    $       93      1,228,164    ($  12,966)    ($ 155,908)
                                                ==========      =========     =========     ==========

                  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                         (Debtor In Possession - Note 1)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                           For the Fiscal Years
                                                                                --------------------------------------------
                                                                                  1995             1994             1993
                                                                                ---------        ---------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss ............................................................       ($ 17,841)       ($149,540)       ($ 95,238)
    Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
        Depreciation and amortization ...................................           5,969            7,615            8,156
        Amortization of excess purchase price over
           net assets acquired ..........................................           1,147            3,191            3,424
        Deferred taxes ..................................................          (1,811)            --              9,343
        Provision for possible losses on accounts receivable ............           1,254            3,843            5,097
        Decrease (increase) in:
           Accounts receivable ..........................................             494           11,180           22,748
           Inventories ..................................................          11,291          (19,871)          37,284
           Prepaid expenses and other current assets ....................             (16)             264           (1,609)
           Income taxes refundable ......................................          (1,735)          23,182           11,886
           Deferred charges and other assets ............................           1,926            5,126              160
           (Decrease) increase in:
           Accounts payable, accrued expenses and other
               current liabilities ......................................           6,902          (10,362)          44,934
           Income taxes payable .........................................          (1,113)             461             (823)
           Deferred credits and other noncurrent liabilities ............            (243)          (1,689)           1,387
           Changes due to reorganization activities:
           Reorganization costs .........................................          16,575          115,769           45,139
           Payment of reorganization costs ..............................         (25,792)         (28,361)         (18,126)
           Interest expense not paid ....................................            --               --             13,366
                                                                                ---------        ---------        ---------
               Total adjustments ........................................          14,848          110,348          182,366
                                                                                ---------        ---------        ---------
               Net cash (used in) provided by operating activities ......          (2,993)         (39,192)          87,128
                                                                                ---------        ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures ................................................          (3,977)          (5,811)          (7,469)
    Proceeds from sale of fixed assets ..................................            --              1,193            2,491
    Proceeds from sale of Next Day Apparel (net of cash provided of $405)           3,081             --               --
                                                                                ---------        ---------        ---------
        Net cash used in investing activities ...........................            (896)          (4,618)          (4,978)
                                                                                ---------        ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from borrowings ............................................           3,500             --             12,888
    Repayment of long term debt .........................................            --               (222)            (351)
    Repayment of pre-petition debt ......................................            --               --            (25,116)
                                                                                ---------        ---------        ---------
        Net cash provided by (used in) financing activities .............           3,500             (222)         (12,579)
                                                                                ---------        ---------        ---------

Net increase (decrease) in cash and cash equivalents ....................            (389)         (44,032)          69,571

Cash and cash equivalents, at beginning of period .......................          32,713           76,745            7,174
                                                                                ---------        ---------        ---------

Cash and cash equivalents, at end of period .............................       $  32,324        $  32,713        $  76,745
                                                                                =========        =========        =========

        The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                         (DEBTOR IN POSSESSION - NOTE 1)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION AND ORGANIZATION, RESTATEMENT OF PRIOR FINANCIAL STATEMENTS AND RELATED EVENTS:

(a) BASIS OF PRESENTATION AND ORGANIZATION -

                  The consolidated financial statements of The Leslie Fay Companies, Inc. and subsidiaries (The Leslie Fay Companies, Inc. being sometimes individually referred to, and together with its subsidiaries collectively referred to, as the "Company" as the context may require) have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles, which, for certain financial statement accounts, requires the use of management's estimates. Actual results may differ. The financial statements have also been prepared applicable to a going concern, which principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the normal course of business. The Company's fiscal year ends on the Saturday closest to December 31st. The fiscal years ended December 30, 1995 ("1995"), December 31, 1994 ("1994") and January 1, 1994 ("1993") included 52 weeks.

(b) RESTATEMENT OF PRIOR FINANCIAL STATEMENTS AND RELATED EVENTS -

         On February 1, 1993, the Company announced that due to accounting irregularities discovered at that time, the previously reported audited financial statements for 1991 and the previously reported unaudited financial statements for the nine months ended October 3, 1992 were incorrect. An investigation of these irregularities was undertaken by the Audit Committee of the Board of Directors. On February 25, 1993, BDO Seidman, the Company's then Independent Certified Public Accountants, withdrew its opinion on the consolidated financial statements of the Company for 1991. It is the Company's understanding that the audit opinion was withdrawn as a result of the Company's disclosure of the accounting irregularities relating to its 1991 consolidated financial statements referred to above.

                  As a result of the announcement of accounting irregularities, investigations of the Company and other persons were begun by the Securities and Exchange Commission and certain other regulatory authorities. Subsequent to these developments, the Company and its directors were named as defendants in numerous stockholder and other party lawsuits. Additionally, the Company breached certain provisions of its financing agreements in place at that time, interim amendments were agreed upon, and on March 9, 1993, the Company announced a new interim 120-day revolving credit facility with its banks. In March 1993, the Company also announced certain restructuring decisions including the closing of three divisions and the appointment of new financial management.

                  On April 5, 1993 ("the Filing Date"), The Leslie Fay Companies, Inc. ("Leslie Fay") and each of Leslie Fay Licensing Corp., Spitalnick Corp. and Hue, Inc., wholly owned subsidiaries of Leslie Fay (collectively the "Debtors"), filed a voluntary petition under chapter 11 of the Bankruptcy Code (the "Bankruptcy Code"), as further discussed in Note 2. In addition, on November 15, 1995, the Company's subsidiaries operating retail outlets also filed voluntary petitions under the Bankruptcy Code (See Note 2.) The Debtors are presently operating their businesses as debtors in possession subject to the jurisdiction and supervision of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

                  In September 1993, the Company announced the revised operating results for 1992 and a restatement of operating results for certain prior years. This restatement reflected the reversal of the accounting irregularities in 1990, 1991 and 1992, as well as other adjustments for 1990 through the third quarter of 1992.

                  On September 28, 1993, BDO Seidman, the Company's former Independent Certified Public Accountants, withdrew its opinion on the consolidated financial statements of the Company for 1990. It is the Company's understanding that the audit opinion was withdrawn in view of the Company's reversal of accounting irregularities and other adjustments for that year.


2. REORGANIZATION CASE:

                  As discussed in Note 1, Leslie Fay and three of its subsidiaries filed petitions for reorganization under chapter 11 of the Bankruptcy Code on April 5, 1993. Pursuant to an order of the Bankruptcy Court, the individual chapter 11 cases were consolidated for procedural purposes only and are being jointly administered by the Bankruptcy Court. Since the Filing Date, the Debtors have been operating their businesses as debtors in possession and intend to propose a plan or plans of reorganization pursuant to the Bankruptcy Code.

                  In the chapter 11 cases, substantially all liabilities as of the Filing Date are subject to compromise under a plan of reorganization to be voted upon by the Debtors' impaired creditors and stockholders and confirmed by the Bankruptcy Court. In addition, the Company breached covenants in substantially all of its debt instruments as a result of the chapter 11 filing (see Note 6). In order to be conservative, the Company had accrued $13,366,000 in 1993, which is reflected in pre-petition liabilities, for interest on pre-petition debt accrued during the post-petition period, even though all or a significant portion of such interest may not be payable or paid as a consequence of the Bankruptcy Code, which excuses such an obligation under certain circumstances. For this reason, the Company has made a decision not to accrue interest on pre-petition debt in 1995 and 1994.

                  Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition contracts, subject to Bankruptcy Court approval. The Company cannot presently determine or reasonably estimate the ultimate liability which may result from the filing of claims for any contracts to be rejected in the chapter 11 cases.

                  As part of the chapter 11 cases, the Debtors have notified all known claimants for the purpose of identifying all pre-petition claims against the Debtors. Pursuant to an order of the Bankruptcy Court, all proofs of claim were required to be filed by December 10, 1993. Excluded from this requirement to file by the December 10, 1993 bar date, among others, were certain claims by the Internal Revenue Service ("IRS"), which were required to be filed by March 31, 1995.

                  On November 15, 1995, Leslie Fay Retail Outlets, Inc.; Leslie Fay Factory Outlet (Alabama), Inc.; Leslie Fay Factory Outlet (California), Inc.; Leslie Fay Factory Outlet (Iowa), Inc.; and Leslie Fay Factory Outlet (Tennessee), Inc., all wholly-owned subsidiaries of Leslie Fay (collectively referred to as the "Retail Debtors") filed voluntary petitions under chapter 11 of the Bankruptcy Code. The Retail Debtors have notified all known claimants for the purposes of identifying all pre-petition claims against the Retail Debtors. Pursuant to an order of the Bankruptcy Court, all proofs of claims were required to be filed by December 12, 1995. The Retail Debtors operated their businesses as debtors in possession following the November 15, 1995 filing date while pursuing an orderly liquidation of their assets under chapter 11 of the Bankruptcy Code.

                  On October 31, 1995, the Debtors filed a Joint Plan of Reorganization ("the Plan") pursuant to chapter 11 of the Bankruptcy Code. On November 15, 1995, the Debtors filed an Amended Joint Plan of Reorganization (the "Amended Plan") and a Disclosure Statement for the Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Disclosure Statement"). A further amended plan will be filed on March 13, 1996. The Amended Plan provides for, among other things, the separation of the Debtors' estates and assets into two separate reorganized entities plus, possibly, an entity to dissolve the remaining obligations of the discontinued corporate operations. Under the Amended Plan, current stockholders of the Company will not retain or receive any value for their interest. The Debtors expect to seek Bankruptcy Court approval of the Disclosure Statement prior to May 31, 1996 and confirmation of the Amended Plan at the end of the second quarter of 1996.

                  The principal categories of claims classified as Liabilities subject to compromise in the consolidated balance sheets at December 30, 1995 and December 31, 1994 are identified below. All amounts may be subject to future adjustments depending on Bankruptcy Court actions and further developments with respect to disputed claims or other events.

Liabilities Subject to Compromise      December 30, 1995      December 31, 1994
---------------------------------      -----------------      -----------------
                                                   (In thousands)
Trade and expense payable                   $ 41,697              $ 41,461
Unsecured debt                               253,014               253,014
Accrued interest                              13,366                13,366
Other claims                                  29,076                20,474
                                            --------              --------
      Total                                 $337,153              $328,315
                                            ========              ========

                  There are approximately 4,300 scheduled liabilities and filed proofs of claim against the Debtors. The aggregate amount of liabilities reported by the Debtors and those claims which specified amounts, including IRS claims, was over $ 1,000,000,000. Included among the claims filed have been claims of unspecified amounts. Orders and other actions have been approved by the Bankruptcy Court to remove overstated, duplicate or amended claims. The remaining disputed or allowed claims total approximately $877,000,000. The Debtors consider this amount to be highly inflated and a totally unreliable estimate of their liabilities. The Debtors intend to request the Bankruptcy Court to approve additional reductions of, or to expunge, additional claims. The ultimate amount of and settlement terms for such liabilities will be subject to an approved plan of reorganization and, accordingly, are not presently determinable. Therefore, no provision has been made for these differences in the accompanying consolidated financial statements.

                  In order for the Debtors to reorganize and emerge from chapter 11, a plan of reorganization must comply with certain standards set forth in the Bankruptcy Code and be confirmed by the Bankruptcy Court. The right to propose a plan or plans of reorganization is limited to the Debtors and the unsecured Creditors' Committee until May 31, 1996.

                  As reflected in the consolidated financial statements, the Company experienced significant net losses in 1995, 1994 and 1993. During the chapter 11 cases, the Company has incurred and will continue to incur substantial reorganization costs. The Company's ability to continue as a going concern is dependent upon the confirmation of a plan of reorganization by the Bankruptcy Court, the ability to secure on-going debtor in possession financing and to maintain compliance with all debt covenants under the debtor in possession financing, combined with the achievement of profitable operations and the resolution of the uncertainties of the chapter 11 cases discussed above and legal proceedings discussed in Note 8.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) BUSINESS -

                  The Company is principally engaged in the design, manufacture and sale of women's apparel.

(b) PRINCIPLES OF CONSOLIDATION -

                  The consolidated financial statements include the accounts of Leslie Fay and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c) CASH EQUIVALENTS -

                  All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are classified as cash equivalents.

(d) INVENTORIES -

                  Inventories are valued at the lower of cost (first-in, first-out; "FIFO") or market.

(e) PROPERTY, PLANT AND EQUIPMENT -

                  Land, buildings, fixtures, equipment and leasehold improvements are recorded at cost. Major replacements or betterments are capitalized. Maintenance and repairs are charged to earnings as incurred. For financial statement purposes, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

(f) EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED -

                  The Excess of purchase price over net assets acquired is amortized on a straight-line basis, primarily over a forty year period. In the fourth quarter of 1995, 1994 and 1993, the Company recognized a reorganization charge of $3,181,000, $53,000,000 and $1,642,000, respectively, to write-down a portion of the excess purchase price over net assets acquired, which the Company believes will be unrecoverable. The Excess of purchase price over net assets acquired first arose in connection with the 1984 leveraged buyout of The Leslie Fay Company and was allocated based upon the applicable division's proportionate contribution to pretax income. In 1995, the Company determined the Excess purchase price over net assets acquired of its Hue division was no longer recoverable based on an offer to purchase the Hue label in the fourth quarter. In 1994, the significant operating losses experienced in the fourth quarter of 1994 and the projection of continuing operating losses in 1995 indicated the value of this asset had declined and a writedown was required. In 1993, the write-off related to the closing of certain previously acquired businesses.

                  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards ("SFAS") No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement is effective beginning in 1996 and requires long-lived assets as well as identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. The Company continually evaluates, based upon income and/or cash flow projections and other factors as appropriate, whether events and circumstances have occurred that indicate that the remaining estimated useful life of this asset warrants revision or that the remaining balance of this asset may not be recoverable. The Company does not expect a material impact on its financial position or results of operations upon implementation of this Statement in 1996.

(g) FOREIGN CURRENCY TRANSLATION -

                  Balance sheet accounts of the Company's Canadian and European subsidiaries are translated into U.S. dollars at the current exchange rate. Their income statement accounts are translated at the average exchange rate for the period. Translation adjustments are included in stockholders' equity. The Company's Far East subsidiaries are financed by U.S. dollar advances and all of their finished goods sales are to the parent. Accordingly, the functional currency of the Far East subsidiaries is the U.S. dollar, and remeasurement gains and losses (which were not material) are included in determining net loss for the period. The effect of exchange rate changes on cash is not significant.

(h) INCOME TAXES -

                  Leslie Fay and its subsidiaries file a consolidated Federal income tax return and records their tax expense and liabilities under the liability method (see Note 7). Under this method, any deferred income taxes recorded are provided for at currently enacted statutory rates on the differences in the basis of assets and liabilities for tax and financial reporting purposes. If recorded, deferred income taxes are classified in the balance sheet as current or non-current based upon the expected future period in which such deferred income taxes are anticipated to reverse.

                  No provision has been made for Federal income taxes on approximately $24,200,000 of unremitted foreign earnings of subsidiaries as of December 30, 1995. It appears, however, that such earnings may be repatriated as a part of a plan of reorganization. If this occurs, the Company's net operating loss carryover will be reduced to the extent of the repatriation.

(i) NET LOSS PER SHARE OF COMMON STOCK -

                  Net loss per share of common stock, throughout the periods presented, is based on the weighted average common shares outstanding and the common stock equivalents that would arise from the exercise of stock options, if dilutive. The exercise of outstanding stock options would not result in a material dilution of net income per share.

(j) PRIOR YEARS' RECLASSIFICATION -

                  Certain items previously reported in specific captions in the accompanying financial statements have been reclassified to conform with the current year's classifications.

4. INVENTORIES:

                  Inventories, net of Assets of divisions held for sale and disposition (see Note 12), consist of the following:

                              December 30, 1995           December 31, 1994
                              -----------------          -----------------
                                             (In thousands)

Raw materials                     $ 42,187                    $ 36,712
Work in process                      2,669                       5,268
Finished goods                      56,220                      60,497
                                  --------                    --------
    Total inventories             $101,076                    $102,477
                                  ========                    ========

5. PROPERTY, PLANT AND EQUIPMENT:

                  Property, plant and equipment, net of Assets of divisions held for sale and disposition (see Note 12), consist of the following:

                                                                                            Estimated Useful
                                                 December 30, 1995      December 31, 1994         Lives
                                                 -----------------      -----------------   ----------------
                                                              (In thousands)
Land and buildings                                   $    146                 $   177        25 - 40 years
Machinery, equipment and fixtures                      20,255                  32,579         5 - 10 years
Leasehold improvements                                  9,534                  17,797           Various
Construction in progress                                1,997                     374             N/A
                                                     --------                 -------
    Property, plant and equipment, at cost             31,932                  50,927

    Less:  Accumulated depreciation and
           amortization                               (17,262)                (31,745)
                                                     --------                --------
    Total property, plant and equipment,
      net                                            $ 14,670                $ 19,182
                                                     ========                =========

                  The net carrying value of the building under the capitalized lease obligation amounted to $ -0- at December 31, 1994. As part of the settlement with Corporate Property Associates:3 ("CPA:3"), regarding the Company's manufacturing facility in Pennsylvania, the Company has been relieved of its capitalized lease obligation effective as of December 31, 1994. This facility was treated as an operating lease during 1995. In June 1992, the Company paid a deposit of $7,200,000 to purchase this building in accordance with the purchase option under the lease. This deposit was included in Deferred Charges and Other Assets in the Consolidated Balance Sheets, net of a valuation reserve of $7,200,000 in 1994. (See Note 8(b) for further discussion of this litigation).

6. DEBT:

                  As a result of the chapter 11 filings (See Notes 1 and 2), all long-term debt outstanding at April 5, 1993 has been classified as Liabilities subject to compromise. No principal or interest payments on pre-petition debt will be made without Bankruptcy Court approval or until a reorganization plan defining the repayment terms has been confirmed. In addition, the Company breached covenants in substantially all of its then existing debt instruments as a result of the accounting irregularities and the chapter 11 filing.

                  Debt consists of the following:

                                                            December 30, 1995       December 31, 1994
                                                            -----------------       -----------------
                                                                         (In thousands)
FNBB Credit Agreement                                            $     --                 $     --
DIP Credit Agreement, variable interest
    rates, expired May 2, 1995                                         --                       --

Financing Agreement:
    Revolver; variable interest
        rates, due through December 31, 1994                       78,014                   78,014
    Lines of credit; variable interest rates,
        due through December 31, 1994                             100,000                  100,000
                                                                  -------                  -------
        Total debt under financing agreement                      178,014                  178,014
                                                                  -------                  -------
Senior debt:
    Senior notes; 9.53% interest rate, due
        January 15, 2000                                           50,000                   50,000
    Senior subordinated notes; 10.54% interest
        rate, due January 15, 2002                                 25,000                   25,000
                                                                  -------                  -------
        Total senior debt                                          75,000                   75,000
                                                                  -------                  -------
    Total debt                                                    253,014                  253,014

    Less: Liabilities subject to compromise                       253,014                  253,014
                                                                  -------                  -------
        Total long-term debt                                      $  --                    $  --
                                                                  -------                  -------

(a) FNBB CREDIT AGREEMENT/DIP CREDIT AGREEMENT-


                  In connection with the Chapter 11 filing on April 5, 1993, the Debtors entered into an interim post-petition credit agreement with Citibank N.A. On April 28, 1993, the Debtors refinanced this agreement when they entered into a Post-Petition Credit Agreement (the "DIP Credit Agreement") which was to expire on the earlier of April 26, 1994 or the consummation of a plan of reorganization.

                  In April 1994, the Bankruptcy Court signed an order approving an amendment to the DIP Credit Agreement which extended this facility until April 26, 1995. This DIP Credit Agreement was further amended to extend the facility until December 15, 1995. A replacement facility for a new $80,000,000 credit agreement with The First National Bank of Boston ("FNBB") and BankAmerica Business Credit, Inc. ("BABC"), as Facility Agents and FNBB as Administrative Agent (the "FNBB Credit Agreement") was approved by the Bankruptcy Court and became effective on May 2, 1995, and was subsequently extended to expire on June 30, 1996.

                  The FNBB Credit Agreement provides for post-petition direct borrowings and the issuance of letters of credit on the Debtors' behalf in an aggregate amount not exceeding $80,000,000, subject to being permanently reduced on a dollar-for-dollar basis for any net cash proceeds received from the sale of assets after March 20, 1995 for which the proceeds in the aggregate exceed $20,000,000 up to a maximum of $40,000,000 on a cumulative basis. On November 15, 1995, the Facility was amended to reduce the aggregate borrowing limit to $60,000,000. The following direct borrowing sublimits are subject to being reduced by fifty percent (50%) of any net cash proceeds received from the sale of assets: $25,000,000 from May 2, 1995 through July 1, 1995, $30,000,000 from
July 2, 1995 through September 30, 1995, $20,000,000 from October 1, 1995 through October 28, 1995, $5,000,000 from October 29, 1995 through December 31, 1995. Commencing on January 1, 1996 through June 30, 1996 the sublimit is $15,000,000. The sublimit for letters of credit is $50,000,000. Approximately $35,132,000 and $46,329,000, respectively, was committed under unexpired letters of credit as of December 30, 1995 and December 31, 1994. No qualifying asset sales have been made which would reduce the facility borrowing limits.

                  The Company incurred $1,876,000, $1,943,000 and $4,575,000, respectively, in commitment and related fees in connection with the credit facilities in 1995, 1994 and 1993. These fees were amortized as interest and financing costs over the terms of the respective agreements. As of December 30, 1995, $506,000 remained in Prepaid expenses and other current assets to be amortized through June 1996.

                  Direct borrowings bear interest at prime plus 1.5% (10.0% at December 30, 1995 and 10.0% at December 31, 1994). During the third quarter of 1995, the Company incurred direct borrowings for a total of ten days, the highest amount of which was $3,956,000. The FNBB Credit Agreement as amended contains certain financial and operating covenants related to minimum and maximum inventory levels, capital expenditures and attainment of minimum earnings before reorganization, interest, taxation, depreciation and amortization. As collateral for borrowings under the FNBB Credit Agreement, the Company has granted to FNBB and BABC a security interest in substantially all assets of the Company. In addition, the FNBB Credit Agreement contains certain restrictive covenants including limitations on the incurrence of additional liens and indebtedness and a prohibition on paying dividends. The Company is currently in compliance with all covenants contained in the FNBB Credit Agreement as amended.

(b) FINANCING AGREEMENT -

                  Prior to the Filing Date, the Company had an unsecured financing agreement dated January 15, 1992 (the "Financing Agreement") with a group of banks (the "Bank Group"). The Financing Agreement provided for a $150,000,000 revolving credit facility bearing interest at Libor rate plus 0.50%, a participating bank's certificate of deposit rate plus 0.75% or its reference rate. The credit facility was due to expire December 31, 1994, with an option of the Company to extend the termination date to December 31, 1995. The Financing Agreement also provided separate lines of credit with the individual members of the Bank Group in the aggregate amount of $100,000,000. The lines of credit had variable interest rates that defaulted to 6.0% (the rate in effect at the Filing Date) and also were due to expire on December 31, 1994. In addition, the Financing Agreement also provided for a facility of up to $100,000,000 in trade letters of credit. On December 23, 1991, the Company entered into an interest rate cap agreement to reduce its exposure to interest rate fluctuations while under the Financing Agreement. The agreement capped the Company's interest rate exposure at 7.5% on a principal amount of $75,000,000 through December 31, 1994. All debt outstanding under the Financing Agreement is unsecured and will be settled as part of a reorganization plan. As of January 2, 1994, the Company ceased accruing interest on pre-petition debt. All or a significant portion of such interest may not be payable or paid as a consequence of the Bankruptcy Code, which excuses such an obligation under certain circumstances.

(c) SENIOR DEBT -

                  On January 4, 1990, the Company issued $50,000,000 of 9.53% unsecured Senior Notes ("Senior Notes") and $25,000,000 of 10.54% unsecured Senior Subordinated Notes ("Subordinated Notes"), pursuant to note agreements. The Senior Notes and Subordinated Notes were payable in annual installments of $7,142,857 beginning January 1994 and $8,333,333 beginning January 2000, respectively. The Company defaulted on these notes with its chapter 11 filings and these notes will be settled as part of a reorganization plan. As of January 2, 1994, the Company ceased accruing interest on pre-petition debt. All or a significant portion of such interest may not be payable or paid as a consequence of the Bankruptcy Code, which excuses such an obligation under certain circumstances.

7. INCOME TAXES:

                  For 1995, 1994 and 1993, the following provisions (benefits) for income taxes were made:


                                                (In thousands)
                                 1995                1994             1993
                                 ----                ----             ----
Current:
             Federal              $    (37)       $   --          $(18,845)
             State                     100             200             450
             Foreign                   987             781             794
                                  --------        --------        --------
                                     1,050             981         (17,601)
                                  --------        --------        --------
    Deferred:
             Federal                  --              --             9,343
             State                    --              --              --
             Foreign                (1,811)           --              --
                                  --------        --------        --------
                                    (1,811)           --             9,343
                                  --------        --------        --------
    Tax provision (benefit)
        for income taxes          $   (761)       $    981        $ (8,258)
                                  ========        ========        ========

                  The Company recognized an income tax credit of $1,811,000 in 1995 representing a reduction of foreign income tax liabilities as a result of negotiated settlements on prior years' estimated taxes. The Company only paid state, local and foreign taxes in 1995 and 1994. The Federal tax benefit realized in 1993 resulted from the carryback of 1993 losses to 1990 and 1991.

                  The difference between the Company's effective income tax rate and the statutory Federal income tax rate for 1995, 1994 and 1993, respectively, is as follows:

                                      (In thousands, except percentages)
                                     1995           1994            1993
                                     ----           ----            ----
Tax provision (benefit)
    for income taxes              $    (761)     $      981      $   (8,258)

Loss before provision
    (benefit) for income taxes    $ (18,602)     $ (148,559)     $ (103,496)
                                  =========      ==========      ==========

Effective tax rate                      4.1%           (0.7)%           8.0%

Net state tax                           0.4             0.1             0.2
Net foreign tax                       (11.4)            1.8             1.0
Intangibles                             7.9            12.9             1.2
Deferred tax adjustment                 0.0             0.0             0.3
Operating losses not utilized          34.2            20.6            23.8
Other                                  (0.2)            0.3             0.5
                                  ---------      ----------      ----------
Federal statutory rate                 35.0%           35.0%           35.0%
                                  =========      ==========      ==========

                  The amounts comprising the temporary differences (the differences between financial statement carrying values and the tax basis of assets and liabilities) at the end of the respective years are as follows:

                                                   (In thousands)
                                        1995             1994            1993
                                        ----             ----            ----
Customer reserves and allowances      $  12,000       $  10,423       $  13,063
Restructuring and investigation          37,700          51,564          27,655
Depreciation                               (300)          4,175          (3,676)
Inventory                                16,500          31,945          28,339
Multi-employer pension payments            (316)           (316)           (307)
Workmen's compensation insurance          2,500           1,748           1,553
Capitalized lease                          --             2,855           2,643
Vacation pay accrual                      1,300           1,600           2,519
Others                                    4,500           4,590           6,680
                                      ---------       ---------       ---------
Total temporary differences           $  73,884       $ 108,584       $  78,469
                                      =========       =========       =========

                  The following is a summary of the estimated deferred income taxes, i.e., future Federal income tax benefits at currently enacted rates, which have been reflected in the financial statements as indicated below:

                                          (In thousands, except percentages)
                                          1995          1994           1993
                                          ----          ----           ----
Temporary differences                  $  73,884      $ 108,584      $  78,469
Tax rate                                      35%            35%            35%
                                       ---------      ---------      ---------
Tax effect of temporary differences       25,859         38,004         27,464
Valuation allowance                      (25,859)       (38,004)       (27,464)
                                       ---------      ---------      ---------
Deferred tax assets recognized         $    --             --             --
                                       =========      =========      =========

         Potential future income tax benefits of $25,859,000, at currently enacted rates, are available for future utilization in the consolidated financial statements. The income tax benefits have not been reflected because of the uncertainty of realizing the benefit of future income tax deductions for $73,884,000 of temporary differences, set forth above.

         At December 30, 1995, there were consolidated net operating losses of $141,600,000 available as carryovers of which $23,400,000, $58,800,000 and
$59,400,000 will expire in 2009, 2010 and 2011, respectively, to the extent not utilized. The income tax effect of these losses available for carryover at currently enacted rates is $49,560,000. The amount of net operating loss carryover ultimately available for future utilization may be significantly reduced or restricted as a result of the approval of a plan of reorganization by the Bankruptcy Court. Consequently, because of both the uncertainty of the amount of net operating losses available for future use and the uncertainty of the actual use of such losses, income tax benefit has not been reflected in the consolidated financial statements. A valuation allowance for this amount has been established because at this time it is more likely than not that the deferred tax asset associated with this loss will not be realized.

                  The Company filed claims for tentative refund of Federal income taxes for the carry back of 1993 and 1992 net operating losses to prior years in the amounts of $19,312,000 and $13,716,000, respectively. In addition, the Company filed amended Federal income tax returns for 1989, 1990 and 1991 reflecting the impact of the various adjustments on the Federal taxable income and related Federal income taxes for these years. In March 1995, the IRS completed its field examination of the consolidated Federal income tax returns for 1989, 1990, 1991, 1992 and 1993 and issued a Revenue Agents Report ("RAR") which proposed minor adjustments to the above tax returns.

                  The IRS also completed the examination of excise and payroll tax returns and the employee benefit plans. The excise tax return and employee benefit plan report were accepted as filed with no changes. The proposed adjustment to the payroll taxes is nominal for taxable years 1990, 1991 and 1992.

                  The Company accepted the proposed adjustments to taxable income by the IRS as reflected in the RAR, as well as proposed adjustments to payroll taxes. In December 1995, the Joint Committee on Taxation in Washington, D.C. approved the tentative refunds of income taxes of $33,028,000 and the RAR which results in an additional net refund of $7,970,000 plus interest of approximately $2,375,000.

                  After reflecting the aforementioned adjustments proposed by the IRS, the Company had the following income taxes refundable as of:

                                                  December 30, 1995    December 31, 1994
                                                  -----------------    -----------------
                                                              (In thousands)
Balance of 1992 claim for tentative refund                  --               $ 642
Amended Federal returns 1989, 1990 and 1991            $ 7,970               7,970
Interest on refund                                       2,375                  --
                                                       -------               -----
    Total income taxes refundable                      110,345             $ 8,612
                                                       =======             =======

                  During 1995, the Company received the balance of the tentative refund from the 1992 carryback in the amount of $642,000 plus additional interest of $1,024,000. On February 26, 1996, the Company received $7,970,000 for the refund from the amended tax returns for 1989 through 1991 plus interest of $2,375,000.

8. COMMITMENTS AND CONTINGENCIES:

(a) LEASES -

                  The Company rents real and personal property under leases expiring at various dates through 2000. Certain of the leases stipulate payment of real estate taxes and other occupancy expenses. Total rent expense charged to operations for the 1995, 1994 and 1993 fiscal years amounted to $13,926,000, $18,479,000 and $18,561,000, respectively.

                  Minimum annual rental commitments under operating leases in effect at December 30, 1995 are summarized as follows:

         Fiscal                                          Equipment
         Years                             Real Estate    & Other
         ------                            -----------   ---------
                                                (In thousands)
         1996                               $ 8,091       $   566
         1997                                 5,856           203
         1998                                 4,710            26
         1999                                 3,394            17
         2000                                 2,137             4
                                            -------       -------
         Total minimum lease payments       $24,188       $   816
                                            =======       =======

                  Included in the real estate lease obligations above is $5,839,000 related to Leslie Fay retail store leases. The Company is currently negotiating with the respective landlords to mitigate these future obligations. A reserve is included in Accrued expenses and other current liabilities for the expected settlement amounts.

(b) LEGAL PROCEEDINGS -

                  As discussed in Notes 1 and 2, on April 5, 1993 and November 15, 1995, the Company and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code. All civil litigation commenced against the Company and those referenced subsidiaries prior to that date has been stayed under the Bankruptcy Code.

                  In addition to, and concurrent with, the proceedings in the Bankruptcy Court, the Company is involved in or settled during 1995 the following legal proceedings of significance:

                  The Company was involved in litigation concerning a lease agreement with CPA:3, as the landlord of the Company's former manufacturing facility at Route 315, Luzerne County, Pennsylvania (the "315 Lease Agreement"). CPA:3 had also submitted a proof of claim in the Bankruptcy Court in the approximate amount of $26,000,000. On August 7, 1995, the Bankruptcy Court approved the Company's settlement of litigation concerning the lease agreement with CPA:3. Pursuant to the settlement, CPA:3 paid $250,000 to the Company; the Company released any claims to the title of the Route 315 facility and surrendered the premises on or about September 30, 1995. Furthermore, CPA:3 has agreed to limit its allowed unsecured claim against the Company to the amount of $2,650,000.

                  In November 1992, a class action entitled "Stephen Warshaw and Phillis Warshaw v. The Leslie Fay Companies, Inc. et al." was instituted in the United States District Court for the Southern District of New York. In January 1993 and February 1993, the plaintiffs served amended complaints and thereafter twelve other similar actions were commenced against the Company, certain of its officers and directors and its then auditors, BDO Seidman. The complaint in these cases, which purport to be on behalf of all persons who purchased or acquired stock of the Company during the period from February 4, 1992 to and including February 1, 1993, allege that, the defendants knew or should have known material facts relating to the sales and earnings which they failed to disclose and that if these facts had been disclosed, they would have affected the price at which the Company's common stock was traded. A pre-trial order has been entered which has the effect of consolidating all of these actions and, in accordance therewith, the plaintiffs have served the defendants with a consolidated class action complaint which, because of the Chapter 11 filing by the Company, does not name the Company as a defendant. In March 1994, plaintiffs filed a consolidated and amended class action complaint. This complaint added certain additional parties as defendants, including Odyssey Partners, L.P. ("Odyssey"), and expanded the purported class period from March 28, 1991 to and including April 5, 1993. In March 1995, BDO Seidman filed an answer and cross-claims against certain of the officers and directors of the Company previously named in this action and filed third-party complaints against Odyssey, certain current and former division heads of the Company and certain current and former directors of the Company. These cross-claims and third-party complaints allege that the Company's senior management and certain of its directors engaged in fraudulent conduct and negligent misrepresentation. BDO Seidman seeks contribution from certain of the defendants and each of the third-party defendants if it is found liable in the class action, as well as damages. Defendants' and third party defendants' time to answer claims of BDO Seidman has not yet expired and discovery is ongoing.

                  In April 1995, an action was commenced in the name and on behalf of the Debtors against BDO Seidman and certain of its partners in the Bankruptcy Court alleging that BDO Seidman and such partners recklessly and negligently breached their duties to the Debtors in connection with failing to analyze internal controls, auditing their financial statements and providing unqualified certifications of the financial statements. The damages sought are unspecified.

                  In February 1993, the Securities and Exchange Commission obtained an order directing a private investigation of the Company in connection with, among other things, the filing by the Company of annual and other reports that may have contained misstatements, and the purported failure of the Company to maintain books and records that accurately reflected its financial condition and operating results. The Company is cooperating in this investigation.

                  In February 1993, the United States Attorney for the Middle District of Pennsylvania issued a Grand Jury Subpoena seeking the production of documents as a result of the Company's announcement of accounting irregularities.

                  In March 1993, a stockholder derivative action entitled "Isidore Langer, derivatively on behalf of The Leslie Fay Companies, Inc. v. John J. Pomerantz et al." was instituted in the Supreme Court of the State of New York, County of New York, against certain officers and directors of the Company and its then auditors. This complaint alleges that the defendants knew or should have known material facts relating to the sales and earnings of the Company which they failed to disclose. The time to answer, move or otherwise respond to the complaint has not yet expired. The plaintiff seeks an unspecified amount of monetary damages, together with interest thereon, and costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The Company cannot presently determine the ultimate outcome of this litigation and its impact on the financial statements.

                  The Company is obligated to contribute to the ILGWU National Retirement Fund (the "Fund"), a multi-employer pension fund, pursuant to its collective bargaining agreement with the Union of Needletrades, Industrial and Textile Employees, formerly the International Ladies' Garment Workers' Union (the "ILGWU"). The Fund has filed a proof of claim with the Bankruptcy Court for the Company's estimated withdrawal liability representing its allocable share of unfunded vested benefits under the Multi-Employer Pension Plan Amendments Act ("MPPA") of the Employee Retirement Income Security Act. The Fund's most recent estimate of the Company's withdrawal liability through plan year 1994 is approximately $16,000,000. The amount of unfunded vested benefits allocable to the Company is subject to change on an annual basis and the amount of any increase or decrease determined at the end of plan year 1995 cannot be determined at this time. The Company will rely on provisions of MPPA to limit withdrawal liability of its allocable share of the unfunded vested benefits. Accordingly, the Company established a reserve for a withdrawal liability in the amount of $8,500,000 during the fourth quarter of 1994 (included in Liabilities subject to compromise).

                  On February 23, 1996, Albert Nipon and American Pop Marketing Group, Inc. commenced an action against the Company seeking, inter alia, a declaratory judgment with respect to the use of the Company's "Albert Nipon" trademark and tradename. The time for the Company to answer or otherwise move has not yet expired. The Company intends to vigorously defend its trademark rights with respect to "Albert Nipon."

(c) MANAGEMENT AGREEMENTS -

                  Under the terms of a management agreement expiring in 1997, the Company is obligated to make certain payments to a management group. Two of this original three person management group retired on or before December 31, 1992. The remaining member of this management group has responsibility for the day-to-day operations of the Company, has a separate employment contract with the Company (included in the management contracts below) and is a stockholder of the Company. There was no expense under this agreement for 1995, 1994 and 1993.

                  The Company has entered into management contracts with several officers and key employees, which expire over the next two years. These contracts commit the Company to pay approximately $3,745,000 in 1996 and $876,000 in 1997.

(d) UNITED STATES CUSTOMS MATTERS -

                  In August 1993, the United States Customs Service ("Customs") submitted a proof of claim with the Bankruptcy Court seeking approximately $102,347,000 in connection with the importation of merchandise between July 1984 and December 31, 1987. Following review and discussions with the Company, Customs reduced its claim to approximately $411,000. The Company settled this claim for approximately $402,000. This settlement was approved by the Bankruptcy Court on August 15, 1995.

(e) SETTLEMENT OF LABOR DISPUTE -

                  On July 8, 1994 the Company and the ILGWU reached a negotiated Settlement Agreement resolving a six-week labor strike which had commenced at the end of the expiration of the labor agreement. Pursuant to this Settlement Agreement, which was approved by the Bankruptcy Court, the Company guaranteed 600 domestic manufacturing jobs at its Pennsylvania Route 315 facility for one year and the payment of approximately $2,300,00 for severance (accrued in 1993 as part of the restructuring reserve) in connection with the closing of facilities. Also pursuant to the Settlement Agreement, the Company and the ILGWU agreed that future domestic employment commitments would be dependent upon a study by a joint labor-management committee and a study by an outside consultant appointed by a facilitator, Deloitte & Touche LLP, to determine under what conditions the Company could profitably produce dresses domestically to successfully compete in the moderate dress market. Based upon the conclusions of the Deloitte & Touche study and the finding of the facilitator, the Company closed its Pennsylvania Route 315 manufacturing facility on or about August 4, 1995. On August 31, 1995, the Company and the ILGWU reached a final Settlement Agreement regarding the shutdown of the Route 315 facility, the payment of an additional $2,408,000 of severance pay and the resolution of all claims involving the 600 guaranteed jobs. This Final Settlement Agreement was approved by the Bankruptcy Court on September 15, 1995 and all payments were made by December 1995.

(f) CONCENTRATIONS OF CREDIT RISK -

                  Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the retail apparel business. In 1995, four customers accounted for 15%, 14%, 11% and 10% of the Company's net sales. In 1994, two customers accounted for 15% and 10%, and in 1993, one customer accounted for 14% of the Company's net sales. The Company has established an allowance for possible losses based upon factors surrounding the credit risk of specific customers, historical trends and other information.


9. STOCKHOLDERS' RIGHTS PLAN:

                  On April 5, 1993, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of common stock, $1.00 par value (the "Common Stock"), of the Company to stockholders of record at April 20, 1993. Each Right entitles the registered holder to purchase from the Company one and one-half shares of Common Stock at a price of $18.00 per share in cash (the "Purchase Price"), subject to adjustment. If a third party becomes the beneficial owner of 15% or more of the Common Stock, each holder of a Right will be entitled to receive upon exercise thereof, the number of shares of Common Stock as will equal the result obtained by multiplying the then current Purchase Price by the number of shares of Common Stock for which such Right was exercisable immediately prior to the occurrence of such event and dividing that product by 50% of the market price per share of the Common Stock. If the Company is acquired in a merger or 50% or more of the Company's assets or earning power is sold, each holder of a Right, will, upon payment of the Purchase Price, be entitled to buy such number of shares of the acquiring company as will equal the result obtained by multiplying the then current Purchase Price by the number of shares of Common Stock for which such Right was exercisable immediately prior to the occurrence of such event and dividing that product by 50% of the market price per share of the common stock of the acquiring company. The Rights are likely to be eliminated upon the Company's emergence from chapter 11.

10. STOCK OPTION PLAN:

                  The Company has a Stock Option Plan which provides for the grant of up to an aggregate of 1,000,000 shares of its common stock to its key employees. In December 1992, the Board of Directors approved an increase in the aggregate number of shares which could be granted to 1,500,000. This increase is subject to stockholder approval.

                  Under the plan, incentive stock options may be granted to purchase shares of common stock at not less than the fair market value of such shares at the date of the grant. Additionally, non-qualified options may be granted to purchase shares of common stock at an amount not less than 98% of the fair market value of such shares at the date of grant. In general, the options vest over a four year period and are exercisable no later than five years from the date of grant.

                  Information regarding the Company's stock option plan is summarized below:

                                                           Number
                                                         of Shares      Option Price Per Share
                                                         ---------      ----------------------
         Outstanding at January 2, 1993 (unaudited)       473,375        $6.25   -    $16.69

         Granted                                          143,000         3.31   -     12.50
         Exercised or surrendered                            --             --   -        --
         Cancelled                                       (167,250)        5.13   -     16.69
                                                         --------

         Outstanding at January 1, 1994                   449,125         3.31   -     16.69

         Granted                                           55,500         0.66   -      3.50
         Exercised or surrendered                            --             --   -        --
         Cancelled                                       (107,000)        3.31   -     15.63
                                                         --------

         Outstanding at December 31, 1994                 397,625         0.66   -     16.69

         Granted                                            3,000         0.81   -      0.81
         Exercised or surrendered                            --             --   -        --
         Cancelled                                       (251,750)        0.66   -     16.69
                                                         --------
         Outstanding at December 30, 1995                 148,875        $3.31   -    $14.00
                                                         ========

                  Options for 108,125 shares were exercisable at December 30, 1995 at prices ranging from $3.31 to $14.00 per share. The remaining options are exercisable as follows: 19,625 in 1996, 19,000 in 1997 and 2,125 in 1998. The Company's emergence from Chapter 11 and the Joint Plan of Reorganization may significantly impact the value of these options or terminate them.

                  In October 1995, the FASB issued SFAS No. 123 - "Accounting for Stock-Based Compensation", which is effective beginning in 1996. Although the statement encourages entities to adopt the fair value based method of accounting for employee stock options, the Company intends to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25. "Accounting for Stock Issued to Employees." Adoption of SFAS No. 123 will require the Company to disclose additional information relating to the Stock Option Plan and the Company's pro forma net income and earnings per share, as if the options granted were expensed at their estimated fair value at the time of grant.

11. RETIREMENT PLANS:

(a) DEFINED BENEFIT PLAN -

                  In January 1992, the Company established a non-contributory defined benefit pension plan covering certain salaried, hourly and commission-based employees. Plan benefits are based upon the participants' salaries and years of service. The plan has been amended to freeze benefit accruals effective December 31, 1994. Investments are made primarily in U.S. Government obligations and common stock. The following major assumptions were used in the actuarial valuations:

                                                1995         1994        1993
                                                ----         ----        ----
Discount rate                                   8.8%         8.8%        7.5%
Long-term rate of return on assets              8.8%         8.8%        6.0%
Average increase in compensation                 N/A         5.0%        4.0%

                  Net periodic pension cost was recognized in 1995, 1994 and 1993, respectively, of $341,000, $234,000 and $1,463,000. The components of this cost are as follows:

                                         1995         1994           1993
                                         ----         ----           ----
                                                   (In thousands)
Service costs                          $  --         $   860       $ 1,412
Interest cost                              223           124           121
Actual return on assets                    417            64            32
Net curtailment gain                      --            (507)         --
Recognition of partial settlement
    of pension obligations                 200          --            --
Net amortization and deferral             (499)         (307)         (102)
                                       -------       -------       -------
    Net periodic pension cost          $   341       $   234       $ 1,463
                                       =======       =======       =======

                  The following table summarizes the funding status of the plan at December 30, 1995 and December 31, 1994:

Actuarial present value of benefit obligations            1995          1994
----------------------------------------------            ----          ----
Accumulated benefit obligations                             (In thousands)
    Vested                                              $(1,639)      $  (926)
    Non-vested                                             (196)         (178)
                                                        -------       -------
Total accumulated benefit obligation                    $(1,835)      $(1,104)
                                                        =======       =======
Projected benefit obligation                             (1,835)       (1,104)
Estimated fair value of assets                            1,359         2,114
                                                        -------       -------
Excess of projected benefit obligation
    over plan assets                                       (476)        1,010
Unrecognized prior service costs                            262          --
Unrecognized net (gain) loss                                313          (570)
Additional minimum liability under SFAS No. 87             (575)         --
                                                        -------       -------
       (Accrued) Prepaid Pension Costs                  $  (476)      $   440
                                                        =======       =======

Under the requirements of SFAS No. 87 - "Employers' Accounting for Pensions", an additional minimum pension liability representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 30, 1995. A corresponding amount was recognized as an intangible asset to the extent of unrecognized prior service costs with the balance recorded as a separate reduction of stockholders' equity.


(b) DEFINED CONTRIBUTION PLAN -

                  The Company also maintains a qualified voluntary contributory profit sharing plan covering certain salaried, hourly and commission-based employees. Certain Company matching contributions to the plan are mandatory. Other contributions to the plan are discretionary. Total contributions to the plan may not exceed the amount permitted as a deduction pursuant to the Internal Revenue Code. The contributions charged to operations for 1995, 1994 and 1993 amounted to $531,000, $321,000 and $952,000, respectively.

(c) OTHER -

                  The Company participates in a multi-employer pension plan. Such plans were underfunded as of January 1, 1994. The plans provide defined benefits to unionized employees. Amounts charged to operations for contributions to the pension funds in 1995, 1994 and 1993 amounted to approximately $1,295,000, $1,899,000 and $2,792,000. As discussed in Note 8 (b), in the event that the Company's assets are sold during the Chapter 11 cases, the withdrawal liability would be triggered. The Company has charged $8,500,000 to reorganization costs in 1994 and established a reserve within Liabilities subject to compromise.

                  The Company does not provide for post-employment or post-retirement benefits other than the plans described above.


12. ASSETS HELD FOR SALE AND DISPOSITION:

                  In connection with the Company's ongoing restructuring as part of the Chapter 11 process, the Company had announced the intention to dispose of certain of the Company's divisions. As such, the assets and direct liabilities of these divisions, which include the Leslie Fay retail store division and Next Day Apparel, Inc. were reflected as Assets of divisions held for sale and disposition and Direct liabilities of divisions held for sale and disposition in the accompanying consolidated balance sheets.

                  The components of Assets and Direct liabilities of divisions held for sale and disposition at December 30, 1995 include:

                                                                     (In thousands)
                                                                       Continuing            Held
                                                       Total           Operations          For Sale
                                                       -----           ----------          --------
Accounts receivable, net                              $ 55,066           $ 54,943           $    123
Inventories                                            101,235            101,076                159
Prepaid expenses and other current assets                4,285              4,283                  2
Property, plant and equipment, net                      14,670             14,670               --
Deferred charges and other assets                        2,446              2,404                 42
                                                                                            --------
    Total assets of divisions held for sale
        and disposition                                                                     $    326
                                                                                            --------
Accounts payable                                      $ 30,150           $ 30,150           $   --
Accrued expenses and other
    current liabilities                                 32,453             32,173                280
                                                                                            --------
    Total direct liabilities of divisions
        held for sale and disposition                                                       $    280
                                                                                            --------

                  The components of Assets and Direct liabilities of divisions held for sale and disposition at December 31, 1994 include:

                                                                       (In thousands)
                                                                         Continuing         Held
                                                      Total              Operations       For Sale
                                                      -----            --------------     --------
Accounts receivable, net                            $ 61,997             $ 58,923         $  3,074
Inventories                                          117,667              102,477           15,190
Prepaid expenses and other current assets              4,784                4,424              360
Property, plant and equipment, net                    21,274               19,182            2,092
Deferred charges and other assets                      4,644                4,297              347
                                                                                          --------
  Total assets of divisions held for
      sale and disposition                                                                $ 21,063
                                                                                          ========
  Accounts payable                                  $ 35,110             $ 30,429            4,681
  Accrued expenses and
      other current liabilities                       52,762               51,565            1,197
                                                                                          --------
      Total direct liabilities of divisions
          held for sale and disposition                                                   $  5,878
                                                                                          ========

                  In the second quarter of 1995 the Company decided to discontinue its Nipon Studio label. In the third quarter of 1995 the Company decided to close its Leslie Fay retail store division and sell its fifty-one (51%) percent interest in Next Day. The Company received approximately $3,081,000 (excluding $405,000 of cash remaining with the buyer) in September 1995, and agreed to contribute to the capital of Next Day $2,200,000 of the principal amount of a subordinated loan outstanding to the Company. In 1995, the Company recorded a restructuring charge of $10,138,000 for the disposition of the above mentioned businesses and other facilities.

                  For the divisions held for sale, in the years 1995, 1994 and 1993, respectively, net sales amounted to approximately $34,843,000, $88,968,000 and $77,351,000 and operating losses, before allocation of corporate overhead, amounted to approximately $1,062,000, $2,793,000 and $66,000.

                  In the fourth quarter of 1994, the Company decided to close its two foreign sales companies (Leslie Fay Canada, Inc. and Leslie Fay U. K. Limited). At the end of the third quarter of 1994, the Company recorded the closing of its THEOmiles Division. Additionally, the Company closed numerous other facilities. In 1994, the Company recorded a restructuring charge of $39,753,000 for the disposition of the above mentioned divisions, some outlet stores and other facilities.

                  Effective as of 1993 year end, the Company closed its Hue, Inc. legwear business. In March 1994, the Company licensed the right to sell casual legwear and sheer hosiery under the HUE label to an independent third party, and as part of this agreement sold certain inventory and other assets to the licensee. In August 1993, the Company discontinued the Spitalnick line of women's apparel. Additionally, the Company closed numerous distribution and showroom facilities. In 1993, the Company recorded a restructuring charge of $30,724,000 for the closing of these divisions and facilities.

13. REORGANIZATION COSTS:

                  Reorganization Costs are comprised of the following:

                                                                (In thousands)
                                                 1995                1994                 1993
                                                 ----                ----                 ----
Professional fees and other costs             $   7,995            $  13,229            $  13,254
Closed facilities and operations                 10,138               39,753               30,724
Write-down of excess purchase price               3,181               53,000                1,642
Multi-employer pension plan                        --                  8,500                 --
Employee retention plan                            --                  3,000                 --
Interest income                                  (4,739)              (1,713)                (481)
                                              ---------            ---------            ---------
  Total reorganization costs                  $  16,575            $ 115,769            $  45,139
                                              =========            =========            =========

14. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:


                  The components of Accrued expenses and other current liabilities were as follows:

                                                         (In thousands)
                                                     1995              1994
                                                     ----              ----
         Accrued Reorganization Costs              $ 16,162         $ 37,560
         Accrued Duty                                 5,310              505
         Other                                       10,701           13,500
                                                   --------         --------
           Total                                   $ 32,173          $51,565
                                                   ========          =======

15. SUPPLEMENTAL CASH FLOW INFORMATION:

                  Net cash (received) paid for interest and income taxes were as follows:

                                          (In thousands)
                               1995           1994                  1993
                               ----           ----                  ----
Interest                     $ 2,542         $ 5,381              $ 15,774
Income taxes                    (218)        (22,692)              (20,643)

16. UNAUDITED QUARTERLY RESULTS:

                  Unaudited quarterly financial information for 1995 and 1994 is set forth as follows:


                                                (In thousands, except per share data)
       1995                        March             June             September         December
-----------------               ---------          ----------         ----------        ---------
Net sales                       $ 132,941          $  93,422          $ 140,290         $  78,551
Gross profit                       27,267             19,912             36,501            15,633
Net (loss) income               $  (3,399)         $ (12,105)         $     818         $  (3,155)
Net (loss) income per
  share of common stock         $   (0.18)         $   (0.64)         $    0.04         $   (0.17)

      1994                         March              June             September          December
-----------------               ----------         ----------         -----------        ----------
Net sales                       $ 146,241            112,029          $ 171,043          $ 106,020
Gross profit                       39,777             26,659             39,050              1,861
Net loss                        $  (1,444)         $ (16,936)         $ (17,650)         $(113,510)
Net loss per share of
  common stock                  $   (0.08)         $   (0.90)         $   (0.94)         $   (6.05)

                                                                   SCHEDULE II

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                              BALANCE AT         COSTS                          BALANCE AT
                                             BEGINNING OF      CHARGED TO                         END OF
   DESCRIPTION                                  PERIOD          EXPENSE           DEDUCTIONS      PERIOD
-----------------                            ------------      ----------         ----------     ---------
FISCAL YEAR ENDED
  DECEMBER 30, 1995:

Receivables Reserves                             $27,288         1,254              (5,451)        $23,091

Taxation Valuation Allowance                      67,404         8,015              --              75,419


FISCAL YEAR ENDED
  DECEMBER 31, 1994:

Receivables Reserves                             $24,949         3,843              (1,504)        $27,288(1)

Taxation Valuation Allowance                      36,102        31,302              --              67,404


FISCAL YEAR ENDED
  JANUARY 1, 1994:

Receivables Reserves                             $28,313         5,097              (8,461)        $24,949

Taxation Valuation Allowance                      13,097        23,005              --              36,102

   (1) Includes $620 related to those divisions held for sale and disposition.
              See Note 12 to the Consolidated Financial Statements.

===============================================================================


                                    EXHIBITS
                                       TO
                                    FORM 10-K






                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



FOR THE FISCAL YEAR ENDED DECEMBER 30, 1995          COMMISSION FILE NO. 1-9196



                         THE LESLIE FAY COMPANIES, INC.



          DELAWARE                                           13-3197085
(STATE OF OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)


          1412 BROADWAY
        NEW YORK, NEW YORK                                      10018
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 221-4000


===============================================================================

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         THE LESLIE FAY COMPANIES, INC.

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
3.1(a)            Restated Certificate of Incorporation of the Company. (Exhibit
                  3.3 to the Company's Registration Statement on Form S-1, File
                  No. 33-6820 (the "1986 Registration Statement").)

3.1(b) Certificate of Change of Registered Office and of Registered Agent dated October 10, 1989, amending Restated Certificate of Incorporation. (Exhibit 19.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1990 (the "June 1990 10-Q").)

3.2 Restated By-Laws of the Company, as amended as of March 6, 1990. (Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1989, File No. 1-9196.)

3.4 Amended Joint Plan of Reorganization of Debtors pursuant to Chapter 11 of the United States Bankruptcy Code dated November 15, 1995. (Exhibit 3.4(a) to the Company's Quarterly Report on Form 10-Q dated September 30, 1995, File No. 1-9196 (the "September 1995 10-Q").)

4.1(a) Form of Note Agreement dated January 4, 1990 between the Company and each of The Prudential Insurance Company of America ("Prudential") and The Northwestern Mutual Life Insurance Company ("Northwestern"). (Exhibit 4 to the Company's Current Report on Form 8-K, dated January 4, 1990, File No. 1-9196.)

4.1(b) Form of Amendment No. 1, dated as of January 5, 1990, to Note Agreements with Prudential and Northwestern. (Exhibit 19.2 to the June 1990 10-Q.)

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
-------                -----------
4.1(c) Amendment No. 2 dated as of June 11, 1992 to Note Agreements with Prudential and Northwestern. (Exhibit 19.8 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 1992, File No. 1-9196 (the "June 1992 10-Q").)

4.1(d) Amendment No. 3 dated as of October 14, 1992 to Note Agreements with Prudential and Northwestern. (Exhibit 4.1(d) to the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, File No. 1-9196 (the "1992 10-K").)

4.1(e) Amendment No. 4 dated as of December 14, 1992 to Note Agreements with Prudential and Northwestern. (Exhibit 4.1(e) to the 1992 10-K.)

4.1(f) Letter Agreement dated as of March 1, 1993 among Northwestern, Prudential and Chemical Bank, as Agent. (Exhibit 28.7 to the Company's Current Report on Form 8-K, dated February 25, 1993, File No. 1-9196 (the "February 25, 1993 8-K").)

4.2 Rights Agreement dated as of April 5, 1993 between the Company and Chemical Bank, as Rights Agent. (Exhibit 4 to the Company's Current Report on Form 8-K, dated April 5, 1993, File No. 1-9196.)

4.3 Post-Petition Credit Agreement dated as of April 28, 1993 (the "DIP Credit Agreement") among the Company, as Borrower, Leslie Fay Licensing Corp., Hue, Inc., and Spitalnick Corp., as Guarantors (the "Guarantors"), the Initial Lenders named therein, as Initial Lenders (the "Initial Lenders") and Citibank, N.A., as Agent. (Exhibit 28 to the Company's Current Report on Form 8-K dated April 28, 1993, File No. 1-9196 (the "April 28, 1993 8-K").)

4.3(a) Letter Amendment No. 1 dated April 28, 1993 among the Company, the Guarantors and the Initial Lenders. (Exhibit 28.1 to the April 28, 1993 8-K.)

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
-------                -----------
4.3(b) Security Agreement dated April 28, 1993 (the "Security Agreement") from the Company and the Guarantors to Citibank, N.A., as Collateral Agent. (Exhibit 28.2 to the April 28, 1993 8-K.)

4.3(c) Trademark Security Agreement dated April 28, 1993 from the Company and the Guarantors to Citibank, N.A., as Collateral Agent. (Exhibit 28.3 to the April 28, 1993 8-K.)

4.3(d) Letter Amendment No. 2 to the DIP Credit Agreement and Letter Amendment No. 1 to the Security Agreement dated May 11, 1993 among the Company, the Guarantors, the Initial Lenders and Internationale Nederlanden Bank, N.V. (Exhibit 4.3(d) to the 1992 10-K.)

4.3(e) Letter Amendment No. 3 to the DIP Credit Agreement dated September 20, 1993 among the Company, a Debtor and Debtor-in-Possession, Leslie Fay Licensing Corp., Hue, Inc. and Spitalnick Corp., each as a Debtor and Debtor-in-Possession as Guarantors, and the Lenders parties to the DIP Credit Agreement. (Exhibit 99.1 to the Company's Current Report on Form 8-K dated September 28, 1993, File No. 1-9196 (the "September 28, 1993 8-K").)

4.3(f) Amendment No. 4 to the DIP Credit Agreement, Amendment No. 2 to the Security Agreement and Amendment No. 1 to the Trademark Security Agreement dated April 27, 1994 among the Company, the Guarantors, the Lenders parties to the DIP Credit Agreement and Citibank, N.A., as Agent and Collateral Agent. (Exhibit 4.3(f) to the 1992 10-K.)

4.3(g) Amendment No. 5 to the DIP Credit Agreement dated November 14, 1994 among the Company, the Guarantors, the Lender parties to the DIP Credit Agreement and Citibank, N.A., as Agent and Collateral Agent. (Exhibit 4.3(g) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 1994, File No. 1-9196 (the "September 1994 10-Q").)

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
--------               -----------
4.3(h) Amendment No. 6 to the DIP Credit Agreement and Waiver dated January 16, 1995 among the Company, the Guarantors, the Lender parties to the DIP Credit Agreement and Citibank, N.A., as Agent and Collateral Agent. (Exhibit 4.3(h) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, File No. 1-9196 (the "1994 10-K").)

4.3(i) Amendment No. 7 to the DIP Credit Agreement, Amendment No. 3 to the Security Agreement, Amendment No. 2 to the Trademark Security Agreement and Waiver dated February 25, 1995 among the Company, the Guarantors, the Lender parties to the DIP Credit Agreement and Citibank, N.A., as Agent and Collateral Agent. (Exhibit 4.3(i) to the 1994 10-K.)

4.4 Post-Petition Credit Agreement dated as of May 2, 1995 among The Leslie Fay Companies, Inc., as Borrower, Leslie Fay Licensing Corp., HUE, Inc., and Spitalnick Corp., as Guarantors, the Lenders named therein and The First National Bank of Boston and BankAmerica Business Credit, Inc., as Facility Agents and The First National Bank of Boston as Administrative Agent. (Exhibit 4.4 to the Company's Quarterly Report on Form 10-Q dated April 1, 1995, File No. 1-9196 (the "March 1995 10-Q").)

4.4(a) Security Agreement dated May 2, 1995 from The Leslie Fay Companies, Inc., Leslie Fay Licensing Corp., HUE, Inc., and Spitalnick Corp., as Grantors to The First National Bank of Boston as Administrative Agent. (Exhibit 4.4(a) to the March 1995 10-Q.)

4.4(b) Trademark Security Agreement dated May 2, 1995 from The Leslie Fay Companies,. Inc., Leslie Fay Licensing Corp., HUE, Inc., and Spitalnick Corp., as Grantors to The First National Bank of Boston as Administrative Agent. (Exhibit 4.4(a) to the March 1995 10-Q.)

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
--------               -----------

4.4(c) Amendment No. 1 to the FNBB Credit Agreement dated June 30, 1995 among the Company, the Guarantors and the Lenders. (Exhibit 4.4 to the Company's Quarterly Report on Form 10-Q dated July 1, 1995, File No. 1-9196 (the "June 1995 10-Q").)

4.4(d) Amendment No. 2 to the FNBB Credit Agreement dated August 31, 1995 among the Company, the Guarantors and the Lenders. (Exhibit 4.4(d) to the September 1995 10-Q.)

4.4(e)* Amendment No. 3 to the FNBB Credit Agreement dated November 15, 1995 among the Company, the Guarantors and the Lenders.

4.4(f)* Amendment No. 4 to the FNBB Credit Agreement dated December 28, 1995 among the Company, the Guarantors and the Lenders.

4.4(g)* Amendment No. 5 to the FNBB Credit Agreement dated January 28, 1996 among the Company, the Guarantors and the Lenders.

4.4(h)* Amendment No. 6 to the FNBB Credit Agreement dated December 31, 1995 among the Company, the Guarantors and the Lenders.

4.4(i)* Amendment No. 7 to the FNBB Credit Agreement dated April 11, 1996 among the Company, the Guarantors and the Lenders.

10.1(a)+ Partnership and Management Agreement dated as of April 30, 1982 by and among John J. Pomerantz, Walter I. Leiter and Alan Golub and The Leslie Fay Companies, as amended by the Assignment and Amendment dated as of June 27, 1984. (Exhibit
                  10.1 to the 1986 Registration Statement.)

10.1(b)+ Amendment dated as of March 10, 1987 to Partnership and Management Agreement. (Exhibit 10.1(b) to the Company's Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 27, 1986 (the "1986 10-K"), on Form 8, File No. 1-9196.)

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
--------               -----------
10.2(a)+ Employment Agreement dated as of May 4, 1981 between Leslie Fay Inc. and John J. Pomerantz, as amended April 30, 1982. (Exhibit 10.2(a) to the 1986 Registration Statement.)

10.2(a)(i)+       Amendment dated as of March 10, 1987 to Employment Agreement with John J. Pomerantz. (Exhibit 10.2(a)(i) to the Company's
                  Amendment No. 1 to the 1986 10-K on Form 8, File No. 1-9196.)

10.2(b)+ Employment Agreement dated as of May 1, 1980 between Leslie Fay Inc. and Alan Golub, as amended as of March 1, 1981 and April 30, 1982. (Exhibit 10.2(c) to the 1986 Registration Statement.)

10.2(b)(i)+       Amendment dated as of March 10, 1987 to Employment Agreement with Alan Golub. (Exhibit 10.2(b)(i) to the Company's
                  Amendment No. 1 to the 1986 10-K on Form 8, File No. 1-9196.)

10.2(c)+ Amended and Restated Employment Agreement dated as of June 29, 1994 between the Company and John S. Dubel. (Exhibit 10.2 (n) to the September 1994 10-Q.)

10.2(d)+ Consulting Agreement dated as of January 1, 1994 between the Company and Herman Gordon. (Exhibit 10.2 (l) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 1994, File No. 1-9196 (the "June 1994 10-Q")

10.2(e)+ Employment Agreement dated as of June 29, 1994 between the Company and John Ward. (Exhibit 10.2 (n) to the September 1994 10-Q.)

10.2(f)+ Agreement dated as of August 1, 1993 between the Company and Kathryn D. Connors. (Exhibit 10.2(i) to the 1992 10-K.)

10.2(g)+ Agreement dated as of September 2, 1993 between the Company and Joan Ruby. (Exhibit 10.2(g) to the 1994 10-K.)

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
---------              -----------
10.2(h)+ Agreement dated as of January 1, 1994 between the Company and Thomas Sullivan. (Exhibit 10.2(k) to the 1992 10-K.)

10.2(i)+ Agreement dated as of January 14, 1994 between the Company and James G. Bloise. (Exhibit 10.2(i) to the 1994 10-K.)

10.2(j)+ Agreement dated as of January 1, 1994 between the Company and Vernon Smith. (Exhibit 10.2(l) to the 1992 10-K.)

10.2(k)+ Employment Agreement dated as of November 9, 1992 between the Company and Erna Zint, as amended January 1, 1995. (Exhibit 10.2(k) to the 1994 10-K.)

10.2(l)+ Key Employee Severance and Retention Program dated as of June 29, 1994 between the Company and certain key employees. (Exhibit 10.2(m) to the June 1994 10-Q.)

10.2(m)+ Agreement dated as of January 1, 1994 between the Company and Warren Wishart, as amended May 1, 1995. (Exhibit 4.4 to the June 1995 10-Q.)

10.3+ 1986 Stock Option Plan of the Company, as amended as of May 31, 1990. (Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1990, File No. 1-9196 (the "1990 10-K").)

10.4+ The Leslie Fay Companies, Inc. 401(k) Savings Plan, amended and restated effective as of July 1, 1992.(Exhibit 10.4 to the 1992 10-K.)

10.5+ The Leslie Fay Companies, Inc. Retirement Plan, effective as of January 1, 1992. (Exhibit 10.5 to the 1992 10-K.)

10.6(a) Lease Agreement dated as of April 30, 1982 between Corporate Property Associates 3 and The Leslie Fay Company, as amended as of December 28, 1985, for the plant located at Wilkes-Barre, Pennsylvania. (Exhibit 10.6(a) to the 1986 Registration Statement.)

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
--------               -----------
10.6(b) Lease Agreement dated as of April 20, 1983 between 1400 Broadway Associates and The Leslie Fay Company for certain premises located at 1400 Broadway, New York, New York. (Exhibit 10.6(j) to the 1986 Registration Statement.)

10.6(c) Lease Agreement dated as of April 22, 1983 between 1400 Broadway Associates and The Leslie Fay Company for certain premises located at 1400 Broadway, New York, New York. (Exhibit 10.6(k) to the 1986 Registration Statement.)

10.6(d) Lease Agreement dated as of August 18, 1990 between Mericle Development Corp. and the Company for certain premises located at the Hanover Industrial Estates, Hanover Township, Luzerne County, Pennsylvania. (Exhibit 10.5(g) to the 1990 10-K.)

10.6(e) Lease Agreement dated March 29, 1990 between John and Marjorie Passan and the Company, modified as of December 1, 1990, for certain premises located at 1 Passan Drive, Borough of Laflin, Luzerne County, Pennsylvania. (Exhibit 10.5(h) to the 1990 10-K.)

10.6(f) Lease Agreement dated June 16, 1980 between Hartz Mountain Metropolitan and the Company, modified as of September 12, 1986, May 22, 1989 and March 17, 1992, for certain premises located at 50-52 Metro Way, Secaucus, New Jersey. (Exhibit 10.6(f) to the 1992 10-K.)

10.6(g) Lease Agreement dated December 13, 1989 between 1412 Broadway Associates and the Company, modified as of July 31, 1990 and August 1, 1990, for certain premises located at 1412 Broadway, New York, New York. (Exhibit 10.6(g) to the 1994 10-K.)

10.6(h)* Lease Agreement dated June 19, 1995 between Hartz Mountain Associates and the Company for certain premises located at 80
                  - 90 Enterprise Drive, Secaucus, New Jersey.

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
-------                -----------
10.7 Amended and Restated License Agreement dated as of May 31, 1991 between Forecast Designs, Inc. and the Company. (Exhibit
                  19.4 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 1991, File No. 1-9196.)

10.8(a) Financing Agreement dated January 15, 1992 among the Company, Manufacturers Hanover Trust Company, as Agent and a Bank, Marine Midland Bank, N.A., as Issuer and a Bank, and Chemical Bank, The Bank of New York and National Westminster Bank USA. (Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1991, File No. 1-9196.)

10.8(b) Waiver dated as of June 2, 1992 to the Financing Agreement dated as of January 15, 1992 among the Company, the Banks parties thereto and Chemical Bank, as successor by merger to Manufacturers Hanover Trust Company, as agent (the "Agent"). (Exhibit 19.7 to the June 1992 10-Q.)

10.8(c) Waiver dated as of October 14, 1992 to the Financing Agreement dated as of January 15, 1992 among the Company, the Banks parties thereto and the Agent. (Exhibit 19.9 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 1992, File No. 1-9196.)

10.9 Memorandum of Understanding Between the International Ladies' Garments Workers' Union and the Company dated July 8, 1994. (Exhibit 10.10 to the June 1994 10-Q.)

10.11 Agreement for Sale and Purchase of Stock of Next Day Apparel, Inc. dated August 2, 1995 (executed as of September 29, 1995, between The Leslie Fay Companies, Inc. and West Union Apparel, Ltd. (Exhibit 10.11 to the September 1995 10-Q.)

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
-------                -----------
10.12* Compromise and Settlement Agreement dated May 1, 1995 between the Company, Corporate Property Associates 3 ("CPA:3"), the Officia Committee of Unsecured Creditors of Leslie Fay, and National Fire Insurance Company of Pittsburgh.

10.13* Factoring Agreement dated January 23, 1996 between Heller Financial, Inc. and the Company.

16.1 Letter dated February 25, 1993 from BDO Seidman to the Audit Committee and Board of Directors of the Company relating to the withdrawal of its opinion on the 1991 Consolidated Financial Statements of the Company. (Exhibit 28 to the February 25, 1993 8-K.)

16.2 Letter dated May 6, 1993 from BDO Seidman to the Securities and Exchange Commission relating to its concurrence with the statements made by the Company in the current report concerning its resignation as the Company's principal accountant. (Exhibit 16 to the Company's Current Report on Form 8-K, dated May 6, 1993, File No. 1-9196 (the "May 6, 1993 8-K").)

16.3 Letter dated May 7, 1993 from Arthur Andersen & Co. to the Securities and Exchange Commission relating to the disclosure provided in the current report. (Exhibit 16.1 to the May 6, 1993 8-K.)

16.4 Letter dated September 28, 1993 from BDO Seidman to the Audit Committee and Board of Directors of the Company relating to the withdrawal of its opinion on the 1990 Consolidated Financial Statements of the Company. (Exhibit 99 to the September 28, 1993 8-K.)

                         THE LESLIE FAY COMPANIES, INC.
                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
-------                -----------
21                Subsidiaries of the Company. (Exhibit 21 to the 1994 10-K.)

23*               Consent of Arthur Andersen LLP.

-----------------------
* Filed herewith. All other exhibits are incorporated herein by reference to the document listed in the parenthetical reference.

+ Management contract or compensation plan or arrangement required to be noted as provided in Item 14(a)(3).

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   EXHIBIT D
                            TO DISCLOSURE STATEMENT

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

 IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS FORM 10-Q IS BEING FILED IN
           PAPER FORMAT PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

===============================================================================




                                    FORM 10-Q


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 28, 1996    COMMISSION FILE NO. 1-9196


                         THE LESLIE FAY COMPANIES, INC.

                 DELAWARE                                       13-3197085
       (STATE OF OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                1412 BROADWAY
             NEW YORK, NEW YORK                                     10018
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                       (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 221-4000


Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the
past 90 days.                                      Yes   X    No
                                                       -----     -----


There were 18,771,836 shares of Common Stock outstanding at October 31, 1996.

         THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                     (Debtor In Possession)


                              INDEX


                                                                       Page No.
                                                                       --------
PART I - FINANCIAL INFORMATION

Item 1. Financial Statements:
           Consolidated Balance Sheets
             at September 28, 1996 and December 30, 1995.................  3

           Consolidated Statements of Operations
             for the thirty-nine and thirteen weeks ended
               September 28, 1996 and September 30, 1995.................  4

           Consolidated Statements of Cash Flows
             for the thirty-nine weeks ended
               September 28, 1996 and September 30, 1995.................  5

           Notes to Consolidated Financial Statements....................  6

Item 2. Management's Discussion and Analysis of
        Financial Condition and Results of
        Operations....................................................... 12

PART II - OTHER INFORMATION

Item 1. Legal Proceedings................................................ 18

Item 2. Changes in Securities............................................ 18

Item 3. Defaults Upon Senior Securities.................................. 18

Item 4. Submission of Matters to a Vote of Security Holders.............. 18

Item 5. Other Information................................................ 18

Item 6. Exhibits and Reports on Form 8-K................................. 18

SIGNATURES .............................................................. 19

INDEX TO EXHIBITS ....................................................... 20

ITEM 1. FINANCIAL STATEMENTS.


                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor in Possession)

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (UNAUDITED)

                                                                                         SEPTEMBER 28,      DECEMBER 30,
                                           ASSETS                                            1996               1995
                                                                                         -------------      ------------
Current Assets:
    Cash and cash equivalents ..................................................          $   3,864           $  32,324
    Accounts receivable-net of allowances for possible losses
        of $26,177 and $23,091, respectively ...................................            113,439              54,943
    Inventories ................................................................            103,275             101,076
    Prepaid expenses and other current assets ..................................              3,673               4,283
    Income taxes refundable ....................................................               --                10,345
    Assets of divisions held for sale or disposition ...........................               --                   326
                                                                                          ---------           ---------
        Total Current Assets ...................................................            224,251             203,297

Property, Plant and Equipment, at cost less accumulated
        depreciation and amortization of $18,481 and $17,262, respectively......             14,887              14,670
Excess of Purchase Price over Net Assets Acquired-net of
        accumulated amortization of $10,873 and $10,003,
        respectively ...........................................................             24,739              25,609
Deferred Charges and Other Assets ..............................................              2,513               2,404
                                                                                          ---------           ---------
    Total Assets ...............................................................          $ 266,390           $ 245,980
                                                                                          =========           =========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
    Notes payable ..............................................................          $  14,445           $    --
    Accounts payable ...........................................................             27,523              31,851
    Accrued expenses and other current liabilities .............................             26,604              30,472
    Income taxes payable .......................................................              2,756               2,132
    Direct liabilities of divisions held for sale or disposition ...............               --                   280
                                                                                          ---------           ---------
        Total Current Liabilities ..............................................             71,328              64,735

Liabilities Subject to Compromise ..............................................            337,119             337,153
                                                                                          ---------           ---------
        Total Liabilities ......................................................            408,447             401,888
                                                                                          ---------           ---------

Commitments and Contingencies

Stockholders' Deficit:
    Common stock, $1 par value; 50,000 shares authorized;
        20,000 shares issued and outstanding ...................................             20,000              20,000
    Capital in excess of par value .............................................             49,012              49,012
    Excess of accumulated pension obligation over plan assets ..................               (313)               (214)
    Accumulated deficit ........................................................           (197,764)           (211,833)
    Foreign currency translation adjustment ....................................                (26)                 93
                                                                                          ---------           ---------
        Subtotal ...............................................................           (129,091)           (142,942)
    Treasury stock, at cost - 1,228 shares .....................................            (12,966)            (12,966)
                                                                                          ---------           ---------
        Total Stockholders' Deficit ............................................           (142,057)           (155,908)
                                                                                          ---------           ---------
    Total Liabilities and Stockholders Deficit .................................          $ 266,390           $ 245,980
                                                                                          =========           =========

       The accompanying Notes to Consolidated Financial Statements are an
                  integral part of these financial statements.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES

                         (Debtor In Possession - Note 2)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                   (UNAUDITED)


                                                                 THIRTY-NINE WEEKS ENDED               THIRTEEN WEEKS ENDED
                                                            -------------------------------       --------------------------------
                                                             SEPTEMBER 28,     SEPTEMBER 30,      SEPTEMBER 28,      SEPTEMBER 30,
                                                                1996               1995               1996                1995
                                                            -------------      ------------        ------------       ------------
Net Sales ...........................................           $339,050           $364,216            $134,907           $139,616
Cost of Sales .......................................            256,320            282,973             101,396            103,789
                                                            ------------       ------------        ------------       ------------

    Gross profit ....................................             82,730             81,243              33,511             35,827
                                                            ------------       ------------        ------------       ------------
Operating Expenses:
    Selling, warehouse, general and
        administrative expenses .....................             61,757             75,567              21,589             24,717
    Amortization of intangibles .....................                870                818                 293                328
                                                            ------------       ------------        ------------       ------------

    Total operating expenses ........................             62,627             76,385              21,882             25,045
                                                            ------------       ------------        ------------       ------------

    Operating income ................................             20,103              4,858              11,629             10,782

Interest and Financing Costs (excludes contractual
    interest of $13,524, $13,524, $4,508 and $4,508,
    respectively) ...................................              2,837              2,574               1,305                720
                                                            ------------       ------------        ------------       ------------

    Income before reorganization costs and
        taxes .......................................             17,266              2,284              10,324             10,062

Reorganization Costs ................................              2,161             17,857               1,881             10,674
                                                            ------------       ------------        ------------       ------------

    Income (Loss) before taxes ......................             15,105            (15,573)              8,443               (612)

Taxes ...............................................              1,036               (888)                398             (1,430)
                                                            ------------       ------------        ------------       ------------

Net Income (Loss) ...................................            $14,069           ($14,685)             $8,045               $818
                                                            ============       ============        ============       ============

    Net Income (Loss) Per Share of Common Stock .....              $0.75             ($0.78)              $0.43              $0.04
                                                            ============       ============        ============       ============

    Weighted Average Common Shares Outstanding ......         18,771,836         18,771,836          18,771,836         18,771,836
                                                            ============       ============        ============       ============

       The accompanying Notes to Consolidated Financial Statements are an
                  integral part of these financial statements.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES

                         (Debtor In Possession - Note 2)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                   (UNAUDITED)

                                                                     THIRTY-NINE WEEKS ENDED
                                                                 --------------------------------
                                                                 SEPTEMBER 28,      SEPTEMBER 30,
                                                                     1996               1995
                                                                 -------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss) ........................................       $ 14,069        ($14,685)
    Adjustments to reconcile net income (loss) to net cash
       used in operating activities:
       Depreciation and amortization .........................          2,633           4,639
       Amortization of excess purchase price over
           net assets acquired ...............................            870             818
       Provision for possible losses on accounts receivable ..            234           1,261
       (Increase) decrease in:
           Accounts receivable ...............................        (58,608)        (42,707)
           Inventories .......................................         (2,040)         36,548
           Prepaid expenses and other current assets .........            612             294
           Income taxes refundable ...........................         10,345             677
           Deferred charges and other assets .................            (67)          1,806
       (Decrease) increase in:
           Accounts payable, accrued expenses and other
             current liabilities .............................         (3,206)         (7,350)
           Income taxes payable ..............................            624             342
           Deferred credits and other noncurrent liabilities..           (116)           (335)
       Changes due to reorganization activities:
           Reorganization costs ..............................          2,479          17,857
           Payment of reorganization costs ...................         (5,976)        (19,543)
                                                                     --------        --------
           Total adjustments .................................        (52,216)         (5,693)
                                                                     --------        --------
           Net cash used in operating activities .............        (38,147)        (20,378)
                                                                     --------        --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures .....................................         (4,758)         (2,836)
    Proceeds from sale of Next Day Apparel (net of cash
      provided of $405) ......................................           --             3,081
                                                                     --------        --------
           Net cash (used in) provided by investing activities         (4,758)            245
                                                                     --------        --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from borrowings .................................         14,445            --
    Proceeds from borrowings of Next Day Apparel .............           --             3,500
                                                                     --------        --------
           Net cash provided by financing activities .........         14,445           3,500
                                                                     --------        --------

Net (decrease) in cash and cash equivalents ..................        (28,460)        (16,633)

Cash and cash equivalents, at beginning of period ............         32,324          32,713
                                                                     --------        --------

Cash and cash equivalents, at end of period ..................       $  3,864        $ 16,080
                                                                     ========        ========

       The accompanying Notes to Consolidated Financial Statements are an
                  integral part of these financial statements.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

1.  BASIS OF PRESENTATION:

                  The condensed consolidated financial statements included herein have been prepared by The Leslie Fay Companies, Inc. and subsidiaries (The Leslie Fay Companies, Inc. being sometimes individually referred to, and together with its subsidiaries collectively referred to, as the "Company" as the context may require), pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from this report, as is permitted by such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the Fiscal Year ended December 30, 1995 (the "1995 Form 10-K"). Interim taxes were provided based on the Company's estimated effective tax rate for the year. In the opinion of management, the information furnished reflects all adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results for the reported interim periods. Results of operations for interim periods are not necessarily indicative of results for the full year. Certain reclassifications have been made to the financial statements for the thirteen week period ended September 30, 1995 and as of December 30, 1995 to conform to the current quarterly presentation.

2.  REORGANIZATION CASE:

                  On April 5, 1993 (the "Filing Date"), The Leslie Fay Companies, Inc. ("Leslie Fay") and each of Leslie Fay Licensing Corp., Spitalnick Corp. and Hue, Inc., wholly owned subsidiaries of Leslie Fay (collectively the "Debtors"), filed a voluntary petition under chapter 11 of the Bankruptcy Code (the "Bankruptcy Code"). The Debtors are presently operating their businesses as debtors in possession subject to the jurisdiction and supervision of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

                  In addition, on November 15, 1995 (the "Retail Filing Date"), Leslie Fay Retail Outlets, Inc.; Leslie Fay Factory Outlet (Alabama), Inc.; Leslie Fay Factory Outlet (California), Inc.; Leslie Fay Factory Outlet (Iowa), Inc.; and Leslie Fay Factory Outlet (Tennessee), Inc., all wholly-owned subsidiaries of Leslie Fay (collectively referred to as the "Retail Debtors"), also filed voluntary petitions under chapter 11 of the Bankruptcy Code. The Retail Debtors operated their businesses as debtors in possession following the Retail Filing Date while pursuing an orderly liquidation of all of their assets under chapter 11 of the Bankruptcy Code.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

                  On October 31, 1995, the Debtors filed a Joint Plan of Reorganization ("the Plan") pursuant to chapter 11 of the Bankruptcy Code. On November 15, 1995, the Debtors filed an Amended Joint Plan of Reorganization and a Disclosure Statement for the Amended Joint Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code. On March 13, 1996, the Debtors and the Creditors' Committee filed a Joint Plan of Reorganization (the "Amended Plan"). No disclosure statement has been filed with respect to the Amended Plan. The Amended Plan provides for, among other things, the separation of the Debtors' estates and assets into two separate reorganized businesses plus, possibly, an entity to resolve the remaining obligations of the discontinued corporate operations. Under the Amended Plan, current stockholders of the Company will not retain or receive any value for their interest. The Debtors expect to modify the Amended Plan and file a disclosure statement with respect thereto by the end of November 1996, and to seek Bankruptcy Court approval of such disclosure statement and confirm and consummate the Amended Plan by the end of 1996.

                  As reflected in the consolidated financial statements in the 1995 Form 10-K, the Company experienced significant net losses in 1995, 1994 and 1993. During the chapter 11 cases, the Company has incurred and will continue to incur reorganization costs. The Company's ability to continue as a going concern is dependent upon the confirmation of a plan of reorganization by the Bankruptcy Court, the ability to secure on-going debtor in possession financing (see Note 4 herein) and to maintain compliance with all debt covenants under the debtor in possession financing, the achievement of profitable operations and positive cash flow, the resolution of the uncertainties of the bankruptcy cases and legal proceedings as discussed in Notes 2 and 8, respectively, of the Notes to Consolidated Financial Statements in the 1995 Form 10-K, and the ability to obtain financing for its operations that will enable it to emerge from chapter 11.

                  The Company recognized reorganization costs aggregating $2,161,000 and $1,881,000 during the thirty-nine and thirteen week periods ended September 28, 1996, compared to $17,857,000 and $10,674,000 for the thirty-nine and thirteen week periods ended September 30, 1995. These costs for the thirty-nine and thirteen week periods ended September 28, 1996 are comprised of professional fees and other costs of $3,085,000 and $1,387,000; and division and facility closing costs of $740,000 and $540,000; offset by interest income of $379,000 and $46,000 and the reversal of severance and retention costs recorded in prior years of $1,285,000 and $0, respectively. For the thirty-nine and thirteen week periods ended September 30, 1995, these costs were comprised of professional fees and other costs of $7,958,000 and $1,502,000; and division and facility closing costs of $11,926,000 and $10,473,000; offset by interest income of $2,027,000 and $1,301,000.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

3.  INVENTORIES:

                  Inventories consist of the following:

                                 September 28,      December 30,
                                    1996               1995
                                -------------       ------------
                                          (In thousands)
Raw materials ..................   $ 36,690          $ 42,187
Work in process ................      2,058             2,669
Finished goods .................     64,527            56,220
                                   --------          --------
  Total inventories ............   $103,275          $101,076
                                   ========          ========


4.  DEBT:

                  On May 2, 1995, a replacement credit facility for a new $80,000,000 credit agreement with The First National Bank of Boston ("FNBB") and BankAmerica Business Credit, Inc. ("BABC"), as Facility Agents, and FNBB as Administrative Agent (the "FNBB Credit Agreement") was approved by the Bankruptcy Court. This facility replaced the original post-petition credit agreement (the "DIP Credit Agreement") and was subsequently extended twice and currently matures on the earlier of (i) December 31, 1996, (ii) the date of termination of the Commitments (as that term is defined in the FNBB Credit Agreement) or (iii) the first date on which a reorganization plan for the Company is substantially consummated.


                  The FNBB Credit Agreement provides for post-petition direct borrowings and the issuance of letters of credit on the Debtors' behalf in an aggregate amount not exceeding $80,000,000, subject to being permanently reduced on a dollar-for-dollar basis for any net cash proceeds received from the sale of assets after March 20, 1995 for which the proceeds in the aggregate exceed $20,000,000 up to a maximum of $40,000,000 on a cumulative basis. On November 15, 1995, the Facility was amended to reduce the aggregate borrowing limit to $60,000,000, and beginning January 1, 1996, a sublimit for borrowings under the revolving line of credit was set at $15,000,000 and a sublimit for letters of credit was set at $50,000,000. A subsequent amendment increased the aggregate borrowing limit to $70,000,000 from August 30, 1996 to October 18, 1996 and increased the sublimit under the revolving line of credit to $35,000,000 from August 28, 1996 through September 21, 1996 and $30,000,000 from September 22, 1996 through October 19, 1996. No qualifying asset sales have been made which would reduce the facility borrowing limits. The increased borrowing limits were necessary to support the increased seasonal working capital requirements of the business.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

                  At September 28, 1996, the Company had borrowed $14,445,000 under the FNBB Credit Agreement, compared to no cash borrowings at December 30, 1995. In addition, approximately $34,536,000 and $38,402,000, respectively, was committed under unexpired letters of credit (see Note 6 of the Notes to Consolidated Financial Statements in the 1995 Form 10-K). Direct borrowings bear interest at prime plus 1.5% (9.75% at September 28, 1996 and 10.0% at December 30, 1995), and the FNBB Credit Agreement requires a fee, payable monthly, on average outstanding letters of credit at the rate of 2% annually.

                  The FNBB Credit Agreement contains certain financial and operating covenants related to minimum and maximum inventory levels, capital expenditures and attainment of minimum earnings before reorganization, interest, taxation, depreciation and amortization. As collateral for borrowings under the FNBB Credit Agreement, the Company has granted to FNBB and BABC a security interest in substantially all assets of the Company. In addition, the FNBB Credit Agreement contains certain restrictive covenants, including limitations on the incurrence of additional liens and indebtedness and a prohibition on paying dividends. The Company is currently in compliance with all covenants contained in the FNBB Credit Agreement, as amended or waived.

                  In addition, Next Day Apparel, Inc., which the Company sold on September 30, 1995, borrowed $3,500,000 in notes payable from a financial institution to fund working capital requirements prior to its sale.

                  Starting with the thirteen week period ended April 2, 1994, the Company has ceased accruing interest on pre-petition debt in default as a result of the chapter 11 filings. All or a significant portion of such interest may not be payable or paid as a consequence of the Bankruptcy Code, which excuses such an obligation under certain circumstances.

5. COMMITMENTS AND CONTINGENCIES:

                  As discussed in Note 2, on April 5, 1993 and November 15, 1995, the Company and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. All civil litigation commenced against the Company and those referenced subsidiaries prior to that date has been stayed under the Bankruptcy Code.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

                  In addition to, and concurrently with, the proceedings in the Bankruptcy Court, the Company is involved in the following legal proceedings of significance:

                  In November 1992, a class action entitled "Stephen Warshaw and Phillis Warshaw v. The Leslie Fay Companies, Inc. et al." was instituted in the United States District Court for the Southern District of New York. In January 1993 and February 1993, the plaintiffs served amended complaints and thereafter twelve other similar actions were commenced against the Company, certain of its officers and directors and its then auditors, BDO Seidman. The complaints in these cases, which purport to be on behalf of all persons who purchased or acquired stock of the Company during the period from February 4, 1992 to and including February 1, 1993, allege that the defendants knew or should have known material facts relating to the sales and earnings of the Company which they failed to disclose and that if these facts had been disclosed, they would have affected the price at which the Company's common stock was traded. A pre-trial order has been entered which has the effect of consolidating all of these actions and, in accordance therewith, the plaintiffs have served the defendants with a consolidated class action complaint which, because of the chapter 11 filing by the Company, does not name the Company as a defendant. In March 1994, plaintiffs filed a consolidated and amended class action complaint. This complaint added certain additional parties as defendants, including Odyssey Partners, L.P. ("Odyssey"), and expanded the purported class period from March 28, 1991 to and including April 5, 1993. In March 1995, BDO Seidman filed an answer and cross-claims against certain of the officers and directors of the Company previously named in this action and filed third-party complaints against Odyssey, certain current and former division heads of the Company and certain additional current and former directors of the Company. These cross-claims and third-party complaints allege that the Company's senior management and certain of its directors engaged in fraudulent conduct and negligent misrepresentation. BDO Seidman seeks contribution from certain of the defendants and each of the third-party defendants if it is found liable in the class action, as well as damages. Defendants' and third party defendants' have filed answers to BDO Seidman's claims and discovery is ongoing.

                  In April 1995, an action was commenced by the Official Committee of Equity Security Holders of Leslie Fay (the "Equity Committee"), derivatively, in the name and on behalf of the Debtors, against BDO Seidman and certain of its partners in the United States District Court for the Southern District of New York alleging that BDO Seidman and such partners recklessly and negligently breached their duties to the Debtors in connection with failing to analyze internal controls, auditing their financial statements and providing unqualified certifications of the financial statements. The damages sought were unspecified. Since then, the Equity Committee has been dissolved and its counsel was permitted to resign as counsel for the plaintiffs in this case. In September 1996, a motion by BDO Seidman to dismiss this case for lack of prosecution, with prejudice, was granted by the District Court.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

                  In February 1993, the SEC obtained an order directing a private investigation of the Company in connection with, among other things, the filing by the Company of annual and other reports that may have contained misstatements and the purported failure of the Company to maintain books and records that accurately reflected its financial condition and operating results. The Company is cooperating in this investigation.

                  In February 1993, the United States Attorney for the Middle District of Pennsylvania issued a Grand Jury Subpoena seeking the production of documents as a result of the Company's announcement of accounting irregularities. The Company is cooperating in this investigation.

                  In March 1993, a stockholder derivative action entitled "Isidore Langer, derivatively on behalf of The Leslie Fay Companies, Inc. v. John J. Pomerantz et al." was instituted in the Supreme Court of the State of New York, County of New York, against certain officers and directors of the Company and its then auditors. This complaint alleges that the defendants knew or should have known material facts relating to the sales and earnings of the Company which they failed to disclose. The time to answer, move or otherwise respond to the complaint has not yet expired. The plaintiff seeks an unspecified amount of monetary damages, together with interest thereon, and costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The Company cannot presently determine the ultimate outcome of this litigation or its impact on the financial statements.

                  The Company is obligated to contribute to the ILGWU National Retirement Fund (the "Fund"), a multi-employer pension fund, pursuant to its collective bargaining agreement with the Union of Needletrades, Industrial and Textile Employees ("UNITE"), formerly the International Ladies' Garment Workers' Union (the 'ILGWU"). The Fund has filed a proof of claim with the Bankruptcy Court for the Company's estimated withdrawal liability representing its allocable share of unfunded vested benefits under the Multi-Employer Pension Plan Amendments Act ("MPPA") of the Employee Retirement Income Security Act. The Fund's most recent estimate of the Company's withdrawal liability through plan year 1995 is approximately $14,876,000. The amount of unfunded vested benefits allocable to the Company is subject to change on an annual basis and any increase or decrease at the end of the plan year 1996 cannot be determined at this time. The Company will rely on provisions of MPPA to limit withdrawal liability of its allocable share of the unfunded vested benefits. The Company has established a reserve for a withdrawal liability in the amount of $8,500,000 (included in Liabilities subject to compromise).

                  On February 23, 1996, Albert Nipon and American Pop Marketing Group, Inc. commenced an action against the Company seeking, among other things, a declaratory judgment with respect to the use of the Company's "Albert Nipon" trademark and tradename. The Company has filed a response to this action and intends to vigorously defend its trademark rights with respect to "Albert Nipon. Discovery is ongoing.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
        ----------------------------------------------

(A)  RESULTS OF OPERATIONS

THIRTEEN WEEKS ENDED SEPTEMBER 28, 1996 AS COMPARED TO
         THIRTEEN WEEKS ENDED SEPTEMBER 30, 1995

                  The Company recorded net sales of $134,907,000 for the third quarter of 1996, compared with $139,616,000 for the third quarter of 1995, a net decrease of $4,709,000, or 3.4%. Contributing to this decrease were the Company's decisions in the second half of 1995 to close its Leslie Fay Retail Store division, discontinue certain other labels and redirect the Company's selling efforts away from unprofitable customers. The aggregate impact of the above closings and divestitures accounted for a decline in net sales of approximately $9,894,000. The Company also opened 23 retail stores in 1995 and 11 stores in 1996 under the Kasper for ASL name and organized a separate entity to market Kasper suits in Europe in 1995. These Kasper retail stores accounted for $3,793,000 of additional net sales in 1996. On a comparable basis, after excluding the effect of the above mentioned closings and new businesses, the remaining businesses had a net sales increase of $1,392,000, or 1.1%, in the third quarter of 1996 as compared to the third quarter of 1995. This increase is the result of growth in new product lines in the Company's Sassco Fashions division offset by a decline in the Company's Dress and Sportswear divisions reflecting the strategies which were begun in 1995 to reduce the Company's off-price and close-out businesses and focus on improving gross margins to or offset the lost sales volume.

                  Gross profit for the third quarter of 1996 was 24.8% of net sales compared with 25.7% in the third quarter of 1995 (a decrease of $2,316,000). Discontinued divisions accounted for a decrease of $2,659,000 in gross profit, while the new Kasper retail stores and the Kasper operation in Europe accounted for $1,399,000 of increased gross profit. The remaining decline was primarily due to increased markdowns in the Sassco Fashions division to sell overstocked inventory. These markdowns were partially offset by the Company's decisions to change its business strategy for its Dress and Sportswear divisions to focus on higher margin business, close its domestic production facility, control production levels and discontinue low margin labels. In addition, the Company lowered its production costs by shifting its manufacturing to third party contractors, both domestic and overseas, following the closure of the Company's owned manufacturing facility in August 1995. This facility had significantly higher labor costs than the costs of outside contractors. Improved control of production levels also reduced the markdowns related to close-out merchandise. These factors accounted for a net decrease of $1,056,000 in gross profit.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

         Selling, warehouse, general and administrative expenses for the third quarter of 1996 decreased to 16.0% of net sales compared with 17.7% for the third quarter of 1995. In response to the substantial reduction in net sales, the Company undertook an overhead reduction program which substantially reduced payroll, rent and occupancy expenses in the third quarter of 1996 compared with the similar period in 1995.

                  Amortization of intangibles consists primarily of the amortization of the excess purchase price over net assets acquired and relates principally to the leveraged buyout of The Leslie Fay Company on June 28, 1984. The monthly amortization expense in the third quarter of 1996 was reduced as a result of a $3,181,000 write-down during the fourth quarter of 1995 associated with the Company's Hue trademark.

                  Interest and financing costs increased to $1,305,000 for the third quarter of 1996 compared to $720,000 for the third quarter of 1995. The increase is a result of 1) increased direct borrowings under the FNBB Credit Agreement in 1996 for 58 days in the thirteen weeks ended September 28, 1996, with a maximum borrowing of $28,672,000 to support higher inventory and accounts receivable balances versus direct borrowings under the DIP Credit Agreement for a total of ten days during the thirteen weeks ended September 30, 1995, with a maximum borrowing of $3,956,000; and 2) the fee for financing the accounts receivable of the Company's Sassco Fashions division, under an agreement begun in February 1996, which accounted for $394,000 in the third quarter.

                  While operating as a debtor in possession, the Company recognized reorganization costs of approximately $1,881,000 and $10,674,000 during the third quarters of 1996 and 1995, respectively, which are comprised of professional fees and other costs of $1,387,000 and $1,502,000 and division and facility closing costs of $540,000 and $10,473,000, offset by interest income of $46,000 and $1,301,000. The decrease in professional fees was related to discontinuing the use of certain consultants as the Company began executing its restructuring plan. The decrease in division and facility closing costs related primarily to costs to close unprofitable divisions and a foreign buying office in the third quarter of 1995, compared to an accrual of $903,000 in 1996 for losses to sell aged inventory at a division the Company is marketing to potential buyers.

                  The provision for state and foreign income taxes is $398,000 and $(1,430,000) for the third quarter of 1996 and 1995, respectively. In the third quarter of 1995, the Company recognized an income tax credit of $1,811,000 representing a reduction in estimated foreign tax liabilities as a result of negotiated settlements of prior year's taxes. There is no federal income tax provision currently recognizable due to existing net operating loss carryforwards and no federal income tax benefit currently recognizable.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 1996 AS COMPARED TO
         THIRTY-NINE WEEKS ENDED SEPTEMBER 30, 1995

                  The Company recorded net sales of $339,050,000 for the thirty-nine weeks ended September 28, 1996, compared with $364,216,000 for the thirty-nine weeks ended September 30, 1995, a net decrease of $25,166,000, or 6.9%. Contributing to this decrease were the Company's decisions in the second half of 1995 to close its Leslie Fay Retail Store division, discontinue certain labels and redirect the Company's selling efforts away from unprofitable customers. The aggregate impact of the above closings and divestitures accounted for a decline in net sales of approximately $38,060,000. The Company also opened 23 retail stores in 1995 and 11 stores in 1996 under the Kasper for ASL name and organized a separate entity to market Kasper suits in Europe in 1995. These entities accounted for $12,039,000 of additional net sales in 1996. On a comparable basis, after excluding the effect of the above mentioned closings and new businesses, the remaining businesses had a net sales increase of $855,000, or 0.3% for the thirty-nine weeks ended September 28, 1996 as compared to the thirty-nine weeks ended September 30, 1995. This increase reflects the growth of new product lines in the Company's Sassco Fashions division and is offset by the Company's strategies, which were begun in 1995 and focused on the Company's Dress and Sportswear divisions, to reduce the Company's off-price and close-out businesses and improve gross margins to offset the lost sales volume.

                  Gross profit for the thirty-nine weeks ended September 28, 1996 was 24.4% of net sales compared with 22.3% in the thirty-nine weeks ended September 30, 1995 (an increase of $1,487,000). Discontinued divisions accounted for an $8,910,000 decrease in gross profit, while the new Kasper retail stores and the Kasper operation in Europe accounted for $4,727,000 of increased gross profit. The remaining increase in gross profit resulted from the Company's decision to change its business strategy for its Dress and Sportswear divisions to focus on higher margin business, close its domestic production facility, focus on controlling production levels and discontinue low margin labels. In addition, the Company lowered its production costs by shifting its manufacturing to third party contractors, both domestic and overseas, following the closure of the Company's owned manufacturing facility in August 1995. This facility had significantly higher labor costs than the costs of outside contractors. Improved control of production levels also reduced the markdowns related to close-out merchandise. These factors accounted for an increase of $5,670,000 in gross profit

                  Selling, warehouse, general and administrative expenses for thirty-nine weeks ended September 28, 1996 decreased to 18.2% of net sales compared with 20.7% for the thirty-nine weeks ended September 30, 1995. In response to the substantial reduction in net sales, the Company undertook an overhead reduction program which substantially reduced payroll, rent and occupancy expenses in the thirty-nine weeks ended September 28, 1996, compared with the similar period in 1995.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

                  Amortization of intangibles consists primarily of the amortization of the excess purchase price over net assets acquired and relates principally to the leveraged buyout of The Leslie Fay Company on June 28, 1984. The monthly amortization expense in the thirty-nine weeks ended September 28, 1996 was reduced as a result of a $3,181,000 write-down during the fourth quarter of 1995 associated with the Company's Hue trademark. The monthly amortization expense in the first quarter of 1995 was reduced to properly adjust accumulated amortization through 1994. The net effect of these changes increased amortization expense for the thirty-nine weeks ended September 28, 1996.

                  Interest and financing costs decreased to $2,837,000 for the thirty-nine weeks ended September 28, 1996, compared to $2,574,000 for the thirty-nine weeks ended September 30, 1995. The increase is due to 1) a fee of $895,000 for financing the accounts receivable of the Company's Sassco Fashions division under an agreement begun in February 1996; and 2) higher interest costs incurred on the direct borrowings under the FNBB Credit Agreement in 1996 for 65 days to support higher inventory and accounts receivable balances in the thirty-nine weeks ended September 28, 1996, with a maximum borrowing of $28,672,000 versus direct borrowings under the DIP Credit Agreement for a total of ten days during the thirty-nine weeks ended September 30, 1995, with a maximum borrowing of $3,956,000. Offsetting these increases were reduced financing fees related to the FNBB Credit Agreement.

                  While operating as a debtor in possession, the Company recognized reorganization costs of approximately $2,161,000 and $17,857,000 during the thirty-nine weeks ended September 28, 1996 and September 30, 1995, respectively, which are comprised of professional fees and other costs of $3,085,000 and $7,958,000 and division and facility closing costs of $740,000 and 11,926,000, offset by interest income of $379,000 and $2,027,000 and the reversal of severance and retention costs recorded in prior years of $1,285,000 in 1996. The decrease in professional fees was related to discontinuing the use of certain consultants as the Company began executing its restructuring plan. The decrease in division and facility closing costs related primarily to costs to close unprofitable divisions and a foreign buying office in 1995, compared to $903,000 accrued in 1996 for losses to sell aged inventory at a division the Company is marketing to potential buyers.

                  The provision for state and foreign income taxes is $1,036,000 and $(888,000) for the thirty-nine weeks ended September 28, 1996 and September 30, 1995, respectively. In the third quarter of 1995, the Company recognized an income tax credit of $1,811,000 representing a reduction in estimated foreign tax liabilities as a result of negotiated settlements on prior year's taxes. There is no federal income tax provision currently recognizable due to existing net operating loss carryforwards and no federal income tax benefit currently recognizable.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

(B) LIQUIDITY AND CAPITAL RESOURCES

                  At September 28, 1996, there were $14,445,000 cash borrowings outstanding under the FNBB Credit Agreement, and cash and cash equivalents amounted to $3,864,000. The Company's working capital increased $14,361,000, to $152,923,000 at September 28, 1996 from 1995 year end. The primary changes in the components of working capital were a reduction in cash and cash equivalents of $28,460,000, an increase in accounts receivable of $58,608,000, an increase in inventories of $2,040,000, a decrease in income taxes refundable of $10,345,000, and a decline in accounts payable and accrued expenses of $3,206,000. The decrease in cash and cash equivalents resulted primarily from the financing of the higher accounts receivable. The increase in accounts receivable is related to higher sales in the third quarter of 1996, as compared to the fourth quarter of 1995 and the seasonal nature of cash collections. In addition, inventory levels at Sassco Fashions did not decline substantially during this period due to delayed sales, early receipt of finished goods produced overseas to reduce the risk of missed shipping dates and higher piece goods inventory for planned production for the Fall 1996 season which has been delayed.

                  On May 2, 1995, the FNBB Credit Agreement for a new $80,000,000 credit agreement with FNBB and BABC, as Facility Agents, and FNBB as Administrative Agent was approved by the Bankruptcy Court. This facility replaced the original DIP Credit Agreement and was subsequently extended twice and currently matures on the earlier of (i) December 31, 1996, (ii) the date of termination of the Commitments (as that term is defined in the FNBB Credit Agreement) or (iii) the first date on which a reorganization plan for the Company is substantially consummated.

                  The FNBB Credit Agreement provides for post-petition direct borrowings and the issuance of letters of credit on the Debtors' behalf in an aggregate amount not exceeding $80,000,000, subject to being permanently reduced on a dollar-for-dollar basis for any net cash proceeds received from the sale of assets after March 20, 1995 for which the proceeds in the aggregate exceed $20,000,000 up to a maximum of $40,000,000 on a cumulative basis. On November 15, 1995, the Facility was amended to reduce the aggregate borrowing limit to $60,000,000, and beginning January 1, 1996, a sublimit for borrowings under the revolving line of credit was set at $15,000,000 and a sublimit for letters of credit was set at $50,000,000. A subsequent amendment increased the aggregate borrowing limit to $70,000,000 from August 30, 1996 to October 18, 1996, and increased the sublimit under the revolving line of credit to $35,000,000 from August 28, 1996 through September 21, 1996 and $30,000,000 from September 22, 1996 through October 19, 1996. No qualifying asset sales have been made which would reduce the facility borrowing limits. The increased borrowing limits were necessary to support the increased seasonal working capital requirements of the business.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

                  The Company is forecasting increased markdowns in the fourth quarter of 1996 to sell overstocked inventory. These additional markdowns may require the Company to request an amendment to its financial covenants related to minimum earnings levels in the fourth quarter. The Company is negotiating such an amendment to its financial covenants with its lenders. This amendment is subject to Bankruptcy Court approval.

                  The filing under chapter 11 protects the Company from its pre-petition creditors while a plan of reorganization is being negotiated. Until a plan of reorganization under chapter 11 is confirmed by the Bankruptcy Court and consummated, payments on pre-petition debt will not be made (except as approved by the Bankruptcy Court) and all existing unexpired contracts and leases will be reviewed to determine whether, subject to Bankruptcy Court approval, they should be assumed or rejected.

                  Capital spending was $4,758,000 for the thirty-nine weeks ended September 28, 1996 and is expected to be approximately $7,966,000 in 1996, primarily for the transition costs related to the sale or spin off of the Sassco Fashions division (including a move into a larger distribution center), the consolidation of the Leslie Fay facilities, and improved management information systems. The Company believes that its financing arrangements and anticipated level of internally generated funds will be sufficient to finance its capital spending during 1996. Other than capital spending, no other long-term investments or financing activities are anticipated while the Company remains in chapter 11.

                  A number of statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to, the uncertainty of potential manufacturing difficulties, the dependence on key personnel, the possible impact of competitive products and pricing, the Company's continued ability to finance its operations, general economic conditions, pending legal proceedings, the ability of the Company to propose a plan of reorganization that will be satisfactory to creditors and confirmed by the Bankruptcy Court and the achievement and maintenance of profitable operations and positive cash flow.

                  The Company's ability to continue as a going concern is dependent upon the confirmation of a plan of reorganization by the Bankruptcy Court, the ability to secure on-going debtor in possession financing and to maintain compliance with all debt covenants under the financing, the achievement of profitable operations and positive cash flow, the resolution of uncertainties in the chapter 11 cases and legal proceedings as discussed in Notes 2 and 5, respectively, of the Notes to Consolidated Financial Statements contained herein, and Notes 2 and 8, respectively, of the Notes to Consolidated Financial Statements contained in the 1995 Form 10-K, and the ability to obtain financing for its operations that will enable it to emerge from chapter 11. Management believes the continued availability of financing facilities, together with the Company's available cash and expected cash flows from operations should enable it to fund expected needs for working capital and capital spending for the foreseeable future.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.
--------------------------

                  The Company has previously reported the proceedings under chapter 11 of the Bankruptcy Code and other pending legal proceedings in the 1995 Form 10-K. (See Item 3. "Legal Proceedings" of the 1995 Form 10-K). For information concerning such legal proceedings at the end of the third quarter of 1996, reference is made to Note 5 of the Notes to Consolidated Financial Statements contained herein.

                  No legal proceedings were terminated during the third quarter of 1996 other than ordinary routine litigation incidental to the business of the Company and the dismissal of the action brought by the Official Committee of Equity Security Holders of Leslie Fay, in the name and behalf of the Debtor, against BDO Seidman. (See Note 5 of the Notes to the Consolidated Financial Statements contained herein.)

ITEM 2.  CHANGES IN SECURITIES.
-------------------------------

                  None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES.
-----------------------------------------

                  As previously reported, the filing by the Company and certain subsidiaries, on April 5, 1993, of a voluntary petition for protection under chapter 11 of the Bankruptcy Code constituted a default under the terms of its unsecured financing agreement with a group of banks and under its unsecured Senior Notes and unsecured Senior Subordinated Notes. See Note 2 of the Notes to Consolidated Financial Statements contained herein and Note 6 of the Notes to Consolidated Financial Statements contained in the 1995 Form 10-K.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
-------------------------------------------------------------

                  None.


ITEM 5.  OTHER INFORMATION.
---------------------------

                  None.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

                           a) Exhibits
                               Exhibits are set forth on the "Index to
                               Exhibits" on page 20 hereof.

                           b) Reports on Form 8-K
                               Since the end of the second quarter of fiscal 1996, the Company has not filed any Current Reports on Form 8-K.

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)



                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 11, 1996            The Leslie Fay Companies, Inc.
                                    ------------------------------
                                    (Company)




                                By: /s/ Warren T. Wishart
                                    ---------------------------------
                                    Warren T. Wishart
                                    Senior Vice President,
                                    Chief Financial Officer and
                                    Treasurer

                                   EXHIBIT E

                            TO DISCLOSURE STATEMENT

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                        EXHIBIT E TO DISCLOSURE STATEMENT


            Officers and Directors of Debtors as of November 15, 1996


1.   THE LESLIE FAY COMPANIES, INC.
     ------------------------------

OFFICERS:

     John J. Pomerantz   Chairman of the Board, Chief Executive
                           Officer
     John Ward           Senior Vice President
     Cate Bandel         Senior Vice President
     Warren Wishart      Senior Vice President-Finance
     Joan Ruby           Vice President and General Counsel and
                           Secretary
     Vernon K. Smith     Vice President Taxes
     Richard Wolf        Controller


DIRECTORS:

     Ralph Destino       Peter May
     John S. Dubel       John J. Pomerantz
     Steven M. Friedman  Laura H. Pomerantz
     Alan Golub          Peter May
     Herman Gordon       Faye Wattleton
     Ira J. Hechler


2.   HUE, INC.
     ---------

OFFICERS:

     John J. Pomerantz   Chairman of the Board
     Joan Ruby           Assistant Secretary
     Vernon K. Smith     Vice President Taxes
     Richard Wolf        Controller


DIRECTORS:

     John J. Pomerantz

3.   SPITALNICK CORP.
     ----------------

OFFICERS:

     John J. Pomerantz   Chairman of the Board
     Joan Ruby           Assistant Secretary
     Vernon K. Smith     Vice President Taxes
     Richard Wolf        Controller


DIRECTORS:

     John J. Pomerantz


4.   LESLIE FAY LICENSING CORP.
     --------------------------

OFFICERS:

     John J. Pomerantz   Chairman of the Board
     Joan Ruby           Assistant Secretary
     Vernon K. Smith     Vice President Taxes
     Richard Wolf        Controller


DIRECTORS:

     John J. Pomerantz


5.   LESLIE FAY RETAIL OUTLETS, INC.
     -------------------------------

OFFICERS:

     John J. Pomerantz   Chairman of the Board
     Joan Ruby           Assistant Secretary
     Vernon K. Smith     Vice President Taxes


DIRECTORS:

     John J. Pomerantz

6.   LESLIE FAY FACTORY OUTLET (ALABAMA), INC.
     -----------------------------------------

Officers:

     John J. Pomerantz   Chairman of the Board
     Joan Ruby           Assistant Secretary
     Vernon K. Smith     Vice President Taxes


DIRECTORS:

     John J. Pomerantz


7.   LESLIE FAY FACTORY OUTLET (CALIFORNIA), INC.
     --------------------------------------------

OFFICERS:

     John J. Pomerantz   Chairman of the Board
     Joan Ruby           Assistant Secretary
     Vernon K. Smith     Vice President Taxes


DIRECTORS:

     John J. Pomerantz


8.   LESLIE FAY FACTORY OUTLET (IOWA), INC.
     --------------------------------------

OFFICERS:

     John J. Pomerantz   Chairman of the Board
     Joan Ruby           Assistant Secretary
     Vernon K. Smith     Vice President Taxes


DIRECTORS:

     John J. Pomerantz

9.   LESLIE FAY FACTORY OUTLET (TENNESSEE), INC.
     -------------------------------------------

OFFICERS:

     John J. Pomerantz   Chairman of the Board
     Joan Ruby           Assistant Secretary
     Vernon K. Smith     Vice President Taxes


DIRECTORS:

     John J. Pomerantz

                 THE LESLIE FAY COMPANIES, INC. AND SUBSIDIARIES
                             (Debtor In Possession)



                                INDEX TO EXHIBITS



Exhibit No.       Description
-----------       -----------
4.4 (l)           Amendment No. 12 dated August 16, 1996 to the Post-Petition
                  Credit Agreement dated May 2, 1995 among The Leslie Fay
                  Companies, Inc., Leslie Fay Licensing Corp., Hue, Inc., and
                  Spitalnick Corp., as Guarantors, the Lenders named therein and The First National Bank of Boston ("FNBB") and BankAmerica
                  Business Credit, Inc. ("BABC"), as Facility Agents, and FNBB as Administrative Agent (the "FNBB Credit Agreement").

4.4 (m)           Amendment No. 13 dated August 28, 1996 to the FNBB Credit
                  Agreement.

4.4 (n)           Amendment No. 14 dated August 28, 1996 to the FNBB Credit
                  Agreement.

                                      -20-